PROSPECTUS/OFFER TO EXCHANGE	Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-261166

BTRS HOLDINGS INC.

Offer to Exchange Warrants to Acquire Shares of Class 1 Common Stock
of
BTRS Holdings Inc.
for
Shares of Class 1 Common Stock
of
BTRS Holdings Inc.
and
Consent Solicitation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN STANDARD TIME, ON DECEMBER 16, 2021, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Terms of the Offer and Consent Solicitation

Until the Expiration Date (as defined below), we are offering to the holders of our Warrants (as defined below) to purchase shares of Class 1 Common Stock, $0.0001 par value per share (“Common Stock”), of BTRS Holdings Inc. (the “Company”), the opportunity to receive 0.30 shares of Common Stock in exchange for each of our Warrants tendered by the holder (“Warrant Holder”) and exchanged pursuant to the offer (the “Offer”).

The Offer is being made to all Warrant Holders. The Warrants are governed by the warrant agreement, dated as of June 19, 2019 (the “Warrant Agreement”), by and between the Company (f/k/a South Mountain Merger Corp. (“South Mountain”)) and Continental Stock Transfer & Trust Company, as warrant agent. Our Common Stock is listed on the Nasdaq Global Select Market (“Nasdaq Global”) and our Warrants are listed on the Nasdaq Capital Market (the “Nasdaq Capital”) under the symbols “BTRS” and “BTRSW,” respectively. As of December 15, 2021, a total of 12,497,692 Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 3,749,307 shares of our Common Stock in exchange for the Warrants.

Each Warrant Holder whose Warrants are exchanged pursuant to the Offer will receive 0.30 shares of our Common Stock for each Warrant tendered by such holder and exchanged. No fractional shares of Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any Warrant Holder who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on the Nasdaq Global on the last trading day of the Offer Period (as defined below). Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Concurrently with the Offer, we are also soliciting consents (the “Consent Solicitation”) from Warrant Holders of the Warrants (the “Consent Warrants”) to amend the warrant agreement, dated as of June 19, 2019, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement), which governs the Warrants, to permit the Company to require that each Warrant that is outstanding upon the closing of the Offer be converted into 0.27 shares of Common Stock, which is a ratio 10% less than the exchange ratio applicable to the Offer (the “Warrant Amendment”). Pursuant to the terms of the Warrant Agreement, all except certain specified modifications or amendments require the vote or written consent of holders of at least 50% of the Warrants.

Parties representing approximately 56.44% of the Warrants have agreed to tender their Warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation pursuant to a tender and support agreement (the “Tender and Support Agreement”). Accordingly, if the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted. For additional detail regarding the Tender and Support Agreement, see “Market Information, Dividends and Related Stockholder Matters — Transactions and Agreements Concerning Our Securities — Tender and Support Agreement.”

You may not consent to the Warrant Amendment without tendering your Consent Warrants in the Offer and you may not tender such Warrants without consenting to the Warrant Amendment. The consent to the Warrant Amendment is a part of the letter of transmittal and consent (as it may be supplemented and amended from time to time, the “Letter of Transmittal and Consent”) relating to the Warrants, and therefore by tendering your Consent Warrants for exchange you will be delivering to us your consent. You may revoke your consent at any time prior to the Expiration Date (as defined below) by withdrawing the Consent Warrants you have tendered in the Offer.

The Offer and Consent Solicitation is made solely upon the terms and conditions in this Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent. The Offer and Consent Solicitation will expire at one minute after 11:59 p.m., Eastern Standard Time, on December 16, 2021, or such later time and date to which we may extend (the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”). We are not aware of any U.S. state where the making of the Offer and the Consent Solicitation is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer and the Consent Solicitation or the acceptance of the Warrants pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer and the Consent Solicitation will not be made to (nor will tenders be accepted from or on behalf of) the Warrant Holders.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants to the Warrant Holders (and the consent to the Warrant Amendment will be revoked).

You may tender some or all of your Warrants into the Offer. If you elect to tender Warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent. If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions in this Prospectus/Offer to Exchange. In addition, tendered Warrants that are not accepted by us for exchange by January 18, 2022, may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange. If you withdraw the tender of your Warrants, your consent to the Warrant Amendment will be withdrawn as a result.

Warrants not exchanged for shares of our Common Stock pursuant to the Offer will remain outstanding subject to their current terms or amended terms if the Warrant Amendment is approved. We reserve the right to redeem any of the Warrants, as applicable, pursuant to their current terms at any time, including prior to the completion of the Offer and Consent Solicitation, and if the Warrant Amendment is approved, we intend to require the conversion of all Warrants to shares of Common Stock as provided in the Warrant Amendment. Our Warrants are currently listed on the Nasdaq Capital under the symbol “BTRSW”; however, our Warrants may be delisted if, following the completion of the Offer and Consent Solicitation, the extent of public distribution or the aggregate market value of the Warrants has become so reduced as to make further listing inadvisable or unavailable.

The Offer and Consent Solicitation is conditioned upon the effectiveness of the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, that we filed with the U.S. Securities and Exchange Commission (the “SEC”) regarding the shares of Common Stock issuable upon exchange of the Warrants pursuant to the Offer.

Our board of directors (the “Board”) has approved the Offer and Consent Solicitation. However, neither we nor any of our management, the Board, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation is making any recommendation as to whether Warrant Holders should tender Warrants for exchange in the Offer and, as applicable, consent to the Warrant Amendment in the Consent Solicitation. Each Warrant Holder must make its own decision as to whether to exchange some or all of its Warrants and, as applicable, consent to the Warrant Amendment.

All questions concerning the terms of the Offer and Consent Solicitation should be directed to the dealer manager:

BofA Securities, Inc.
Bank of America Tower at One Bryant Park
New York, New York 10036
Toll-Free: (888) 803-9655

All questions concerning exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery should be directed to the information agent:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Individuals, please call toll-free: (800) 628-8538
Banks and brokerage, please call: (212) 269-5550
Email: btrs@dfking.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Warrant Holders.

The securities offered by this Prospectus/Offer to Exchange involve risks. Before participating in the Offer and consenting to the Warrant Amendment, you are urged to read carefully the section titled “Risk Factors” beginning on page 7 of this Prospectus/Offer to Exchange.

Neither the SEC nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this Prospectus/Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

Through the Offer, we are soliciting your consent to the Warrant Amendment. By tendering your Warrants, you will be delivering your consent to the proposed Warrant Amendment, which consent will be effective upon our acceptance of such Warrants for exchange.

The dealer manager for the Offer and Consent Solicitation is:

BofA Securities, Inc.

This Prospectus/Offer to Exchange is dated December 16, 2021.

i

ABOUT THIS PROSPECTUS/OFFER TO EXCHANGE

This Prospectus/Offer to Exchange is a part of the registration statement on Form S-4 filed with the SEC. You should read this Prospectus/Offer to Exchange, including the detailed information regarding the Company, Common Stock and Warrants, and the financial statements and the notes included herein and any applicable prospectus supplement.

We have not authorized anyone to provide you with information different from that contained in this Prospectus/Offer to Exchange. If anyone makes any recommendation or representation to you, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. We and the dealer manager take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this Prospectus/Offer to Exchange or any prospectus supplement is accurate as of any date other than the date on the front of those documents. We are not aware of any U.S. state where the making of the Offer and the Consent Solicitation is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer and the Consent Solicitation or the acceptance of the Warrants pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer and the Consent Solicitation will not be made to (nor will tenders be accepted from or on behalf of) the Warrant Holders.

Unless the context requires otherwise, in this Prospectus/Offer to Exchange, we use the terms “the Company,” “our Company,” “we,” “us,” “our,” and similar references to refer to BTRS Holdings Inc. and its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this Prospectus/Offer to Exchange, about our future financial performance, strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “goal,” “project” or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this Prospectus/Offer to Exchange. We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control.

Forward-looking statements in this Prospectus/Offer to Exchange may include, for example, statements about:

•	our financial and business performance, including the financial projections, forecasts and business metrics and any underlying assumptions thereunder;

•	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	the capabilities and benefits to our customers of our technology platform;

•	the advantages and expected growth of the Business Payments Network;

•	our ability to digitally transform the accounts receivable industry;

•	our ability to scale in a cost-effective manner;

•	developments and projections relating to our competitors and industry;

•	the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto;

•	creating additional infrastructure to support our operations as a public company, losing emerging growth company status, and becoming a large accelerated filer effective as of December 31, 2021;

•	our future capital requirements and sources and uses of cash;

•	our ability to obtain funding for our operations;

•	our business, expansion plans, and opportunities;

•	our growth strategy for expanding our operations outside the United States;

•
our ability to acquire or invest in businesses, products, or technologies that may complement or expand our products or platforms, enhance our technical capabilities, or otherwise offer growth opportunities; and

•	the outcome of any known and unknown litigation and regulatory proceedings.

These statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements, including the following:

•	the ability to maintain the listing of the Common Stock on the Nasdaq Global;

•	changes in applicable laws or regulations;

•	the effect of the COVID-19 pandemic on our business;

•	our ability to execute our business model;

•	our ability to attract and retain customers and expand customers’ use of our products and services;

•	risks relating to the uncertainty of our projected financial and operating information;

•	our ability to raise capital;

•	the approval of the Warrant Amendment and our ability to require that all Warrants be exchanged for shares of Common Stock;

•
the exchange of Warrants for shares of Common Stock pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders;

•	the lack of a third-party determination that the Offer or the Consent Solicitation is fair to Warrant Holders;

•	the possibility that we may be adversely affected by other economic, business and/or competitive factors; and

•	other risks and uncertainties discussed in the section titled “Risk Factors” in this Prospectus/Offer to Exchange.

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in any accompanying prospectus supplement.

Should one or more of the risks or uncertainties described in this Prospectus/Offer to Exchange occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC’s website at www.sec.gov.

You should read this Prospectus/Offer to Exchange and any accompanying prospectus supplement completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this Prospectus/Offer to Exchange to:

“Billtrust,” “the Company,” “we,” “our” or “us” are to BTRS Holdings Inc., a Delaware corporation formerly known as South Mountain Merger Corp. (or “South Mountain”) and its subsidiaries, unless the context otherwise requires;

“Business Combination” are to Legacy Billtrust’s business combination with South Mountain, a Delaware special purpose acquisition company formed in February 2019, which was consummated on January 12, 2021;

“Bylaws” are to our amended and restated bylaws currently in effect, filed as an exhibit to the registration statement on Form S-4 of which this Prospectus/Offer to Exchange forms a part;

“Charter” are to our second amended and restated certificate of incorporation filed with the Delaware Secretary of State of the State of Delaware on January 12, 2021 and as currently in effect, filed as an exhibit to the registration statement on Form S-4 of which this Prospectus/Offer to Exchange forms a part;

“Code” are to the Internal Revenue Code of 1986, as amended;

“Class 2 Common Stock” are to our Class 2 Common Stock, $0.0001 par value per share;

“Common Stock” or “common stock” are to our Class 1 Common Stock, $0.0001 par value per share;

“Consent Solicitation” are to the solicitation of consent from the holders of the Consent Warrants to approve the Warrant Amendment;

“DGCL” are to the Delaware General Corporation Law;

“Earnout RSUs” means the restricted stock units of South Mountain denominated in a number of shares of Common Stock that may be issued to Legacy Billtrust stockholders in lieu of Earnout Shares if certain share prices of the Common Stock are achieved and other conditions are satisfied;

“Earnout Shares” means the up to 12,000,000 shares of Common Stock or Class 2 Common Stock, as applicable, that may be issued to Legacy Billtrust stockholders if certain share prices of Common Stock are achieved and other conditions are satisfied;

“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“Expiration Date” are to one minute after 11:59 p.m., Eastern Standard Time, on December 16, 2021;

“GAAP” are to U.S. generally accepted accounting principles;

“IPO” are to the initial public offering of units of South Mountain (now known as BTRS Holdings Inc.), which closed on June 24, 2019;

“IRS” are to the U.S. Internal Revenue Service;

“Legacy Billtrust” are to Factor Systems, Inc. (dba Billtrust);

“Letter of Transmittal and Consent” are to the letter of transmittal and consent (as it may be supplemented and amended from time to time) related to the Offer and Consent Solicitation;

“Offer” are to the opportunity to receive 0.30 shares of Common Stock in exchange for each of the Warrants;

v

“Offer Period” are to the period during which the Offer and Consent Solicitation is open, giving effect to any extension;

“PIPE Financing” are to the Subscription Agreements entered into between South Mountain and the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, and South Mountain sold to the PIPE Investors, an aggregate of 20,000,000 shares of South Mountain Class A common stock, for a purchase price of $10.00 per share and at an aggregate purchase price of $200.0 million, in a private placement;

“PIPE Investor” are to the investor in the PIPE Financing;

“Subscription Agreement” are to each subscription agreement entered into between South Mountain and a PIPE Investor for purpose of the PIPE Financing;

“Warrants” are to the warrants sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

“Warrant Agreement” are to that Warrant Agreement, dated as of June 19, 2019, by and between the Company (f/k/a South Mountain) and Continental Stock Transfer & Trust Company, as warrant agent; and

“Warrant Amendment” are to the amendment to the Warrant Agreement permitting the Company to require that each outstanding Warrant be converted into 0.27 shares of Common Stock, which is a ratio 10% less than the exchange ratio applicable to the Offer.

SUMMARY

The Offer and Consent Solicitation

This summary provides a brief overview of the key aspects of the Offer and Consent Solicitation. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this Prospectus/Offer to Exchange or in the documents included as exhibits to the registration statement on Form S-4 that contains this Prospectus/Offer to Exchange. Accordingly, you are urged to carefully review this Prospectus/Offer to Exchange in its entirety (including all documents filed as exhibits to the registration statement on Form S-4 that contains this Prospectus/Offer to Exchange, which exhibits may be obtained by following the procedures set forth herein in the section titled “Where You Can Find Additional Information”).

Summary of the Offer and Consent Solicitation

The Company
We are a leading provider of cloud-based software and integrated payment processing solutions that simplify and automate B2B commerce. Accounts receivable (“AR”) is broken and relies on conventional processes that are outdated, inefficient, manual and largely paper-based. We are at the forefront of the digital transformation of AR, providing mission-critical solutions that span credit decisioning and monitoring, online ordering, invoicing, cash application and collections. Our solutions integrate with a number of ecosystem players, including financial institutions, enterprise resource planning (“ERP”) systems, and accounts payable (“AP”) software platforms, to help customers accelerate cash flow and generate sales more quickly and efficiently. Customers use our platform to transition from expensive paper invoicing and check acceptance to efficient electronic billing and payments, which accelerates revenue capture, generates cost savings, and provides a better user experience.

Corporate Contact Information
Our principal executive offices are located at 1009 Lenox Drive, Suite 101, Lawrenceville, New Jersey 08648. Our telephone number is (609) 235-1010. Our website address is www.billtrust.com where general information about us is available. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Prospectus/Offer to Exchange or the registration statement on Form S-4 of which the Prospectus/Offer to Exchange forms a part.

Warrants that qualify for the Offer
As of December 15, 2021, we had outstanding 12,497,692 Warrants, each exercisable for one share of our Common Stock at a price of $11.50 per share, subject to adjustments pursuant to the Warrant Agreement. Pursuant to the Offer, we are offering up to an aggregate of 3,749,307 shares of our Common Stock in exchange for all of the Warrants.

Under the Warrant Agreement, we may call the Warrants for redemption at our option:

•     in whole and not in part;

•     at a price of $0.01 per Warrant;

•     upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant Holder; and

•     if, and only if, the reported closing price of our Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which we send the notice of redemption to the Warrant Holders, provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period or the Company has elected to require the exercise of Warrants on a “cashless basis.”

The Warrants expire on January 12, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Market Price of Our Common Stock

Our Common Stock is currently listed on the Nasdaq Global  under the symbol “BTRS” and our Warrants are currently listed on the Nasdaq Capital under the symbol “BTRSW.” See “Market Information, Dividends and Related Stockholder Matters.”

The Offer

Each Warrant Holder who tenders Warrants for exchange pursuant to the Offer will receive 0.30 shares of our Common Stock for each Warrant so exchanged. No fractional shares of Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any Warrant Holder who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on the Nasdaq Global on the last trading day of the Offer Period. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants in order to receive shares of Common Stock in the exchange.

The shares of Common Stock issued in exchange for the tendered Warrants will be unrestricted and freely transferable, as long as the Warrant Holder is not an affiliate of ours and was not an affiliate of ours within the three months prior to the proposed transfer of such shares.

We are not aware of any U.S. state where the making of the Offer and the Consent Solicitation is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer and the Consent Solicitation or the acceptance of the Warrants pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer and the Consent Solicitation will not be made to (nor will tenders be accepted from or on behalf of) the Warrant Holders.

The Consent Solicitation

In order to tender Warrants in the Offer and Consent Solicitation, holders are required to consent (by executing the Letters of Transmittal and Consent or requesting that their broker or nominee consent on their behalf) to an amendment to the Warrant Agreement governing the Warrants as set forth in the Warrant Amendment attached as Annex A. If approved, the Warrant Amendment would permit the Company to require that all Warrants that are outstanding upon the closing of the Offer be converted into shares of Common Stock at a ratio of 0.27 shares of Common Stock per Warrant (a ratio which is 10% less than the exchange ratio applicable to the Offer). Upon such conversion, no Warrants will remain outstanding.

Purpose of the Offer and Consent Solicitation

The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potential dilutive impact of the Warrants, thereby providing us with more flexibility for financing our operations in the future. See “The Offer and Consent Solicitation —
Background and Purpose of the Offer and Consent Solicitation.”

Offer Period
The Offer and Consent Solicitation will expire on the Expiration Date, which is one minute after 11:59 p.m., Eastern Standard Time, on December 16, 2021, or such later time and date to which we may extend. All Warrants tendered for exchange pursuant to the Offer and Consent Solicitation, and all required related paperwork, must be received by the exchange agent by the Expiration Date, as described in this Prospectus/Offer to Exchange.

If the Offer Period is extended, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Standard Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants (and, with respect to the Consent Warrants, the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer and Consent Solicitation — General Terms — Offer Period.”

Amendments to the Offer and Consent Solicitation

We reserve the right at any time or from time to time to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Common Stock issued for every Warrant exchanged or by changing the terms of the Warrant Amendment. If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. See “The Offer and Consent Solicitation — General Terms — Amendments to the Offer and Consent Solicitation.”

Conditions to the Offer and Consent Solicitation

The Offer is subject to customary conditions, including the effectiveness of the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, and the absence of any action or proceeding, statute, rule, regulation or order that would challenge or restrict the making or completion of the Offer. The Offer is not conditioned upon the receipt of a minimum number of tendered Warrants. However, the Consent Solicitation is conditioned upon receiving the consent of holders of at least 50% of the Warrants (which is the minimum number required to amend the Warrant Agreement). We may waive some of the conditions to the Offer. See “The Offer and Consent Solicitation — General Terms — Conditions to the Offer and Consent Solicitation.”

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer and Consent Solicitation, and will inform Warrant Holders of such event.

Withdrawal Rights

If you tender your Warrants for exchange and change your mind, you may withdraw your tendered Warrants (and, with respect to the Consent Warrants, thereby automatically revoke the related consent to the Warrant Amendment) at any time prior to the Expiration Date, as described in greater detail in the section titled “The Offer and Consent Solicitation — Withdrawal Rights.” If the Offer Period is extended, you may withdraw your tendered Warrants (and, with respect to the Consent Warrants, thereby automatically revoke the related consent to the Warrant Amendment) at any time until the extended Expiration Date. In addition, tendered Warrants that are not accepted by us for exchange by January 18, 2022 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

Federal and State Regulatory Approvals
Other than compliance with the applicable federal and state securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the Offer and Consent Solicitation.

Absence of Appraisal or Dissenters’ Rights	Holders of Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

U.S. Federal Income Tax Consequences of the Offer

For those holders of Warrants participating in the Offer and for any holders of Warrants subsequently exchanged for shares of Common Stock pursuant to the terms of the Warrant Amendment, if approved, we intend to treat the exchange of your Warrants for shares of Common Stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code pursuant to which (i) you should not recognize any gain or loss on the exchange of your Warrants for shares of Common Stock (other than with respect to any cash received in lieu of a fractional share of our Common Stock), (ii) your aggregate tax basis in shares of Common Stock received in the exchange should equal your aggregate tax basis in your Warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the exchange), and (iii) your holding period for shares of Common Stock received in the exchange should include your holding period for the surrendered Warrants. However, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of an exchange of your Warrants for shares of Common Stock, there can be no assurance in this regard and alternative characterizations are possible by the IRS or a court, including ones that would require U.S. holders to recognize taxable income on the exchange of your Warrants for shares of Common Stock.

Although the issue is not free from doubt, we intend to treat all Warrants not exchanged for shares of Common Stock in the Offer as having been exchanged for “new” warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) you should not recognize any gain or loss on the deemed exchange of Warrants for “new” warrants, (ii) your aggregate tax basis in the “new” warrants deemed to be received in the exchange should equal your aggregate tax basis in your existing Warrants surrendered in the exchange, and (iii) your holding period for the “new” warrants deemed to be received in the exchange should include your holding period for the surrendered Warrants. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of a deemed exchange of warrants for “new” warrants such as that contemplated by the Warrant Amendment there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. holders to recognize taxable income on the deemed exchange. See “The Offer and Consent Solicitation — Material U.S. Federal Income Tax Consequences.”

No Recommendation

None of our Board, our management, the dealer manager, the exchange agent, the information agent, or any other person makes any recommendation on whether you should tender or refrain from tendering all or any portion of your Warrants or consent to the Warrant Amendment, and no one has been authorized by any of them to make such a recommendation.

Risk Factors	For risks related to the Offer and Consent Solicitation, please read the section titled “Risk Factors” beginning on page 7 of this Prospectus/Offer to Exchange.

Exchange Agent	The depositary and exchange agent for the Offer and Consent Solicitation is: Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, New York 10004

Dealer Manager
The dealer manager for the Offer and Consent Solicitation is:

BofA Securities, Inc.
Bank of America Tower at One Bryant Park
New York, New York 10036
Toll-Free: (888) 803-9655
We have other business relationships with the dealer manager, as described in “The Offer and Consent Solicitation — Dealer Manager.”

Additional Information

We recommend that our Warrant Holders review the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, including the exhibits that we have filed with the SEC in connection with the Offer and Consent Solicitation and our other materials that we have filed with the SEC, before making a decision on whether to tender for exchange in the Offer and consent to the Warrant Amendment. All reports and other documents we have filed with the SEC can be accessed electronically on the SEC’s website at www.sec.gov.

You should direct (1) questions about the terms of the Offer and Consent Solicitation to the dealer manager at its address and telephone number listed above and (2) questions about the exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or Notice of Guaranteed Delivery to the information agent at the below address and phone number:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Individuals, please call: (800) 628-8538
Banks and brokerage, please call: (212) 269-5550
Email: btrs@dfking.com

Summary of Risk Factors

The following is a summary list of the principal risk factors that could materially adversely affect our business, financial condition, liquidity and results of operations. These are not the only risks and uncertainties we face, and you should carefully review and consider the full discussion of our risk factors in the section titled “Risk Factors,” together with the other information in this Prospectus/Offer to Exchange.

•	We have a history of operating losses and may not achieve or sustain profitability in the future.

•
The COVID-19 pandemic has materially impacted the United States and global economies, and could have a material adverse impact on our employees, customers, and partners, which could adversely and materially impact our business, financial condition and results of operations.

•
If our security measures or those of our third-party vendors are breached or unauthorized access to customer data is otherwise obtained, our platform or products may be perceived as not being secure, customers may reduce the use of or stop using our products and platform and we may incur significant liabilities.

•	Our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business.

•	If we fail to manage our technical operations infrastructure, our existing customers may experience service outages.

•
Our risk management efforts may not be effective to prevent fraudulent activities by our customers, employees or other third parties, which could expose us to material financial losses and liability and otherwise harm our business.

•
We facilitate the transfer of customer funds daily, and such transfers are subject to the risk of errors, which could result in financial losses, damage to our reputation or loss of trust in our brand, which would harm our business and financial results.

•	If we are unable to attract new customers, the growth of our revenues will be adversely affected.

•
Our business depends substantially on our customers renewing their contracts and subscriptions and purchasing additional subscriptions from us. Any decline in our customer renewals would harm our future operating results.

•
Because we recognize subscription revenues over the term of the contract, fluctuations in new sales and customer cancellations may not be immediately reflected in our operating results and may be difficult to discern.

•
Our business depends, in part, on our partnerships with financial institutions, third-party service providers, processing providers and other financial services suppliers. If any of our agreements with such financial institutions, third-party service providers, processing providers, or financial services providers are terminated, we could experience service interruptions.

•
If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations and payment methods, demand for product enhancements, new product features, and changing business needs, requirements or preferences, our products may become less competitive.

•	The markets in which we participate are competitive, and if we do not compete effectively, our operating results could be harmed.

•
Our business is subject to extensive government regulation and oversight. Our failure to comply with extensive, complex, overlapping, and frequently changing rules, regulations, and legal interpretations could materially harm our business.

•	The exchange of Warrants for shares of Common Stock will increase the number of shares eligible for future resale and result in dilution to our stockholders.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. You should carefully consider the risk factors below, as well as the other information contained in this Prospectus/Offer to Exchange before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to Business and Industry

We have a history of operating losses and may not achieve or sustain profitability in the future.

Legacy Billtrust was incorporated in 2001 and has mostly experienced net losses and negative cash flows from operations since inception. Legacy Billtrust generated net losses of $17.0 million, $22.8 million and $18.2 million for fiscal years 2020, 2019, and 2018, respectively, and we have generated net losses of $44.7 million for the nine months ended September 30, 2021. As of September 30, 2021, we had an accumulated deficit of $189.6 million. While we have experienced significant revenue growth in recent periods, we are not certain whether or when we will obtain a high enough volume of revenue to sustain or increase our growth or achieve or maintain profitability in the future. We also expect our costs and expenses to increase in future periods, which could negatively affect our future operating results if our revenue does not increase. In particular, we intend to continue to expend significant funds to further develop our platform, including introducing new products and functionality, and to expand our marketing programs and sales teams to drive increased adoption by current customers and new customer adoption, and expand channel sales and adoption and usage of our Business Payments Network (“BPN”). Our operating results each quarter are also impacted by the mix of our revenue generated from our different revenue sources, which include subscription fees, transaction fees and service fees. Changes in our revenue mix from quarter to quarter will impact our margins, and we may not be able to grow our higher margin subscription and payments based revenue adequately to achieve or sustain profitability. We will also face increased compliance and security costs associated with growth, the expansion of our customer base, and being a public company. Our efforts to grow our business may be costlier than we expect, and we may not be able to increase our revenue enough to offset our increased operating expenses. We may incur significant losses in the future for several reasons, including the other risks described herein, and unforeseen expenses, difficulties, complications, delays, and other unknown events. If we are unable to achieve and sustain profitability, the value of our business and the value of our Common Stock and Class 2 Common Stock may significantly decrease.

Our recent rapid growth, including growth in our volume of payments and transactions on the BPN, may not be indicative of our future growth, and if we continue to grow rapidly, we may not be able to manage our growth effectively. Our rapid growth also makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

Legacy Billtrust’s revenue was $145.7 million, $136.5 million, and $120.5 million for fiscal years 2020, 2019, and 2018, respectively, and we generated revenue of $123.5 million for the nine months ended September 30, 2021. Even if our revenue continues to increase, our growth rate may decline in the future as a result of a variety of factors, including the increasing scale of our business. Overall growth of our revenue depends on a number of factors, including our ability to:

•	attract new customers and increase sales to our existing customers;

•	increase adoption and usage of our products and services, including the BPN;

•	manage the effects of the COVID-19 pandemic on our business and operations;

•	expand the functionality and scope of the products we offer;

•	increase the rates at which customers subscribe to and continue to use our products;

•	increase the volume of payments processed;

•	increase awareness of our brand and successfully compete with other companies;

•	expand into markets outside the United States;

•	provide our customers with high-quality customer support that meets their needs; and

•	successfully identify and acquire or invest in businesses, products, or technologies that we believe could complement or expand our products and services.

We may not successfully accomplish any of these objectives, which makes it difficult for us to forecast our future operating results. If the assumptions that we use to plan our business are incorrect or change in reaction to changes in our markets, or if we are unable to maintain consistent revenue or revenue growth, our stock price could be volatile, and it may be difficult to achieve and maintain profitability. Our revenue from any prior quarterly or annual periods should not be relied upon as an indication of our future revenue or revenue growth or growth in our volume of payments processed.

In addition, we expect to continue to expend substantial financial and other resources on:

•	sales, marketing and customer support services, which we refer to as customer success, including an expansion of our sales organization and new customer success initiatives;

•	our technology infrastructure, including systems architecture, scalability, availability, performance, and security;

•	product development, including investments in our product development team and the development of new products and new functionality;

•	expanding into markets outside the United States;

•	acquisitions or strategic investments;

•	regulatory compliance and risk management; and

•	general administration, including increased legal and accounting expenses associated with being a public company.

These investments may not result in increased revenue growth in our business. If we are unable to increase our revenue at a rate sufficient to offset the expected increase in our costs, our business, financial position and operating results will be harmed, and we may not be able to achieve or maintain profitability over the long term.

The COVID-19 pandemic has materially impacted the United States and global economies, and could have a material adverse impact on our employees, customers and partners, which could adversely and materially impact our business, financial condition and results of operations.

The World Health Organization has declared the outbreak of the novel coronavirus COVID-19 a pandemic and public health emergency of international concern. In March 2020, the President of the United States declared a State of National Emergency due to the COVID-19 pandemic. In addition, many jurisdictions in the United States have limited social mobility and gathering. Many business establishments have closed due to restrictions imposed by the government and many governmental authorities have closed or limited the number of persons who can attend or use most public establishments, including schools, restaurants and shopping malls. Our customer invoices processed declined in March 2020 and April 2020 from prior year levels before recovering. Our customers have been, and may continue to be, negatively impacted by the shelter-in-place and other similar state and local orders, the closure of manufacturing sites and country borders, and the increase in unemployment. These conditions will continue to have negative implications on demand for goods, the supply chain, production of goods and transportation. As the COVID-19 pandemic persists, governments (at national, state and local levels), companies and other authorities may continue to implement restrictions or policies that could adversely impact business to business spending, consumer spending, global capital markets, the global economy and our stock price. Although we have not experienced significant business disruptions thus far from the COVID-19 pandemic, we saw our transaction fees, including those in the print segment, decrease year over year for certain customers. Even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of its global economic impact.

The COVID-19 pandemic has caused us to modify our business practices (including employee travel and cancellation of physical participation in meetings, events and conferences), we temporarily reduced employee salaries, almost all of our employees are currently working remotely, and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers, partners, and business. Our modified business practices, and any further actions we may take, may adversely impact our employees and employee productivity. The COVID-19 pandemic may also adversely impact the operations of our customers and partners. This direct impact of the virus, and the disruption on our employees and operations, may negatively impact both our ability to meet customer demand and our revenue and margins. We may experience delays or changes in customer demand, particularly if customer funding priorities change.

Both the health and economic aspects of the COVID-19 virus are highly fluid and the future course of each is uncertain. For these reasons and other reasons that may come to light if the COVID-19 pandemic and associated protective or preventative measures expand, we may experience a material adverse impact on our business operations, revenues and financial condition as well as some of our underlying business drivers such as customer growth and payment and transaction volumes; however, the ultimate impact of the COVID-19 pandemic on us and our business operations, revenues and financial condition is highly uncertain and subject to change. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “— Risks Related to Business and Industry” section.

If our security measures or those of our third-party vendors are breached or unauthorized access to customer data is otherwise obtained, our platform or products may be perceived as not being secure, customers may reduce the use of or stop using our products and platform and we may incur significant liabilities.

We, our customers, our partners and third-party vendors and data centers that we use obtain and process large amounts of sensitive data, including data related to our customers and their transactions, as well as other data of the customers of our customers related to their spending, payments, invoices, billing, and transactions. We face risks, including to our reputation as a trusted brand, in the handling and protection of this data, and these risks will increase as our business continues to expand to include new products and technologies.

Cybersecurity incidents and malicious internet-based activity continue to increase generally, and providers of online services have frequently been targeted by such attacks. These cybersecurity challenges, including threats to our own information technology infrastructure or those of our customers or third-party providers, may take a variety of forms ranging from stolen bank accounts, business email compromise, customer or employee fraud or mistake, account takeover, supply chain attacks, check fraud or cybersecurity attacks, which could be initiated by individual or groups of hackers or sophisticated cyber criminals. A cybersecurity incident or breach could result in disclosure of confidential information and intellectual property, or cause production downtimes and compromised data. We have experienced cybersecurity incidents of various scale in the past. For example, in October 2019, Legacy Billtrust experienced a malware attack on its systems that temporarily adversely affected the availability of certain services to certain customers and was eradicated within its network with no evidence of exfiltration of data. We may be unable to anticipate or prevent techniques used in the future to obtain unauthorized access to or sabotage our systems because these techniques change frequently and often are not detected until after an incident has occurred. As we increase our customer base and our brand becomes more widely known and recognized, third parties may increasingly seek to compromise our security controls or gain unauthorized access to our customers’ data or our sensitive corporate information.

We have administrative, technical, and physical security measures in place, and we have policies and procedures in place designed to contractually require service providers to whom we disclose data or who access data from us or our partners to implement and maintain reasonable privacy, data protection, and information security measures. However, if our privacy protection, data protection, or information security measures or those of the previously mentioned third parties are inadequate or are breached as a result of third-party action, employee or contractor error, malfeasance, malware, phishing, hacking attacks, system error, software bugs or defects in our products, trickery, process failure or otherwise, and, as a result, there is improper disclosure of, or someone obtains unauthorized access to or exfiltrates funds or sensitive information, including personally identifiable information, on our systems, our service providers’ systems or our partners’ systems, or if we suffer a ransomware or advanced persistent threat attack, or if any of the foregoing is reported or perceived to have occurred, our reputation and business could be damaged. Recent high-profile security breaches and related disclosures of sensitive data by large institutions suggest that the risk of such events is significant, even if privacy, data protection, and information security measures are implemented and enforced. If we experience security breaches and sensitive information is lost or improperly disclosed or threatened to be disclosed, we could incur production downtime and significant costs associated with remediation and the implementation of additional security measures, may incur significant liability and financial loss, and be subject to regulatory scrutiny, investigations, proceedings, lawsuits and penalties.

In addition, our financial institution partners conduct regular audits of our cybersecurity program, and if any of them were to conclude that our systems and procedures are insufficiently rigorous, they could terminate their relationships with us, and our financial results and business could be adversely affected. Under our terms of service and our contracts with customers and partners, if there is a breach of sensitive data that we store, we could be liable to the customer or partner for their losses and related expenses. Additionally, if our own confidential business information were improperly disclosed, our business could be materially and adversely affected. A core aspect of our business is the reliability and security of our platform. Any perceived or actual breach of security, regardless of how it occurs or the extent of the breach, could have a significant impact on our reputation as a trusted brand, cause us to lose existing customers or partners, prevent us from obtaining new customers or partners, require us to expend significant funds to remedy problems caused by breaches and implement measures to prevent further breaches, such as forensics and fraud monitoring, cause production downtimes, and expose us to legal risk and potential liability including those resulting from governmental or regulatory investigations and class action litigation. Any actual or perceived security breach at a company providing services to us or our customers could have similar effects. Further, as the current COVID-19 pandemic continues to result in a significant number of people working from home, these cybersecurity risks may be heightened by an increased attack surface across our business and those of our partners and service providers. We have heightened monitoring in the face of such risks, but cannot guarantee that our efforts, or the efforts of those upon whom we rely and partner with, will be successful in preventing any such information security incidents.

We cannot assure you that any limitations of liability provisions in our contracts would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim relating to a security lapse or breach. While we maintain cybersecurity insurance, our insurance may be insufficient or may not cover all liabilities incurred by such attacks. We also cannot be certain that our insurance coverage will be adequate for data handling or data security liabilities actually incurred, that insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceeds available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our financial condition, operating results and reputation.

Our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our results of operations and key metrics discussed elsewhere in this Prospectus/Offer to Exchange, such as our revenue, gross profit, net dollar retention and total payment volume, may vary significantly in the future and period-to-period comparisons of our operating results and key metrics may not provide a full picture of our performance. Accordingly, the results of any one quarter or year should not be relied upon as an indication of future performance. Our quarterly financial results and metrics may fluctuate as a result of a variety of factors, many of which are outside of our control, as a result they may not fully reflect the underlying performance of our business. These quarterly fluctuations may negatively affect the value of our Common Stock. Factors that may cause these fluctuations include, without limitation:

•	our ability to attract new customers;

•	the addition or loss of one or more of our larger customers, including as the result of acquisitions or consolidations;

•
the timing of recognition of revenues, including a significant portion of our revenues that are transaction-based and highly recurring in nature and vary based on the number of invoices processed, payments made and payment volume;

•	the amount and timing of operating expenses;

•	general economic, industry and market conditions, both domestically and internationally, including any economic downturns and adverse impacts resulting from the COVID-19 pandemic;

•	the timing of our billing and collections;

•	customer renewal, expansion, and adoption rates;

•	security breaches of, technical difficulties with, or interruptions to the delivery and use of our products and services on our platform;

•	the amount and timing of completion of professional services engagements;

•	increases or decreases in the number of users for our products, services and platform, or pricing changes upon any renewals of customer agreements;

•	changes in our pricing policies or those of our competitors;

•
the timing and success of new product introductions by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, customers or partners;

•	extraordinary expenses such as litigation or other dispute-related expenses or settlement payments;

•	sales tax and other tax determinations by authorities in the jurisdictions in which we conduct business;

•	the impact of new accounting pronouncements and the adoption thereof;

•	fluctuations in stock-based compensation expense;

•	expenses in connection with mergers, acquisitions or other strategic transactions;

•	the amount and timing of expenses related to our expansion to markets outside the United States; and

•	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill or intangibles from acquired companies.

Further, in future periods, our revenue growth could slow or our revenues could decline for a number of reasons, including slowing demand for our products and services, increasing competition, a decrease in the growth of our overall market, or our failure, for any reason, to continue to capitalize on growth opportunities. In addition, our growth rate may slow in the future as our market penetration rates increase. As a result, our revenues, operating results and cash flows may fluctuate significantly on a quarterly basis and revenue growth rates may not be sustainable and may decline in the future, and we may not be able to achieve or sustain profitability in future periods, which could harm our business and cause the market price of our Common Stock to decline.

If we fail to manage our technical operations infrastructure, our existing customers may experience service outages.

We have experienced significant growth in the number of users, transactions and data that our operations infrastructure supports, especially in connection with our BPN services. We seek to maintain sufficient excess capacity in our operations infrastructure to meet the needs of all of our customers, as well as to facilitate the rapid provision of new customer implementations and transaction volume. However, the provision of new hosting infrastructure requires significant lead time. We could experience disruptions, outages and other performance problems. These problems may be caused by a variety of factors, including infrastructure changes, human or software errors, viruses, security attacks, fraud, spikes in customer usage and denial of service issues. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. If we do not accurately predict our infrastructure requirements, our customers may experience service outages that may subject us to financial penalties, financial liabilities and customer losses. If our operations infrastructure fails to keep pace with our increased number of users, transactions and data that our operations infrastructure supports, customers may experience delays as we seek to obtain additional capacity, which could adversely affect our revenue as well as our reputation.

Our risk management efforts may not be effective to prevent fraudulent activities by our customers, employees or other third parties, which could expose us to material financial losses and liability and otherwise harm our business.

We offer cloud-based billing, invoicing and payment facilitation solutions for a large number of customers. We are responsible for verifying the identity of our customers and their users, and monitoring transactions for fraud. We may be targeted by parties who seek to commit acts of financial fraud using techniques such as stolen identities and bank accounts, compromised business email accounts, employee or insider fraud, account takeover, false applications, and check fraud. We may suffer losses from acts of financial fraud committed by our customers and their users, our employees or third-parties.

The techniques used to perpetrate fraud are continually evolving and we may not be able to identify all risks created by new products or functionality. Our risk management policies, procedures, techniques, and processes may not be sufficient to identify all of the risks to which we are exposed, to enable us to prevent or mitigate the risks we have identified, or to identify additional risks to which we may become subject in the future. Furthermore, our risk management policies, procedures, techniques, and processes may contain errors or our employees or agents may commit mistakes or errors in judgment as a result of which we may suffer large financial losses. The software-driven and highly automated nature of our solutions could enable criminals and those committing fraud to steal significant amounts of money accessing our platform. As greater numbers of customers use our platform, our exposure to material risk losses from a single customer, or from a small number of customers, will increase.

Our current business and anticipated growth will continue to place significant demands on our risk management efforts, and we will need to continue developing and improving our existing risk management infrastructure, policies, procedures, techniques, and processes. As techniques used to perpetrate fraud on our platform evolve, we may need to modify our products or services to mitigate fraud risks. As our business grows and becomes more complex, we may be less able to forecast and carry appropriate reserves in our books for fraud related losses. Further, these types of fraudulent activities on our platform can also expose us to civil and criminal liability, governmental and regulatory sanctions as well as potentially cause us to be in breach of our contractual obligations to our customers and partners.

We facilitate the transfer of customer funds daily, and are subject to the risk of errors, which could result in financial losses, damage to our reputation, or loss of trust in our brand, which would harm our business and financial results.

For the year ended December 31, 2020, Legacy Billtrust processed approximately $55 billion in payments on its platform, compared to $44 billion in 2019, and we processed approximately $55 billion for the nine months ended September 30, 2021. Legacy Billtrust has grown rapidly and we seek to continue to grow, and although we maintain a multi-faceted risk management process, our business is always subject to the risk of financial losses as a result of credit losses, fraud, operational errors, software defects, service disruption, employee misconduct, security breaches, or other similar actions or errors. As a provider of invoicing, billing, cash cycle management, and payment solutions, we collect and facilitate the transfers of funds on behalf of our customers that are subject to losses, disruptions, and errors.

Moreover, our trustworthiness and reputation are fundamental to our business. As a provider of cloud-based software for complex financial operations, the occurrence of any credit losses, operational errors, software defects, service disruption, employee misconduct, security breaches, or other similar actions or errors on our platform could result in financial losses to our business and our customers, loss of trust, damage to our reputation, or termination of our agreements with customers or partners, each of which could result in:

•	loss of customers;

•	lost or delayed market acceptance and sales of our products and services and decreased use of our platform;

•	legal claims against us including warranty and service level agreement claims;

•	regulatory enforcement action;

•	diversion of our resources; or

•	increased insurance costs.

Although we maintain insurance to cover losses resulting from our errors and omissions, there can be no assurance that our insurance will cover all losses or our coverage will be sufficient to cover our losses. If we suffer significant losses or reputational harm as a result, our business, operating results and financial condition could be adversely affected.

If we are unable to attract new customers, the growth of our revenues will be adversely affected.

To increase our revenues, we must add new customers, increase transaction volume of existing customers and sell additional products and services to current customers. The expansion of our customer base is critical to our ability to continue the growth of our revenues. If we do not grow our customer base, our revenues will slow in future periods or will start to decline, as a result of customers not renewing.

If competitors introduce lower cost and/or differentiated products or services that are perceived to compete with ours, our ability to sell based on factors such as pricing, technology and functionality could be impaired. As a result, we may be unable to attract new customers at rates or on terms that would be favorable or comparable to prior periods, which could have an adverse effect on the growth of our revenues.

Our business depends substantially on our customers renewing their contracts and subscriptions and purchasing additional subscriptions from us. Any decline in our customer renewals would harm our future operating results.

In order for us to maintain or improve our operating results, it is important that our customers renew their subscriptions when the initial contract term expires and add additional authorized users and additional products and services to their subscriptions. Our customers have no obligation to renew their subscriptions, and there can be no assurance that our customers will renew subscriptions with a similar contract period or with the same or a greater number of authorized users and products and services. Some of our customers have elected not to renew their agreements with us, and we may not be able to accurately predict renewal rates.

Our renewal rates may decline or fluctuate as a result of a number of factors, including our customers’ satisfaction with our products, our services, our customer support, our prices and contract length, the prices of competing solutions, the results of any customer security audit of our platform or any other customer audit of us, mergers and acquisitions affecting our customer base, the effects of global economic conditions or reductions in our customers’ spending levels. Our future success also depends in part on our ability to increase the adoption rate of our products and services for our current customers. If our customers do not renew their subscriptions, renew on less favorable terms or fail to add more authorized users or additional products and services, our revenues may decline, and we may not realize improved operating results from our customer base.

Because we recognize subscription revenues over the term of the contract, fluctuations in new sales and customer cancellations may not be immediately reflected in our operating results and may be difficult to discern.

We generally recognize subscription revenues from customers ratably over the terms of their contracts. Most of our subscription revenues in any quarter are derived from the recognition of deferred revenue relating to subscriptions entered into during previous quarters. Consequently, a decline in new subscriptions or an increase in customer cancellations in any single quarter would likely have only a small impact on our revenues for that quarter. However, such a decline or increase would negatively affect our revenues in future quarters. Accordingly, the effect of significant downturns in sales and market acceptance of our platform, and potential changes in our pricing policies or rate of customer cancellations, may not be fully apparent from our reported results of operations until future periods.

We may be unable to adjust our cost structure to reflect the changes in revenues. In addition, a significant majority of our costs are expensed as incurred, while subscription revenues are recognized over the life of the customer agreement. As a result, increased growth in the number of our customers could result in our recognition of more costs than revenues in the earlier periods of the terms of our agreements. Our subscription model also makes it difficult for us to rapidly increase our revenues through additional sales in any period, as revenues from new customers must be recognized over the applicable subscription term.

Our business depends, in part, on our partnerships with financial institutions, third-party service providers, processing providers and other financial services suppliers. If any of our agreements with such financial institutions, third-party service providers, processing providers, or financial services providers are terminated, we could experience service interruptions.

Our business requires us to enter into contracts and relationships with financial institutions, processors and other financial services suppliers. To grow our business, we will seek to expand our relationships with our financial institution partners, processors and other financial services suppliers, and to partner with additional banks and financial institutions, processors, financial services providers and suppliers. These partners and suppliers have contractual and regulatory requirements and conditions that we must satisfy and continue to comply with in order to continue and grow the relationships. For example, our financial institution partners, processors and financial services suppliers may require us to submit to an exhaustive security audit, given the sensitivity and importance of storing their customer billing and payment data on our platform. If we are unsuccessful in establishing, growing, or maintaining our relationships with partners, our ability to compete in the marketplace or to grow our revenue could be impaired, and our results of operations may suffer.

We also depend on banks to process transactions, including Automated Clearing House (“ACH”) and network branded third-party payment card transactions, for our customers. We have entered into agreements with banks for payment processing and related services. These agreements include significant security, compliance, and operational obligations. If we are not able to comply with those obligations or our agreements with the processing banks or our credit card transaction processor are terminated for any reason, we could experience service interruptions as well as delays and additional expenses in arranging new services, potentially interfering with our existing customer relationships or making us less attractive to potential new customers.

Our growth depends in part on the success of our relationships with third parties.

We have established relationships with a number of other companies, including financial institutions, processors, other financial services suppliers, implementation partners, technology and cloud-based hosting providers, and others. In order to grow our business, we anticipate that we will need to continue to establish and maintain relationships with third parties, and negotiating and documenting relationships with them requires significant time and resources. Our competitors may be more effective in providing incentives to third parties to favor their products or services.

We also provide print and mail services as part of our billing and invoicing solutions and depend on postage and delivery through the United States Postal Service. Postage and delivery are significant costs incurred in connection with our print and mail billing and invoicing solutions. As a result of this dependence, we may be subject to shipping delays or disruptions caused by inclement weather, natural disasters, system interruptions and technology failures, labor activism, health epidemics, government shutdowns or bioterrorism.

If we are unsuccessful in establishing or maintaining our relationships with third parties, our ability to compete in the marketplace or to grow our revenues could be impaired and our operating results could suffer. Even if we are successful in our strategic relationships, we cannot assure you that these relationships will result in increased customer usage of our platform or increased revenues.

Growth in usage of the BPN depends, in part, on our relationship with Visa, Inc.

We rely on our strategic relationship with Visa, Inc. (“Visa”) to accelerate adoption of and grow the users for and transactions processed on the BPN. We have an agreement with Visa to promote, market and expand the BPN. This relationship is significant to our BPN business, which has experienced significant growth, and has led to numerous additional customers and transactions for us. Our agreement with Visa became effective on April 4, 2019 and has a term of four years through April 4, 2023 (subject to a potential one-year extension). Visa may terminate the agreement for convenience on 30 days’ notice subject to making certain required payments to us and in other circumstances should we not satisfy our obligations under the agreement. If for any reason our BPN relationship with Visa ends or we are unable to grow transactions and increase adoption of the BPN through that relationship, our growth prospects may be adversely affected. Visa may also seek to develop a solution of its own, acquire a solution to compete with the BPN, or decide to partner with a competitor and build a new product, thereby harming our growth prospects and adversely affecting our results of operations.

Our business could be adversely affected if our customers are not satisfied with the implementation services provided by us or our partners.

Our business depends on our ability to satisfy our customers with respect to our products and platform as well as the services that are performed to help our customers use features and functions of our products. Services may be performed by our own staff, by a third-party partner or by a combination of the two. Our strategy is to work with partners to increase the breadth of capability and depth of capacity for delivery of these implementation services to our customers, and we expect the number of our partner-led implementations to continue to increase over time. If a customer is not satisfied with the quality of work performed by us or a partner or with the type of services or functionality of our platform or the products delivered, we may incur additional costs in addressing the situation, the work may not be profitable to us, and the customer’s dissatisfaction with our services or those of our partners could damage our ability to retain that customer or expand that customer’s use of our products and services. In addition, negative publicity related to our customer relationships, regardless of its accuracy, may further damage our business by affecting our ability to compete for new business with current and prospective customers.

The markets in which we participate are competitive, and if we do not compete effectively, our operating results could be harmed.

The market for our cash cycle management products, including e-commerce order, credit application, invoice presentment, payment facilitation and automated cash applications, is fragmented, competitive, and constantly evolving. Our competitors range from large entities to smaller suppliers of solutions that focus on billing, invoicing solutions and/or electronic bill presentment and payment. With the introduction of new technologies and market entrants, we expect that the competitive environment will remain intense going forward. Accounting software providers, such as Intuit, as well as the financial institutions with which we partner, may internally develop products, acquire existing, third-party products, or may enter into partnerships or other strategic relationships that would enable them to expand their product offerings to compete with our platform or provide more comprehensive offerings than they individually had offered or achieve greater economies of scale than us. These software providers and financial institutions may have the operating flexibility to bundle competing solutions with other offerings, including offering them at a lower price or for no additional cost to customers as part of a larger sale. In addition, new entrants not currently considered to be competitors may enter the market through acquisitions, partnerships, or strategic relationships. As we look to market and sell our products and services to potential customers or partners with existing solutions, we must convince their internal stakeholders that our products and services are superior to their current solutions.

We compete on several factors, including:

•	product features, quality, and functionality;

•	data asset size and ability to leverage artificial intelligence to scale with our customers’ business needs;

•	ease of deployment;

•	ease of integration with customers’ and partners’ APIs (as defined below) for their billing and payment systems as well as third-party technologies;

•	ability to automate processes;

•	cloud-based delivery architecture;

•	advanced security and control features;

•	brand recognition; and

•	pricing and total cost of ownership.

Our competitors vary in size, breadth, and scope of the products and services offered. Many of our competitors and potential competitors have greater name recognition, more established customer relationships, larger research and development and marketing budgets, a larger global footprint and greater resources than us. Our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards and customer requirements. For example, an existing competitor or new entrant could introduce new technology that reduces demand for our products or services.

For these reasons, we may not be able to compete successfully against our current or future competitors, and this competition could result in the failure of our products and services to continue to achieve or maintain market acceptance, any of which would harm our business, operating results and financial condition.

If we fail to integrate with our customers’ and partners’ application programming interfaces (“APIs”) for their billing and payment systems and with third-party technologies, our platform may become less marketable and less competitive or obsolete and our operating results may be harmed.

Our platform must integrate with our customers’ and partners’ APIs for their billing and payment systems and with third-party technologies, and we need to continuously modify and enhance our platform to adapt to changes in cloud-enabled hardware, software, networking, browser and database technologies that may be implemented by our customers or partners or third-party technology providers. Any failure of our platform to integrate with our customers’ or partners’ APIs or with technology developed by third-party technology providers could reduce demand for and make our platform less marketable, less competitive or obsolete. In addition, an increasing number of individuals within enterprises that we serve are utilizing mobile devices to access the Internet and corporate resources and to conduct business. If we cannot continue to effectively make our platform available on these mobile devices and offer the products, services and functionality required by enterprises that widely use mobile devices, we may experience difficulty attracting and retaining customers.

Because our platform is sold to businesses with complex operating environments, we may encounter long and unpredictable sales cycles, which could adversely affect our operating results in a given period.

Our ability to increase revenues and achieve profitability depends, in large part, on our ability to continue to attract mid-market and large enterprises to our platform and grow this segment of our customer base. We expect to continue to focus most of our sales efforts on these customers in the near future. Accordingly, we will continue to face greater costs, longer sales cycles and less predictability in completing some of our sales, than would be expected from selling to a predominantly small business target customer base. A delay in or failure to close a large sale to one or more prospective new customers could cause harm to our business and financial results and cause our financial results to vary significantly from period to period.

Our typical sales cycle ranges from three to nine months. The wide range reflects that a number of timing factors can vary significantly between prospective customers, many of which we cannot control, including:

•	customers’ budgetary constraints and priorities;

•	the timing of customers’ budget cycles;

•	the need by some customers for lengthy evaluations; and

•	the length and timing of customers’ approval processes.

In addition, as a result of the recent COVID-19 pandemic, many local governments as well as enterprises have limited travel and in person meetings and implemented other restrictions that could make the sales process more lengthy and difficult.

Mid-market and large enterprises tend to have more complex operating environments than smaller businesses, making it often more difficult and time-consuming for us to demonstrate the value of our platform to these prospective customers. The customer’s decision to use our platform may also be an enterprise-wide decision, and these types of sales require us to provide greater levels of education regarding the use and benefits of our platform, which causes us to expend substantial time, effort and money educating the prospective customer as to the value of our platform. In addition, we have no assurance that a prospective customer will ultimately purchase any services from us at all, regardless of the amount of time or resources we have spent on the opportunity. For example, our target customer may decide in the end to purchase software from one of our larger, more established competitors because they are unsure about moving forward with a newer and less well-known brand such as ours. As a result of the variability and length of the sales cycle, we have only a limited ability to forecast the timing of sales, and our results of operations may differ from expectations.

Interruptions or delays in the services provided by third-party data centers or internet service providers could impair the delivery of our platform and our business could suffer.

We host our platform using third-party cloud infrastructure services. We also use public cloud hosting with Amazon Web Services and Microsoft Azure. All of our products utilize resources operated by us through these providers. We therefore depend on our third-party cloud providers’ ability to protect their data centers against damage or interruption from natural disasters, power or telecommunications failures, criminal acts, and similar events. Our operations depend on protecting the cloud infrastructure hosted by such providers by maintaining their respective configuration, architecture, and interconnection specifications, as well as the information stored in these virtual data centers and transmitted by third-party internet service providers. We have periodically experienced service disruptions in the past, and we cannot assure you that we will not experience interruptions or delays in our services in the future. We may also incur significant costs for using alternative equipment or taking other actions in preparation for, or in reaction to, events that damage the data storage services we use. Although we have disaster recovery plans that utilize various data storage locations, any incident affecting our data storage or internet service providers’ infrastructure that may be caused by fire, flood, severe storm, earthquake, power loss, telecommunications failures, unauthorized intrusion, computer viruses and disabling devices, natural disasters, military actions, terrorist attacks, negligence, and other similar events beyond our control could negatively affect our platform. Any prolonged service disruption affecting our platform for any of the foregoing reasons could damage our reputation with current and potential customers, expose us to liability, cause us to lose customers, or otherwise harm our business. Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. System failures or outages, including any potential disruptions due to significantly increased global demand on certain cloud-based systems during the COVID-19 pandemic, could compromise our ability to provide our products and services in a timely manner, which could harm our ability to conduct business or delay our financial reporting. Such failures could adversely affect our operating results and financial condition.

Our products and platform are accessed by many customers, often at the same time. As we continue to expand the number of our customers and products available to our customers, we may not be able to scale our technology to accommodate the increased capacity requirements, which may result in interruptions or delays in service. In addition, the failure of data centers, internet service providers, or other third-party service providers to meet our capacity requirements could result in interruptions or delays in access to our platform or impede our ability to grow our business and scale our operations. If our third-party infrastructure service agreements are terminated, or there is a lapse of service, interruption of internet service provider connectivity, or damage to data centers, we could experience interruptions in access to our platform as well as delays and additional expense in arranging new facilities and services.

We have experienced rapid growth and expect our growth to continue and if we fail to manage our growth effectively, we may be unable to execute on our plans and strategies, maintain and grow customer adoption and use of our products and services, or adequately address competitive challenges.

We have experienced a rapid growth in our business, headcount and operations in recent years. We anticipate that we will continue to expand our operations and headcount in the near future. This growth has placed, and future growth will place, a significant strain and demands on our management and administrative, operational and financial infrastructure. Our success will depend in part on our ability to manage this growth effectively. Although our business has experienced significant growth, we cannot provide any assurance that our business will continue to grow at the same rate or at all. As we continue to grow, we must effectively integrate, develop and motivate a large number of new employees, while maintaining the effectiveness of our business execution and the beneficial aspects of our corporate culture. In particular, we intend to continue to make directed and substantial investments to expand our research and development, sales and marketing, and general and administrative organizations.

To effectively manage growth, we must continue to improve our operational, financial and management controls, and our reporting systems and procedures by, among other things:

•	improving our key business applications, processes and information technology (“IT”) infrastructure to support our business needs;

•
enhancing information and communication systems to ensure that our employees and offices are well-coordinated and can effectively communicate with each other and our growing base of customers and partners;

•	enhancing our internal controls to ensure timely and accurate reporting of all of our operations and financial results; and

•	appropriately documenting our IT systems and our business processes.

The systems enhancements and improvements necessary to support our business as we continue to scale will require significant capital expenditures and allocation of valuable management and employee resources. If we fail to implement these improvements effectively, our ability to manage our expected growth, ensure uninterrupted operation of our platform and comply with the rules and regulations that are applicable to public reporting companies will be impaired. Additionally, failure to effectively manage growth could result in difficulty or delays in increasing our customer base, increasing use by our customers of our products and services, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new features and/or other operational difficulties, any of which could adversely affect our business performance and results of operations.

Payments and other financial services-related regulations and oversight are material to our business, and any failure by us to comply could materially harm our business.

The local, state, and federal laws, rules, regulations, licensing schemes and industry standards that govern our business include, or may in the future include, those relating to banking, deposit-taking, cross-border and domestic money transmission, foreign exchange, payments services (such as money transmission, payment processing, and settlement services), anti-money laundering, combating terrorist financing, escheatment, international sanctions regimes, and compliance with the Payment Card Industry Data Security Standard, a set of requirements designed to ensure that all companies that process, store, or transmit payment card information maintain a secure environment to protect cardholder data. We do not directly collect or store payment card information; instead, we rely on a third-party payment processor to do so.

These laws, rules, regulations, licensing schemes, and standards are enforced by multiple authorities and governing bodies in the United States, including the Department of the Treasury, the Federal Deposit Insurance Corporation, the SEC, self-regulatory organizations, and numerous state and local agencies. As we expand into new jurisdictions, the number of foreign laws, rules, regulations, licensing schemes, and standards governing our business will expand as well. In addition, as our business and products continue to develop and expand, we may become subject to additional laws, rules, regulations, licensing schemes, and standards. We may not always be able to accurately predict the scope or applicability of certain laws, rules, regulations, licensing schemes, or standards to our business, particularly as we expand into new areas of operations, which could have a significant negative effect on our existing business and our ability to pursue future plans.

If we fail to predict how a state or federal regulator might apply a law or regulation potentially applicable to us, we could be subject to obligations and restrictions with respect to the investment of customer funds, reporting requirements, bonding requirements, minimum capital requirements, and inspection by state regulatory agencies concerning various aspects of our business. This could also require changes to the manner in which we conduct some aspects of our business.

We rely on various exemptions from licensing, and regulators may find that we have violated applicable laws or regulations.

We are not licensed at the state or federal level as a money transmitter, and believe that we have valid exemptions from licensure based on our business model. In the past, certain competitors have been found to violate laws and regulations related to money transmission, and they have been subject to fines and other penalties by regulatory authorities. Regulators and third-party auditors have also identified gaps in how similar businesses have implemented anti-money laundering program. Should any state or federal regulators make a determination that we have operated as an unlicensed money services business or money transmitter, we could be subject to civil and criminal fines, penalties, costs, legal fees, reputational damage or other negative consequences.

The adoption of new money transmitter or money services business statutes in jurisdictions or changes in regulators’ interpretation of existing state and federal money transmitter or money services business statutes or regulations could subject us to new registration or licensing requirements. Such changes could also limit business activities until we are appropriately licensed. There can be no assurance that we will be able to obtain or maintain any such licenses, and, even if we were able to do so, there could be substantial costs and potential product changes involved in maintaining such licenses, which could have a material and adverse effect on our business.

The regulatory environment we operate in is subject to constant change, and new regulations could make aspects of our business as currently conducted no longer possible.

In the future, as a result of the regulations applicable to our business, we could be subject to investigations and resulting liability, including governmental fines, restrictions on our business, or other sanctions, and we could be forced to cease conducting certain aspects of our business with residents of certain jurisdictions, be forced to change our business practices in certain jurisdictions, or be required to obtain additional licenses or regulatory approvals.

Government agencies may impose new or additional rules on money transmission, including regulations that:

•	prohibit, restrict, and/or impose taxes or fees on transactions in, to or from certain countries or with certain governments, individuals, and entities;

•	impose additional customer identification and customer due diligence requirements;

•	impose additional reporting or recordkeeping requirements, or require enhanced transaction monitoring;

•	limit the types of entities capable of providing money transmission services, or impose additional licensing or registration requirements;

•	impose minimum capital or other financial requirements;

•	limit or restrict the revenue that may be generated from money transmission, including revenue from interest earned on customer funds, transaction fees, and revenue derived from foreign exchange;

•	require enhanced disclosures to our money transmission customers;

•	require the principal amount of money transmission originated in a country to be invested in that country or held in trust until paid;

•	limit the number or principal amount of transactions that may be sent to or from a jurisdiction, whether by an individual or in the aggregate; and

•
restrict or limit our ability to process transactions using centralized databases, for example, by requiring that transactions be processed using a database maintained in a particular country or region.

Changing regulatory requirements might render our products and services obsolete or might block us from developing new products and services. This might in turn impose additional costs upon us to comply or to further develop our products and services. It might also make introduction of new products and services more costly or more time-consuming than we currently anticipate. It might even prevent introduction by us of new products or services or cause the continuation of our existing products or services to become more costly.

We might not be able to obtain or maintain any such licenses or regulatory approvals, and, even if we were able to do so, there could be substantial costs and potential product changes involved in maintaining such licenses, which could have a material and adverse effect on our business. In addition, there are substantial costs and potential product changes involved in obtaining and maintaining licenses, certifications, and approvals, and we could be subject to fines or other enforcement action, and cease and desist orders if we are found to violate anti-money laundering, corporate governance, or license requirements. These factors could impose substantial additional costs, involve considerable delay to the development or provision of our products or services, require significant and costly operational changes, or prevent us from providing our products or services in any given market.

We are subject to third-party audits and periodic reviews of our business, and we could face liability if we are found not in compliance with various laws and regulations.

Third-party auditors periodically audit our anti-money laundering program. In the future, as a result of the regulations that could be deemed to apply to our business, we could be subject to investigations and resulting liability, including governmental fines, restrictions on our business, or other sanctions.

We depend on our senior management team and the loss of our chief executive officer or one or more key employees or an inability to attract and retain highly skilled employees could adversely affect our business.

Our success depends largely upon the continued services of our key executive officers. In particular, our Chief Executive Officer and Chairman of our Board of Directors, Flint A. Lane, led Legacy Billtrust since its inception in 2001 and is critical to our vision, strategic direction, culture and overall business success. We also rely on our leadership team in the areas of research and development, marketing, sales, services, security and compliance and general and administrative functions, and on mission-critical individual contributors in research and development. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. We have employment agreements with some of our executive officers but the terms allow for termination by either party at any time. The loss of one or more of our executive officers or key employees could have a serious adverse effect on our business.

To execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for designing and developing products and software for our platform. We have from time to time experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached their legal obligations, resulting in a diversion of our time and resources. Certain of our key employees have been with us for a long period of time and have fully vested stock options that may become valuable if they become publicly tradable. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees or that we would be able to timely replace members of our senior management or other key employees should any of them depart. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be adversely affected.

If we fail to offer high-quality customer support, or if our support is more expensive than anticipated, our business and reputation could suffer.

Our customers rely on our customer support services, which we refer to as customer success, to resolve issues and realize the full benefits provided by our platform. High-quality support is also important for the renewal and expansion of our subscriptions with existing customers. We primarily provide customer support over chat and email, with limited phone-based support. If we do not help our customers quickly resolve issues and provide effective ongoing support, or if our support personnel or methods of providing support are insufficient to meet the needs of our customers, our ability to retain customers, increase adoption by our existing customers and acquire new customers could suffer, and our reputation with existing or potential customers could be harmed. If we are not able to meet the customer support needs of our customers by chat and email during the hours that we currently provide support, we may need to increase our support coverage and provide additional phone-based support, which may reduce our profitability.

If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations and payment methods, demand for product enhancements, new product features, and changing business needs, requirements or preferences, our products may become less competitive.

The market for our billing, invoicing, cash cycle management and payment facilitation solutions is subject to ongoing technological change, evolving industry standards, changing regulations and payment methods, and changing customer needs, requirements and preferences. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes on a timely basis, including launching new products and services. The success of any new product and service, or any enhancements, features, or modifications to existing products and services, depends on several factors, including the timely completion, introduction, and market acceptance of such products and services, enhancements, modifications and new product features. If we are unable to enhance our platform and products, add new payment methods or develop new products that keep pace with technological and regulatory change and changes in customer preferences and achieve market acceptance, or if new technologies emerge that are able to deliver competitive products and services at lower prices, more efficiently, more conveniently, or more securely than our products, our business, operating results and financial condition would be adversely affected. Furthermore, modifications to our existing platform, products, or technology will increase our research and development expenses. Any failure of our products and services to operate effectively with existing or future customer and partner APIs for their billing and payment systems and third-party technologies could reduce the demand for our services, result in customer dissatisfaction and adversely affect our business.

If the prices we charge for our services are unacceptable to our customers, our operating results will be harmed.

We generate revenue by charging customers subscription fees for our products, transaction fees based on invoices processed, payments made and payment volume, and fixed or time and materials fees for services. As the market for our product matures, or as new or existing competitors introduce new products or services that compete with ours, we may experience pricing pressure and be unable to renew our agreements with existing customers or attract new customers at prices that are consistent with our pricing model and operating budget. Our pricing strategy for new products we introduce, including our BPN business, may not attract new customers, and our competitors could choose to bundle certain products and services competitive with ours. If this were to occur, it is possible that we would have to change our pricing strategies or reduce our prices, which could harm our revenue, margins, and operating results.

We typically provide service level commitments under our customer agreements. If we fail to meet these contractual commitments, we could be obligated to provide credits or refunds for prepaid amounts related to unused subscription services or face contract terminations, which could adversely affect our revenue.

Our agreements with our customers typically contain service level commitments. If we are unable to meet the stated service level commitments or suffer extended periods of unavailability for our platform or products, we may be contractually obligated to provide these customers with service credits. We have paid out service level credits in the past and may be required to pay such credits in the future. In addition, we could face contract terminations, in which case we would be subject to refunds for prepaid amounts related to unused subscription services. Our revenue could be significantly affected if we suffer unexcused downtime under our agreements with our customers. Further, any extended service outages could adversely affect our reputation, revenue, and operating results.

We may not be able to scale our business quickly enough to meet our customers’ growing needs, and if we are not able to grow efficiently, our operating results could be harmed.

As usage of our products and services grows and we sign additional customers and partners, we will need to devote additional resources to improving and maintaining our infrastructure to maintain the performance of our platform and products. In addition, we will need to appropriately scale our internal business systems and our services organization, including customer support, risk and compliance operations, and services, to serve our growing customer base.

Any failure of or delay in these efforts could result in service interruptions, impaired system performance, and reduced customer satisfaction, resulting in decreased sales to new customers, lower subscription renewal rates by existing customers, the issuance of service credits, or requested refunds, all of which could hurt our revenue growth. If sustained or repeated, these performance issues could reduce the attractiveness of our platform to customers and could result in lost customer opportunities and lower renewal rates, any of which could hurt our revenue growth, customer loyalty, and our reputation. Even if we are successful in these efforts to scale our business, they will be expensive and complex, and require the dedication of significant management time and attention. We could also face inefficiencies or service disruptions as a result of our efforts to scale our internal infrastructure. We cannot be sure that the expansion and improvements to our internal infrastructure will be effectively implemented on a timely basis, if at all, and such failures could adversely affect our business, operating results and financial condition.

Failure to effectively develop and expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our products.

Our ability to increase our customer base and achieve broader market acceptance of our platform will depend to a significant extent on our ability to expand our sales and marketing organizations, and to deploy our sales and marketing resources efficiently. Our business and operating results will be harmed if our sales and marketing efforts do not generate significant increases in revenue. We may not achieve anticipated revenue growth from expanding our sales force if we are unable to hire, develop, integrate and retain talented and effective sales personnel, if our new and existing sales personnel are unable to achieve desired productivity levels in a reasonable period of time, or if our sales and marketing programs and advertising are not effective.

We are subject to governmental regulation and other legal obligations, particularly those related to privacy, data protection and information security, and our actual or perceived failure to comply with such obligations could harm our business, by resulting in litigation, fines, penalties or adverse publicity and reputational damage that may negatively affect the value of our business and decrease the price of our Common Stock. Compliance with such laws could also result in additional costs and liabilities to us or inhibit sales of our products.

Our customers can use our platform and products to collect, use and store certain types of personal or identifying information regarding their employees, customers and their customers’ employees. Federal, state and foreign government bodies and agencies have adopted, are considering adopting or may adopt laws and regulations regarding the collection, use, storage and disclosure of personal information obtained from consumers and individuals, such as compliance with the Health Insurance Portability and Accountability Act, the Gramm-Leach-Bliley Act and the now invalidated EU-U.S. and Swiss-U.S. Privacy Shield protections. The costs of compliance with, and other burdens imposed by, such laws and regulations that are applicable to us and the businesses of our customers may limit the use and adoption of our platform and reduce overall demand or lead to significant fines, penalties or liabilities for any noncompliance with such privacy laws. Furthermore, privacy concerns may cause our customers’ employees to resist providing the personal information necessary to allow our customers to use our platform effectively. Even the perception of privacy concerns, whether or not valid, may inhibit market adoption of our platform in certain industries.

All of these domestic and international legislative and regulatory initiatives may adversely affect our ability, and our customers’ ability to process, handle, store, use and transmit demographic and personal information from their employees and customers, which could reduce demand for our platform. The European Union (“EU”) and many countries in Europe have stringent privacy laws and regulations, which may affect our handling of personal data of EU data subjects. While our business is primarily focused on domestic United States customers, we do have numerous customers that are multi-national in scope. In particular, the EU General Data Protection Regulation (“GDPR”) contains numerous requirements and changes, including more robust obligations on data processors and heavier documentation requirements for data protection compliance programs by companies. Specifically, the GDPR introduced numerous privacy-related changes for companies operating in the EU, including greater control for data subjects (e.g., the “right to be forgotten”), increased data portability for data subjects, data breach notification requirements, and increased fines. In particular, under the GDPR, fines of up to 20 million Euros or up to 4% of the annual global revenue of the noncompliant company, whichever is greater, could be imposed for violations of certain of the GDPR’s requirements. Complying with the GDPR may cause us to incur substantial operational costs or require us to change our business practices. Non-compliance could result in proceedings against us by governmental entities, customers, data subjects or others. We may find it necessary to establish systems in the EU to maintain personal data originating from the EU, which may involve substantial expense and distraction from other aspects of our business. In the meantime, there could be uncertainty as to how to comply with EU privacy law.

Further, on July 16, 2020, Europe’s top court, the Court of Justice of the EU, ruled in Schrems II (C-311/18) that the Privacy Shield, used by thousands of companies to transfer data between the EU and the United States, was invalid and could no longer be used due to the strength of United States surveillance laws. On September 8, 2020 the Federal Data Protection and Information Commissioner of Switzerland issued an opinion concluding that the Swiss-U.S. Privacy Shield Framework does not provide an adequate level of protection for data transfers from Switzerland to the United States pursuant to Switzerland’s Federal Act on Data Protection. In light of Schrems II, we make use of alternative data transfer mechanisms such as the standard contractual clauses approved by the European Commission, or the SCCs. On June 4, 2021, the European Commission adopted new SCCs under the GDPR for personal data transfers outside the European Economic Area, or EEA, which may require us to expend significant resources to update our contractual arrangements and to comply with such obligations. Further, data protection authorities may require measures to be put in place in addition to SCCs for transfers to countries outside of the EEA, as well as Switzerland and the United Kingdom (“UK”). Our third-party service providers may also be affected by these changes. In addition to other impacts, we may experience additional costs to comply with these changes, and we and our customers face the potential for regulators in the EEA, Switzerland, or the UK to apply different standards to the transfer of personal data from the EEA, Switzerland, or the UK to the United States and other non-EEA countries, and to block, or require ad hoc verification of measures taken with respect to certain data flows from the EEA, Switzerland, and the UK to the United States and other non-EEA countries. We also may be required to engage in new contract negotiations with third parties that aid in processing data on our behalf, to the extent that any of our service providers or consultants have been relying on invalidated or insufficient contractual protections for compliance with evolving interpretations of and guidance for cross-border data transfers pursuant to the GDPR. In such cases, we may not be able to find alternative service providers, which could limit our ability to process personal data from the EEA, Switzerland, or the UK and increase our costs.

Additionally, the relationship between the UK and the EU in relation to certain aspects of data protection law remains unclear following the UK’s exit from the EU, including with respect to regulation of data transfers between EU member states and the UK. On June 28, 2021, the European Commission announced a decision of “adequacy” concluding that the UK ensures an equivalent level of data protection to the GDPR, which provides some relief regarding the legality of continued personal data flows from the EEA to the UK. Some uncertainty remains, however, as this adequacy determination must be renewed after four years and may be modified or revoked in the interim. We cannot fully predict how the Data Protection Act, the UK GDPR, and other UK data protection laws or regulations may develop in the medium to longer term nor the effects of divergent laws and guidance regarding how data transfers to and from the UK will be regulated.

In addition, California enacted the California Consumer Privacy Act of 2018 (“CCPA”), which took effect on January 1, 2020, and broadly defines personal information. The CCPA has been dubbed the first “GDPR-like” law in the United States since it creates new individual privacy rights for consumers (as that word is broadly defined in the law) and places increased privacy and security obligations on entities handling personal data of consumers or households. The CCPA requires covered companies to provide new disclosures to California consumers, provides such consumers new ways to opt-out of certain sales of personal information, and allows for a new private right of action for data breaches. Because we may buy and sell (as that phrase is defined in the CCPA) data that may contain personal information, we have registered as a data broker for some of our services. Further, California voters approved a new privacy law, the California Privacy Rights Act, or CPRA, in the November 3, 2020 election. Effective starting on January 1, 2023, the CPRA will significantly modify the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. New legislation proposed or enacted in various other states will continue to shape the data privacy environment nationally. For example, on March 2, 2021, Virginia enacted the Virginia Consumer Data Protection Act (“CDPA”), which becomes effective on January 1, 2023, and on June 8, 2021, Colorado enacted the Colorado Privacy Act (the “CPA”), which takes effect on July 1, 2023. The CPA and CDPA are similar to the CCPA and CPRA but aspects of these state privacy statutes remain unclear, resulting in further legal uncertainty and potentially requiring us to modify our data practices and policies and to incur substantial additional costs and expenses in an effort to comply. Complying with the GDPR, CCPA, CPRA, CDPA, CPA, or other laws, regulations, amendments to or re-interpretations of existing laws and regulations, and contractual or other obligations relating to privacy, data protection, data transfers, data localization, or information security may require us to make changes to our services to enable us or our customers to meet new legal requirements, incur substantial operational costs, modify our data practices and policies, and restrict our business operations. Any actual or perceived failure by us to comply with these laws, regulations, or other obligations may lead to significant fines, penalties, regulatory investigations, lawsuits, significant costs for remediation, damage to our reputation, or other liabilities.

Some of our products or services may subject us to the Fair Credit Reporting Act (“FCRA”). FCRA applies to consumer credit reporting agencies as well as data furnishers and users of consumer reports, as those terms are defined in the FCRA. The FCRA promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies that engage in the practice of assembling or evaluating information relating to consumers for certain specified purposes, including for employment. The FCRA limits the distribution and use of consumer reports and establishes consumer rights to access, correct and dispute their own credit files, among other rights and obligations. Violation of the FCRA can result in civil and criminal penalties. The U.S. Federal Trade Commission, the Consumer Financial Protection Bureau, and the state attorneys general, acting alone or in cooperation with one another, actively enforce the FCRA as do private litigants. Many states have enacted laws with requirements similar to the FCRA. Some of these laws impose additional, or more stringent, requirements than the FCRA.

In addition, the Driver’s Privacy Protection Act (“DPPA”) restricts state departments of motor vehicles from disclosing personal information in driver records (such as names, license numbers, license photographs, phone numbers and addresses) without the driver’s consent, and further restricts the use and disclosure of this information by parties that obtain it from departments of motor vehicles. The DPPA imposes criminal fines for noncompliance and allows private litigants to seek actual and punitive damages and equitable relief. Many states have enacted laws with requirements similar to the DPPA. Some of these laws impose additional, or more stringent, requirements than the DPPA.

Because the interpretation and application of many privacy and data protection laws along with contractually imposed industry standards are uncertain, it is possible that these laws may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our products and platform capabilities. If so, in addition to the possibility of fines, lawsuits, and other claims and penalties, we could be required to fundamentally change our business activities and practices or modify our products and platform capabilities, which could have an adverse effect on our business. Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable privacy and data security laws, regulations, and policies, could result in additional cost and liability to us, governmental investigations and enforcement actions, litigation, fines and penalties, or adverse publicity, and could cause our customers and partners to lose trust in us, which could have an adverse effect on our reputation and business.

We expect that there will continue to be new proposed laws, regulations and industry standards relating to privacy, data protection, information security, marketing, and consumer communications, and we cannot determine the impact such future laws, regulations, and standards may have on our business. Future laws, regulations, standards, and other obligations or any changed interpretation of existing laws or regulations could impair our ability to develop and market new functionality and maintain and grow our customer base and increase revenue. Future restrictions on the collection, use, sharing, or disclosure of data, or additional requirements for express or implied consent of our customers, partners, or our customers’ customers for the use and disclosure of such information could require us to incur additional costs or modify our platform, possibly in a material manner, and could limit our ability to develop new functionality.

We plan to expand our operations to new markets outside the United States, creating a variety of operational challenges.

Although we currently have numerous customers that are multi-national in scope, our business is currently primarily focused on domestic United States customers. A component of our growth strategy involves expanding our operations outside the United States.

Our growth strategy for expanding our operations outside the United States will require significant resources and management attention and will subject us to regulatory, economic and political risks that are different from those in the United States, including:

•	the need to localize and adapt our platform for specific countries, including translation into foreign languages and associated expenses;

•	data privacy laws that require customer data to be stored and processed in a designated territory;

•	difficulties in staffing and managing foreign operations and working with foreign partners;

•	different pricing environments, longer sales cycles and longer accounts receivable payment cycles and collections issues;

•	new and different sources of competition;

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weaker protection for intellectual property and other legal rights than in the United States and practical difficulties in enforcing intellectual property and other rights outside of the United States;

•	laws and business practices favoring local competitors;

•	compliance challenges related to the complexity of multiple, conflicting and changing governmental laws and regulations, including employment, tax, privacy and data protection laws and regulations;

•	increased financial accounting and reporting burdens and complexities;

•	restrictions on the transfer of funds;

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fluctuations in currency exchange rates, which could increase the price of our products outside of the United States, increase the expenses of our international operations and expose us to foreign currency exchange rate risk;

•	adverse tax consequences;

•	unstable regional and economic political conditions; and

•	the fragmentation of longstanding regulatory frameworks caused by Brexit.

As we move to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with international sales and operations. Our failure to manage any of these risks successfully, or to comply with these laws and regulations, could harm our operations, reduce our sales and harm our business, operating results and financial condition. For example, in certain foreign countries, particularly those with developing economies, certain business practices that are prohibited by laws and regulations applicable to us, such as the Foreign Corrupt Practices Act, may be more commonplace. Although we have policies and procedures designed to ensure compliance with these laws and regulations, our employees, contractors and agents, as well as partners involved in our international sales, may take actions in violation of our policies. Any such violation could have an adverse effect on our business and reputation.

Some of our partners also have international operations and are subject to the risks described above. Even if we are able to successfully manage the risks of international operations, our business may be adversely affected if our partners are not able to successfully manage these risks.

Acquisitions, strategic investments, partnerships, collaborations or alliances could be difficult to identify and integrate, divert the attention of management, disrupt our business, dilute our stockholder value, and adversely affect our operating results and financial condition.

We have in the past acquired and may in the future seek to acquire or invest in businesses, products, or technologies that we believe could complement or expand our products or platform, enhance our technical capabilities, or otherwise offer growth opportunities. The pursuit of potential acquisitions may disrupt our business, divert our resources and the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not such acquisitions are completed. In addition, we may not successfully identify desirable acquisition targets, or if we acquire additional businesses, we may not be able to integrate them effectively following the acquisition or effectively manage the combined business following the acquisition. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, as well as unfavorable accounting treatment and exposure to claims and disputes by third parties, including intellectual property claims. A significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets. If our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on the annual impairment assessment process for goodwill and intangible assets, which could adversely affect our results of operations. We also may not generate sufficient financial returns to offset the costs and expenses related to any acquisitions. In addition, if an acquired business fails to meet our expectations, our business, operating results and financial condition may suffer.

We use open source software in our products, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business or subject us to litigation.

Portions of our platform and products utilize software governed by open source licenses. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate it into their products. There is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market our products or platform. By the terms of certain open source licenses, if we combine our proprietary software with open source software in a certain manner, we could be required to release the source code of our proprietary software and make it available under open source licenses. In the event that portions of our proprietary software are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code, or to re-engineer all or a portion of our technologies or otherwise be limited in the licensing of our technologies, each of which could reduce or eliminate the value of our products, technologies and services.

If we fail to maintain and enhance our brand, our ability to expand our customer base will be impaired and our business, operating results and financial condition may suffer.

We believe that developing and maintaining widespread awareness of our brand in a cost-effective manner is critical to achieving widespread acceptance of our products and attracting new customers. Successfully maintaining and enhancing our brand will depend largely on the effectiveness of our marketing and demand generation efforts, our ability to provide reliable products that continue to meet the needs of our customers at competitive prices, our ability to maintain our customers’ trust, our ability to continue to develop new functionality and products, and our ability to successfully differentiate our platform and products from competitive products and services. Our brand promotion activities may not generate customer awareness or yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, our business could suffer.

If we fail to adequately protect our proprietary rights, our competitive position could be impaired and we may lose valuable assets, generate less revenue and incur costly litigation to protect our rights.

Our success and ability to compete depend in part upon our intellectual property. We primarily rely on copyright, trade secret and trademark laws, trade secret protection and confidentiality or contractual agreements with our employees, customers, partners and others to protect our intellectual property rights. However, the steps we take to protect our intellectual property rights may be inadequate.

In order to protect our intellectual property rights, we may be required to expend significant resources to monitor and protect such rights. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our failure to secure, protect and enforce our intellectual property rights could seriously adversely affect our brand and our business.

We may be sued by third parties for various claims including alleged infringement of our proprietary rights.

We are involved in various legal matters arising from normal course of business activities. These may include claims, suits, and other proceedings involving alleged infringement of third-party patents and other intellectual property rights, as well as commercial, contract, corporate, labor and employment, wage and hour, and other matters. Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to our industry, and third parties may claim that we are infringing upon their intellectual property rights.

We may experience future claims that our platform and underlying technology infringe or violate others’ intellectual property rights, and it is possible we may be found to be infringing upon such rights. We may be unaware of the intellectual property rights that others may claim cover some or all of our technology, products or services. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against it, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our products or services or require that we comply with other unfavorable terms. We may also be obligated to indemnify our customers and partners or to pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to obtain licenses, modify our platform or refund fees, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding intellectual property could be costly, distracting and time-consuming and could harm our brand, business, results of operations and financial condition.

Indemnity and liability provisions in various agreements potentially expose us to substantial liability for intellectual property infringement, data protection, and other losses.

Our agreements with customers typically include indemnification provisions under which we agree to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement, data protection, damages caused by us to property or persons, or other liabilities relating to or arising from our contractual obligations. Some of our contracts provide for uncapped liability and some indemnity provisions survive termination or expiration of the applicable agreement. Large indemnity or liability payments could harm our business, operating results and financial condition. Although we normally limit our liability with respect to such obligations in our contracts with customers, we may still incur substantial liability, and we may be required to cease use of certain functions of our platform or products, as a result of intellectual property-related claims. Any dispute with a customer with respect to these obligations could have adverse effects on our relationship with that customer and harm our business and operating results. In addition, although we carry insurance, our insurance may not be adequate to protect us from liabilities or damages with respect to claims alleging compromises of customer data, and any such coverage may not continue to be available to us on acceptable terms or at all.

Changes to payment card networks fees or rules could harm our business.

We are required to comply with Visa, Mastercard, American Express and related payment card network operating rules in connection with our card payments services, and we act as a Payment Facilitator under the rules of the various payment card networks, including Visa, Mastercard and American Express. We have agreed to reimburse our service providers for any fines they are assessed by payment card networks as a result of any rule violations by us. We may also be directly liable to the payment card networks for rule violations. The payment card networks set and interpret the card operating rules. The payment card networks could adopt new operating rules or interpret or reinterpret existing rules that we or our processors might find difficult or even impossible to follow, or costly to implement. We also may seek to introduce other products in the future, which could entail additional operating rules. As a result of any violations of rules, new rules being implemented, or increased fees, we could lose our ability to make payments using cards, or such payments could become prohibitively expensive for us or for our customers. If we are unable to facilitate payments using cards, our business could be adversely affected.

Our business is subject to extensive government regulation and oversight. Our failure to comply with extensive, complex, overlapping, and frequently changing rules, regulations, and legal interpretations could materially harm our business.

Our success and increased visibility may result in increased regulatory oversight and enforcement and more restrictive rules and regulations that apply to our business. We are subject to a wide variety of local, state, federal, and international laws, rules, regulations and industry standards where we operate. These laws, rules, regulations, and standards govern numerous areas that are important to our business. In addition to the payments and financial services-related regulations, and the privacy, data protection, and information security-related laws described elsewhere in this Prospectus/Offer to Exchange, our business is also subject to, without limitation, rules and regulations applicable to: labor and employment, immigration, competition, and marketing and communications practices. Laws, rules, regulations, and standards applicable to our business are subject to changes and evolving interpretations and application, including by means of legislative changes and/or executive orders, and it can be difficult to predict how they may be applied to our business and the way we conduct our operations, particularly as we introduce new products and services and expand into new jurisdictions. We may not be able to respond quickly or effectively to regulatory, legislative, and other developments, and these changes may in turn impair our ability to offer our existing or planned features, products, and services and/or increase our cost of doing business.

Although we have a compliance program focused on the laws, rules, regulations and industry standards that we have assessed are applicable to our business, there can be no assurance that our employees or contractors will not violate such laws, rules, regulations, and industry standards. Any failure or perceived failure to comply with existing or new laws, rules, regulations, industry standards or orders of any governmental authority (including changes to or expansion of the interpretation of those laws, rules, regulations, standards or orders), may:

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subject us to significant fines, penalties, criminal and civil lawsuits, forfeiture of significant assets, audits, inquiries, whistleblower complaints, adverse media coverage, investigations, and enforcement actions in one or more jurisdictions levied by federal, state, local or foreign regulators, state attorneys general and private plaintiffs who may be acting as private attorneys general pursuant to various applicable federal, state, and local laws;

•	result in licensure and additional compliance requirements;

•	increase regulatory scrutiny of our business; and

•	restrict our operations and force us to change our business practices or compliance program, make product or operational changes, or delay planned product launches or improvements.

Any of the foregoing could, individually or in the aggregate, harm our reputation as a trusted provider, damage our brands and business, cause us to lose existing customers, prevent us from obtaining new customers, require us to expend significant funds to remedy problems caused by breaches and to avert further breaches, expose us to legal risk and potential liability, and adversely affect our results of operations and financial condition.

Our customers may fail to pay us in accordance with the terms of their agreements, necessitating claims or litigation by us to compel payment.

We typically enter into multiple year arrangements with our customers, some of which are cancelable. If customers fail to pay us under the terms of our agreements, we may be adversely affected from both the inability to collect amounts due and the cost of enforcing the terms of our contracts, including litigation. Furthermore, some of our customers may seek bankruptcy protection or other similar relief and fail to pay amounts due to us, or pay those amounts more slowly, either of which could adversely affect our operating results, financial position and cash flow. The recent and ongoing global COVID-19 pandemic may also increase the likelihood of these risks.

We may require additional capital to support the growth of our business, and this capital might not be available on acceptable terms, if at all.

We have funded our operations since inception primarily through equity financings, credit facilities, sales of subscriptions to our products, and usage-based transaction fees. We intend to continue to make investments to support our business, which may require us to engage in equity or debt financings in addition to the funds we received in connection with the Business Combination and the concurrent PIPE Financing to secure additional funds. Additional financing may not be available on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results and financial condition. In addition, a recession, depression or other sustained adverse market event could materially and adversely affect our business.

Our ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the Business Combination or other ownership changes.

We have incurred tax losses during our history and do not expect to become profitable for tax purposes in the near future. To the extent that we continue to generate tax losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all (depending on the tax year in which such losses were incurred). As of December 31, 2020, Legacy Billtrust had U.S. federal net operating loss carryforwards of approximately $79 million. Under the Tax Cuts and Jobs Act enacted in 2017 (the “Tax Act”), as modified by the Coronavirus Aid, Relief, and Economic Security Act enacted in 2020 (“CARES Act”), U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017 may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020 is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act. In addition, net operating loss carryforwards are subject to review and possible adjustment by the IRS and state tax authorities.

Under Sections 382 and 383 of the Code, federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in our ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of the company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Our ability to utilize net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including changes that occurred in connection with the Business Combination or other transactions. Similar rules may apply under state tax laws. We have not yet determined the amount of the cumulative change in our ownership resulting from the Business Combination or other transactions, or any resulting limitations on our ability to utilize our net operating loss carryforwards and other tax attributes. If we earn taxable income, such limitations could result in increased future income tax liability to us and our future cash flows could be adversely affected. We have recorded a full valuation allowance related to our net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

We could be required to collect additional sales taxes or be subject to other tax liabilities that may increase the costs our customers would have to pay for our products and adversely affect our operating results.

The vast majority of states have considered or adopted laws that impose tax collection obligations on out-of-state companies. States where we have a nexus may require us to calculate, collect, and remit taxes on sales in their jurisdictions. Additionally, the Supreme Court of the United States recently ruled in South Dakota v. Wayfair, Inc. et al. (“Wayfair”) that online sellers can be required to collect sales and use tax despite not having a physical presence in the buyer’s state. In response to Wayfair, or otherwise, states or local governments may enforce laws requiring us to calculate, collect, and remit taxes on sales in their jurisdictions. While we do not believe that we have any material unrecorded liability as it relates to Wayfair, we may be obligated to collect and remit sales and use tax in states in which we have not collected and remitted sales and use tax. A successful assertion by one or more states requiring us to collect taxes where we historically have not or presently do not do so could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest. The imposition by state governments or local governments of sales tax collection obligations on out-of-state sellers could also create additional administrative burdens for us, put us at a perceived competitive disadvantage if state governments or local governments do not impose similar obligations on our competitors, and decrease our future sales, which could adversely affect our business and operating results.

Changes in our effective tax rate or tax liability may adversely affect our operating results.

Our effective tax rate could increase due to several factors, including:

•	changes in the relative amounts of income before taxes in the various jurisdictions in which we operate due to differing statutory tax rates in various jurisdictions;

•	changes in tax laws, tax treaties, and regulations or the interpretation of them, including the Tax Act as modified by the CARES Act;

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changes to our assessment about our ability to realize our deferred tax assets that are based on estimates of our future results, the prudence and feasibility of possible tax planning strategies, and the economic and political environments in which we do business;

•	the outcome of current and future tax audits, examinations, or administrative appeals; and

•	limitations or adverse findings regarding our ability to do business in some jurisdictions.

Any of these developments could adversely affect our operating results.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, or if there are changes in accounting principles, our operating results could be adversely affected.

GAAP is subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported operating results and financial condition and could affect the reporting of transactions already completed before the announcement of a change.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Significant Judgements and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments involve the identification of performance obligations in revenue recognition, the valuation of the stock-based awards, including the determination of fair value of common stock, and the period of benefit for amortizing deferred commissions and deferred implementation costs, among others. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions.

Any future litigation against us could be costly and time-consuming to defend.

We have in the past and may in the future become subject to legal proceedings and claims that arise in the ordinary course of business, such as claims brought by our customers in connection with commercial disputes, employment claims made by our current or former employees, and other types of claims. Litigation might result in substantial costs and may divert management’s attention and resources, which might seriously harm our business, overall financial condition and operating results. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs and adversely impact our operating results.

Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts, including those we have generated ourselves, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of companies covered by our market opportunity estimates will purchase our products at all or generate any particular level of revenue for us. Any expansion in our market depends on a number of factors, including the cost, performance, and perceived value associated with our platform and products and those of our competitors. Even if the market in which we compete meets the size estimates and growth forecasted, our business could fail to grow at similar rates, if at all. Our growth is subject to many factors, including our success in implementing our growth strategies, which are subject to many risks and uncertainties. Accordingly, our forecasts of market growth should not be taken as indicative of our future growth.

We are subject to governmental laws and requirements regarding economic and trade sanctions, anti-money laundering, and counter-terror financing that could impair our ability to compete in our markets or subject us to criminal or civil liability if we violate them.

Although we primarily currently only operate in the United States, in the future we will likely seek to expand internationally and will become subject to additional laws and regulations, and will need to implement new regulatory controls to comply with applicable laws. We are currently required to comply with U.S. economic and trade sanctions administered by the U.S. government, including U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), and we have processes in place to comply with the OFAC regulations as well as similar requirements in other jurisdictions. As part of our compliance efforts, we scan our customers against OFAC and other watchlists. As part of our relationships with various financial institutions and other payment processors, we agree to comply with various anti-money laundering and counter-terrorist financing laws and regulations around the world that prohibit, among other things, our involvement in transferring the proceeds of criminal activities. Through our relationships with various financial institutions and other payment processors, we agree to comply with anti-money laundering laws and regulations and similar laws and regulations requiring a risk-based anti-money laundering program as required by our financial institution and processor partners. Regulators in the United States and globally continue to increase their scrutiny of compliance with these obligations, which may require us to further revise or expand our compliance program.

We are subject to anti-corruption, anti-bribery, and similar laws, and non-compliance with such laws can subject us to criminal or civil liability and harm our business.

We are subject to the Foreign Corrupt Practices Act, anti-bribery laws, and other anti-corruption laws. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, and their third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public sector. We may engage with partners and third-party intermediaries to market our services and to obtain necessary permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, and of our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. We cannot assure you that all of our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.

Detecting, investigating, and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources, and attention from senior management. In addition, noncompliance with anti-corruption or anti-bribery laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties, injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage, and other collateral consequences.

If we cannot maintain our company culture as we grow, we could lose the innovation, teamwork, passion and focus on execution that we believe contribute to our success and our business may be harmed.

We believe that a critical component of our success has been our company culture, which is based on our core values of ensuring customer success, focusing on results and striving for excellence. We have invested substantial time and resources in building our team within this company culture. As we grow, we may find it difficult to maintain these important aspects of our company culture. If we fail to preserve our culture, our ability to retain and recruit personnel and to effectively focus on and pursue our corporate objectives could be compromised, potentially harming our business.

We expect fluctuations in our financial results, making it difficult to project future results.

Our operating results have fluctuated in the past and are expected to fluctuate in the future due to a variety of factors, many of which are outside of our control. As a result, our past results may not be indicative of our future performance. In addition to the other risks described herein, factors that may affect our operating results include the following:

•	fluctuations in demand for or pricing of our products and platform;

•	our ability to attract new customers;

•	our ability to retain and grow engagement with our existing customers;

•	the impact of the COVID-19 pandemic on our employees, customers and partners, and our results of operations, liquidity and financial condition;

•	our ability to expand our relationships with our financial institution partners or BPN partners, or to identify and attract new partners;

•	customer expansion rates;

•
changes in customer preference for cloud-based products and services as a result of security breaches in the industry or privacy concerns, or other security or reliability concerns regarding our products or services;

•	fluctuations or delays in purchasing decisions in anticipation of new products or product enhancements by us or our competitors;

•	changes in customers’ budgets and in the timing of their budget cycles and purchasing decisions;

•	potential and existing customers choosing our competitors’ products or developing their own solutions in-house;

•
the development or introduction of new platforms, products or services that are easier to use or more advanced than our current suite of products and services, especially related to the application of artificial intelligence-based services;

•	our failure to adapt to new technology that is widely accepted;

•	our ability to control costs, including our operating expenses;

•	the amount and timing of payment for operating expenses, particularly research and development and sales and marketing expenses, including commissions;

•	the amount and timing of non-cash expenses, including stock based compensation, goodwill impairments, if any, and other non-cash charges;

•	the amount and timing of costs involved with our expansion into markets outside the United States;

•	the amount and timing of costs associated with recruiting, training, and integrating new employees, and retaining and motivating existing employees;

•	the effects of acquisitions and their integration;

•	general economic conditions, both domestically and internationally, as well as economic conditions specifically affecting industries in which our customers participate;

•	the impact of new accounting pronouncements;

•	changes in the competitive dynamics of our market;

•	security breaches of, technical difficulties with, or interruptions to, the delivery and use of our platform; and

•	awareness of our brand and our reputation in our target markets.

Any of these and other factors, or the cumulative effect of some of these factors, may cause our operating results to vary significantly. In addition, we expect to incur significant additional expenses due to the increased costs of operating as a public company. If our quarterly operating results fall below market expectations, the price of our Common Stock could decline substantially, and we could face costly lawsuits, including class action lawsuits.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

We are subject to the reporting requirements of the Exchange Act and are required to comply with the applicable requirements of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), as well as rules and regulations subsequently implemented by the SEC and the listing requirements of the Nasdaq Global, and other applicable securities rules and regulations, which impose various requirements on public companies, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time consuming and costly. In addition, our management and other personnel will divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring ongoing compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and maintain an internal audit function. We cannot predict or estimate the amount of additional costs we may incur as a result of being a public company.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations, and standards are subject to varying interpretations and may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

The rules and regulations applicable to public companies make it more expensive for us to obtain and maintain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of the Board, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

Risks Related to Our Securities

Concentration of ownership among our existing executive officers, directors and their respective affiliates may prevent new investors from influencing significant corporate decisions.

As of November 12, 2021, Flint A. Lane beneficially owned approximately 17% of the outstanding Common Stock and our executive officers, directors and their respective affiliates as a group beneficially owned approximately 20% of the outstanding Common Stock. As a result, these stockholders are able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of our Charter and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of us or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

We do not expect to declare any dividends in the foreseeable future.

We do not anticipate declaring any cash dividends to holders of Common Stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

The Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name against our respective directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, which may have the effect of discouraging lawsuits against our directors, officers, other employees or stockholders, as applicable.

The Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name against our respective directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our respective directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived their compliance with federal securities laws and the rules and regulations thereunder. However, there is no assurance that a court would enforce the choice of forum provision contained in the Charter. If a court were to find such provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

The Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. The Charter also provides that (A) the exclusive forum provision shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction and (B) unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Charter provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive forum provision. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our Common Stock adversely, the price and trading volume of our Common Stock could decline.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Common Stock would likely decline. If any analyst who may cover us were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

A significant portion of our total outstanding shares of our Common Stock are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock. To the extent our Warrants are exercised, additional shares of our Common Stock will be issued, which will result in dilution to the holders of our Common Stock and increase the number of shares eligible for resale in the public market.

Under the Registration Rights Agreement and the Subscription Agreements, we have filed a registration statement to register the resale of any shares of Common Stock issued to (a) the Subscribers pursuant to the Subscription Agreements and (b) certain of the stockholder parties to the Registration Rights Agreement. See the section entitled “Certain Relationships and Related Party Transactions” for a discussion of the Registration Rights Agreement and the Subscription Agreements.

We may issue additional Common Stock or preferred stock, including under our equity incentive plan. Any such issuances would dilute the interest of our stockholders and likely present other risks.

We may issue a substantial number of additional shares of Common Stock or preferred stock, including under our equity incentive plan. Any such issuances of additional shares of Common Stock or preferred stock:

•	may significantly dilute the equity interests of our stockholders;

•	may subordinate the rights of holders of Common Stock if preferred stock is issued with rights senior to those afforded our Common Stock;

•
could cause a change in control if a substantial number of shares of our Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our Common Stock.

Anti-takeover provisions contained in the Charter and the Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Charter and our Bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of the Board. These provisions include:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•
the exclusive right of the Board to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director with or without cause by stockholders, which prevents stockholders from being able to fill vacancies on the Board;

•
the ability of the Board to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•
the requirement that a special meeting of stockholders may be called only by the chairperson of the Board, the chief executive officer or the Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	controlling the procedures for the conduct and scheduling of stockholder meetings;

•	providing for a staggered board, in which the members of the Board are divided into three classes to serve for a period of three years from the date of their respective appointment or election;

•	granting the ability to remove directors with cause by the affirmative vote of 66 2⁄3% in voting power of the outstanding shares of Common Stock entitled to vote thereon;

•
requiring the affirmative vote of at least 66 2⁄3% of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, to amend the Bylaws or Articles V, VI, VII, VIII and IX of the Charter; and

•
advance notice procedures that stockholders must comply with in order to nominate candidates to the Board or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

These provisions, alone or together, could delay hostile takeovers and changes in control of us or changes in the Board and our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of our outstanding Common Stock from engaging in certain business combinations without approval of the holders of substantially all of our Common Stock. Any provision of the Charter, the Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of Common Stock and could also affect the price that some investors are willing to pay for Common Stock.

Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business.

We are required to provide management’s attestation on internal controls in accordance with applicable SEC guidance. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Legacy Billtrust as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that became applicable after the Business Combination. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.

We are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We qualify as an “emerging growth company” (“EGC”) as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act (“JOBS Act”). As such, we are eligible for and take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not EGCs for as long as we continue to be an EGC, including, but not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts EGCs from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-EGCs but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an EGC, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an EGC nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will no longer qualify as an EGC after December 31, 2021, and as a result, we will have to comply with increased disclosure and compliance requirements.

Based on the market value of our common stock held by non-affiliates exceeding $700 million as of the last business day of our second fiscal quarter of 2021, we will no longer qualify as an EGC but instead will be deemed a large accelerated filer as of December 31, 2021.

As a large accelerated filer, we will be subject to certain disclosure and compliance requirements that apply to other public companies but did not previously apply to us due to our status as an EGC. These requirements include, but are not limited to:

•
the requirement that our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002:

•
compliance with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements;

•	the requirement that we provide full and more detailed disclosures regarding executive compensation; and

•	the requirement that we hold a non-binding advisory vote on executive compensation and obtain stockholder approval of any golden parachute payments not previously approve.

An EGC also may elect to delay the adoption of new accounting pronouncements to when they become applicable to private companies, rather than when public companies must adopt them. We have elected to use this extended transition period and adopt certain new accounting pronouncements on the private company timeline, which means that our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting pronouncements on a non-delayed basis. We will cease to qualify as an EGC effective December 31, 2021, unless the eligibility standards are modified. Loss of EGC status will result in our losing the extended transition period noted above and will require us to adopt new accounting pronouncements within the same time periods as public companies.

We expect that the loss of EGC status and compliance with the additional requirements of being a large accelerated filer will increase our legal and financial compliance costs and cause management and other personnel to divert attention from operational and other business matters to devote substantial time to public company reporting requirements. In addition, if we are not able to comply with changing requirements in a timely manner, the market price of our stock could decline and we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC, or other regulatory authorities, which would require additional financial and management resources.

Our stock price may be volatile, and the value of our Common Stock may decline.

The market price of our Common Stock may be highly volatile and may fluctuate or decline substantially as a result of a variety of factors, some of which are beyond our control, including:

•	actual or anticipated fluctuations in our financial condition or results of operations;

•	variance in our financial performance from expectations of securities analysts;

•	changes in our projected operating and financial results;

•	announcements by us or our competitors of significant business developments, acquisitions or new offerings;

•	announcements or concerns regarding real or perceived quality or issues with our products or similar products of our competitors;

•	adoption of new regulations applicable to the payment and processing industries or the expectations concerning future regulatory developments;

•	our involvement in litigation;

•	future sales of our Common Stock by us or our stockholders;

•	changes in senior management or key personnel;

•	the trading volume of our Common Stock; and

•	changes in the anticipated future size and growth rate of our market.

Broad market and industry fluctuations, as well as general economic, political, regulatory and market conditions, may also negatively impact the market price of our common stock, particularly in light of uncertainties surrounding the ongoing COVID-19 pandemic and the related impacts.

Risks Related to Our Warrants and the Offer to Exchange and Consent Solicitation

The Warrant Amendment, if approved, will allow us to require that Warrants be exchanged for shares of Common Stock at a ratio 10% lower than the exchange ratio applicable to the Offer.

If we complete the Offer and Consent Solicitation and obtain the requisite approval of the Warrant Amendment by holders of the Consent Warrants, we will have the right to require holders of all Warrants that remain outstanding upon the closing of the Offer to exchange each of their Warrants for 0.27 shares of Common Stock. This represents a ratio of shares of Common Stock per Warrant that is 10% less than the exchange ratio applicable to the Offer. Although we intend to require an exchange of all remaining Warrants as a result of the approval of the Warrant Amendment, we would not be required to effect such an exchange and may defer doing so, if ever, until most economically advantageous to us.

Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 50% of the outstanding Warrants is required to approve the Warrant Amendment. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least 50% of the Warrants. Parties representing approximately 56.44% of the Warrants have agreed to tender their Warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation, pursuant to the Tender and Support Agreement. Accordingly, if the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.

If adopted, we currently intend to require the conversion of all outstanding Warrants to shares of Common Stock as provided in the Warrant Amendment, which would result in the holders of any remaining outstanding warrants receiving approximately 10% fewer shares of Common Stock than if they had tendered their Warrants in the Offer.

The exchange of Warrants for shares of Common Stock will increase the number of shares eligible for future resale and result in dilution to our stockholders.

Our Warrants may be exchanged for shares of Common Stock pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders, although there can be no assurance that such exchange will be completed or that all of the holders of the Warrants will elect to participate in the Offer. Any Warrants remaining outstanding after the exchange likely will be exercised only if the $11.50 per share exercise price is below the market price of our Common Stock. We also intend to require an exchange of all remaining outstanding Warrants assuming the approval of the Warrant Amendment. To the extent such Warrants are exchanged following the approval of the Warrant Amendment or exercised, additional shares of Common Stock will be issued. These issuances of shares of Common Stock will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market.

We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to Warrant Holders.

None of us, our affiliates, the dealer managers, the exchange agent or the information agent makes any recommendation as to whether you should exchange some or all of your Warrants or, with respect to the Consent Warrants, consent to the Warrant Amendment. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the Warrant Holders for purposes of negotiating the Offer or Consent Solicitation or preparing a report concerning the fairness of the Offer or the Consent Solicitation. You must make your own independent decision regarding your participation in the Offer and the Consent Solicitation.

There is no guarantee that tendering your Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the market price of our Common Stock in the future. If you choose to tender some or all of your Warrants in the Offer, future events may cause an increase in the market price of our Common Stock and Warrants, which may result in a lower value realized by participating in the Offer than you might have realized if you did not exchange your Warrants. Similarly, if you do not tender your Warrants in the Offer, there can be no assurance that you can sell your Warrants (or exercise them for shares of Common Stock) in the future at a higher value than would have been obtained by participating in the Offer. In addition, if the Warrant Amendment is adopted, you may receive fewer shares of Common Stock than if you had tendered your Warrants in the Offer. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

The number of shares of Common Stock offered in the Offer is fixed and will not be adjusted. The market price of our Common Stock may fluctuate, and the market price of our Common Stock when we deliver our Common Stock in exchange for your Warrants could be less than the market price at the time you tender your Warrants.

The number of shares of Common Stock for each Warrant accepted for exchange is fixed at the number of shares specified on the cover of this Prospectus/Offer to Exchange and will fluctuate in value if there is any increase or decrease in the market price of our Common Stock or the Warrants after the date of this Prospectus/Offer to Exchange. Therefore, the market price of our Common Stock when we deliver Common Stock in exchange for your Warrants could be less than the market price of the Warrants at the time you tender your Warrants. The market price of our Common Stock could continue to fluctuate and be subject to volatility during the period of time between when we accept Warrants for exchange in the Offer and when we deliver Common Stock in exchange for Warrants, or during any extension of the Offer Period.

We may redeem your unexpired Warrants that are not exchanged prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

We will have the ability to redeem outstanding Warrants (excluding any placement warrants held by Cantor and its affiliates or its permitted transferees) at any time after they become exercisable and prior to their expiration, at $0.01 per Warrant, provided that the last reported sales price (or the closing bid price of our Common Stock in the event the shares of our Common Stock are not traded on any specific trading day) of our Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time it redeems the Warrants, we have an effective registration statement under the Securities Act covering the shares of our Common Stock issuable upon exercise of the Warrants and current prospectus relating to them is available. If and when the Warrants that are not exchanged become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force a Warrant Holder: (i) to exercise their Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) to sell their Warrants at the then-current market price when they might otherwise wish to hold their Warrants or (iii) to accept the nominal redemption price which, at the time the Warrants are called for redemption, will be substantially less than the market value of their Warrants.

The liquidity of the Warrants that are not exchanged may be reduced.

If the Warrant Amendment is approved, it is unlikely that any Warrants will remain outstanding following the completion of the Offer and Consent Solicitation. However, if any unexchanged Warrants remain outstanding, then the ability to sell such Warrants may become more limited due to the reduction in the number of Warrants outstanding upon completion of the Offer and Consent Solicitation. A more limited trading market might adversely affect the liquidity, market price and price volatility of unexchanged Warrants. If there continues to be a market for our unexchanged Warrants, these securities may trade at a discount to the price at which the securities would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.

THE OFFER AND CONSENT SOLICITATION

Participation in the Offer and Consent Solicitation involves a number of risks, including, but not limited to, the risks identified in the section titled “Risk Factors.” Warrant Holders should carefully consider these risks and are urged to speak with their personal legal, financial, investment and/or tax advisor as necessary before deciding whether or not to participate in the Offer and Consent Solicitation. In addition, we strongly encourage you to read this Prospectus/Offer to Exchange in its entirety, and the information and documents that have been included herein, before making a decision regarding the Offer and Consent Solicitation.

General Terms

Until the Expiration Date, we are offering to holders of our Warrants the opportunity to receive 0.30 shares of Common Stock in exchange for each Warrant they hold. Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants in order to receive shares of Common Stock pursuant to the Offer. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on the Nasdaq Global on the last trading day of the Offer Period.

As part of the Offer, we are also soliciting from the holders of Warrants their consent to the Warrant Amendment, which, if approved, will permit the Company to require that all Warrants outstanding upon completion of the Offer be converted into shares of Common Stock at a ratio of 0.27 shares of Common Stock per Warrant, which is a ratio 10% less than the exchange ratio applicable to the Offer. The Warrant Amendment will permit us to eliminate all of the Warrants that remain outstanding after the Offer is consummated. A copy of the Warrant Amendment is attached hereto as Annex A. We urge that you carefully read the Warrant Amendment in its entirety. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 50% of the outstanding Warrants is required to approve the Warrant Amendment.

Holders who tender Consent Warrants for exchange in the Offer will automatically be deemed, without any further action, to have given their consent to approval of the Warrant Amendment (effective upon our acceptance of the tendered Warrants). The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the Warrants.

You cannot tender any Consent Warrants for exchange in the Offer without giving your consent to the Warrant Amendment. Thus, before deciding whether to tender any Consent Warrants, you should be aware that a tender of Warrants may result in the approval of the Warrant Amendment.

The Offer and Consent Solicitation is subject to the terms and conditions contained in this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent.

You may tender some or all of your Warrants into the Offer.

If you elect to tender Warrants in the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent.

If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions herein. In addition, Warrants that are not accepted by us for exchange by January 18, 2022 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

Warrants Subject to the Offer

The Warrants were issued in connection with the IPO. Each Warrant entitles the holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment. The Warrants are quoted on the Nasdaq Capital under the symbol “BTRSW.” As of December 15, 2021, 12,497,692 Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 3,749,307 shares of our Common Stock in exchange for the Warrants.

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is one minute after 11:59 p.m., Eastern Standard Time, on December 16, 2021, or such later time and date to which we may extend. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer and Consent Solicitation is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all Warrant Holders who previously tendered Warrants will have a right to withdraw such previously tendered Warrants until the Expiration Date, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Standard Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Upon any such withdrawal, we will promptly return any tendered Warrants. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

At the expiration of the Offer Period, the current terms of the Warrants will continue to apply to any unexchanged Warrants, or the amended terms if the Warrant Amendment is approved, until the Warrants expire on January 12, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation, subject to certain terms and conditions.

Amendments to the Offer and Consent Solicitation

We reserve the right at any time or from time to time, to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of shares of Common Stock issued for every Warrant exchanged or by changing the terms of the Warrant Amendment.

If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act.

If we increase or decrease the exchange ratio of our Common Stock issuable in exchange for a Warrant, the amount of Warrants sought for tender or the dealer manager’s soliciting fee, and the Offer and Consent Solicitation is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease, then we will extend the Offer and Consent Solicitation until the expiration of that ten business day period.

Other material amendments to the Offer and Consent Solicitation may require us to extend the Offer and Consent Solicitation for a minimum of five business days.

Partial Exchange Permitted

Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants. If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer. No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on the Nasdaq Global on the last trading day of the Offer Period.

Conditions to the Offer and Consent Solicitation

The Offer and Consent Solicitation are conditioned upon the following:

•
the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order;

•
no action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, shall have been threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the Warrants pursuant to the Offer or otherwise relates in any manner to the Offer;

•
there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Consent Solicitation or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, is reasonably likely to directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the Warrants illegal or otherwise restrict or prohibit completion of the Offer or Consent Solicitation, or (ii) materially delay or materially restrict our ability, or render us unable, to accept for exchange or exchange some or all of the Warrants; and

•
there shall not have occurred (i) any general suspension of trading in securities on any national securities exchange or in the over-the-counter market; (ii) a declaration of a banking moratorium or any suspension of payments in respect to banks in the U.S.; (iii) any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment is reasonably likely to affect the extension of credit by banks or other lending institutions; or (iv) a natural disaster, the commencement or escalation of any war, armed hostilities or other national or international calamity, including, but not limited to, a catastrophic terrorist attack against the U.S. or its citizens, an outbreak of a pandemic or contagious disease other than COVID-19, or an escalation of the impacts or worsening threat of the COVID-19 pandemic as a result of significant new precautionary or emergency measures, recommendations or orders taken, issued or reinstated by any governmental or regulatory authority in response to the COVID-19 pandemic, directly or indirectly involving the United States, on or after November 18, 2021, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer and Consent Solicitation.

The Consent Solicitation is conditioned on our receiving the consent of holders of at least 50% of the Warrants to approve the Warrant Amendment (which is the minimum number required to amend the Warrant Agreement).

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer and Consent Solicitation, and will inform Warrant Holders of such event. If we extend the Offer Period, we will make a public announcement of such extension and the new Expiration Date by no later than 9:00 a.m., Eastern Standard Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

In addition, as to any Warrant Holder, the Offer and Consent Solicitation is conditioned upon such Warrant Holder desiring to tender Warrants in the Offer delivering to the exchange agent in a timely manner the holder’s Warrants to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Prospectus/Offer to Exchange and set forth in the Letter of Transmittal and Consent.

The foregoing conditions are solely for our benefit and may be asserted by us in our reasonable discretion, regardless of the circumstances (other than action or inaction by us) giving rise to any such conditions, and may be waived by us, in whole or in part, at any time and from time to time, in our reasonable discretion on or prior to the Expiration Date. In the event that one or more of the events described above occurs, we will promptly notify Warrant Holders of our determination as to whether to (i) waive or modify the applicable condition(s) and continue the Offer and Consent Solicitation or (ii) terminate the Offer and Consent Solicitation. In addition, depending upon the materiality of any waived condition(s) and the number of days remaining prior to the then scheduled expiration date of the Offer and Consent Solicitation, we may be required to promptly disseminate disclosure regarding such waiver to Warrant Holders and extend the Offer and Consent Solicitation. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties, subject to each Warrant Holder’s right to challenge any determination by us in a court of competent jurisdiction.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return any tendered Warrants (and, with respect to the Consent Warrants, the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

No Recommendation; Warrant Holder’s Own Decision

None of our affiliates, directors, officers or employees, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation, is making any recommendations to any Warrant Holder as to whether to exchange their Warrants and deliver their consent to the Warrant Amendment. Each Warrant Holder must make its own decision as to whether to tender Warrants for exchange pursuant to the Offer and, with respect to the Consent Warrants, consent to the amendment of the Warrant Agreement pursuant to the Consent Solicitation.

Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendment

Issuance of shares of Common Stock upon exchange of Warrants pursuant to the Offer and acceptance by us of Warrants for exchange pursuant to the Offer and providing your consent to the Warrant Amendment will be made only if Warrants are properly tendered pursuant to the procedures described below and set forth in the Letter of Transmittal and Consent. A tender of Warrants pursuant to such procedures, if and when accepted by us, will constitute a binding agreement between the tendering holder of Warrants and us upon the terms and subject to the conditions of the Offer and Consent Solicitation. The proper tender of your Consent Warrants will constitute a consent to the Warrant Amendment with respect to each Consent Warrant tendered.

A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute an agreement and acknowledgement by the tendering Warrant Holder that, among other things: (i) the Warrant Holder agrees to exchange the tendered Warrants on the terms and conditions set forth in this Prospectus/Offer to Exchange and Letter of Transmittal and Consent, in each case as may be amended or supplemented prior to the Expiration Date; (ii) the Warrant Holder consents to the Warrant Agreement; (iii) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (iv) such Warrant Holder is voluntarily participating in the Offer; (v) the future value of our Warrants is unknown and cannot be predicted with certainty; and (vi) such Warrant Holder has read this Prospectus/Offer to Exchange, Letter of Transmittal and Consent and Warrant Amendment.

Registered Holders of Warrants; Beneficial Owners of Warrants

For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name Warrants are registered on our books or who is listed as a participant in a clearing agency’s security position listing with respect to the Warrants.

Persons whose Warrants are held through a direct or indirect participant of The Depository Trust Company (“DTC”), such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Warrants but are “beneficial owners.” Beneficial owners cannot directly tender Warrants for exchange pursuant to the Offer. Instead, a beneficial owner must instruct its broker, dealer, commercial bank, trust company or other financial intermediary to tender Warrants for exchange on behalf of the beneficial owner. See “— Required Communications by Beneficial Owners.”

Tendering Warrants Using Letter of Transmittal and Consent

A registered holder of Warrants may tender Warrants for exchange using a Letter of Transmittal and Consent in the form provided by us with this Prospectus/Offer to Exchange. A Letter of Transmittal is to be used only if delivery of Warrants is to be made by book-entry transfer to the exchange agent’s account at DTC pursuant to the procedures set forth in “— Tendering Warrants Using Book-Entry Transfer”; provided, however, that it is not necessary to execute and deliver a Letter of Transmittal and Consent if instructions with respect to the tender of such Warrants are transmitted through DTC’s Automated Tender Offer Program (“ATOP”). If you are a registered holder of Warrants, unless you intend to tender those Warrants through ATOP, you should complete, execute and deliver a Letter of Transmittal and Consent to indicate the action you desire to take with respect to the Offer and Consent Solicitation.

In order for Warrants to be properly tendered for exchange pursuant to the Offer using a Letter of Transmittal and Consent, the registered holder of the Warrants being tendered must ensure that the exchange agent receives the following: (i) a properly completed and duly executed Letter of Transmittal and Consent, in accordance with the instructions of the Letter of Transmittal and Consent (including any required signature guarantees); (ii) delivery of the Warrants by book-entry transfer to the exchange agent’s account at DTC; and (iii) any other documents required by the Letter of Transmittal and Consent.

In the Letter of Transmittal and Consent, the tendering registered Warrant Holder must set forth: (i) its name and address; (ii) the number of Warrants being tendered by the holder for exchange; and (iii) certain other information specified in the form of Letter of Transmittal and Consent.

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” See “— Signature Guarantees.”

If the Letter of Transmittal and Consent is signed by someone other than the registered holder of the tendered Warrants (for example, if the registered holder has assigned the Warrants to a third-party), or if our shares of Common Stock to be issued upon exchange of the tendered Warrants are to be issued in a name other than that of the registered holder of the tendered Warrants, the tendered Warrants must be properly accompanied by appropriate assignment documents, in either case signed exactly as the name(s) of the registered holder(s) appear on the Warrants, with the signature(s) on the Warrants or assignment documents guaranteed by an Eligible Institution.

Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of shares of Common Stock in exchange for such Warrants as part of the completion of the Offer.

Signature Guarantees

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.

Signatures on the Letter of Transmittal and Consent need not be guaranteed by an Eligible Institution if (i) the Letter of Transmittal and Consent is signed by the registered holder of the Warrants tendered therewith exactly as the name of the registered holder appears on such Warrants and such holder has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal and Consent; or (ii) such Warrants are tendered for the account of an Eligible Institution. In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal and Consent by completing and signing the table in the Letter of Transmittal and Consent entitled “Guarantee of Signature(s).”

Required Communications by Beneficial Owners

Persons whose Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Warrants, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company or other financial intermediary to tender Warrants on their behalf. Your broker, dealer, commercial bank, trust company or other financial intermediary should have provided you with an “Instructions Form” with this Prospectus/Offer to Exchange. The Instructions Form is also filed as an exhibit to the registration statement on Form S-4 of which this Prospectus/Offer to Exchange forms a part. The Instructions Form may be used by you to instruct your broker or other custodian to tender and deliver Warrants on your behalf.

Tendering Warrants Using Book-Entry Transfer

The exchange agent has established an account for the Warrants at DTC for purposes of the Offer and Consent Solicitation. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the exchange agent’s account in accordance with ATOP. However, even though delivery of Warrants may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and duly executed Letter of Transmittal and Consent (with any required signature guarantees), or an “Agent’s Message” as described in the next paragraph, and any other required documentation, must in any case also be transmitted to and received by the exchange agent at its address set forth in this Prospectus/Offer to Exchange prior to the Expiration Date, or the guaranteed delivery procedures described under “— Guaranteed Delivery Procedures” must be followed.

DTC participants desiring to tender Warrants for exchange pursuant to the Offer may do so through ATOP, and in that case the participant need not complete, execute and deliver a Letter of Transmittal and Consent. DTC will verify the acceptance and execute a book-entry delivery of the tendered Warrants to the exchange agent’s account at DTC. DTC will then send an “Agent’s Message” to the exchange agent for acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer and Consent Solicitation as to execution and delivery of a Letter of Transmittal and Consent by the DTC participant identified in the Agent’s Message. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Warrants for exchange that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that our company may enforce such agreement against the participant. Any DTC participant tendering by book-entry transfer must expressly acknowledge that it has received and agrees to be bound by the Letter of Transmittal and Consent and that the Letter of Transmittal and Consent may be enforced against it.

Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of shares of Common Stock in exchange for such Warrants as part of the completion of the Offer.

Delivery of a Letter of Transmittal and Consent or any other required documentation to DTC does not constitute delivery to the exchange agent. See “— Timing and Manner of Deliveries.”

Guaranteed Delivery Procedures

If a registered holder of Warrants desires to tender its Warrants for exchange pursuant to the Offer, but (i) the procedure for book-entry transfer cannot be completed on a timely basis, or (ii) time will not permit all required documents to reach the exchange agent prior to the Expiration Date, the holder can still tender its Warrants if all the following conditions are met:

•	the tender is made by or through an Eligible Institution;

•
the exchange agent receives by hand, mail, overnight courier, facsimile or electronic mail transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Prospectus/Offer to Exchange, with signatures guaranteed by an Eligible Institution; and

•
a confirmation of a book-entry transfer into the exchange agent’s account at DTC of all Warrants delivered electronically, together with a properly completed and duly executed Letter of Transmittal and Consent with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in accordance with ATOP), and any other documents required by the Letter of Transmittal and Consent, must be received by the exchange agent within two days that the Nasdaq Capital is open for trading after the date the exchange agent receives such Notice of Guaranteed Delivery.

In any case where the guaranteed delivery procedure is utilized for the tender of Warrants pursuant to the Offer, the issuance of Common Stock for those Warrants tendered for exchange pursuant to the Offer and accepted pursuant to the Offer will be made only if the exchange agent has timely received the applicable foregoing items.

Timing and Manner of Deliveries

UNLESS THE GUARANTEED DELIVERY PROCEDURES DESCRIBED ABOVE ARE FOLLOWED, WARRANTS WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION DATE, THE EXCHANGE AGENT RECEIVES SUCH WARRANTS BY BOOK-ENTRY TRANSFER, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND CONSENT OR AN AGENT’S MESSAGE.

ALL DELIVERIES IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION, INCLUDING ANY LETTER OF TRANSMITTAL AND CONSENT AND THE TENDERED WARRANTS, MUST BE MADE TO THE EXCHANGE AGENT. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING WARRANT HOLDERS. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Warrants pursuant to the procedures described herein and the form and validity of all documents will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to each Warrant Holder’s right to challenge any determination by us in a court of competent jurisdiction. We reserve the absolute right in our sole discretion to reject any or all tenders of Warrants that we determine are not in proper form. We also reserve the absolute right in our sole discretion to waive any defect or irregularity in any tender of any particular Warrant. Our interpretation of the terms and conditions of the Offer and Consent Solicitation will be final and binding, subject to each Warrant Holder’s right to challenge any determination by us in a court of competent jurisdiction. We are not obligated and do not intend to accept any alternative, conditional or contingent tenders. Unless waived, any irregularities in connection with tendered Warrants must be cured within such time as we shall determine. Neither we nor any of our affiliates or assigns, the information agent, the exchange agent, or dealer manager will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability to a Warrant Holder for failure to give any such notice. Tenders of Warrants will not be deemed to have been made until such irregularities have been cured or waived.

Fees and Commissions

Tendering Warrant Holders who tender Warrants directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent, the dealer manager or any brokerage commissions. Beneficial owners who hold Warrants through a broker or bank should consult that institution as to whether or not such institution will charge the owner any service fees in connection with tendering Warrants on behalf of the owner pursuant to the Offer and Consent Solicitation.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer of Warrants to us in the Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include (i) if our shares of Common Stock are to be registered or issued in the name of any person other than the person signing the Letter of Transmittal and Consent, or (ii) if tendered Warrants are registered in the name of any person other than the person signing the Letter of Transmittal and Consent. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the Letter of Transmittal and Consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payment due with respect to the Warrants tendered by such holder.

Withdrawal Rights

By tendering Warrants for exchange, a holder will be deemed to have validly delivered its consent to the Warrant Amendment. Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Consents to the Warrant Amendment in connection with the Consent Solicitation may be revoked at any time before the Expiration Date by withdrawing the tender of your Consent Warrants. A valid withdrawal of tendered Consent Warrants before the Expiration Date will be deemed to be a concurrent revocation of the related consent to the Warrant Amendment. Tenders of Warrants and consent to the Warrant Amendment may not be withdrawn after the Expiration Date. If the Offer Period is extended, you may withdraw your tendered Warrants at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable, provided, however, that Warrants that are not accepted by us for exchange by January 18, 2022 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

To be effective, a written notice of withdrawal must be timely received by the exchange agent at its address identified in this Prospectus/Offer to Exchange. Any notice of withdrawal must specify the name of the person who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the exchange agent, a signed notice of withdrawal must be submitted prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant Holder). A withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer and Consent Solicitation. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section titled “— Procedure for Tendering Warrants for Exchange” at any time prior to the Expiration Date.

A beneficial owner of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such owner holds its Warrants. In order to withdraw Warrants previously tendered, a DTC participant may, prior to the Expiration Date, withdraw its instruction by (i) withdrawing its acceptance through DTC’s Participant Tender Offer Program (“PTOP”) function, or (ii) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the PTOP function to which such withdrawal relates. If the tender being withdrawn was made through ATOP, it may only be withdrawn through PTOP, and not by hard copy delivery of withdrawal instructions. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered its Warrants other than through DTC should send written notice of withdrawal to the exchange agent specifying the name of the Warrant Holder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section titled “— Procedure for Tendering Warrants for Exchange — Signature Guarantees”; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the exchange agent. Selection of the method of notification is at the risk of the Warrant Holder, and notice of withdrawal must be timely received by the exchange agent.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding on all parties, subject to each Warrant Holder’s right to challenge any determination by us in a court of competent jurisdiction. No withdrawal of Warrants shall be deemed to have been properly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns, the information agent, the exchange agent, or dealer manager will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability to a Warrant Holder for failure to give any such notice. Withdrawals of tenders of Warrants may not be rescinded, and any Warrants properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, Warrant Holders may retender withdrawn Warrants by following one of the procedures for tendering Warrants described herein at any time prior to the Expiration Date.

Acceptance for Issuance of Shares

Upon the terms and subject to the conditions of the Offer and Consent Solicitation, we will accept for exchange Warrants validly tendered until the Expiration Date, which is one minute after 11:59 p.m., Eastern Standard Time, on December 16, 2021, or such later time and date to which we may extend. Our shares of Common Stock to be issued upon exchange of Warrants pursuant to the Offer, along with written notice from the exchange agent confirming the balance of any Warrants not exchanged, will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the exchange agent of (i) book-entry delivery of the tendered Warrants, (ii) a properly completed and duly executed Letter of Transmittal and Consent, or compliance with ATOP where applicable, (iii) any other documentation required by the Letter of Transmittal and Consent, and (iv) any required signature guarantees.

For purposes of the Offer and Consent Solicitation, we will be deemed to have accepted for exchange Warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the Warrant Holder of our non-acceptance.

Announcement of Results of the Offer and Consent Solicitation

We will announce the final results of the Offer and Consent Solicitation, including whether all of the conditions to the Offer and Consent Solicitation have been satisfied or waived and whether we will accept the tendered Warrants for exchange promptly following the end of the Offer Period. The announcement will be made by a press release and by amendment to the Schedule TO we will file with the SEC in connection with the Offer and Consent Solicitation.

Background and Purpose of the Offer and Consent Solicitation

The Board approved the Offer and Consent Solicitation on November 17, 2021. The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potential dilutive impact of the Warrants, thereby providing us with more flexibility for financing our operations in the future. The Warrants that are tendered for exchange pursuant to the Offer will be retired and cancelled automatically upon the issuance of shares of Common Stock in exchange for such Warrants pursuant to the Offer.

Agreements, Regulatory Requirements and Legal Proceedings

There are no present or proposed agreements, arrangements, understandings or relationships between us, and any of our directors, executive officers, affiliates or any other person relating, directly or indirectly, to the Offer and Consent Solicitation or to the Warrants.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offer and Consent Solicitation. There are no antitrust laws applicable to the Offer and Consent Solicitation. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer and Consent Solicitation.

There are no pending legal proceedings relating to the Offer and Consent Solicitation.

Interests of Directors, Executive Officers and Others

Neither we nor any of our directors, executive officers or affiliates beneficially own any of the Warrants.

BUSINESS

Overview

We are a leading provider of cloud-based software and integrated payment processing solutions that simplify and automate B2B commerce. Accounts receivable (“AR”) is broken and relies on conventional processes that are outdated, inefficient, manual and largely paper-based. We are at the forefront of the digital transformation of AR, providing mission-critical solutions that span credit decisioning and monitoring, online ordering, invoicing, cash application and collections. Our solutions integrate with a number of ecosystem players, including financial institutions, enterprise resource planning (“ERP”) systems, and accounts payable (“AP”) software platforms, to help customers accelerate cash flow and generate sales more quickly and efficiently. Customers use our platform to transition from expensive paper invoicing and check acceptance to efficient electronic billing and payments, which accelerates revenue capture, generates cost savings, and provides a better user experience.

We help reduce the complexity of B2B commerce. Our customers struggle to achieve their digital transformation goals: paper invoicing is widespread; many ERP systems have little to no electronic invoicing and payment capabilities; suppliers may not accept electronic payments due to cost or quality of remittance and applying cash is time consuming and expensive. According to a 2019 Billentis report, there are over 280 billion annual invoices globally, but a significant proportion of B2B payments are still made by paper check. As we drive electronic invoice adoption, there is a significant opportunity to monetize electronic payments, which further expands our network in a virtuous cycle. According to Visa’s 2019 annual report, there is over $120 trillion of global B2B payment volume, and, according to a 2018 MasterCard report, over 50% of B2B payments are still made by paper check. Compounding this problem, there has been a proliferation of AP software providers focused on enrolling suppliers in their network, which forces suppliers to post invoices into multiple AP portals. In addition, AP software providers are promoting acceptance of electronic payments, including single-use virtual cards, which has added stress and complexity to supplier AR systems.

Our proprietary technology platform offers customers multiple ways to present invoices (online, email, AP portal, and print/mail) and receive payments (credit card, ACH, email, phone and paper check). We have an electronic solutions (“eSolutions”) team that works closely with our customers to transition their users from paper invoices and payments to electronic, which results in accelerated savings, faster realization of cash, and a better user experience. In turn, we benefit from margin expansion and incremental revenue through the monetization of electronic payments. Furthermore, our customers have a daunting task of capturing and applying payments from hundreds or thousands of their buyer customers, all via different channels and payment types.

In 2017, we created the Business Payments Network (“BPN”), which is a powerful network that connects buyers, suppliers, and financial institutions to simplify and streamline the process of accepting electronic payments. The BPN has built-in integrations with leading ERP and accounting systems, AP software providers, payment card issuers and payment acceptance networks. The BPN offers an online supplier business directory, programmatic payment preferences, payment acceptance flexibility and streamlined reconciliation of remittance data.

As of September 30, 2021, over 1,800 enterprise and middle market customers trust our platform to manage their AR operations and process payments. We have customers across diversified industry verticals, including technology, healthcare, industrial, wholesale distribution, consumer packaged goods and others. Our customers include many of the largest Fortune 500 companies, as well as high-growth Fortune 1,000 and middle market businesses. Generally, our customers are in high-bill volume industries with complex billing needs, including those with a diverse customer base, multiple distribution channels and numerous product SKUs. Our technology, distribution and support are configured to the specific billing and payment needs of customers in these verticals.

Our go-to-market strategy is highly targeted, including market-directed demand generation strategies and a direct sales organization. We acquire customers through targeted account-based marketing, content-rich marketing campaigns and referrals from channel partners and customers. Our target customers are enterprise and middle market B2B businesses with at least $50 million in annual revenue. As of September 30, 2021, our channel partners included several of the largest financial institutions in the United States, including J.P. Morgan Chase, as well as a growing network of referral and reseller partners. We make our software accessible by integrating with leading ERP systems and accounting system vendors, including Oracle, SAP, Epicor, Microsoft, and Sage. In addition to financial institutions, we have strategic relationships across the BPN, most notably Visa, as well as strategic relationships with AP software providers, including AvidXchange, Inc. (“AvidXchange”), FIS, Comdata and Finexio.

For the nine months ended September 30, 2021, we derived approximately 62% of our total revenue and 78% of our net revenue (non-GAAP) from a combination of software and payments fees paid by our customers, which principally includes recurring monthly subscription fees, transaction processing fees and a percentage of payment volume processed for certain payment transactions. We also earn professional service fees that may be fixed or based on contracted hourly rates, which represented approximately 6% of our total revenues and 8% of our net revenues (non-GAAP) for the nine months ended September 30, 2021. A high percentage of our revenue is recurring in nature because of the subscription nature of our software as a service (“SaaS”) platform offerings and the consistency of B2B payments. Our customer and revenue retention rates are extremely high due to the high-quality, mission-critical and embedded nature of our solutions, and the high switching costs associated with these solutions.

We have grown and scaled our business operations rapidly in recent periods. We processed $55 billion in total payment volume, of which $18 billion was for credit card payment volume in 2020, which represented 40% and 39% year-over-year growth, respectively. Our total revenues were $145.7 million, $136.5 million, and $120.5 million for the years ended December 31, 2020, 2019 and 2018, respectively, and $123.5 million and $107.0 million for the nine months ended September 30, 2021 and 2020, respectively. Our net revenue (non-GAAP) was $108.6 million, $96.5 million, and $79.6 million for the years ended December 31, 2020, 2019 and 2018, respectively, and $97.4 million and $79.0 million for the nine months ended September 30, 2021 and 2020, respectively. We incurred net losses of $17.0 million, $22.8 million and $18.2 million for the years ended December 31, 2020, 2019 and 2018, respectively, and $44.7 million and $12.7 million for the nine months ended September 30, 2021 and 2020, respectively. Our top 10 customers, with an average tenure of approximately seven years, contributed to approximately 20% of total revenues and approximately 17% of net revenue (non-GAAP) during each of the years ended December 31, 2020 and 2019, respectively. For further explanation of the uses and limitations of this measure and a reconciliation of net revenue (non-GAAP) to the most directly comparable GAAP measure, total revenues, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures.”

Industry Overview

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Huge Market. According to Visa, B2B commerce drives approximately 2/3 of global payments. The transactions between businesses annually generate 280 billion global invoices and associated $120+ trillion of global commercial payments. Conventional AR processes for B2B invoicing and payment are highly dated and ripe for disruption. To illustrate, in the United States alone, more than 50% of payments are still being made by paper check, presenting a huge market opportunity for digital transformation. We believe our global total addressable market for digital transformation of accounts receivables with integrated payments is extremely large, and estimate that in North America alone that total addressable market is approximately $10.9 billion, based on an estimated 43,500 businesses with annual revenues of $50 million or more in the United States and Canada that are in industries that use our products and services and with a potential estimated annual revenue of approximately $250,000 for each such business, which is our estimated representative annual spend for customers that fully utilize our platform.

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Favorable Trends. The need for modern, digital invoice presentment and payment acceptance is fueled by B2B buyers and governments. B2B commerce is increasingly digital, with the global B2B e-commerce market size estimated to reach $20.9 trillion by 2027. Rapid adoption of SaaS platform AP solutions like AvidXchange, Coupa, and SAP Ariba by B2B buyers creates complexity for supplier AR departments, requiring manual activity for invoice presentment, remittance capture and electronic payment processing. In addition, governments are requiring B2B sellers to interact with electronic tax validation systems in order to present invoices. The 2020 global pandemic has accelerated the demand for faster and more efficient digital B2B interactions. Companies need solutions that enable AR professionals to work outside of the office, generate cost savings from operational efficiency, address increased pressure on working capital, and provide a superior customer experience. Our platform addresses such challenges and is poised to benefit from these favorable industry conditions.

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Key Market Challenges. Finance leaders globally are tasked with digitally transforming their AR processes. Major AR-related challenges listed by finance leaders are high operating expenses, insufficient speed of receiving and applying cash, working capital tied up by high days sales outstanding (“DSO”) and costly manual labor with high risk of errors. In addition, for their businesses to remain competitive, finance leaders also increasingly seek to provide a differentiated experience to their business customers, including self-service capabilities, integrated payments, automated interaction with AP portals and real time customer credit insight to enable more accelerated transactions.

Sending invoices via mail and manually processing paper checks and remittance is labor intensive, costly and exposes businesses to risk from third parties like postal services. Businesses that have not automated their collections processes are unable to drive process consistency across teams, effectively optimize account targeting, or systematically execute multi-touch campaigns to increase recoveries. AR leaders are under pressure to address these inefficiencies, with seven out of ten in the United States indicating they are planning to adopt accounts receivables automation solutions by 2023.

There has been a new generation of companies focused on B2B automation. We have been a leader in this field since our formation in 2001.

What Sets Us Apart

Our platform enables our customers to do what they do best, run their businesses, and it provides the following key benefits:

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Billtrust deploys great software. Our cloud-based AR platform was purpose-built for enterprise and mid-market customers spanning more than 40 industry verticals. Our powerful and proprietary technology platform combines cloud-based software and integrated payments capabilities to create end-to-end B2B commerce solutions for our customers. Our solutions are mission-critical and trusted by tens of thousands of users. Our software is highly configurable based on business needs, with capabilities covering credit, ordering, invoicing, payments, cash application and collections. We provide customers with a unified and mobile platform that seamlessly integrates with their ERP systems for real-time pricing, availability, processing and tracking.

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Extensive ecosystem integrations. The digital transformation of AR requires integration with various participants, including AP portals, banks, ERP systems and other independent software vendors. Our platform seamlessly connects with these participants. Many of these participants have different standards and protocols, and it is a challenge for suppliers to satisfy and maintain their interoperability as standards and protocols change over time. Our robust integrations and partner ecosystem enable businesses to send and receive invoices and payments the way they want. For example, we partner with over 160 leading AP portals to automatically deliver invoices, enabling AR professionals to avoid the labor and expense of manually keying invoice data.

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Integrated payments with frictionless money movement capabilities. The ultimate objective of AR is to receive and apply payments. Our platform enables payment acceptance and remittance capture to be achieved across various touchpoints. We support multiple payment modalities as well as a wide variety of currencies. Additionally, we help our customers comply with various regulations including those related to privacy, anti-money laundering (“AML”) and Payment Card Industry Data Security Standard.

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Generate high customer return on investment with short payback period. We are focused on driving business outcomes. Our solutions automate AR departments, accelerate cash flow, minimize man-hours, reduce processing and compliance costs and help our customers scale more efficiently. We achieve these results for our customers by optimizing across credit, order, invoicing, payments, cash application and collections functions. We have a dedicated customer success team that helps our customers deploy best practices and uses a data-driven campaign-based approach to rapidly drive our customers’ customers to adopt electronic solutions. Our eSolutions programs drive significantly more usage of electronic invoice delivery and payments and provide greater cost savings for our customers than organizations trying to do it on their own.

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Business Payments Network (BPN). The BPN is a unique, digital payments highway that brings together suppliers and buyers in a highly efficient manner. According to a 2018 Mastercard report, more than 50% of B2B payments are still done by paper check and via manual processes. Our proprietary “Digital Lockbox” combines payments and remittance data from multiple sources, enabling dramatically decreased manual cash application processes. As an open network, the BPN provides broad support for the payments industry and currently integrates with 160 AP providers and banks with its open network approach.

Growth Strategies

We take a multi-pronged approach to growing our business. Some of the key elements include:

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Acquire new customers. We have an opportunity to further scale sales and marketing activities to acquire new logos in both the mid-market and enterprise space. By investing in demand generation and broadening our sales coverage teams, we can increase the quantity of new sales opportunities and resultant conversions to customers. We also have growing volume of referrals from existing partners and customers who provide us with an additional pipeline of prospects.

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Cross and up-sell to existing customers. The breadth of our platform enables a land and expand approach to increasing customer value. Customers generally contract for a subset of available modules and then expand as they progress on their digital transformation journey. In addition, newly acquired customers may begin with one operating division or subsidiary company creating a meaningful opportunity to increase the value delivered and resultant revenue to us by cross-selling to other business units within a corporate entity. Our annual customer revenue churn rate of less than 3% over the last three years demonstrates the sticky nature of our customer relationships and our net dollar retention rate of greater than 100% evidences the opportunity for expanded growth within the existing customer base.

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Monetize payments. The B2B payments space is ripe for digital transformation, and we have a compelling opportunity to increase our volume of payments processed and further monetize a larger proportion of transactions as they shift to digital methods from paper check. For the 12 months ended August 31, 2020, the monetary volume associated with invoice data processed across our various modules was approximately $1.0 trillion. We directly processed approximately $55 billion in electronic payments on behalf of our customers over the same time period. As more customers shift to accepting digital payments, we will monetize this increased activity through higher subscription and merchant processing revenue. This accelerating shift to digital payments across B2B fuels revenue growth opportunities with existing customers, new logos and within the BPN for us.

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Scale the BPN. We believe the BPN is well-positioned to be the leading and de-facto payments network in the B2B space. Our relationship with Visa provides distribution into multiple bank channels, and when combined with the growing count of participating AP entities, the BPN is well-positioned to serve as “the rails” for B2B payments. As our customers and their end customers connect through the BPN, our member network organically expands and we are able to monetize different parts of the network and increase revenue from the BPN. We charge fees when AP providers send payments, when suppliers receive payments and when we process payments through our payment facilitator merchant processing solution. We expect the favorable market conditions for the BPN and its approach to expanding the BPN’s use to provide significant revenue growth opportunities.

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Expand into new geographies. Our platform is currently equipped with international capabilities, with overseas invoice delivery to recipients in a majority of countries outside of the U.S., acceptance of multiple currencies and compatibility with multiple languages. The market for global invoicing services is large, with over 280 billion annual invoices delivered globally. Looking ahead, we will seek to further extend and build upon our platform to engage with and target customers in other developed markets.

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Strategic M&A. In addition to growing our business organically, we will continue to opportunistically pursue strategic acquisitions to increase market share, enhance solutions and capabilities, and expand internationally. We have a proven track record of successfully sourcing, acquiring and integrating acquisitions, which has enhanced our growth and has helped build out our end-to-end platform. Our dedicated team of corporate development professionals and deep experience in M&A favorably position us for success in this area.

Our Platform and Solutions

We are a leader in the digital transformation of AR and B2B payments, with what we believe based on publicly available information and company research is the largest customer base of any North American company focused on driving digital transformation across AR with integrated payments. Our proprietary SaaS platform automates processes across the AR function and includes a comprehensive B2B payments solution. Modules include credit decisioning and monitoring, online ordering, invoicing, cash application and collections. Our cloud-based AR platform delivers measurable business outcomes for our customers, including reducing DSO and bad debt, accelerating cash flow, automating flawed processes, minimizing manual labor and errors and reducing reliance on third-party providers. We help thousands of customers reach millions of buyers and achieve greater efficiency across their AR lifecycle.

We launched the BPN in 2017. BPN is an open, two-sided network that leverages our AR platform and connects the financial services ecosystem across AP providers, payment card issuers and banks to bring together suppliers and buyers. The BPN automates the acceptance of electronic payments and remittance data, which is seamlessly delivered to supplier accounting and ERP platforms.

We also entered into a BPN services agreement with Visa under which Visa utilizes, promotes and markets BPN access and services and is the exclusive credit card sponsor of the BPN. The business services agreement became effective on April 4, 2019 and has a term of four years through April 4, 2023 (subject to a potential one-year extension). Under the business services agreement, Visa makes a minimum prepayment to us each year for related BPN transactions in that year, which to date has funded the amounts due from Visa to us under the services agreement. We rely on our strategic relationship with Visa to accelerate adoption of and grow the users for and transactions processed on the BPN.

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Credit Application. Our B2B credit application module provides a modern digital process that delivers credit-related information in real-time to streamline prospect evaluation and new customer onboarding during initial sales activity. The solution provides for complete digitization and eliminates frictional challenges resulting from manual application processing, slow data validation and inconsistent review criteria, resulting in accelerated credit decisions and approvals aligning to corporate risk tolerance. The solution provides a highly configurable workflow and branding capabilities.

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Credit Management. Our credit management module provides ongoing risk assessment for our customers’ customers. Our proprietary software aggregates industry trade-network inputs, bureau reports and other third-party data to create accurate and up-to-date credit profiles. Our software also performs granular data analysis, delivering smart recommendations while our artificial intelligence (“AI”)-assisted data weighting and scoring increases accuracy. Profiles, data, and insights are made available to align day-to-day operations with corporate risk strategy.

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Order/E-commerce. Our order/e-commerce module provides B2B wholesale distributors with robust e-commerce capabilities. Our offering delivers an optimized and personalized configuration, ordering and payment experience. Configurable and seamlessly integrated with existing ERP systems and third-party product content providers, our solution enables our customers to serve their customers 24/7 with deep B2B functionality. The web experience is augmented by an AI-powered recommendation engine and a robust native mobile application.

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Invoicing. Our invoicing module enables our customers to optimize invoice delivery across all distribution channels. Our module ingests invoice data from myriad ERP systems and presents invoices in ways that reflect customer needs and preferences. The solution includes customer-branded e-presentment portals, e-bills, email billing, automated entry into AP portals via direct integration and leveraging robotic process automation, and highly efficient print and physical delivery ensuring rapid and cost-efficient presentment and delivery. The solution also includes support from our customer success team that leverages data from our BPN supplier business directory to help our customers migrate their customers to highly efficient electronic delivery methods.

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Integrated B2B Payments. Our deeply integrated payment capabilities enable our customers to facilitate payments at every possible touchpoint across our solution set. Various payment types, including ACH, credit card, wire, check and cash can be accepted and automatically captured across the platform. Our configuration capabilities allow customers to drive payment acceptance on their terms with flexible criteria per individual buyer to manage costs. Examples include delinquency state, payment amount, surcharge/convenience fee inclusion, remittance quality, AP provider and more. Our secure and compliant payment infrastructure shifts risk and compliance responsibilities away from our customers and enables them to leverage our ongoing security investment and expertise.

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Cash Application. Our cash application module enables revenue reconciliation via line item reconciliation within accounting and ERP systems. Our automated offering consumes payment and remittance data across inbound channels including lockboxes, mail, email, portal posting, hosted payment page intake and via direct and manual feeds. The solution leverages machine learning to constantly increase automation and minimize costly and manual exception handling. Our integrations with banks, AP portals and ERPs enable rapid deployment and deliver industry-leading match rates and straight through processing. Exception handling is simplified via our intuitive user interface that is augmented by smart suggestions and an active learning process that actively eliminates exception types once handled.

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Collections. Our collections module enables customers to shift from a reactive recovery-centric model to a strategic customer touchpoint-centric operation, preventing payment delays and driving positive customer experiences. The solution delivers process efficiency and increases financial recoveries by automating workflows and providing clear visibility across relevant data points and actions taken. Policies are deployed and monitored across a collections team driving consistent focus and behaviors. Our embedded in-line payment acceptance and dispute-handling capabilities at each interaction point are often critical to recoveries.

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Business Payments Network (BPN). The BPN makes accepting electronic payments easy. The network connects suppliers and their underlying systems, AP portals, payment card issuers, banks, and payment processors in a comprehensive, supplier-driven way. Remittance and payments are automatically delivered to a supplier’s “Digital Lockbox” for processing and distribution to their accounting and ERP systems. Participating buyers and financial institutions can also facilitate payment automation with access to BPN’s supplier business directory, a transparent listing of supplier payment preferences. The BPN allows complex financial and payment data to come together in a single platform and at scale, while providing seamless payment processing, reconciliation and remittance management.

The Print segment includes most of the revenues generated through the invoicing module described above and is primarily responsible for printing and mailing customer invoices and optimizing the time and costs associated with billing customers via mail. The remaining solutions and modules described above, as well as the electronic invoice presentment components of invoicing, are included in the Software and Payments segment. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Business Overview — Segments and Financial Summary” for more information regarding our reporting segments.

Our Customers

As of September 30, 2021, we digitally transform e-commerce, credit, AR and B2B payment processes for over 1,800 customers using our solutions. We are trusted by our customers to manage complex order-to-cash processes that include diverse buyers with many end points, multiple ERP systems and AP portal interactions, and high volumes of invoices and payments.

Our solution is flexible enough to meet the needs of companies ranging from mid-market, or companies with $50 million to $600 million in annual revenues, to enterprise companies, or companies with more than $600 million in annual revenues, including many Fortune 500 companies.

In both mid-market and enterprise companies, target customers have complex order-to-cash processes as generally indicated by several factors including diverse buyers with many end points, multiple ERP systems and AP portal interactions and high volumes of invoices and payments. Our platform delivers a common set of solutions to customers across both mid-market and enterprise companies with no material differences in how the solutions are provided, serviced or marketed to each category of customers. We currently serve companies in more than 40 industries and present invoices in approximately 190 countries. We have established significant market penetration among mid-market and enterprise companies in key verticals, including technology, healthcare, industrial, construction and consumer-packaged goods. Our platform is highly configurable across industry verticals and interacts with more than 100 ERP systems.

Throughout our engagement with customers, we seek to increasingly digitally transform their AR and payment processing functions. Most customers begin with one or two modules and adopt additional modules over time, leveraging the breadth of our platform. We have a dedicated eSolutions team whose overarching focus is helping customers achieve business outcomes. Combining their efforts with those of the rest of our organization, we have achieved a less than 3% annual customer revenue churn rate, 100% plus net dollar retention rate for the twelve months ended December 31, 2020 and a consistent 50 plus NPS score.

Here are two recent examples of our collaborative work with our customers and its results:

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Global storage and information management solutions provider: When we began working with this customer, the customer had an internal goal to convert 24,000 customers from print to digital in one year. The customer exceeded that goal in approximately one year, with 33,000 customers converted, and the customer currently sends out more than 800,000 documents per month across North America utilizing our solutions, reaching a rate for digital distribution of documents of 71% and continuing to grow.

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Global leader in performance-driven golf products: Our cash application module helped this customer achieve ACH payment match rates averaging 99.5% and enabled the company to reduce the amount of time used to perform cash application processing by an estimated 20 hours per day. These improvements helped facilitate a 20% annual increase in electronic payments.

Billtrust’s Go-to-Market Strategy

We target middle market and enterprise companies that serve a wide variety of customers and have high frequency sales with complicated AR processing requirements. Our target market includes both mid-market and enterprise corporations across a variety of industry verticals. We are largely a direct sales organization and work in tandem with a variety of channel partners including banks, AP providers, industry associations, VARs and ERPs.

The breadth of our platform enables us to market modules for digital transformation across the entire AR spectrum and also allows us to focus on particular customer pain points. This includes functional areas of credit, order, invoicing, payments, cash application and collection. In most cases, our new customer acquisitions are initially for one to two modules, including integrated payments. This creates a significant land and expand opportunity, which is a key underlying objective and value driver in our business.

We calibrate our sales and marketing activities based upon the size of the customer and whether the customer is an existing customer or a new logo opportunity.

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New Customer Acquisition. Our direct sales team consists of sales representatives that have designated portfolios of accounts. We use account-based selling and marketing. This includes persona identification such as individual influencers, gatekeepers and decision makers. We also take a classic funnel approach to marketing against a large number of targets that drives activity to the top of our sales funnel. Our account development team quickly manages this activity to qualify leads and transition opportunities to our sales executives.

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Existing Customer Expansion. We follow a land and expand strategy and regularly seek to grow our business by expanding within our existing customer base. This is achieved by selling new modules into that base, penetrating additional divisions or related parties, and activating incremental electronic payment processing activity. Our teams identify the expansion opportunity within each account based on modules purchased and proclivity to purchase additional solutions based on industry and company dynamics. This enables disciplined account planning, targeting, execution and success measurement.

Research & Development

We are committed to helping finance leaders and their organizations provide a cost-effective and differentiated customer experience for billing and payments. Through a combination of primary and secondary market research, we constantly seek to identify new solutions to build as well as ways to improve current solutions in order to help these leaders serve their customers better. Specific actions include product roadmap planning, quality assurance and testing of new and existing product technology and maintenance and enhancement of our existing technology and infrastructure. Our research and development organization is comprised of engineering, data science, product and User Experience (“UX”) design teams. Our engineering teams are responsible for developing new proprietary technology, and also innovate by applying existing technologies within AR processes. Our research and development staff are constantly seeking to provide new insights from data analysis and strengthen predictive models. We believe that user interactions with our software need to be productive and enjoyable, and consequently we are highly focused on investing in UX design. We are committed to delivering impactful, highly-connected, easy-to-deploy, enterprise-grade solutions for AR with integrated payments.

Competition

All mid-market and enterprise businesses require order-to-cash processes. However, most order-to-cash processes are often manual and dated, with limited automation or ERP customization. Such conventional processes remain our single largest competitor to date. Other competitors include smaller players that focus on disparate AR solutions with limited payments integration. We are unaware of any single integrated AR provider with revenues greater than $150 million with whom we directly compete.

The market for our cash cycle management products, including e-commerce order, credit application, invoice presentment, payment facilitation and automated cash applications, is fragmented, competitive, and constantly evolving. Our competitors range from large entities to smaller suppliers of solutions that focus on billing, invoicing solutions and/or electronic bill presentment and payment. With the introduction of new technologies and market entrants, we expect that the competitive environment will remain intense going forward. Accounting software providers, as well as the financial institutions with which we partner, may internally develop products, acquire existing, third-party products or may enter into partnerships or other strategic relationships that would enable them to expand their product offerings to compete with our platform or provide more comprehensive offerings than they individually had offered or achieve greater economies of scale than us. In addition, new entrants not currently considered to be competitors may enter the market through acquisitions, partnerships, or strategic relationships.

The category of AR automation is also emerging, following similar growth patterns as the ongoing digital transformation of AP solutions offered by companies like Coupa or SAP Ariba.

Successfully combining AR with integrated payments functionality within companies’ overall information technology footprint can help companies reduce their AR operating costs and increase speed of invoicing, cash receipt and cash application. We believe that the key competitive factors in our market include:

•	High customer satisfaction and return on investment;

•	Ability to automate and digitally transform AR processes;

•	Product quality, configurability, and functionality;

•	Scalability of cloud-based software solutions with common UX;

•	Ease of deployment and integration into both modern and legacy ERP systems;

•	Extensiveness of ecosystem integrations;

•	Advanced security and control;

•	Brand recognition and market share;

•	Regulatory compliance leadership and know-how in movement of money; and

•	Flexibility to accept transactions across multiple modalities and currencies.

On the basis of these factors, we believe we are well-positioned among our competitors to help mid-market and enterprise businesses transform their AR with integrated payments. Specifically, we believe we can enable greater operational efficiency and improve customer experiences for billing and payments. We expect industry transformation will be influenced by ongoing digitization of B2B e-commerce and AP processes, government tax reforms requiring electronic invoicing and increased demand for work-from-home solutions for AR and integrated payments.

Regulatory Environment

We operate in a rapidly evolving regulatory environment. We operate through clearance and settlement systems of regulated financial institutions. The accounts that are used to move money on behalf of our customers are at banks with which we maintain contractual relationships. We enter into direct contracts with our customers, and for certain of those who provide goods or services, we act as agent of payment.

We have implemented an AML program designed to prevent our platform from being used to facilitate money laundering, terrorist financing and other financial crimes. Our program is also designed to prevent our products from being used to facilitate business in certain countries, or with certain persons or entities, including those on designated lists promulgated by the U.S. Department of the Treasury’s Office of Foreign Assets Controls and other foreign authorities. Our AML and sanctions compliance programs include policies, procedures, reporting protocols and internal controls, including the designation of an AML compliance officer to oversee the programs, and are designed to address these legal and regulatory requirements and to assist in managing risk associated with money laundering and terrorist financing risks.

We collect and use a wide variety of information for various purposes in our business, including to help ensure the integrity of our services and to provide features and functionality to our customers. This aspect of our business, including the collection, use, disclosure, and protection of the information we acquire in connection with our customers’ use of our services, is subject to numerous federal and state laws and regulations in the United States. Accordingly, we publish our privacy policies and terms of service, which describes our practices concerning the use, transmission, and disclosure of information.

In addition, several foreign countries and governmental bodies, including the European Union, have laws and regulations dealing with the collection, use, disclosure, and protection of information which are more restrictive than those in the United States. Such laws and regulations may be modified or subject to new or different interpretations, new laws and regulations may be enacted, or we may modify our products or services in the future, which may subject us to such laws and regulations. For example, Europe’s top court (the Court of Justice of the European Union) recently ruled that the Privacy Shield, a mechanism used by thousands of companies to transfer data between the European Union and United States, was invalid and could no longer be used and also called into question the use of the standard contractual clauses.

Various regulatory agencies in the United States and in foreign jurisdictions continue to examine a wide variety of issues which are applicable to us and may impact our business. These issues include identity theft, account management guidelines, privacy, information sharing, disclosure rules, cybersecurity, and marketing. As our business continues to develop and expand, we continue to monitor the additional rules and regulations that may become relevant.

Any actual or perceived failure to comply with legal and regulatory requirements may result in, among other things, revocation of required certifications or registrations, loss of approved status, private litigation, regulatory or governmental investigations, administrative enforcement actions, sanctions, civil and criminal liability and constraints on our ability to continue to operate. For an additional discussion on governmental regulation affecting our business, please see the risk factors related to regulation of our payments business and regulation in the areas of privacy and data use, under the section titled “Risk Factors — Risks Related to Business and Industry.”

Intellectual Property

Certain of our products and services are based on proprietary software and related solutions. We rely on a combination of copyright, trademark and trade secret laws, as well as employee and third-party non-disclosure, confidentiality, and other contractual arrangements to establish, maintain, and enforce our intellectual property rights in our technology, including with respect to our proprietary rights related to our products and services. In addition, we license technology from third parties that is integrated into some of our solutions.

We own a number of registered service marks, including BILLTRUST and other pending applications. We also own a number of domain names, including www.billtrust.com.

Human Capital Management

As of September 30, 2021, we had 642 employees, consisting of 205 employees in operations and support, 206 employees in research and development, 67 employees in general and administrative and 164 employees in sales and marketing, with a majority of our employees currently working remotely. We are an Equal Employment Opportunity and Affirmative Action employer. All aspects of employment including the decision to hire, promote, discipline, or discharge, are based on merit, competence, performance, and business needs. We do not discriminate on the basis of race, color, religion, marital status, age, national origin, ancestry, physical or mental disability, medical condition, pregnancy, genetic information, gender, sexual orientation, gender identity or expression, veteran status, or any other status protected under federal, state, or local law.

Many of our employees are highly skilled in technical areas specific to software and product development as well as mission critical SaaS operations related to billing and payments, accounts receivable and payment systems. From time to time, we supplement our workforce with consultants or independent contractors, primarily in the information technology area, through contracted service arrangements.

Our employees are key to our success as a company, and we are committed to attracting, developing, and retaining the best talent. We leverage formal and informal programs to identify and attract top talent including social media, job boards, employee referrals and professional associations and industry groups. We develop and retain the best talent through various means including performance evaluation and goal setting as well as a robust training and development curriculum. Our online training platform provides a variety of tools and application resources for all team members to build learning experiences and skills.

We provide employees with competitive compensation and benefits consistent with positions, skill levels, experience, knowledge, and geographic location. All employees are eligible for health insurance, paid and unpaid leave, a retirement plan, and life/disability coverage. We also offer a variety of voluntary benefits that allow employees to select the options that meet their needs, including, critical illness and accident coverage, medical and dependent care flexible spending accounts, health saving accounts, paid parental leave, and an employee assistance program.

Our executive management team and Human Resources department regularly review and update our talent strategy, monitoring a variety of data, including turnover, diversity, and tenure, to design and implement effective reward/recognition, training, development, succession, and benefit programs to meet the needs of our businesses and our employees. The compensation committee of our Board assists our Board in its oversight of human capital management including, corporate culture, diversity and inclusion, recruiting, retention, attrition, talent management, career development and progression, succession and employee relations.

The success of our business is connected to the well-being of our team members. Accordingly, we are committed to the health, safety and wellness of our team members worldwide. In response to the COVID-19 pandemic, we implemented significant changes that we determined were in the best interest of our team members, our customers and partners, and the communities in which we operate. Because of investments in our operating environments and technology that support day-to-day execution, we were able to transition 95% of our employees to a remote work environment in a timely and seamless manner. We continue to keep our employees informed and supported through regular communication and adjusted leave policies.

Facilities

Our headquarters is an approximately 88,759 square foot facility that we lease in Lawrenceville, New Jersey. Our lease for this facility expires in December 2033. We believe our facilities are adequate and suitable for our current needs and that should it be needed, suitable additional or alternative space will be available to accommodate our operations.

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of its business. We are not currently a party to any legal proceedings, the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition or results of operations.

Corporate Information

South Mountain was incorporated in Delaware in February 2019 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. South Mountain completed the IPO in June 2019. In January 2021, a business combination between South Mountain and Legacy Billtrust was effected through the mergers of (a) BT Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of South Mountain (“First Merger Sub”), with and into Legacy Billtrust with Legacy Billtrust surviving as a wholly-owned subsidiary of South Mountain (Legacy Billtrust, in its capacity as the surviving corporation of the merger, being referred to as the “Surviving Corporation”) and (b) the Surviving Corporation with and into BT Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of South Mountain (“Second Merger Sub”), with Second Merger Sub being the surviving entity of the second merger, which ultimately resulted in Legacy Billtrust becoming a wholly-owned direct subsidiary of South Mountain. In connection with the mergers, we changed our name to BTRS Holdings Inc. Our principal executive offices are located at 1009 Lenox Drive, Suite 101, Lawrenceville, New Jersey 08648. Our telephone number is (609) 235-1010. Our website address is www.billtrust.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this Prospectus/Offer to Exchange or the registration statement on Form S-4 of which it forms a part.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of results of operations and financial condition should be read together with the financial statements and related notes included elsewhere in this Prospectus/Offer to Exchange. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors-Risks Related to Business and Industry” or elsewhere in this Prospectus/Offer to Exchange. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us”, “our”, and “Billtrust” are intended to mean the business and operations of Legacy Billtrust prior to the Business Combination and BTRS Holdings Inc. and its subsidiaries following the Business Combination.

In addition, this section generally discusses items and year-to-year and period-to-period comparisons of fiscal years ended December 31, 2020 and 2019, the three months ended September 30, 2021 and 2020 and the nine months ended September 30, 2021 and 2020, respectively. Discussions of fiscal year ended December 31, 2018 items and year-to-year comparisons between years ended December 31, 2019 and 2018 that are not included in this Prospectus/Offer to Exchange can be found in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Registration Statement on Form S-1, as amended (File No. 333-25788), originally filed with the SEC on June 28, 2021 (the “Registration Statement on Form S-1).

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in our financial statements or in the associated text. Certain other amounts that appear in this Prospectus/Offer to Exchange may similarly not sum due to rounding.

Business Overview

We are a leading provider of cloud-based software and integrated payment processing solutions that simplify and automate B2B commerce. Accounts receivable (“AR”) is broken and relies on conventional processes that are outdated, inefficient, manual, and largely paper-based. We are at the forefront of the digital transformation of AR, providing mission-critical solutions that span credit decisioning and monitoring, online ordering, invoicing, cash application, and collections. Our solutions provide our customers accelerated savings, faster realization of cash, and a better user experience.

Companies throughout the world have the daunting task of capturing and applying payments from hundreds or thousands of their customers, all via different channels and payment types. Larger buyers, or their outsourced accounts payable ("AP") providers, offer their portals as a means for suppliers to be paid. Suppliers, on the other hand, prefer a single source of payments with clean remittance or payment instructions. To address this large and increasingly growing pain point for suppliers, we created a leading, two-sided B2B payments network, the Business Payments Network ("BPN") that connects buyers and suppliers. We have and continue to build integrations with leading enterprise resource planning ("ERP") and accounting systems, banks, and AP software providers to offer an online supplier business directory, programmatic payment preferences, payment flexibility, and streamlined reconciliation of remittance data.

Customers use our integrated AR platform to automate credit decisioning, online ordering, invoice delivery, payment capture, cash application, and collections. Our solutions integrate with a number of ecosystem players, including financial institutions, ERP systems, and AP software platforms, to help customers accelerate cash flow and generate sales more quickly and efficiently.

Our proprietary technology also offers our customers multiple ways to send invoices (via print, fax, email, online, and AP portals) and receive payments (via paper check, automated clearing house ("ACH"), email, phone, and credit card). Our electronic solutions team works closely with customers to transition their users from paper invoices and payments to electronic, helping them convert from expensive paper invoicing and check acceptance to efficient electronic billing and payments.

Segments and Financial Summary

Our operations are grouped into two reportable segments: (1) Print, and (2) Software and Payments. Our Chief Operating Decision Maker (“CODM”) is the Chief Executive Officer (“CEO”), who reviews discrete financial and other information presented for print services and software and payment services for purposes of allocating resources and evaluating the Company's financial performance. The accounting policies used by the reportable segments are the same as those used in our Condensed Consolidated Financial Statements.

•	Print – The Print segment is primarily responsible for printing customer invoices and optimizing the amount of time and costs associated with billing customers via mail.

•
Software and Payments – The Software and Payments segment primarily operates using software and cloud based services, optimizes electronic invoice presentment, electronic payments, credit decisioning, collections automation, cash application and deduction management, and e-commerce of B2B customers.

We evaluate segment performance and allocate resources based on revenues, cost of revenues, and gross profit. All of the revenues shown in the reportable segments is revenue from external customers; there is no revenue from transactions with other operating segments. Segment expenses include the direct expenses of each segment's operations and exclude sales and marketing expenses, research and development expenses, general and administrative expenses, depreciation and amortization expense, stock-based compensation expense, and certain other identified costs that we do not allocate to the segments for purposes of evaluating their operational performance.

Given the nature of our business, the amount of assets does not provide meaningful insight into our operating performance. As a result, we do not identify or allocate assets by reportable segment and total assets are not included in our segment financial information.

We have expanded our product reach and customer base over the past years and scaled our business operations in recent periods. Our total revenues were $145.7 million, $136.5 million and $120.5 million for the years ended December 31, 2020, 2019, and 2018 respectively. Our total revenues were $41.3 million and $38.2 million for the three months ended September 30, 2021 and 2020, respectively. Our total revenues were $123.5 million and $107.0 million for the nine months ended September 30, 2021 and 2020, respectively.

As a result of our continued expenditures for product development, sales and marketing, and expansion of its leased facilities, we have generated net losses of $17.0 million, $22.8 million and $18.2 million for the years ended December 31, 2020, 2019, and 2018, respectively, and $11.1 million and $2.7 million for the three months ended September 30, 2021 and 2020, respectively. Our net losses were $44.7 million and $12.7 million for the nine months ended September 30, 2021 and 2020, respectively.

Our Business Model

Our business model focuses on maximizing the lifetime value of a customer relationship by providing measurable efficiencies along the entire order to cash process, and we continue to make significant investments in order to grow our customer base. We generate revenue from a hybrid subscription and transaction model. This model includes subscription, transaction and services from:

•	subscription fees that are recognized ratably as our obligations are delivered over the subscription term;

•	transaction fees that are recognized when transactions are processed, and in some cases ratably as our obligations are delivered, at contracted rates, for:

o	processing of electronic invoices delivered, stored, or printed through its software platform and print operations; and

o	payments based on a percentage of payment volume processed or per item processing fees; and

•
services revenue from contracted fees associated with implementation of new customers or products on its platform, generally recognized over five years, as well as consulting services provided to customers on a time and materials basis recognized as services are provided.

The profitability of any customer in a particular period depends upon the mix of revenue between the Software and Payments and Print segments, as well as, in part, upon the length of time they have been a customer. We believe that, over time, as our customer base grows and a relatively higher percentage of subscription, transaction and services revenue are attributable to a mature customer base versus new customers or upsells to existing customers, associated sales and marketing expenses and other allocated upfront costs as a percentage of revenues will decrease, subject to investments we plan to make in our business. Over the lifetime of the customer relationship, we also incur sales and marketing costs to manage the account or upsell the customer to more products on its platform. These costs, however, are significantly less than the costs initially incurred to acquire the customer. We calculate the lifetime value of our customers and associated customer acquisition costs for a particular fiscal year by comparing (1) estimated gross profit from contracted revenues in the period, multiplied by one divided by the estimated customer cancellation rate to (2) total sales and marketing expense for the same period. On this basis, we estimate that for the years ended December 31, 2020, 2019, and 2018, the calculated lifetime value of our customers exceeded six times the associated cost of acquiring them.

Recent Developments

Business Combination with South Mountain Merger Corporation

On October 18, 2020, as amended on December 13, 2020, South Mountain, BT Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of South Mountain (“First Merger Sub”), BT Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of South Mountain (“Second Merger Sub”) and the Legacy Billtrust, entered into a Business Combination Agreement (“BCA”), pursuant to which (i) First Merger Sub was merged with and into Legacy Billtrust (the “First Merger”), with Legacy Billtrust surviving the First Merger as a wholly owned subsidiary of South Mountain (“Surviving Corporation”) and (ii) the Surviving Corporation merged with and into Second Merger Sub (the “Second Merger,” and together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of South Mountain (such Mergers, collectively with the other transactions described in the BCA, the “Business Combination”).

In connection with the execution of the Business Combination, on October 18, 2020, South Mountain entered into separate Subscription Agreements with the PIPE Investors to facilitate the PIPE Financing.

The Business Combination and PIPE Financing closed on January 12, 2021 (the “Closing Date”). The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, South Mountain was treated as the “acquired” company for financial reporting purposes. For accounting purposes, we were the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of Legacy Billtrust (i.e., a capital transaction involving the issuance of stock by South Mountain for the stock of Legacy Billtrust). Accordingly, the assets, liabilities, and results of operations of Legacy Billtrust became the historical financial statements of South Mountain, which was renamed BTRS Holdings Inc., and South Mountain’s assets, liabilities, and results of operations were consolidated with Legacy Billtrust beginning on the Closing Date. All amounts of BTRS Holdings Inc. reflect the historical amounts of Legacy Billtrust carried over at book value with no step up in basis to fair value.

Our cash on hand after giving effect to these transactions will be used for general corporate purposes, including investments in sales and marketing efforts, advancement of our research and development efforts, general and administrative matters, and capital expenditures. We may also use the proceeds for the acquisition of, or investment in, technologies, solutions, or businesses that complement its business.

Acquisition of iController BV

On October 7, 2021, we acquired 100% of the outstanding shares of iController BV (“iController”), a privately-held company based in Ghent, Belgium and Amsterdam, The Netherlands. iController is a business-to-business provider of SaaS intelligent solutions for collections management. Their SaaS offerings enable a wide range of users, from credit and collections managers to chief financial officers, to see payment and collections information and communication in real time, providing visibility into cash flow management. The acquisition is part of our strategic plan to expand our physical presence in the European market while enhancing our global collections capabilities. Pursuant to the terms of the purchase agreement, we paid an initial amount of $57.0 million in cash at closing. Refer to Note 18 — Subsequent Events in the Notes to Unaudited Condensed Consolidated Financial Statements for more information on the acquisition. As the acquisition occurred after the end of the third quarter of 2021, the following discussion and analysis of our financial condition and results of operations does not factor in the acquisition of iController, other than as explicitly indicated.

Impact of COVID-19 on Our Business

In March 2020, the United States declared a State of National Emergency due to the COVID-19 pandemic. Since then, our business has continued to operate despite the disruption to many of our customer's operations. The pandemic has served to increase awareness and urgency around accelerating the digital transformation of AR through our products and platforms. While this helped us avoid significant business, bookings, or revenue disruptions thus far, during the second quarter of 2020, the pandemic did cause a decrease in our transaction fee revenues for certain customers. This was a result of the pandemic's broader economic impact on some companies in heavily transaction-based industries and the related slowing of their business activity. These revenues rebounded in the second half of 2020 and into 2021.

We are unable to predict the full impact the COVID-19 pandemic will have on our future results of operations, liquidity, and financial condition due to numerous uncertainties, including the duration, severity, and spread of the virus, actions that may be taken by government authorities, the impact to our customers, employees, and suppliers, and various other factors beyond our knowledge or control. The pandemic has caused us to modify our business practices, such as employee travel restrictions, cancellation of physical participation in meetings, events and conferences, and requiring employees to work remotely. We may take further actions as may be required by government authorities or that we determine are in the best interests of our employees and customers. We have previously implemented certain cost savings measures, some of which have ended, such as reducing employee incentive compensation programs, and others are continuing, such as restricted travel and reduced discretionary spend in certain areas. We will continue to monitor the situation and adjust our response accordingly.

Key Factors Affecting Our Performance

We believe our performance and future growth depends on a number of factors that present significant opportunities, but also pose risks and challenges, including those discussed below and in the section titled “Part I, Item 1A. Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report on Form 10-K”), as filed with the SEC on March 24, 2021, and the section titled “Risk Factors” contained in both our Amendment No. to the Current Report on Form 8-K (the “Amendment on Form 8-K”), as filed with the SEC on March 24, 2021, and our Registration Statement on Form S-1. For additional information related to key performance metrics we use to evaluate the health of our business, identify trends affecting our growth, formulate goals and objectives, and make strategic decisions, please see the section below entitled “— Key Performance Metrics.” We believe the most significant factors affecting our results of operations include:

Investment in Technology

Our goal is to transform the way businesses send and capture payments in order to be the leader in the order-to-cash process by digitizing areas including credit decisioning, ordering, invoicing, payments, cash application, and collections. We continue to invest in technology and the digitizing of our platforms. Further, we continue to invest in certain internal initiatives targeted at improving internal processes and enhancing the efficiency, security, and scalability of our platforms. Our investment in technology is expected to have a positive impact on our long-term profitability and operations. We also intend to continue to evaluate strategic acquisitions and investments in businesses and technologies to drive product and market expansion. Our future success is dependent on our ability to successfully develop, market, and sell existing and new products.

Acquisition of New Customers

We reach new business-to-business and business-to-consumer customers through our proven go-to-market strategies, which include digital marketing campaigns, our direct sales force, and partnerships with financial institutions and other complementary companies. Our growth largely depends on our ability to acquire new customers.

As of September 30, 2021, we had customers across a wide variety of industries and geographies, including distributors of building materials, electrical, plumbing and technology equipment, healthcare, construction, and consumer products, primarily located in North America. We continue to invest in our sales, marketing, and go-to-market strategies in order to acquire customers in our target markets. Our marketing efforts are campaign and content driven and targeted depending on the size and industry of the customer. Marketing initiatives focus on demand generation and include promotional activity and with an emphasis on online digital marketing programs (e.g., webinars, virtual events). We believe there is a long-term opportunity to expand into large, new markets with compatible trends.

Our ability to attract new customers depends on a number of factors, including the effectiveness and pricing of our products, our competitors' offerings, and successfully executing our marketing efforts. Our financial performance depends in large part on the overall demand for our platforms, and acquisition of new customers is expected to have a positive impact on our long-term profitability and operations.

Expansion of Relationships with Existing Customers

Our revenue growth depends on our customers’ usage of our range of products. Our ability to monetize transactions and payments is an important part of our business model. As we solve customers’ problems and become more integrated into their daily businesses, we see an increased opportunity to cross-sell to these existing customers. This strategy is achieved by driving adoption of an existing solution across different divisions and/or subsidiaries of an existing customer and then expanding the scope of service with additional solutions. Our ability to influence customers to process more transactions and payments on our platforms will have a direct impact on our revenue.

Our revenue from existing customers is generally reliable due to both the pricing structure and the business-critical nature of the functions our products support for customers. For the nine months ended September 30, 2021 and 2020, 95% or more of our subscription and transaction fees revenue came from customers who had entered into contracts prior to the start of each such calendar year. We expand within our existing customer base by selling additional products on our platform, adding divisions, increasing transactions per customer through proven e-solutions, as well as through effective pricing and packaging our services. Our ability to increase sales to existing customers depends on a number of factors, including our customers’ satisfaction with our solutions, competition, pricing, and overall changes in our customers’ spending levels with us.

Key Performance Metrics

We monitor the following key metrics to help us evaluate the health of our business, identify trends affecting our growth, formulate goals and objectives, and make strategic decisions.

Total Payment Volume

Total Payment Volume (“TPV”) is the dollar value of customer payment transactions that we process on our platform during a particular period. TPV is made up of the two payment categories:

▪	TPV - ACH/Wire - payments made via our software, portals, gateways, and our Business Payments Network that are processed via ACH or wire transfers.

▪	TPV - Card - payments through our software, portals, gateways, and third-party processors, and includes our payment facilitator (“PayFac”) customers.

To grow payments revenue from customers, we must deliver software platforms that both simplifies the process of accepting electronic payments and streamlines the reconciliation of remittance data. Additionally, as we increase the digital delivery of invoices, it increases the probability that the digitally delivered invoices will be paid electronically by our customers’ end customers. The more customers use our software platforms, the more payments transactions they are likely to process through our various products. TPV provides an important indication of the dollar value of transactions that customers are completing on the platform and is helpful to investors as an indicator of our ability to generate revenue from our customers.

	Year Ended December 31,			Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2018	2021	2020	2021	2020
	(in billions)
Total Payment Volume	$54.7	$43.9	$31.4	$21.0	$14.9	$54.9	$39.0
TPV - ACH/Wire	37.0	30.9	22.0	13.5	10.1	35.4	26.8
TPV - Card	$17.7	$13.0	$9.4	$7.5	$4.8	$19.5	$12.2

TPV for the year ended December 31, 2020 was $54.7 billion compared to $43.9 billion in 2019, 25% growth year over year, while comparing years 2019 and 2018, TPV growth was 40% year over year. TPV - ACH/Wire for 2020 was $37.0 billion compared to $30.9 billion in 2019, 20% growth year over year, while comparing years 2019 and 2018, TPV - ACH/Wire growth was 40% year over year. TPV - Card for 2020 was $17.7 billion compared to $13.0 billion in 2019, 36% growth year over year, while comparing years 2019 and 2018, TPV - Card growth was 39% year over year, reflecting a higher absolute dollar growth, partially moderated by lower growth in the first half of the year. The growth in TPV was driven by the increase in TPV - ACH/Wire which was primarily due to the addition of new customers and an increase in existing customer transactions.

The increase in TPV for the three and nine months ended September 30, 2021 compared to the prior year periods was primarily due to the addition of new customers on our PayFac platform as well as an increase in existing customer transactions on both our card and ACH/Wire platforms (including an expansion of our product platforms for ACH transactions).

Number of Electronic Invoices Presented

Electronic invoices presented is the number of invoices sent via email, fax, or loaded to a presentment or AP portal, and includes volumes from acquired platforms, where volumes are normalized to best match equivalents on our platform. The measure also includes invoices that are charged on a per transaction basis for legacy customer agreements, as well as for subscription customers with defined tiers of electronic transactions for a fixed price. Electronic invoices presented is an indicator of the growth of our Software and Payments segment revenues, as well as the future opportunity for an electronic payment on those invoices.

	Years Ended December 31,			Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2018	2021	2020	2021	2020
	(in millions)
Number of electronic invoices presented	273	243	215	79	74	227	201

Our number of electronic invoices presented for the year ended December 31, 2020 was 273 million compared to 243 million in 2019, an increase of 13% year over year, while the comparison of 2019 and 2018 represents a growth of 13% year over year. These growth rates are primarily driven by increased adoption for existing customers as well as the addition of new customers, and are moderated by flat or declining business to consumer customers on legacy platforms as they attrite off of those platforms.

The increase in the number of electronic invoices presented for the three and nine months ended September 30, 2021 compared to the prior year periods was primarily due to growth in existing customer transactions on our platforms as well as new customer volumes.

Components of Results of Operations

Revenues

We generate revenue from three sources: (1) Subscription and Transaction Fees, (2) Services, and (3) Reimbursable Costs.

Subscription and Transaction Fees

Subscription revenues are primarily derived from our hosted SaaS platforms that enable billings and payment processing on behalf of customers, credit decisioning and monitoring, online ordering, invoicing, cash application, and collections. Our SaaS solutions do not provide a perpetual license or the right to take possession of our software. Our platforms are billed as a subscription fee on a monthly, quarterly, or annual basis as a part of an overall service agreement with a customer. Subscription revenues from our SaaS solutions are recognized ratably over the customer agreement term, beginning on the date each solution is made available to the customer.

Transaction fees for certain services are billed monthly based on the volume of items processed each month at a contractual rate per item processed. Transaction revenue is recognized in the same period as the transactions are processed. Recurring transaction revenue is recognized monthly as these services are performed based on the volume of transactions processed and are recognized as revenue in the period when the transaction amounts are determined and reported.

Services

Services revenues consists of fees for professional services provided to our customers related to implementing our platforms and post-implementation change requests. Professional services are billed on a time and materials or fixed fee basis. Services revenues are recognized ratably over the estimated period of the customer relationship, which is estimated to be five years.

Reimbursable Costs

Reimbursable costs revenues consist primarily of amounts charged to our customers for postage on printed and mailed invoices to their end customers. The related revenues are recorded on a gross basis, with an offsetting amount recorded as a cost of revenue.

Cost of Revenues

Costs of Subscription, Transaction, and Services

Cost of subscription, transaction, and services consists primarily of personnel-related costs, including stock-based compensation expense, for our customer success, professional services, file, and payment operations teams, print operations equipment costs, costs directly attributed to processing customers’ transactions (such as the cost of printing and mailing invoices, excluding postage), expenses for processing payments (ACH and credit card), direct and amortized costs for implementing and integrating our cloud-based platforms with customers’ systems, cloud hosting and related costs for the infrastructure directly associated with production platforms, rent and utilities expense for our leased print operations facilities, and allocated overhead costs. Cost of subscription, transaction, and services excludes depreciation and amortization. We expect that cost of subscription, transaction, and services will increase in absolute dollars, but may fluctuate as a percentage of total revenues from period to period as we continue to invest in growing our business.

Cost of Reimbursable Costs

Cost of reimbursable costs consists of fees for postage related costs, primarily paid to the United States Postal Service or third parties associated with printed and mailed invoice deliveries for our customers, and are recorded at no incremental margin on reimbursable costs revenues.

Operating Expenses

Research and Development

Research and development expenses consist primarily of personnel-related expenses, including stock-based compensation expense, incurred in developing and engineering new products or enhancing existing products, quality assurance and testing of new and existing product technology, maintenance, and enhancement of our existing technology and infrastructure, and allocated overhead costs. We capitalize certain software development costs that are attributable to developing new products and adding incremental functionality to our platforms, and amortize such costs over the estimated life of the new product or incremental functionality, which is generally three to four years.

In accordance with GAAP, we expense a substantial portion of research and development expenses as incurred. We expect our research and development expenses to increase in absolute dollars, but they may fluctuate as a percentage of total revenues from period to period as we continue to expand our research and development team to develop new products and product enhancements, as well as to support our growing infrastructure.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel-related expenses, including stock-based compensation expense, sales commissions, marketing program expenses, travel-related expenses, and costs to market and promote our platforms through advertisements, marketing events, partnership arrangements, direct customer acquisition, and allocated overhead costs. Sales commissions that are incremental to obtaining customer contracts are deferred and amortized ratably over the estimated period of the customer relationship, which is estimated to be five years.

Our sales and marketing efforts are focused on increasing revenue from the acquisition of new customers, the expansion of subscription revenue from existing customers, and from facilitating increased electronic adoption and resulting digital processing activity between our customers and their end customers. Sales and marketing expenses may fluctuate from period to period based on a variety of factors, including changes in the broader economic environment and our return on this spend.

General and Administrative

General and administrative expenses consist of personnel-related expenses, including stock-based compensation expense, for our executive team, talent (human resources), finance, procurement, legal and compliance, and other administrative teams, facility costs (including rent and utilities expense for our leased real estate offices, excluding those used in our print operations) and allocated overhead costs. We expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses to comply with the rules and regulations applicable to companies listed on a national securities exchange, expenses related to compliance, and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for director and officer insurance, investor relations, and professional services. We also expect to increase the size of our general and administrative functions to support the growth in our business. As a result, we expect that our general and administrative expenses will increase in absolute dollars, but may fluctuate as a percentage of total revenues from period to period.

Depreciation and Amortization

Depreciation and amortization expense includes the costs associated with depreciating our owned furniture and fixtures, computer equipment, software, and technology assets, as well as amortization of leasehold improvements, capitalized software, and amortizable intangible assets.

Interest Income

Interest income consists primarily of income earned on our cash, cash equivalents, and marketable securities.

Interest Expense and Loss on Extinguishment of Debt

Interest expense and loss on extinguishment of debt consists of interest on any outstanding debt, amortization of associated debt issuance costs, payment of early termination fees, and writing off unamortized debt discounts associated with repaying our outstanding debt facilities prior to maturity.

Other Income (Expense), Net

Other income (expense), net consists primarily of gains and losses related to foreign exchange and disposal of assets and change in the fair value of warrants and contingent consideration.

Change in Fair Value of Financial Instruments and Other Income (Expense)

Change in fair value of financial instruments and other income (expense) consists primarily of the change in the fair value of equity instruments that do not meet the criteria to be classified as equity (including Earnout Shares issued in connection with the Business Combination), changes in the fair value of contingent consideration, gains (losses) related to foreign exchange, and other non-operating income (expense).

Provision for Income Taxes

Provision for income taxes consists primarily of income taxes related to state jurisdictions in which we conduct business. Income tax benefit, if any, is primarily related to the release of valuation allowances for deferred tax assets, partially offset by income taxes related to state jurisdictions. We maintain a full valuation allowance on net deferred tax assets for our U.S. federal taxes and certain state taxes as we have concluded that it is not more likely than not that the deferred assets will be utilized.

Results of Operations for the Three and Nine Months Ended September 30, 2021 and 2020

The following tables set forth select Condensed Consolidated Statements of Operations data, and such data as a percentage of total revenues, for each of the periods indicated (in thousands, except percentages):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021		2020		2021		2020
Revenues:
Subscription, transaction, and services	$32,732	79%	$28,808	75%	$97,440	79%	$78,978	74%
Reimbursable costs	8,625	21	9,486	25	26,085	21	28,052	26
Total revenues	41,357	100	38,294	100	123,525	100	107,030	100
Cost of revenues:
Cost of subscription, transaction, and services	9,368	23	8,577	22	27,981	23	24,100	23
Cost of reimbursable costs	8,625	21	9,486	25	26,085	21	28,052	26
Total cost of revenues	17,993	44	18,063	47	54,066	44	52,152	49
Operating expenses:
Research and development	13,453	33	9,098	24	35,716	29	27,260	25
Sales and marketing	10,310	25	5,745	15	29,226	24	17,296	16
General and administrative	9,838	24	5,106	13	32,766	27	15,225	14
Depreciation and amortization	1,205	3	1,402	4	3,924	3	4,223	4
Total operating expenses	34,806	84	21,351	56	101,632	82	64,004	60
Loss from operations	(11,442)	(28)	(1,120)	(3)	(32,173)	(26)	(9,126)	(9)
Other income (expense):
Interest income	115	—	1	—	349	—	18	—
Interest expense and loss on extinguishment of debt	(2)	—	(1,120)	(3)	(2,947)	(2)	(3,405)	(3)
Change in fair value of financial instruments and other income (expense)	162	—	(443)	(1)	(9,823)	(8)	(51)	—
Total other income (expense)	275	1	(1,562)	(4)	(12,421)	(10)	(3,438)	(3)
Loss before income taxes	(11,167)	(27)	(2,682)	(7)	(44,594)	(36)	(12,564)	(12)
Provision for income taxes	(27)	—	(33)	—	(130)	—	(150)	—
Net loss and comprehensive loss	$(11,194)	(27)%	$(2,715)	(7)%	$(44,724)	(36)%	$(12,714)	(12)%

Comparison of Results of Operations for the Three Months Ended September 30, 2021 and 2020

Total Revenues

	Three Months Ended September 30,		Change
	2021	2020	Amount	%
	(in thousands)
Subscription and transaction fees	$30,376	$26,130	$4,246	16%
Services and other	2,356	2,678	(322)	(12)
Subscription, transaction, and services	32,732	28,808	3,924	14
Reimbursable costs	8,625	9,486	(861)	(9)
Total revenues	$41,357	$38,294	$3,063	8%

The increase in total revenues during the three months ended September 30, 2021 compared to the prior year period was primarily due to a $4.6 million increase in subscription and transaction fees in the software and payments segment as a result of contracting with new customers, existing customers purchasing additional products, and increased transaction volumes, primarily from payments. The growth in transaction volumes was primarily related to the growth in direct card revenue (variable transactional fee revenue associated with card payments on our electronic payments processing platforms). We expect direct card revenue to be an important source of revenue growth as our payment mix shifts from legacy gateway to PayFac. The increase in total revenues was partially offset by (1) a $0.9 million decrease in print segment reimbursable costs, primarily postage, associated with lower print volumes, (2) a $0.4 million decrease in the print segment transactional volumes as a result of existing customers converting to electronic invoicing, and (3) a $0.3 million decrease in services revenue from existing customers purchasing additional professional services engagements.

Cost of Revenues

	Three Months Ended September 30,		Change
	2021	2020	Amount	%
	(in thousands)
Cost of subscription, transaction, and services	$9,368	$8,577	$791	9%
Cost of reimbursable costs	8,625	9,486	(861)	(9)
Total cost of revenues	$17,993	$18,063	$(70)	—%

The decrease in total cost of revenues during the three months ended September 30, 2021 compared to the prior year period was primarily due to (1) a $0.9 million decrease in reimbursable costs, primarily postage, associated with lower print volumes, (2) a $0.5 million decrease in print related costs resulting from efficiencies in our operations and lower print transactional volumes as a result of existing customers converting to electronic invoicing, and (3) a $0.3 million decrease in third-party costs related to our software and payments products. These decreases were partially offset by a $1.5 million increase in personnel-related costs in both the print and software and payments segments, including stock-based compensation resulting from the grant of stock options to substantially all employees in January 2021 and the impact of Earnout RSUs associated with the Business Combination, and reinstating incentive programs that were eliminated as part of the cost-reduction measures implemented in 2020 as a result of the COVID-19 pandemic.

Research and Development

	Three Months Ended September 30,		Change
	2021	2020	Amount	%
	(in thousands)
Research and development	$13,453	$9,098	$4,355	48%

The increase in research and development expenses during the three months ended September 30, 2021 compared to the prior year period was primarily due to (1) a $3.9 million increase in personnel-related costs, including stock-based compensation resulting from the grant of stock options to substantially all employees in January 2021 and the impact of Earnout RSUs associated with the Business Combination, reinstating incentive programs that were eliminated as part of the cost-reduction measures implemented in 2020 as a result of the COVID-19 pandemic, and increased headcount and (2) a $0.4 million increase in software expenses directly related to product development activities.

Sales and Marketing

	Three Months Ended September 30,		Change
	2021	2020	Amount	%
	(in thousands)
Sales and marketing	$10,310	$5,745	$4,565	79%

The increase in selling and marketing expenses during the three months ended September 30, 2021 compared to the prior year period was primarily due to (1) a $3.9 million increase in personnel-related cost, including stock based compensation resulting from the grant of stock options to substantially all employees in January 2021 and the impact of Earnout RSUs associated with the Business Combination, reinstating incentive programs that were eliminated as part of the cost-reduction measures implemented in 2020 as a result of the COVID-19 pandemic, and increased headcount and (2) a $0.6 million increase in marketing spend initiatives related to promoting our products and product enhancements.

General and Administrative

	Three Months Ended September 30,		Change
	2021	2020	Amount	%
	(in thousands)
General and administrative	$9,838	$5,106	$4,732	93%

The increase in general and administrative expenses during the three months ended September 30, 2021 compared to the prior year period was primarily due to (1) a $4.0 million increase in personnel-related costs, including stock-based compensation from the grant of stock options to substantially all employees in January 2021 and the impact of Earnout RSUs associated with the Business Combination, and reinstating incentive programs that were eliminated as part of the cost-reduction measures implemented in 2020 as a result of the COVID-19 pandemic and (2) a $0.5 million increase in insurance, professional, and consulting fees for reporting, compliance, and other related requirements as a result of becoming a public company in 2021.

Depreciation and Amortization

	Three Months Ended September 30,		Change
	2021	2020	Amount	%
	(in thousands)
Depreciation and amortization	$1,205	$1,402	$(197)	(14)%

Depreciation and amortization expense during the three months ended September 30, 2021 was consistent with the prior year period as we did not have a material change in purchases, capitalization, write offs, or impairments of property, equipment, or intangible assets during either period.

Total Other Income (Expense)

	Three Months Ended September 30,		Change
	2021	2020	Amount	%
	(in thousands)
Total other income (expense)	$275	$(1,562)	$1,837	118%

The increase in other income during the three months ended September 30, 2021 compared to the prior year period was primarily due to a reduction in interest expense as all of our outstanding borrowings were paid off in the first quarter of 2021 as part of the Business Combination.

Provision for Income Taxes

	Three Months Ended September 30,		Change
	2021	2020	Amount	%
	(in thousands)
Provision for income taxes	$(27)	$(33)	$6	18%

The provision for income taxes for the three months ended September 30, 2021 is consistent with the prior year period due to a low effective tax rate resulting from our net operating losses. We maintain a valuation allowance on our deferred taxes.

Comparison of Results of Operations for the Nine Months Ended September 30, 2021 and 2020

Total Revenues

	Nine Months Ended September 30,		Change
	2021	2020	Amount	%
	(in thousands)
Subscription and transaction fees	$89,631	$73,065	$16,566	23%
Services and other	7,809	5,913	1,896	32
Subscription, transaction, and services	97,440	78,978	18,462	23
Reimbursable costs	26,085	28,052	(1,967)	(7)
Total revenues	$123,525	$107,030	$16,495	15%

The increase in total revenues during the nine months ended September 30, 2021 compared to the prior year period was primarily due to (1) a $17.2 million increase in the software and payments segment as a result of contracting with new customers, existing customers purchasing additional products, and increased transaction volumes, primarily from payments and (2) a $1.9 million increase in services revenue from existing customers purchasing additional professional services engagements. These increases were partially offset by (1) a $2.0 million decrease in print segment reimbursable costs, primarily postage, associated with lower print volumes and (2) a $0.6 million decrease in transactional volumes in the print segment as a result of existing customers converting to electronic invoicing.

Cost of Revenues

	Nine Months Ended September 30,		Change
	2021	2020	Amount	%
	(in thousands)
Cost of subscription, transaction, and services	$27,981	$24,100	$3,881	16%
Cost of reimbursable costs	26,085	28,052	(1,967)	(7)
Total cost of revenues	$54,066	$52,152	$1,914	4%

The increase in total cost of revenues during the nine months ended September 30, 2021 compared to the prior year period was primarily due to a $5.4 million increase in personnel-related costs, including stock-based compensation resulting from the grant of stock options to substantially all employees in January 2021 and the impact of Earnout RSUs associated with the Business Combination, and reinstating incentive programs that were eliminated as part of the cost-reduction measures implemented in 2020 as a result of the COVID-19 pandemic. This increase was partially offset by (1) a $2.0 million decrease in reimbursable costs, primarily postage, associated with lower print volumes and (2) a $1.3 million decrease in print related costs resulting from efficiencies in our operations and lower print transactional volumes as a result of existing customers converting to electronic invoicing.

Research and Development

	Nine Months Ended September 30,		Change
	2021	2020	Amount	%
	(in thousands)
Research and development	$35,716	$27,260	$8,456	31%

The increase in research and development expenses during the nine months ended September 30, 2021 compared to the prior year period was primarily due to (1) an $8.2 million increase in personnel-related costs, including stock-based compensation resulting from the grant of stock options to substantially all employees in January 2021 and the impact of Earnout RSUs associated with the Business Combination, reinstating incentive programs that were eliminated as part of the cost-reduction measures implemented in 2020 as a result of the COVID-19 pandemic, and increased headcount and (2) a $0.6 million increase in software expenses directly related to product development activities.

Sales and Marketing

	Nine Months Ended September 30,		Change
	2021	2020	Amount	%
	(in thousands)
Sales and marketing	$29,226	$17,296	$11,930	69%

The increase in sales and marketing expenses during the nine months ended September 30, 2021 compared to the prior year period was primarily due to (1) a $10.9 million increase in personnel-related costs, including commissions and stock-based compensation resulting from the grant of stock options to substantially all employees in January 2021 and the impact of certain Earnout RSUs associated with the Business Combination, reinstating incentive programs that were eliminated as part of the cost-reduction measures implemented in 2020 as a result of the COVID-19 pandemic, and increased headcount and (2) a $1.0 million increase in marketing initiatives spend related to promoting our products and product enhancements.

General and Administrative

	Nine Months Ended September 30,		Change
	2021	2020	Amount	%
	(in thousands)
General and administrative	$32,766	$15,225	$17,541	115%

The increase in general and administrative expenses during the nine months ended September 30, 2021 compared to the prior year period was primarily due to (1) a $13.4 million increase in personnel-related costs, including stock-based compensation resulting from the grant of stock options to substantially all employees in January 2021 and the impact of certain Earnout RSUs associated with the Business Combination, and reinstating incentive programs that were eliminated as part of the cost-reduction measures implemented in 2020 as a result of the COVID-19 pandemic and (2) a $4.0 million increase in insurance, professional, and consulting fees for reporting, compliance, and other related requirements as a result of becoming a public company in 2021.

Depreciation and Amortization

	Nine Months Ended September 30,		Change
	2021	2020	Amount	%
	(in thousands)
Depreciation and amortization	$3,924	$4,223	$(299)	(7)%

The decrease in depreciation and amortization expense during the nine months ended September 30, 2021 is primarily due to certain customer relationship intangible assets that were fully amortized in 2021.

Total Other Income (Expense)

	Nine Months Ended September 30,		Change
	2021	2020	Amount	%
	(in thousands)
Total other income (expense)	$(12,421)	$(3,438)	$(8,983)	(261)%

The increase in other expenses during the nine months ended September 30, 2021 compared to the prior year period was primarily due to (1) a $10.0 million increase in the fair value of Earnout Shares and (2) a $2.8 million a loss on extinguishment of debt associated with the early payment of all of our outstanding borrowings, both as part of the Business Combination. These increases were partially offset by a $3.1 million reduction in interest expense as all of our outstanding borrowings were paid off in the first quarter of 2021.

Provision for Income Taxes

	Nine Months Ended September 30,		Change
	2021	2020	Amount	%
	(in thousands)
Provision for income taxes	$(130)	$(150)	$20	13%

The provision for income taxes for the nine months ended September 30, 2021 is consistent with the prior year period due to a low effective tax rate resulting from our net operating losses. We maintain a valuation allowance on our deferred taxes.

Results of Operations for the Years Ended December 31, 2020 and 2019

	Years Ended December 31,		% change
	2020	2019	2020	2019
	(in thousands)
Revenues:
Subscription, transaction and services	$108,569	$96,460	13%	21%
Reimbursable costs	37,116	40,008	(7)	(2)
Total revenues	145,685	136,468	7	13
Cost of revenues:
Cost of subscription, transaction and services	32,531	32,015	2	21
Cost of reimbursable costs	37,116	40,008	(7)	(2)
Total cost of revenues, excluding depreciation and amortization	69,647	72,023	(3)	7
Operating expenses:
Research and development	36,468	34,285	6	45
Sales and marketing	23,420	22,098	6	2
General and administrative	22,188	23,297	(5)	24
Depreciation and amortization	5,624	5,881	(4)	(3)
Total operating expenses	87,700	85,561	2	22
Loss from operations	(11,662)	(21,116)	(45)	24
Other income (expense):
Interest income	18	1	1700	(99)
Interest expense	(4,661)	(1,507)	209	85
Other income (expense), net	(518)	(21)	2367	(95)
Total other income (expense)	(5,161)	(1,527)	238	39
Loss before income taxes	(16,823)	(22,643)	(26)	25
Provision for income taxes	(204)	(160)	28	132
Net loss and comprehensive loss	$(17,027)	$(22,803)	(25)%	25%

Comparison of Results of Operations for the Years Ended December 31, 2020 and 2019

Total Revenues

	Years Ended December 31,		Change
	2020	2019	Amount	%
	(in thousands)
Subscription and transaction fees	$99,609	$89,476	$10,133	11%
Services and other	8,960	6,984	1,976	28
Subscription, transaction and services	$108,569	$96,460	$12,109	13
Reimbursable costs	37,116	40,008	(2,892)	(7)
Total revenues	$145,685	$136,468	$9,217	7%

Total revenues were $145.7 million for the year ended December 31, 2020, compared to $136.5 million for the year ended December 31, 2019, an increase of $9.2 million or 7%.

•
Subscription, transaction and services revenue was $108.6 million for the year ended December 31, 2020, compared to $96.5 million for the year ended December 31, 2019, an increase of $12.1 million or 13%.

•	Reimbursable costs revenue was $37.1 million for the year ended December 31, 2020, compared to $40.0 million for the year ended December 31, 2019, a decrease of $2.9 million or 7%.

The increase in total revenues was attributable to the following factors listed below:

•
Subscription and transaction fees related to the Software and Payments segment increased $12.3 million or 18% from contracting with new customers and existing customers purchasing additional products and increasing transaction volume primarily from payments. Software and Payments segment revenue was $81.2 million, or 81% of subscription and transaction fees, for the year ended December 31, 2020, compared to $68.9 million, or 77% of subscription and transaction fees for the year ended December 31, 2019.

•
Print segment revenue was $55.6 million for the year ended December 31, 2020, compared to $60.6 million for the year ended December 31, 2019, a decrease of $5.1 million or 8%. Subscription and transaction fees related to the Print segment decreased $2.2 million or 11% due primarily to the impact of COVID-19 on customer transaction volumes. Subscription and transaction fees related to the Print segment were $18.4 million, or 19% of subscription and transaction fees, for the year ended December 31, 2020, compared to $20.6 million, or 23% of subscription and transaction fees, for the year ended December 31, 2019. Reimbursable costs decreased $2.9 million or 7%, due to the impact of COVID-19 on customer transaction volumes. For more information on how we were affected by and responded to COVID-19, see the section entitled “— Impact of COVID-19 on our Business.”

•
Services and other revenue increased $2.0 million or 28% due primarily to an increase in existing customer professional services consulting engagements, as well as a shift to pricing more services on an hourly rate basis as compared to the prior period, which is not expected to be sustainable at this growth rate in future periods. In 2019 Services and other included revenue related to a one-time legacy software platform perpetual license fee. Services and other revenue was $9.0 million for the year ended December 31, 2020, compared to $7.0 million for the year ended December 31, 2019.

Cost of Revenues

	Years Ended December 31,		Change
	2020	2019	Amount	%
	(in thousands)
Cost of subscription, transaction and services	$32,531	$32,015	$516	2%
Cost of reimbursable costs	37,116	40,008	(2,892)	(7)
Total cost of revenues, excluding depreciation and amortization	$69,647	$72,023	$(2,376)	(3)%

Total cost of revenues, excluding depreciation and amortization was $69.6 million or 48% of total revenues for the year ended December 31, 2020, compared to $72.0 million or 53% of total revenues for the year ended December 31, 2019, a decrease of $2.4 million or 3%.

•
Cost of subscription, transaction and services was $32.5 million or 22% of total revenues for the year ended December 31, 2020, compared to $32.0 million or 23% of total revenues for the year ended December 31, 2019, an increase of $0.5 million or 2%.

•
Cost of reimbursable costs was $37.1 million or 25% of total revenues for the year ended December 31, 2020, compared to $40.0 million or 29% of total revenues for the year ended December 31, 2019, a decrease of $2.9 million or 7% due primarily to the impact of COVID-19 on customer transaction volumes. For more information on how we were affected by and responded to COVID-19, see the section entitled “— Impact of COVID-19 on Our Business.”

The increase in total cost of revenues, excluding depreciation and amortization was attributable to the following factors listed below:

•
Cost of subscription, transaction and services related to the Software and Payments segment increased $0.7 million or 6% due primarily to a $0.5 million increase in personnel-related costs, including non-cash stock-based compensation expense, and a $0.2 million increase in Software and Payments direct costs due to new customers and existing customers purchasing additional products and increasing transactions. Cost of subscription, transaction and services related to the Software and Payments segment were $12.6 million resulting in a segment gross margin of $68.6 million or 85% for the year ended December 31, 2020, compared to $11.9 million resulting in a segment gross margin of $57.0 million or 83% for the year ended December 31, 2019. We expect that cost of subscription, transaction, and services will increase in absolute dollars, but may fluctuate as a percentage of total revenues from period to period, as we continue to sell a mix of solutions and services to new and existing customers.

•
Cost of revenues related to the Print segment was $45.6 million for the year ended December 31, 2020, compared to $49.7 million for the year ended December 31, 2019, a decrease of $4.0 million or 8%. Cost of subscription, transaction and services related to Print decreased $1.2 million or 11.9% due primarily to a $1.2 million decrease in Print direct costs resulting from impact of COVID-19 on customer transaction volumes. Cost of subscription, transaction and services related to the Print segment were $8.5 million resulting in a segment gross margin of $10.0 million or 54% for the year ended December 31, 2020, compared to $9.6 million resulting in a segment gross margin of $11.0 million or 53% for the year ended December 31, 2019. Cost of reimbursable costs decreased $2.9 million or 7% due to the impact of COVID-19 on customer transaction volumes. For more information on how we were affected by and responded to COVID-19, see the section entitled “— Impact of COVID-19 on Our Business.”

•
Cost of services and other was $11.5 million for the year ended December 31, 2020, compared to $10.5 million for the year ended December 31, 2019, an increase of $1.0 million or 10%. The increase was due to a $1.0 million increase in personnel-related costs, including non-cash stock-based compensation expense and amortization of deferred service costs for personnel who were directly engaged in providing implementation and consulting services to our customers.

Research and Development

	Years Ended December 31,		Change
	2020	2019	Amount	%
	(in thousands)
Research and development	$36,468	$34,285	$2,183	6%
Percentage of total revenues	25%	25%

Research and development expenses were $36.5 million for the year ended December 31, 2020, compared to $34.3 million for the year ended December 31, 2019, an increase of $2.2 million or 6%. The increase was due primarily to a $1.9 million increase in personnel-related costs resulting from hiring personnel who were directly engaged in maintaining products and IT infrastructure, upgrading product features, managing products and building or expanding new solutions related to the Software and Payments segment, as well as a $0.4 million increase in hardware, support and other costs. The increase was offset by a $0.1 million decrease in professional and consulting fees.

Sales and Marketing

	Years Ended December 31,		Change
	2020	2019	Amount	%
	(in thousands)
Sales and marketing	$23,420	$22,098	$1,322	6%
Percentage of total revenues	16%	16%

Sales and marketing expenses were $23.4 million for the year ended December 31, 2020, compared to $22.1 million for the year ended December 31, 2019, an increase of $1.3 million or 6%. The increase was due primarily to a $2.3 million increase in personnel-related cost, including non-cash stock-based compensation, due to the hiring of additional personnel who were primarily engaged in the sale of Software and Payments products. It was offset by a $0.9 million decrease in marketing and other costs resulting from our modified business practices in response to the COVID-19 pandemic, which includes the cancellation of in-person meetings, events and conferences. For more information on how we were affected by and responded to COVID-19, see the section entitled “— Impact of COVID-19 on Our Business.”

General and Administrative

	Years Ended December 31,		Change
	2020	2019	Amount	%
	(in thousands)
General and administrative	$22,188	$23,297	$(1,109)	(5)%
Percentage of total revenues	15%	17%

General and administrative expenses were $22.2 million for the year ended December 31, 2020, compared to $23.3 million for the year ended December 31, 2019, a decrease of $1.1 million or 5%. The decrease was due primarily to a $1.6 million decrease in personnel-related costs, including non-cash stock-based compensation, resulting from our modified business practices in response to the COVID-19 pandemic. For more information on how we were affected by and responded to COVID-19 see the section entitled “— Impact of COVID-19 on Our Business.” The decrease was also due to a $0.2 million decrease in facilities and other costs, a $0.4 million decrease in administrative costs resulting from acquisition, integration and restructuring activities. This was offset by a $1.0 million increase in professional and consulting fees.

Depreciation and Amortization

	Years Ended December 31,		Change
	2020	2019	Amount	%
	(in thousands)
Depreciation and amortization	$5,624	$5,881	$(257)	(4)%
Percentage of total revenues	4%	4%

Depreciation and amortization expense was $5.6 million for the year ended December 31, 2020, compared to $5.9 million for the year ended December 31, 2019, a decrease of $0.3 million or 4%. The decrease was due to a decline in depreciation expense associated with fully depreciated assets in our Print segment. In addition, the weighted average useful life of identified intangible assets have increased slightly, which results in recognition of less amortization expense for such assets as compared to 2019.

Total Other Income (Expense)

	Years Ended December 31,		Change
	2020	2019	Amount	%
	(in thousands)
Total other income (expense)	$(5,161)	$(1,527)	$(3,634)	238%
Percentage of total revenues	(4)%	(1)%

Total other income (expense) was $(5.2) million for the year ended December 31, 2020, compared to $(1.5) million for the year ended December 31, 2019, an increase of $3.6 million or 238%. The increase was due primarily to higher interest expense as a result of a new financing agreement, effective January 2020, consisting of a $72.5 million credit facility, secured by substantially all of our assets (the “Financing Agreement”), which increased available liquidity and outstanding debt at a higher interest rate than our prior revolving credit facility and term loan. In connection with the Business Combination, on January 12, 2021, we paid the outstanding facilities in full, along with a prepayment penalty, and extinguished the Financing Agreement.

Provision for Income Taxes

	Years Ended December 31,		Change
	2020	2019	Amount	%
	(in thousands)
Provision for income taxes	$(204)	$(160)	$(44)	28%
Percentage of total revenues	(0.1)%	(0.1)%

Provision for income taxes was $(0.2) million for the year ended December 31, 2020, compared to $(0.2) million for the year ended December 31, 2019, an increase of 28%. The increase was due to a higher effective tax rate primarily related to state income taxes. Overall, our effective tax rate is low due to its net operating loss position and we have a valuation allowance on our deferred taxes.

Liquidity and Capital Resources

Our principal sources of liquidity are cash, cash equivalents, marketable securities, cash flows from financing activities, and, since becoming a public company, through public offerings of equity securities. As of September 30, 2021, we had cash and cash equivalents of $243.4 million and marketable securities of $45.1 million. Our primary uses of liquidity are operating expenses, capital expenditures, and acquiring businesses.

As discussed earlier, we acquired iController on October 7, 2021. The $57.0 million acquisition payment on the closing date was funded entirely with cash on hand. Additional amounts are payable during the three-year period following the closing date based on the financial performance of the acquired company and other certain conditions.

We believe our current cash, cash equivalents, marketable securities, and cash flows from financing activities, including the reduction in cash used to acquire iController and additional consideration payable, if any, are sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this Prospectus/Offer to Exchange. However, our anticipated results are subject to significant uncertainty and may be affected by events beyond our control, including the prevailing economic, financial and industry conditions, including the continued impact of COVID-19.

Our liquidity is influenced by a variety of factors, including our revenue growth rate, timing of payments and collections, development of new products, the cash paid for businesses, capital expenditures and the issuance of debt and preferred stock. Our future capital requirements will depend on many factors, including our pace of growth, subscription activity, retention of existing customers, the timing and extent of spend to support development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced services offerings, and the continuing market acceptance of our services. To the extent that our existing cash and cash equivalents are insufficient to fund future activities or requirements to continue operating our business, we may need to raise additional funds. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us, or at all. If we are unable to raise additional capital when desired, our business, operating results and financial condition would be adversely affected.

Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020

The following table summarizes our cash flows for the periods presented (in thousands, except percentages):

	Nine Months Ended September 30,		Change
	2021	2020	Amount	%
Net cash used in operating activities	$(9,809)	$(4,041)	$(5,768)	(143)%
Net cash used in investing activities	(46,647)	(1,506)	(45,141)	(2,997)
Net cash provided by financing activities	282,945	15,834	267,111	1,687
Net increase in cash, cash equivalents, and restricted cash	$226,489	$10,287	$216,202	2,102%

Comparison of Nine Months Ended September 30, 2021 to Nine Months Ended September 30, 2020

Operating Activities

Cash flows from operations have historically been negative as we continue to invest in our product features and platform, develop new products, and increase our sales and marketing efforts to sign contracts with new customers, and expand the product breadth within existing customers. We do not expect this trend to change on an annual basis, although we do see quarterly shifts where cash flows from operations may be positive, primarily due to invoicing and collecting subscription fees from customers which are typically payable in advance.

The $5.8 million increase in cash used for operations for the nine months ended September 30, 2021 compared to the prior year period was primarily due to a $4.5 million decrease in cash generated from working capital items, primarily accounts receivable due to strong business growth, and combined with the effect of non-cash items, a $1.3 million increase in net loss.

Investing Activities

During the nine months ended September 30, 2021 cash used in investing activities was $46.6 million, which consisted of $45.1 million for the purchases of marketable securities and $1.6 million for purchases of property and equipment. During the nine months ended September 30, 2020 cash used in investing activities consisted of $1.5 million for purchases of property and equipment.

Financing Activities

During the nine months ended September 30, 2021 cash provided by financing activities was $282.9 million, which primarily consisted of $329.7 million of proceeds from the Business Combination and PIPE Financing, net of offering costs. These proceeds were partially offset by $46.2 million used to fully repay our outstanding borrowings, including debt extinguishment costs, pursuant to the Business Combination.

During the nine months ended September 30, 2020 cash provided by financing activities was $15.8 million, primarily consisting of $49.5 million in proceeds from borrowings, net of issuance costs, offset by $34.8 million in repayments on the outstanding borrowings.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The following table summarizes our cash flows for the periods presented (in thousands, except percentages):

	Years Ended December 31,		Change
	2020	2019	Amount	%
Net cash used in operating activities	$(217)	$(7,275)	$7,058	97%
Net cash used in investing activities	(1,756)	(10,652)	8,896	84
Net cash provided by (used in) financing activities	14,954	22,773	(7,819)	(34)
Net increase (decrease) in cash, cash equivalents, and restricted cash	$12,981	$4,846	$8,135	168%

Comparison of Year Ended December 31, 2020 to Year Ended December 31, 2019

Operating Activities

Cash flows from operations have been historically negative as we continue to invest in its product features and platform, develop new products, and increase its sales and marketing efforts to sign contracts with new customers and expand the product breadth of existing customers. We do not expect this trend to change on an annual basis, although we do see quarterly shifts where cash flows from operations may be positive, primarily associated with invoicing and collecting advance subscription fees from customers.

For the year ended December 31, 2020, net cash used in operating activities was $0.2 million. Operating cash flow was driven primarily by lower net losses than in the prior year, adjustments for depreciation and amortization, stock-based compensation, and changes in the fair value of Warrants, as well as changes in working capital that include the timing of payments of accrued expenses and the collection of deferred revenue and accounts receivable.

For the year ended December 31, 2019, net cash used in operating activities was $7.3 million. Operating cash flow was driven primarily by adjustments for depreciation and amortization and stock-based compensation expense, as well as changes in working capital that relate primarily to the timing of payments of accrued expenses and the collection of deferred revenue.

Cash used in operating activities increased by $7.1 million for the year ended December 31, 2020 compared to 2019, primarily due to lower net losses from cost savings measures, decreasing uses of cash for working capital net of the impact of deferred revenues and costs.

Investing Activities

For the year ended December 31, 2020, net cash used in investing activities was $1.8 million. Investing cash flow was driven primarily by capitalized software development and purchases of property and equipment.

For the year ended December 31, 2019, net cash used in investing activities was $10.7 million. Investing cash flow was driven primarily by an acquisition of a business in the Software and Payments segment of $6.3 million coupled with capitalized software development and purchases of property and equipment.

Cash used by investing activities decreased by $8.9 million for the year ended December 31, 2020 compared to 2019, primarily due to the acquisition of the assets associated with the Second Phase business in 2019, while no acquisitions of businesses occurred in 2020.

Financing Activities

For the year ended December 31, 2020, net cash provided by financing activities was $15.0 million. Net cash provided by financing activities during 2020 consisted of borrowings under the Financing Agreement in January 2020, which increased the total long-term debt outstanding, partially offset by repayments of loans payable and the line of credit under our prior credit facility.

For the year ended December 31, 2019, net cash used in financing activities was $22.8 million. Net cash provided by financing activities during 2019 consisted of borrowings under a line of credit and was partially offset by repayments of loans payable and the line of credit.

Cash provided by financing activities decreased by $7.8 million for 2020 compared to 2019, primarily due to repayments of loans payable and the line of credit.

Contractual Obligations

There has been a material change to the contractual obligations table as disclosed in our Annual Report on Form 10-K and our Amendment on Form 8-K due to the Business Combination. As of September 30, 2021, our future contractual obligations table is as follows (in thousands):

Contractual Obligations (1)	Total	< 1 Year	1-3 Years	3-5 Years	> 5 Years
Capital leases	$103	$84	$19	$—	$—
Operating leases	46,664	4,669	8,640	8,228	25,127
Purchase commitments (2)	378	378	—	—	—
Contingent consideration (3)	370	370	—	—	—
Total contractual cash obligations	$47,515	$5,501	$8,659	$8,228	$25,127

(1)	In connection with the Business Combination on January 12, 2021, we repaid all amounts outstanding on our long-term debt. Accordingly, long term debt is no longer shown as a contractual obligation.

(2)	Purchase commitments principally consist of contractual commitments for supplies used in our print operations.

(3)
The acquisition of Second Phase, LLC in April 2019 included a contingent consideration arrangement that required additional consideration to be paid to the sellers annually based meeting certain recurring revenue growth and profitability targets (together, "the Financial Targets") during the three-year period beginning May 1, 2019. In May 2021, we determined the second year Financial Targets were not met and accordingly reduced the amount of remaining contingent consideration payable.

Except as noted above, there were no material changes to our contractual obligations.

In addition to the contractual cash commitments included above, we have other payables and liabilities that may be legally enforceable but are not considered contractual commitments.

Off-Balance Sheet Arrangements

As of September 30, 2021, other than the operating leases described in the Notes to Unaudited Condensed Consolidated Financial Statements, we had no off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures, or capital.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the following non-GAAP financial measures are useful in evaluating our operating performance.

We present these non-GAAP measures to assist investors in understanding our financial performance from the perspective of management. We believe these measures provide an additional tool for investors to use in comparing our financial performance over multiple periods with other companies in our industry. While we believe the use of these non-GAAP measures provides useful information to investors and management in analyzing our financial performance, non-GAAP measures have inherent limitations in that they do not reflect all of the amounts and transactions that are included in our financial statements prepared in accordance with GAAP. Non-GAAP measures do not serve as an alternative to GAAP, nor do we consider our non-GAAP measures in isolation, accordingly, we present non-GAAP financial measures only in connection with GAAP results. We urge investors to consider non-GAAP measures only in conjunction with our GAAP financials and to review the reconciliation of our non-GAAP financial measures to the most comparable GAAP financial measures, as described below, included in this Prospectus/Offer to Exchange.

Net Revenue (non-GAAP)

 Net revenue (non-GAAP) is defined as total revenues less reimbursable costs revenue, which is equal to subscription, transaction, and services revenue. Reimbursable costs revenue consists primarily of amounts charged to customers for postage (with an offsetting amount recorded as a cost of revenue) which we do not consider internally when monitoring operating performance.

We believe net revenue (non-GAAP) allows investors to evaluate comparability with our past financial performance and facilitates period-to-period comparisons of core operations. The most directly comparable GAAP measure to net revenue (non-GAAP) is total revenues in our Condensed Consolidated Statements of Operations and Comprehensive Loss.

Adjusted Gross Profit (non-GAAP) & Adjusted Gross Margin (non-GAAP)

Adjusted gross profit (non-GAAP) is defined as total revenues less total cost of revenues, excluding depreciation and amortization, plus stock-based compensation expense included in total cost of revenues. Adjusted gross margin (non-GAAP) is defined as our adjusted gross profit (non-GAAP) divided by total revenues less reimbursable costs revenue or net revenue (non-GAAP).

We believe adjusted gross profit (non-GAAP) and adjusted gross margin (non-GAAP) are useful financial measures to investors as they eliminate the impact of certain non-cash expenses and allow a direct comparison of our cash operations and ongoing operating performance between periods. We expect adjusted gross margin (non-GAAP) to continue to improve over time to the extent that we are able to increase our scale by successfully growing revenues, both from cross-selling existing customers and upselling current and future offerings. However, our ability to improve adjusted gross margin (non-GAAP) over time is not guaranteed and will be impacted by the factors affecting our performance discussed above and outlined in the section titled “Risk Factors” in this Prospectus/Offer to Exchange. The most directly comparable GAAP measure to adjusted gross profit (non-GAAP) and adjusted gross margin (non-GAAP) is total revenues in our statements of operations and comprehensive loss.

The following table presents a reconciliation of our net revenue (non-GAAP), adjusted gross profit (non-GAAP), and adjusted gross margin (non-GAAP) to their most directly comparable GAAP financial measures (in thousands, except percentages):

	Years Ended December 31,			Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2018	2021	2020	2021	2020
	(in thousands)
Total revenues	$145,685	$136,468	$120,515	$41,357	$38,294	$123,525	$107,030
Less: Reimbursable costs revenue	37,116	40,008	40,944	8,625	9,486	26,085	28,052
Net Revenue (non-GAAP)	$108,569	$96,460	$79,571	$32,732	$28,808	$97,440	$78,978

Total revenues	$145,685	$136,468	$120,515	$41,357	$38,294	$123,525	$107,030
Less: Cost of revenue, excluding depreciation and amortization	69,647	72,023	67,511	17,993	18,063	54,066	52,152
Gross profit, excluding depreciation and amortization	76,038	64,445	53,004	23,364	20,231	69,459	54,878
Add: Stock-based compensation expense	263	133	114	436	77	1,284	166
Adjusted Gross Profit (non-GAAP)	$76,301	$64,578	$53,118	$23,800	$20,308	$70,743	$55,044

Gross margin, excluding depreciation and amortization	52.2%	47.2%	44.0%	56.5%	52.8%	56.2%	51.3%
Adjusted Gross Margin (non-GAAP)	70.3%	66.9%	66.8%	72.7%	70.5%	72.6%	69.7%

Adjusted EBITDA (non-GAAP)

Adjusted EBITDA (non-GAAP) is defined as net loss and comprehensive loss, plus (1) income tax benefit (expense), (2) the change in fair value of financial instruments and other income (expense) including the change in the fair value of liabilities (for earnout shares, warrants, contingent consideration, or other items classified as liabilities), (3) interest expense and loss on extinguishment of debt, (4) depreciation and amortization, (5) stock-based compensation expense, (6) restructuring and severance costs, (7) acquisition and integration costs, and (8) other capital structure transaction costs, minus (9) interest income.

We believe adjusted EBITDA (non-GAAP) is a key measure for us to understand and evaluate our operating performance, to establish budgets, and to develop operational and strategic goals. Adjusted EBITDA (non-GAAP) helps identify underlying trends since the expenses we exclude in the calculation may not directly correlate to our overall operating performance in any specific period. Accordingly, we believe adjusted EBITDA (non-GAAP) also provides useful information to investors in understanding and evaluating our operating results in the same manner as management. The most directly comparable GAAP measure to adjusted EBITDA (non-GAAP) is net loss and comprehensive loss in the Condensed Consolidated Statements of Operations and Comprehensive Loss.

We believe that excluding the impact of these expenses in calculating adjusted EBITDA (non-GAAP) can provide a useful measure for period-to-period comparisons of our core operating performance. We believe it is useful to exclude certain non-cash charges, such as share-based compensation expense from our non-GAAP financial measures because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations. Other income (expense), net, includes interest income, loss on asset disposals, and fair value adjustments related to earnout shares, warrants, contingent consideration, and other items classified as liabilities. Restructuring and severance costs are associated with realigning our organization or cost structure. Acquisition and integration expenses are related to the third-party costs associated with acquiring companies and internal direct costs associated with integrating acquired companies and their customers. These costs are not expected to recur within two years, for prior acquisitions, and only reoccur if we have new acquisitions. Our last acquisition included in these results was in April 2019. Other capital structure transaction costs are related to third-party fees, including investment banking, legal, accounting, and other professional advisory fees associated with financing transactions, such as the secondary offering of our common stock completed in July 2021. These costs are not expected to recur over the next two years as the secondary offering was a one-time transaction between existing and new shareholders, with no new shares being issued or offered by us.

The following table reconciles adjusted EBITDA (non-GAAP) to the most directly comparable GAAP financial measure (in thousands):

Reconciliation of Net Loss and Comprehensive Loss to Adjusted EBITDA

	Years Ended December 31,			Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2018	2021	2020	2021	2020
	(in thousands)
Net loss and comprehensive loss	$(17,027)	$(22,803)	$(18,231)	$(11,194)	$(2,715)	$(44,724)	$(12,714)
Provision for income taxes	204	160	69	27	33	130	150
Other expense	500	20	286	—	—	—	—
Change in fair value of financial instruments and other income	—	—	—	(162)	443	9,823	51
Interest expense and loss on extinguishment of debt	4,661	1,507	814	2	1,120	2,947	3,405
Interest income	—	—	—	(115)	(1)	(349)	(18)
Depreciation and amortization	5,624	5,881	6,040	1,205	1,402	3,924	4,223
Stock-based compensation expense	3,063	2,114	1,796	5,914	826	20,446	1,987
Restructuring and severance	628	1,215	508	35	77	358	359
Acquisition and integration expenses	162	895	415	257	26	257	162
Other capital structure transaction costs	—	—	—	—	—	498	—
Adjusted EBITDA (non-GAAP)	$(2,185)	$(11,011)	$(8,303)	$(4,031)	$1,211	$(6,690)	$(2,395)

For the year ended December 31, 2020, Adjusted EBITDA was a loss of $2.2 million, an increase of $8.8 million compared to prior year driven by expense reduction initiatives related to COVID-19, which commenced in the second quarter of 2020 and continued through the third quarter of 2020.

For the year ended December 31, 2019, Adjusted EBITDA was a loss of $11.0 million, a decrease of $2.7 million compared to prior year due to continued investment in research and development and sales and marketing, as well as increased facilities expense associated with a full year in our leased corporate headquarters which commenced June 2018.

For the three months ended September 30, 2021 adjusted EBITDA decreased $5.2 million compared to the prior year period. For the nine months ended September 30, 2021 adjusted EBITDA decreased $4.3 million compared to the prior year period. The change in both periods is primarily due to an increase in total revenues offset by higher operating expenses as discussed in the sections above titled “Comparison of Results of Operations.”

Free Cash Flow (non-GAAP)

Free cash flow (non-GAAP) is defined as net cash used in operating activities, less purchases of property and equipment (which includes capitalized internal-use software costs).

We believe free cash flow (non-GAAP) is an important liquidity measure of the cash available for our operational expenses and investment in business growth. It is useful to investors as a liquidity measure of our ability to generate or use cash to, maintain a strong balance sheet, and invest in future growth. The most directly comparable GAAP measure to free cash flow (non-GAAP) is net cash used in operating activities in the Condensed Consolidated Statement of Cash Flows.

The following table presents a reconciliation of free cash flow to the most directly comparable GAAP measure (in thousands):

Reconciliation of Free Cash Flow to Net Cash Used in Operating Activities

	Years Ended December 31,			Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2018	2021	2020	2021	2020
	(in thousands)
Net cash used in operating activities	$(217)	$(7,275)	$(6,289)	$1,012	$3,397	$(9,809)	$(4,041)
Purchases of property and equipment	(1,756)	(4,317)	(7,936)	(450)	(196)	(1,570)	(1,506)
Free cash flow (non-GAAP)	$(1,973)	$(11,592)	$(14,225)	$562	$3,201	$(11,379)	$(5,547)

Critical Accounting Policies and Procedures

Our financial statements have been prepared in accordance with GAAP. The preparation of our financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events, and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

While our significant accounting policies are described in more detail in Note 2 — Summary of Significant Accounting Policies in the Notes to Unaudited Condensed Consolidated Financial Statements and Note 2 — Summary of Significant Accounting Policies in the Notes to Financial Statements, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

Our revenues are primarily subscription and transaction fees which are recurring in nature, services and other, and reimbursable costs. To determine revenue recognition for arrangements that we determine are within the scope of the revenue standard, we perform the following five steps:

1.	Identify the contract, or contracts, with a customer;

2.	Identify the performance obligations in the contract;

3.	Determine the transaction price;

4.	Allocate the transaction price to the performance obligations in the contract; and

5.	Recognize revenue when, or as, we satisfy a performance obligation.

Subscription and transaction fees revenue

Subscription and transaction fees are derived primarily from a hosted SaaS platform that enables billings and payment processing on behalf of customers. Our transaction fees for certain services are billed monthly based on the volume of items processed each month at a contractual rate per item processed.

Hosted solutions are provided without licensing perpetual rights to the software. These solutions are integral to the overall service arrangement and are billed as a subscription fee as part of the overall service agreement with the customer. Subscription fees from hosted solutions are recognized monthly over the customer agreement term beginning on the date our solution is made available to the customer.

Transaction revenue is recognized concurrent with processing of the related transactions, which is when revenue is earned. The customer simultaneously receives and consumes the benefits as we perform. Transaction fees include per-item processing fees charged at contracted rates based on the number of envelopes, invoices delivered or payments processed.

Services and other

Revenues related to upfront implementation services for new customers or new products for existing customers are recognized ratably over the estimated period of the customer relationship, which is estimated to be five years other than for customer relationships from acquisitions which range from two to four years.

In addition to implementation fees, professional services fees also include consulting services provided to customers on a time and materials basis. Revenues from consulting services are recognized as the services are completed based on their standalone value.

Significant judgements

We determine standalone selling price for all material performance obligations using observable inputs, such as the price of subsequent years of the contract, standalone sales and historical contract pricing. Some customers have the option to purchase additional subscription or transaction services at a stated price. These options are evaluated on a case-by-case basis but generally do not provide a material right as they are priced within a range of prices provided to other customers for the same products and, as such, would not result in a separate performance obligation.

When the timing of revenue recognition differs from the timing of invoicing, i.e., implementation services, we use judgment to determine whether the contract includes a significant financing component requiring adjustment to the transaction price. Various factors are considered in this determination including the duration of the contract, payment terms, and other circumstances. Generally, we determined that contracts related to upfront implementation services do not include a significant financing component. We apply the practical expedient for instances where, at contract inception, the expected timing difference between when promised goods or services are transferred and associated payment will be one year or less.

Reimbursable costs

We record reimbursable costs, such as postage, on a gross basis as revenue as well as corresponding expense on an accrual basis as it allocates the costs based on specific types of postage and related savings to customers, but cannot specifically identify each postage invoice to specific customers. In cases where customer specific expenses are directly identifiable, they are shown on a net basis. Because the cost of such revenue is equal to the revenue, it does not impact loss from operations or net loss.

Deferred revenue

Deferred revenue relates primarily to implementation fees for new customers or new services, which are being recognized ratably over the estimated term of the customer relationship, which is generally five years for our core billing and payments and cash application services, and two to four years for other services related to acquisitions in 2018 and 2019.

Deferred commissions

Prior to the adoption of ASC 606 and the related ASC 340-40, commissions were generally expensed over the first year of services commencing with the date a customer’s contracted revenue was invoiced. Upon adoption of ASC 606, commission costs are deferred and then amortized over a period of benefit of four to five years. We determined the period of benefit by taking into consideration its past experience with customers and the average customer life of acquired customers (four years, compared to five years for all remaining customers), future cash flows expected from customers, industry peers and other available information.

Business combinations and intangible assets

Business combinations are accounted for in accordance with the acquisition method. We recognize separately from goodwill the assets acquired and the liabilities assumed at its acquisition date fair values. In connection with acquisitions the identifiable intangible assets purchased typically consist of customer relationships, technology, trade names and non-compete agreements. While we use our best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, we record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill.

Critical estimates in valuing certain intangible assets include but are not limited to future expected cash flows from customer relationships, covenants not to compete and acquired developed technologies, and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value amount of these assets might not be fully recoverable. We have determined that such businesses constitute a single reporting unit. Besides goodwill, we have no other intangible assets with indefinite lives.

We perform our annual impairment test as of October 1. During our annual impairment tests of goodwill in 2020, 2019 and 2018, management did not identify any indications of impairment, and no adverse events have occurred since the measurement date. Although we have made our best estimates based upon current information, actual results could materially differ from the estimates and assumptions developed by management.

Accordingly, it is reasonably possible that the estimates made in our financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, and if so, we may be subject to future impairment losses related to long-lived assets as well as changes to valuations.

Stock-based compensation

We recognize expense for the estimated fair value of stock-based compensation awards on a straight-line basis over the award’s vesting period. We determine the fair value of stock options using the Black-Scholes model, which requires us to estimate key assumptions such as stock price volatility, expected terms, risk-free interest rates and dividend yield. Calculating the fair value of the stock-based options requires the input of subjective assumptions. These assumptions include:

a.	Expected term - we estimate the expected life of stock options granted based on its historical experience, which we believe is representative of the actual characteristics of the awards.

b.	Expected volatility - we estimate the volatility of the Common Stock on the date of grant based on the historic volatility of comparable companies in its industry.

c.
Risk-free interest rate - we selected the risk-free interest rate based on yields from United States Treasury zero-coupon issues with a term consistent with the expected life of the awards in effect at the time of grant.

d.	Expected dividend yield - we have never declared nor paid any cash dividends on Common Stock and we have no plans to do so. Consequently, we used an expected dividend yield of zero.

Contingencies

During the normal course of business, we are occasionally involved with various claims and litigation. Reserves are established in connection with such matters when a loss is probable and the amount of such loss can be reasonably estimated, including for indemnifications with customers or other parties as a result of contractual agreements.

For the year ended December 31, 2020, no material reserves were recorded. No reserves are established for losses which are only reasonably possible. The determination of probability and the estimation of the actual amount of any such loss is inherently unpredictable, and it is therefore possible that the eventual outcome of such claims and litigation could exceed the estimated reserves, if any. Based upon our experience, current information and applicable law, we do not believe it is reasonably possible that any proceedings or possible related claims will have a material effect on our financial statements.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 — Summary of Significant Accounting Policies in the Notes to Unaudited Condensed Consolidated Financial Statements and Note 2 — Summary of Significant Accounting Policies in the Notes to Financial Statements.

EGC Status

As an EGC, the JOBS Act allows us to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. Subject to certain conditions, as an EGC, we intend to rely on certain exemptions, including without limitation, not having to (1) provide an auditor’s attestation report on its system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act or (2) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis.

We have elected to use the extended transition period under the JOBS Act until such time as we are not considered to be an EGC. Based on the closing share price and the market value of our Common Stock held by non-affiliates as of June 30, 2021, we will become a large accelerated filer on December 31, 2021. As a result, beginning with the Annual Report on Form 10-K for the year ended December 31, 2021, we are required to adopt all new accounting pronouncements within the same time periods as public companies. Refer to Note 2 — Summary of Significant Accounting Policies in the Notes to Unaudited Condensed Consolidated Financial Statements for a full description of recent accounting pronouncements, including the expected dates of adoption and effects on our condensed consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Billtrust has operations primarily within the United States, but utilizes partners in Canada and Europe primarily for its Print segment, and Billtrust is exposed to market risks in the ordinary course of its business. These risks primarily include interest rate and foreign exchange.

Foreign Currency Exchange Risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Canadian dollar. Due to the relative immaterial size of its international operations to date, our foreign currency exposure has been limited and thus it has not instituted a hedging program. We do not believe that a 10% change in the relative value of the U.S. dollar to other foreign currencies would have a material effect on its cash flows and operating results. Most of our agreements have been, and we expect will continue to be, denominated in U.S. dollars.

Interest Rate and Credit Risk

Our overall investment portfolio is comprised of money market funds, certificates of deposit with a financial institution, and may also include tri-party repurchase agreements, as well as cash and restricted cash in interest bearing accounts, and is generally short-term in nature and highly liquid, with excess funds used to reduce outstanding revolver borrowings. We do not believe that a hypothetical 10% change in interest rates would have a material effect on its cash flows and operating results.

We are also exposed to credit risk related to collecting customer funds for charges related to its services and reimbursable costs. We mitigate this credit exposure by leveraging our credit decisioning products to make credit underwriting decisions about whether to require more timely payments or suspend services, extending hold periods on funds, managing exposure limits, requiring deposits, and various other controls in our products and platforms.

MANAGEMENT

Executive Officers and Directors

Our directors and executive officers and their ages as of the date of this Prospectus/Offer to Exchange are as follows:

Name	Age	Position
Executive Officers
Flint A. Lane	55	Chief Executive Officer and Chairman of the Board
Steven Pinado	54	President
Mark Shifke	62	Chief Financial Officer
Joseph Eng	54	Chief Information Officer
Jeanne O’Connor	52	Chief Talent Officer
Non-Employee Directors
Charles Bernicker(1)(2)(3)	56	Director
Clare Hart(2)(4)	61	Director
Robert Farrell(2)(3)	57	Director
Lawrence Irving(1)(4)	65	Director
Matt Harris(3)	48	Director
Juli Spottiswood(1)(4)	55	Director

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee
(4)	Member of the risk management committee

Executive Officers

Flint A. Lane. Mr. Lane has served as our Chief Executive Officer since January 2021 and prior to this, served as the Chief Executive Officer of Legacy Billtrust since 2001. Mr. Lane previously served on the boards of Livegenic, Inc., a private insurance software company, from December 2014 to October 2020 and iContracts, Inc., a provider of contract, policy and revenue management solutions, from September 2008 to February 2013. Prior to founding Legacy Billtrust, Mr. Lane was the founder, president and chairman of Paytrust, Inc., a leading electronic bill presentation and payment company. Mr. Lane also previously held executive positions at Platinum Technology, Logic Works and BrownStone Solutions. Mr. Lane holds a B.S. in Computer Science from Rensselaer Polytechnic Institute. Mr. Lane is qualified to serve on the Board based on his substantial business, leadership and management experience as the CEO of Billtrust and previously as a founder of, and executive and director at, other financial services companies.

Steven Pinado. Mr. Pinado has served as our President since January 2021 and prior to this served as the President of Legacy Billtrust since March 2018. Mr. Pinado has also served as a member of the board of directors of Encompass+Orchestra Software, a private business management software company, since April 2020. Prior to joining Legacy Billtrust, Mr. Pinado served as Group CEO at Jonas Software, a provider of enterprise management software solutions to a broad range of industries, from September 2013 to March 2018. As Group CEO at Jonas Software, Mr. Pinado oversaw all North American business units and acquisition activity in the payments, fitness, recreation, camp, membership management, association management and IP licensing technology categories. Mr. Pinado holds a B.A. in Finance from Morehouse College and an MBA from the Tuck School of Business at Dartmouth.

Mark Shifke. Mr. Shifke has served as our Chief Financial Officer since January 2021 and prior to this served as the Chief Financial Officer of Legacy Billtrust since February 2020. Prior to joining Legacy Billtrust, Mr. Shifke held various executive leadership positions at Green Dot Corporation from June 2011 to December 2019, most recently serving as Green Dot Corporation’s CFO from May 2015 to December 2019 and SVP Corporate Strategy, M&A from June 2011 to December 2019. Previously, Mr. Shifke was a Managing Director at J.P. Morgan Chase from 2007 to 2011. Mr. Shifke holds a B.A. in Political Science and Government from Tulane University, a J.D. from Tulane University Law School and an LL.M. in Taxation from New York University School of Law.

Joe Eng. Mr. Eng has served as our Chief Information Officer since January 2021 and prior to this served as the Chief Information Officer of Legacy Billtrust since February 2020. Mr. Eng also serves as Senior Advisor at Sixth Street Partners, a global investment firm. Prior to joining Billtrust, Mr. Eng served as Chief Information Officer at TravelClick, Inc. from July 2013 to June 2019 and as EVP - Chief Information Officer at JetBlue Airways from March 2008 to September 2011. Mr. Eng holds a B.A. in Computer Science from Rutgers University and a M.S. in Computer Science from New York University.

Jeanne O’Connor. Ms. O'Connor has served as our Chief Talent Officer since January 2021 and prior to this held various leadership positions at Legacy Billtrust from January 2011 to January 2021, most recently serving as Legacy Billtrust's Senior Vice President, Human Resources. Prior to joining Legacy Billtrust, Ms. O'Connor served as Human Resources Manager at Lumeta Corporation from May 2006 to January 2011 and as a human resources consultant at Flarion Technologies from 2004 to 2006 and at ITXC Corporation from 2000 to 2004. Ms. O'Connor was also a senior compensation consultant at Prudential Financial (formerly Prudential Healthcare) from 1997 to 2000. Ms. O'Connor holds a B.S. in Business Management and a B.A. in Psychology, each from Montclair State University.

Non-Employee Directors

Charles B. Bernicker. Mr. Bernicker has served as a director of the Board since January 2021. Mr. Bernicker served as the Chief Executive Officer of South Mountain and as a member of the South Mountain board of directors from February 2019 until the closing of the Business Combination, and continues to serve on the Board following the completion of the Business Combination. Mr. Bernicker is also the Chief Executive Officer and a director of North Mountain Merger Corp. Mr. Bernicker most recently acted as a consultant to Repay Holdings Corp (NASDAQ: RPAY) management team on their merger with Thunder Bridge Acquisition Ltd. in July 2019 and the International Money Express Inc. (NASDAQ: IMXI) management team in connection with their merger with FinTech Acquisition Corp. II in July 2018. From 2012 until it was acquired by First Data Corp. (NYSE: FDC) in July 2017, Mr. Bernicker was the Chief Financial Officer of CardConnect, which merged with FinTech Acquisition Corp., a former special purposes acquisition company, in July 2016. From 2010 until 2012, Mr. Bernicker was an Executive Director of Heartland Payment Systems, a merchant acquirer and payment processor. From 2008 until 2010, Mr. Bernicker was a Senior Vice President of Fraud Strategy for Bank of America and, prior to that, Mr. Bernicker held several leadership positions with Commerce Bancorp, prior to its acquisition by TD Bank NA in March 2008. Prior to joining Commerce Bancorp, from 2000 until 2004, Mr. Bernicker was the Chief Financial Officer of C/Base Inc, dba eCount, a stored-value card issuer. Mr. Bernicker was also a member of the Card Operations Risk Executive Council for Visa/USA. Prior to that, Mr. Bernicker was a member of the audit group in the Philadelphia office of Ernst & Young, LLP. Mr. Bernicker holds a bachelor’s degree in accounting from the University of Delaware. Mr. Bernicker is qualified to serve on the Board based on his significant experience leading and growing companies as an executive in financial services, financial technology and retail banking.

Clare Hart. Ms. Hart has served as a director of the Board since January 2021 and prior to this served as a director of Legacy Billtrust since October 2018. Ms. Hart has served as Chief Executive Officer of Williams Lea since April 2019 and as a member of the board of directors of Cast & Crew, a payroll and human resources solutions company for the entertainment industry, since March 2019. Previously, Ms. Hart served as Chief Executive Officer, President and as a member of the board of directors of Sterling Talent Solutions, a leading provider of background and identity services, from May 2013 to May 2018. From 2012 to 2016, Ms. Hart served as a member of the board of directors of Regulatory Data Corporation, including as Lead Director and Chair of the Compensation Committee, and from 2010 to 2012, Ms. Hart served as Chief Executive Officer, President, and as a member of the board of directors of Infogroup, Inc., a data analytics and marketing services provider. Ms. Hart holders a B.S. in Finance & Computer Systems Management from Drexel University and an MBA from Rider University. Ms. Hart is qualified to serve on the Board based on her significant experience leading global expansion and growth strategies in software and information services companies and her expertise in compensation, strategy and governance.

Robert Farrell. Mr. Farrell has served as a director of the Board since January 2021 and prior to this served as a director of Legacy Billtrust since July 2015. From March 2016 to July 2021, Mr. Farrell served as Chairman of the board of directors of GlobalTranz Enterprises LLC, including as Executive Chairman from January 2019 to September 2020, and as Chief Executive Officer from September 2020 to July 2021 and from March 2016 to January 2019. Mr. Farrell has served as a member of the board of directors of Recycle Track Systems, Inc. since October 2018, GAN Integrity Inc. since July 2019, TransImpact since March 2020, and Worldwide Express since July 2021. Mr. Farrell has also served as Senior Advisor at PSG Equity, a private equity firm specializing in growth-oriented investments in media, communications, software and services, since January 2016. Mr. Farrell previously served as Chief Executive Officer of Kewill Inc. from October 2012 to December 2015. Prior to joining Kewill Inc., Mr. Farrell served as the President and Chief Executive Officer of EDGAR Online, Inc. from March 2011 until it was acquired by RR Donnelley & Sons (NASDAQ: RRD) in August 2012. Prior to joining EDGAR Online, Mr. Farrell served as Chairman of the board and CEO of Metastorm, Inc., a leading provider of business process management enterprise software and solutions, from August 2002 until it was acquired by Open Text (NASDAQ: OTEX) in February 2011. Mr. Farrell is qualified to serve on the Board based on his significant board experience and his extensive leadership, financial, sales, operations management and corporate governance experience in high-growth software and technology driven companies.

Lawrence Irving. Mr. Irving has served as a director of the Board since January 2021 and prior to this served as a director of Legacy Billtrust since March 2015 and as Chairman of Legacy Billtrust’s Audit Committee since April 2015. Mr. Irving has also served as a member of the board of directors of IntelePeer, a leading provider of on-demand cloud based communications, since January 2011, and has subsequently served as the Chairman of the board of directors and Chairman of the Audit Committee. From July 2001 to April 2014, and again from April 2017 to August 2018, Mr. Irving served as Chief Financial Officer and Treasurer of Synchronoss Technologies, Inc. (NASDAQ: SNCR). Prior to joining Synchronoss, Mr. Irving served as Chief Financial Officer at CommTech Corporation and Holmes Protection (formerly NASDAQ: HLMS) from 1998 to 2001 and 1996 to 1998, respectively. Mr. Irving is a certified public accountant and holds a B.A. in Business Administration from Pace University. Mr. Irving is qualified to serve on the Board based on his significant leadership and board experience in the telecommunications industry, as well as his financial expertise.

Matt Harris. Mr. Harris has served as a director of the Board since January 2021 and prior to this served as a director of Legacy Billtrust since November 2012. Mr. Harris has also been a Partner at Bain Capital Ventures since September 2012. Prior to joining Bain Capital Ventures, Mr. Harris founded Village Ventures, Inc., an early stage venture capital firm focused on the media and financial services sectors, and served as Managing Director from January 2000 to September 2012. Mr. Harris has served as a member of the board of directors of Flywire Corporation, a global payments enablement and software company, since January 2015 and of AvidXchange Holdings, Inc., a provider of accounts payable automation software and payment solutions for middle market businesses and their suppliers, since July 2015. Mr. Harris holds a B.A. in Political Economy from Williams College. Mr. Harris is qualified to serve on the Board based on his extensive experience investing in and guiding companies in the financial services industry.

Juli Spottiswood. Ms. Spottiswood has served as a director of the Board since January 2021 and prior to this served as a director of Legacy Billtrust since December 2020. From May 2011 to June 2021, Ms. Spottiswood served as a member of the board of directors and as Chairwoman of the Audit Committee of Cardtronics PLC (NASDAQ: CATM), a leading provider of fully integrated ATM and financial kiosk products and services. From October 2017 to December 2020, Ms. Spottiswood served as CEO and Chairwoman of the board of directors of Syncapay, Inc., a holding company that she founded in 2017. In December 2020, Syncapay, Inc.’s daVinci Payments merged with North Lane Technologies, forming Onbe, Inc., a corporate funded payments company where she currently serves as Chairman of the Board. From October 2014 to July 2015, Ms. Spottiswood served as Senior Vice President of Blackhawk Network Holdings Inc., a leading prepaid and payments network (“Blackhawk”), where she was previously an independent advisor, and as General Manager of Blackhawk Engagement Solutions, a division of Blackhawk which provides customized engagement and incentive programs for consumers, employees and sales channels. Prior to founding Syncapay, Inc., Ms. Spottiswood was the President and CEO of Parago, Inc., a tech-enabled marketing services and payments company that she co-founded in 1999 and sold to Blackhawk in 2014. Ms. Spottiswood was also a founding member of the Network Branded Prepaid Card Association and remained on the board of directors until 2013. Ms. Spottiswood holds a Bachelors of Business Administration in Accounting from the University of Texas. Ms. Spottiswood is qualified to serve on the Board based on her significant leadership and board experience in the electronic payments and financial technology industries, as well as her financial expertise.

Board Composition

Our business and affairs are organized under the direction of the Board, which consists of seven members. Flint A. Lane serves as Chairman of the Board. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling and direction to our management. The Board meets on a regular basis and additionally as required.

The Board is divided into the following classes:

•	Class I, which consists of Flint A. Lane and Lawrence Irving, whose terms will expire in 2022;

•	Class II, which consists of Charles B. Bernicker, Matt Harris and Clare Hart, whose terms will expire in 2023; and

•	Class III, which consists of Robert Farrell and Juli Spottiswood, whose terms will expire in 2024.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the Board may have the effect of delaying or preventing changes in our control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least 66 2∕3% of our voting stock.

Director Independence

The Board has determined that each of the directors on the Board other than Flint A. Lane qualify as independent directors, as defined under the listing rules of The Nasdaq Stock Market LLC (the “Nasdaq listing rules”), and the Board consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, we are subject to the rules of the SEC and the Nasdaq Global relating to the membership, qualifications and operations of the audit committee, as discussed below.

Role of the Board in Risk Oversight

One of the key functions of the Board is informed oversight of our risk management process. The Board has a standing risk management committee and administers this oversight function directly through the risk management committee, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board and the risk management committee are responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee also assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

The Board has established an audit committee, a compensation committee, a nominating and corporate governance committee and a risk management committee. The Board adopted a charter for each of these committees, which comply with the applicable requirements of current Nasdaq listing rules. We intend to comply with future requirements to the extent they will be applicable to us. Copies of the charters for each committee are available on the investor relations portion of our website at www.investors.billtrust.com.

Audit Committee

Our audit committee consists of Charles B. Bernicker, Lawrence Irving and Juli Spottiswood. The Board has determined that each of the members of the audit committee satisfies the independence requirements of the Nasdaq Global and Rule 10A-3 under the Exchange Act. Each member of the audit committee can read and understand fundamental financial statements in accordance with the Nasdaq Global’s audit committee requirements. In arriving at this determination, the Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Lawrence Irving serves as the chair of the audit committee. The Board determined that Lawrence Irving qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq listing rules. In making this determination, the Board considered Lawrence Irving’s formal education and previous experience in financial roles. Both our independent registered public accounting firm and management periodically will meet privately with our audit committee.

The functions of this committee include, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	helping ensure the independence and performance of our independent auditors;

•	helping to maintain and foster an open avenue of communication between management and our independent auditors;

•	discussing the scope and results of the audit with our independent auditors, and reviewing, with management, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable account or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions;

•
obtaining and reviewing a report by our independent auditors at least annually, that describes our internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by our independent auditors.

The composition and function of the audit committee comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules. We will comply with future requirements to the extent they become applicable to us.

Compensation Committee

Our compensation committee consists of Charles B. Bernicker, Robert Farrell and Clare Hart. Robert Farrell serves as the chair of the compensation committee. The Board has determined that each of the members of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the independence requirements of Nasdaq.

The functions of the committee include, among other things:

•	approving the retention of compensation consultants and outside service providers and advisors;

•
reviewing and approving, or recommending that the Board approve, the compensation, individual and corporate performance goals and objectives and other terms of employments of our executive officers, including evaluating the performance of our chief executive officer, and, with his assistance, that of our other executive officers;

•	reviewing and recommending to the Board the compensation of our directors;

•	administering our equity and non-equity incentive plans;

•	reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives;

•	reviewing and evaluating succession plans for the executive officers;

•	reviewing and approving, or recommending that the Board approve, incentive compensation and equity plans;

•	helping the Board oversee our human capital management policies, plans and strategies; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

The composition and function of the compensation committee comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules. We will comply with future requirements to the extent they become applicable to us.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Charles B. Bernicker, Robert Farrell and Matt Harris. Charles B. Bernicker serves as the chair of the nominating and corporate governance committee. The Board has determined that each of the members of our nominating and corporate governance committee satisfies the independence requirements of Nasdaq.

The functions of this committee include, among other things:

•	identifying, evaluating, and selecting, or recommending that the Board approve, nominees for election to the Board and its committees;

•	approving the retention of director search firms;

•	evaluating the performance of the Board and of individual directors;

•	considering and making recommendations to the Board regarding the composition of the Board and its committees;

•	evaluating the adequacy of our corporate governance practices and reporting; and

•	overseeing an annual evaluation of the Board’s performance.

The composition and function of the nominating and corporate governance committee comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules. We will comply with future requirements to the extent they become applicable to us.

Risk Management Committee

Our risk management committee consists of Clare Hart, Lawrence Irving, and Juli Spottiswood. Clare Hart serves as the chair of the risk management committee. The primary responsibility of the committee is to oversee and approve the company-wide risk management practices.

The functions of this committee include, among other things:

•	encouraging integration of risk management into the organization’s goals and in general work to create a corporate culture to manage risks appropriately;

•	communicating with management and the board regarding our risk exposures and risk tolerance;

•	monitoring our risk profile and the potential exposure to risks;

•	reviewing risk management policy, plans, infrastructure, objectives, strategies and process;

•	reviewing with management our performance against its risk management plans;

•	reviewing enterprise and emerging risks and escalating risks for improvements and crisis preparedness and recovery plans;

•	reviewing management’s corrective actions for deficiencies that arise with respect to the effectiveness of our enterprise-wide risk assessment processes;

•	monitoring governance rating agencies and their assessments of our risk-related policies, and make recommendations to the Board; and

•	reviewing the effectiveness of our information security policies and practices and internal controls over financial reporting with the audit committee.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has ever been an executive officer or employee of Legacy Billtrust or of Billtrust following the Business Combination. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The Charter eliminates our directors’ liability for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Charter requires us to indemnify and advance expenses to, to the fullest extent permitted by applicable law, our directors, officers and agents. We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Charter prohibits any retroactive changes to the rights or protections or that increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We believe these provisions in the Charter are necessary to attract and retain qualified persons as directors and officers for us.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.billtrust.com. Information contained on or accessible through our website is not a part of this Prospectus/Offer to Exchange, and the inclusion of our website address in prospectus is an inactive textual reference only. The nominating and corporate governance committee of the Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. Any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

EXECUTIVE COMPENSATION

 Executive Compensation

Legacy Billtrust’s named executive officers for the year ended December 31, 2020, consisting of its principal executive officer and its two other highest compensated executive officers who were serving in such capacity as of December 31, 2020, were:

•	Flint A. Lane, our Chief Executive Officer;

•	Steven Pinado, our President; and

•	Mark Shifke, our Chief Financial Officer.

2020 Summary Compensation Table

The table below shows compensation of Legacy Billtrust’s named executive officers for the year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)	Compensation Bonus ($)(2)	All Other Compensation ($)(3)	Total ($)
Flint A. Lane	2020	400,000	-	212,500	37,500(2)	8,250(3)	658,250
Chief Executive Officer	2019	397,917	-	225,000	-	8,297(3)	631,214
Steven Pinado	2020	350,000	18,332	148,750	26,250(2)	-	543,332
President	2019	334,167	-	150,000	-	6,337(3)	490,504
Mark Shifke	2020	234,981	2,279,989	114,198	20,152	-	2,649,320
Chief Financial Officer	2019(4)	-		-		-
(1)
The amount reported represents the portion of the named executive officer’s 2020 annual performance bonus that was attributable to achievement of our pre-established performance goals, as described under “Non-Equity Incentive Plan Compensation” below.”.

(2)
The amount reported represents the portion of the named executive officer’s 2020 annual performance bonus that was not attributable to achievement of our pre-established performance goals, as described under “Non-Equity Incentive Plan Compensation” below.

(3)	The amount reported consists of 401(k) matching contributions.
(4)	Mr. Shifke commenced employment as of February 2020 and did not receive compensation in 2019.

Non-Equity Incentive Plan Compensation

We seek to motivate and reward our executives for achievements relative to our corporate goals and expectations for each fiscal year. In 2020, each of Legacy Billtrust’s named executive officers was eligible to receive an annual performance bonus based on the achievement of pre-established performance goals as determined by our Board or an authorized committee thereof. For 2020, the payout was based on achievement of corporate objectives, including goals related to revenues and EBITDA. The target bonus amounts for Messrs. Lane, Pinado and Shifke for 2020 were set at $125,000, $87,500 and $67,175, respectively. In January 2021, the Board determined that the 2020 corporate objectives were achieved at 170%. After taking into account our overall performance and the closing of the Business Combination, the Board approved payment of annual performance bonuses at 200% of target, including payments to Messrs. Lane, Pinado and Shifke in the amounts of $250,000, $175,000 and $134,350, respectively. The portion of each of our named executive officer’s annual performance bonus attributable to achievement of 2020 corporate objectives (170%) is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above, and the additional portion of each named executive officer’s annual performance bonus (30%) is reflected in the “Bonus” column of the Summary Compensation Table above.

Equity-Based Incentive Awards

Our equity-based incentive awards are designed to align our interests and those of our stockholders with those of our employees and consultants, including our executive officers. The Board or an authorized committee thereof is responsible for approving equity grants.

Historically, we have generally used stock options as an incentive for long-term compensation to our executive officers because stock options allow our executive officers to realize value from this form of equity compensation only if our stock price increases relative to the stock option’s exercise price, which exercise price is set at the fair market value of our common stock on the date of grant. Our executives generally are awarded an initial grant in the form of a stock option in connection with their commencement of employment with us. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.

Prior to the Business Combination, Legacy Billtrust granted stock options to each of its named executive officers pursuant to its 2014 Incentive Compensation Plan (“2014 Plan”) and its 2003 Stock Incentive Plan (“2003 Plan”), the terms of which are described below under the subsections entitled “— Employee Benefit and Stock Plans — 2014 Incentive Compensation Plan” and “— Employee Benefit and Stock Plans — 2003 Stock Incentive Plan,” respectively. We may grant additional equity awards to our named executive officers pursuant to our 2020 Equity Incentive Plan (“2020 Plan”), the terms of which are described below under the subsections entitled “— Employee Benefit and Stock Plans — 2020 Equity Incentive Plan.”

All stock options were granted with an exercise price per share that is no less than the fair market value of our common stock on the date of grant of such award. Our stock option awards generally vest over a four-year period and may be subject to acceleration of vesting and exercisability under certain termination and change in control events, as described in more detail under the subsections entitled “— Employment, Severance and Change in Control Agreements — Potential Payments Upon Termination or Change in Control” and “— Employee Benefit and Stock Plans.”

Outstanding Equity Awards at 2020 Fiscal Year-End

The figures in the table below show outstanding equity awards as of December 31, 2020. The number of shares subject to the awards, and the exercise prices for the options, reflect the shares and exercise prices as of December 31, 2020, as adjusted for the conversion of the stock options in the Business Combination.

		Option Awards(1)
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Flint A. Lane	5/1/2013	180,706	-	0.49	4/30/2023
Chief Executive Officer	2/1/2015	62,647	-	1.27	1/31/2025
	1/31/2017	89,146	-	1.88	1/30/2027
	5/15/2017	316,236(2)	45,177(2)	1.93	5/14/2027
Steven Pinado	3/28/2018	104,806	65,055(2)	2.15	3/27/2028
President	3/28/2018	998,405(2)	599,041(2)	2.15	3/27/2028
	5/12/2020	4,936	14,833(3)	2.19	5/11/2030
Mark Shifke	2/5/2020	150,556	1,118,202(2)	3.42	2/4/2030
Chief Financial Officer	2/5/2020	23,361	99,321(2)	3.42	2/4/2030
	6/19/2020	27,105	189,742(2)	2.19	6/18/2030
	5/12/2020	9,179	27,540(3)	2.19	5/11/2030
(1)
All of the option awards granted in 2013 were granted under the 2003 Plan, the terms of which are described below under “-Employee Benefit and Stock Plans-2003 Stock Incentive Plan.” All of the option awards granted after 2013 were granted under the 2014 Plan, the terms of which are described below under “-Employee Benefit and Stock Plans-2014 Incentive Compensation Plan.”

(2)
The options are subject to a four-year vesting schedule, with 12.5% of the shares subject to each stock option vesting every six months following the date of grant, subject to continued employment through each vesting date.

(3)
The options are subject to a two-year vesting schedule, with 25.0% of the shares subject to each stock option vesting every six months following the date of grant, subject to continued employment through each vesting date.

Employment, Severance, and Change in Control Agreements

Employment and Separation Agreements

Below are descriptions of the employment and separation agreements with our named executive officers as well as descriptions of the employment agreements or arrangements with our other executive officers, Joe Eng, who serves as our Chief Information Officer, and Jeanne O’Connor, who serves as our Chief Talent Officer. For a discussion of the severance pay and other benefits to be provided in connection with a termination of employment and/or a change in control under the arrangements with our executive officers, please see “— Potential Payments Upon Termination or Change in Control” below.

Mr. Lane. In August 2014, Legacy Billtrust entered into an employment agreement with Mr. Lane. This agreement, as amended in May 2017 and October 2020, governs the current terms of Mr. Lane’s employment with us. Pursuant to his employment agreement, Mr. Lane was initially entitled to an annual base salary of $315,000, which was most recently increased to $400,000 in February 2019, and was initially eligible to receive an annual target bonus of $150,000, which was increased to $225,000 in 2019, and most recently increased to $250,000 in October 2020, payable based on the achievement of performance goals as established by the compensation committee of the Board. Mr. Lane is also entitled to certain severance benefits, the terms of which are described below under “— Potential Payments Upon Termination or Change in Control.” Mr. Lane is also eligible for standard benefits such as paid time off, for reimbursement of business expenses, and to participate in employee benefit plans and programs. Mr. Lane’s employment is at will.

Mr. Pinado. In March 2018, Legacy Billtrust entered into an employment agreement with Mr. Pinado. This agreement, as amended in October 2020, governs the current terms of Mr. Pinado’s employment with us. Pursuant to his employment agreement, Mr. Pinado was initially entitled to an annual base salary of $325,000, which was increased to $350,000 in February 2019, and was eligible to receive an annual target bonus of $150,000 in 2019 and most recently increased to $175,000 in October 2020, payable based on the achievement of individual and corporate performance goals as established by the compensation committee of the Board. Mr. Pinado is also entitled to certain severance benefits, the terms of which are described below under “-Potential Payments Upon Termination or Change in Control.” Mr. Pinado is also eligible for standard benefits such as paid time off, for reimbursement of business expenses, and to participate in employee benefit plans and programs. Mr. Pinado’s employment is at will.

Mr. Shifke. In March 2020, Legacy Billtrust entered into an employment agreement with Mr. Shifke. This agreement governs the current terms of Mr. Shifke’s employment with us. Pursuant to his employment agreement, Mr. Shifke is entitled to an annual base salary of $325,000, and is eligible to receive an annual target bonus of $150,000, payable based on the achievement of performance goals as established by the compensation committee of the Board. Mr. Shifke is also entitled to certain severance benefits, the terms of which are described below under “— Potential Payments Upon Termination or Change in Control.” Mr. Shifke is also eligible for standard benefits such as paid time off, for reimbursement of business expenses, and to participate in employee benefit plans and programs. Mr. Shifke’s employment is at will.

Mr. Eng. In February 2020, Legacy Billtrust entered into an employment agreement with Mr. Eng. This agreement governs the current terms of Mr. Eng’s employment with us. Pursuant to his employment agreement, Mr. Eng is entitled to an annual base salary of $300,000, and is eligible to receive an annual target bonus of $150,000, payable based on the achievement of performance goals as established by the compensation committee of the Board. Mr. Eng is also entitled to certain severance benefits, the terms of which are described below under “— Potential Payments Upon Termination or Change in Control.” Mr. Eng is also eligible for standard benefits such as paid time off, for reimbursement of business expenses, and to participate in employee benefit plans and programs. Mr. Eng’s employment is at will.

Ms. O'Connor. Pursuant to her employment arrangement with us, Ms. O'Connor was entitled to an annual base salary of $250,000 in 2020 upon her promotion to Chief Talent Officer, and was eligible to receive an annual target bonus of $100,000, payable based on the achievement of performance goals as established by the compensation committee of the Board. Ms. O'Connor is also entitled to certain severance benefits, the terms of which are described below under “— Potential Payments Upon Termination or Change in Control.” Ms. O'Connor is also eligible for standard benefits such as paid time off, for reimbursement of business expenses, and to participate in employee benefit plans and programs. Ms. O'Connor’s employment is at will.

Potential Payments Upon Termination or Change in Control

Mr. Lane. Pursuant to Mr. Lane’s employment agreement, if Mr. Lane’s employment is terminated due to his death or “disability” (as defined in Mr. Lane’s employment agreement), Mr. Lane or his estate will be entitled to the cost of COBRA continuation coverage for all health plans and programs that Mr. Lane or his covered dependents participated in immediately prior to his termination for up to 12 months following his termination, and immediate vesting of all unvested options that otherwise would have vested during the 12-month period following Mr. Lane’s termination. In addition, in the event of termination due to death, Mr. Lane’s estate will be entitled to continued payment of his base salary for 12 months following his death. In the event that Mr. Lane’s employment is terminated, absent a “change in control,” by us without “cause” or by Mr. Lane for “good reason” (each, as defined in Mr. Lane’s employment agreement), and subject to his delivery to us of a general release of claims, he will be entitled to continued payment of his base salary for six months after his termination or resignation date, the cost of COBRA continuation coverage for all health plans and programs that Mr. Lane participated in immediately prior to his termination for up to six months following his termination or resignation date, and immediate vesting of all unvested options that otherwise would have vested during such six-month severance period following Mr. Lane’s termination or resignation (with any then-vested stock options remaining exercisable through the earlier of 12 months following his termination date and the expiration date set forth in the applicable award agreement). In the event that Mr. Lane’s employment is terminated by us without cause or by Mr. Lane for good reason, in either case, within three months prior to or 12 months following a change in control, and subject to his delivery to us of a general release of claims, Mr. Lane will be entitled to continued payment of his base salary for 12 months, the cost of COBRA continuation coverage for all health plans and programs that Mr. Lane participated in immediately prior to his termination for up to 12 months, and immediate vesting, on the later of (i) the date of such termination or (ii) the effective date of the change in control, of all outstanding options that otherwise would have vested during the 24-month period following his termination or resignation (with any then-vested options remaining exercisable through the earlier of 12 months following his termination date and the expiration date set forth in the applicable award agreement). In addition, in the event that Mr. Lane’s employment is terminated due to his death or disability, by us without cause or by Mr. Lane for good reason, and subject to his delivery to us of a general release of claims, he will be entitled to (i) any portion of his target annual bonus that is based on the achievement of individual interim or year-end objectives that have been met at the time of his termination, regardless of whether such termination occurs before the end of the applicable year and the actual calculation of such bonus for such year, (ii) any portion of his target annual bonus that is based on subjective performance will be paid in accordance with our applicable bonus policy, and (iii) a pro-rata portion of his target annual bonus that is based on achievement of corporate performance objectives, with such proration determined based on the number of days during the year of his termination that Mr. Lane worked and with the applicable corporate performance determined based on actual achievement for such year. Mr. Lane’s employment agreement, as amended, provides that if any payment or distribution thereunder would constitute “excess parachute payments” within the meaning of Section 280G of the Code, then such payments will be reduced if such reduction will provide Mr. Lane with a greater net after-tax benefit than would no reduction.

Mr. Pinado. Pursuant to Mr. Pinado’s employment agreement, if Mr. Pinado’s employment is terminated due to his death or “disability” (as defined in Mr. Pinado’s employment agreement), Mr. Pinado or his estate will be entitled to the cost of COBRA continuation coverage for all health plans and programs that Mr. Pinado or his covered dependents participated in immediately prior to his termination for up to 12 months following his termination, and immediate vesting of all unvested options that otherwise would have vested during the 12-month period following Mr. Pinado’s termination. In addition, in the event of termination due to death, Mr. Pinado’s estate will be entitled to continued payment of his base salary for 12 months following his death. In the event that Mr. Pinado’s employment is terminated, absent a “change in control,” by us without “cause” or by Mr. Pinado for “good reason” (each, as defined in Mr. Pinado’s employment agreement), and subject to his delivery to us of a general release of claims, he will be entitled to continued payment of his base salary for six months after his termination or resignation date, the cost of COBRA continuation coverage for all health plans and programs that Mr. Pinado participated in immediately prior to his termination for up to six months following his termination or resignation date, and immediate vesting of all unvested options that otherwise would have vested during such six-month severance period following Mr. Pinado’s termination or resignation (with any then-vested stock options remaining exercisable through the earlier of 12 months following his termination date and the expiration date set forth in the applicable award agreement). In the event that Mr. Pinado’s employment is terminated by us without cause or by Mr. Pinado for good reason, in either case, within three months prior to or 12 months following a change in control, and subject to his delivery to us of a general release of claims, Mr. Pinado will be entitled to continued payment of his base salary for 12 months, the cost of COBRA continuation coverage for all health plans and programs that Mr. Pinado participated in immediately prior to his termination for up to 12 months, and immediate vesting, on the later of (i) the date of such termination or (ii) the effective date of the change in control, of all outstanding options that otherwise would have vested during the 24-month period following his termination or resignation (with any then-vested options remaining exercisable through the earlier of 12 months following his termination date and the expiration date set forth in the applicable award agreement). In addition, in the event that Mr. Pinado’s employment is terminated due to his death or disability, by us without cause or by Mr. Pinado for good reason, and subject to his delivery to us of a general release of claims, he will be entitled to (i) any portion of his target annual bonus that is based on the achievement of individual interim or year-end objectives that have been met at the time of his termination, regardless of whether such termination occurs before the end of the applicable year and the actual calculation of such bonus for such year, (ii) any portion of his target annual bonus that is based on subjective performance will be paid in accordance with our applicable bonus policy, and (iii) a pro-rata portion of his target annual bonus that is based on achievement of corporate performance objectives, with such proration determined based on the number of days during the year of his termination that Mr. Pinado worked and with the applicable corporate performance determined based on actual achievement for such year.

Mr. Shifke. Pursuant to Mr. Shifke’s employment agreement, if Mr. Shifke’s employment is terminated due to his death or “disability” (as defined in Mr. Shifke’s employment agreement), Mr. Shifke or his estate will be entitled to the cost of COBRA continuation coverage for all health plans and programs that Mr. Shifke or his covered dependents participated in immediately prior to his termination for up to 12 months following his termination and immediate vesting of all unvested options that otherwise would have vested during the 12-month period following Mr. Shifke’s termination. In addition, in the event of termination due to death, Mr. Shifke’s estate will be entitled to continued payment of his base salary for 12 months following his death. In the event that Mr. Shifke’s employment is terminated, absent a “change in control,” by us without “cause” or by Mr. Shifke for “good reason” (each, as defined in Mr. Shifke’s employment agreement), and subject to his delivery to us of a general release of claims, he will be entitled to continued payment of his base salary for six months after his termination or resignation date, the cost of COBRA continuation coverage for all health plans and programs that Mr. Shifke participated in immediately prior to his termination for up to six months following his termination or resignation date, and, (a) if such termination occurs within six months of the commencement date of Mr. Shifke’s employment, all unvested options that would have vested during the six month period following such termination shall immediately vest, (b) if such termination occurs between six and nine months following the commencement date of Mr. Shifke’s employment, all unvested options that would have vested during the nine months following such termination shall immediately vest, and (c) if such termination occurs after nine months of the commencement date of Mr. Shifke’s employment, all unvested options that would have vested during the 12 month period following such termination will immediately vest (in each case, with any then-vested stock options remaining exercisable through the earlier of 12 months following his termination date and the expiration date set forth in the applicable award agreement). In the event that Mr. Shifke’s employment is terminated by us without cause or by Mr. Shifke for good reason, in either case, within three months prior to or 12 months following a change in control, and subject to his delivery to us of a general release of claims, Mr. Shifke will be entitled to continued payment of his base salary for 12 months, the cost of COBRA continuation coverage for all health plans and programs that Mr. Shifke participated in immediately prior to his termination for up to 12 months, and immediate vesting, on the later of (i) the date of such termination or (ii) the effective date of the change in control, of all outstanding options (with any then-vested options remaining exercisable through the earlier of 12 months following his termination date and the expiration date set forth in the applicable award agreement). In addition, in the event that Mr. Shifke’s employment is terminated due to his death or disability, by us without cause or by Mr. Shifke for good reason, and subject to his delivery to us of a general release of claims, he will be entitled to (i) any portion of his target annual bonus that is based on the achievement of individual interim or year-end objectives that have been met at the time of his termination, regardless of whether such termination occurs before the end of the applicable year and the actual calculation of such bonus for such year, (ii) any portion of his target annual bonus that is based on subjective performance will be paid in accordance with our applicable bonus policy, and (iii) a pro-rata portion of his target annual bonus that is based on achievement of corporate performance objectives, with such proration determined based on the number of days during the year of his termination that Mr. Shifke worked and with the applicable corporate performance determined based on actual achievement for such year.

Mr. Eng. Pursuant to Mr. Eng’s employment agreement, if Mr. Eng’s employment is terminated due to his death or “disability” (as defined in Mr. Eng’s employment agreement), Mr. Eng or his estate will be entitled to the cost of COBRA continuation coverage for all health plans and programs that Mr. Eng or his covered dependents participated in immediately prior to his termination for up to 12 months following his termination and immediate vesting of all unvested options that otherwise would have vested during the 12-month period following Mr. Eng’s termination. In addition, in the event of termination due to death, Mr. Eng’s estate will be entitled to continued payment of his base salary for 12 months following his death. In the event that Mr. Eng’s employment is terminated, absent a “change in control,” by us without “cause” or by Mr. Eng for “good reason” (each, as defined in Mr. Eng’s employment agreement), and subject to his delivery to us of a general release of claims, he will be entitled to continued payment of his base salary for six months after his termination or resignation date, the cost of COBRA continuation coverage for all health plans and programs that Mr. Eng participated in immediately prior to his termination for up to six months following his termination or resignation date, and immediate vesting of all unvested options that otherwise would have vested during such six-month severance period following Mr. Eng’s termination or resignation (with any then-vested stock options remaining exercisable through the earlier of 12 months following his termination date and the expiration date set forth in the applicable award agreement). In the event that Mr. Eng’s employment is terminated by us without cause or by Mr. Eng for good reason, in either case, within three months prior to or 12 months following a change in control, and subject to his delivery to us of a general release of claims, Mr. Eng will be entitled to continued payment of his base salary for 12 months, the cost of COBRA continuation coverage for all health plans and programs that Mr. Eng participated in immediately prior to his termination for up to 12 months, and immediate vesting, on the later of (i) the date of such termination or (ii) the effective date of the change in control, of all outstanding options that otherwise would have vested during the 24-month period following his termination or resignation (with any then-vested options remaining exercisable through the earlier of 12 months following his termination date and the expiration date set forth in the applicable award agreement). In addition, in the event that Mr. Eng’s employment is terminated due to his death or disability, by us without cause or by Mr. Eng for good reason, and subject to his delivery to us of a general release of claims, he will be entitled to (i) any portion of his target annual bonus that is based on the achievement of individual interim or year-end objectives that have been met at the time of his termination, regardless of whether such termination occurs before the end of the applicable year and the actual calculation of such bonus for such year, (ii) any portion of his target annual bonus that is based on subjective performance will be paid in accordance with our applicable bonus policy, and (iii) a pro-rata portion of his target annual bonus that is based on achievement of corporate performance objectives, with such proration determined based on the number of days during the year of his termination that Mr. Eng worked and with the applicable corporate performance determined based on actual achievement for such year.

Ms. O'Connor. Pursuant to Ms. O'Connor's executive severance agreement with us, if Ms. O'Connor's employment is terminated by us involuntarily, and subject to her delivery to us of a general release of claims, Ms. O'Connor will be entitled to continued payment of her monthly base salary for six months after her termination date and the cost of COBRA continuation coverage for all health plans and programs that Ms. O'Connor participated in immediately prior to her termination for up to six months following her termination date. In addition, in the event that Ms. O'Connor's employment is terminated by us involuntarily prior to a change of control, and subject to her delivery to us of a general release of claims, Ms. O'Connor will be entitled to the vesting of all unvested options that otherwise would have vested during such six-month severance period following Ms. O'Connor’s termination. In the event that Ms. O'Connor’s employment is terminated by us involuntarily following a change in control, and subject to her delivery to us of a general release of claims, Ms. O'Connor will be entitled to the vesting of all unvested options that otherwise would have vested during such 12-month severance period following Ms. O'Connor’s termination. In addition, in the event that Ms. O'Connor's employment is terminated by us involuntarily, and subject to her delivery to us of a general release of claims, she will be entitled to a pro-rata portion of any bonus payable to her for such year, with such proration determined based on the number of days during the year of her termination that Ms. O'Connor worked and with the applicable corporate performance determined based on actual achievement for such year.

Other Compensation and Benefits

All of our named executive officers are eligible to participate in our employee benefit plans, including medical, dental, vision, and life insurance plans, in each case on the same basis as all of our other employees. We pay the premiums for the life, disability, accidental death, and dismemberment insurance for all employees, including our named executive officers. We generally do not provide perquisites or personal benefits.

Employee Benefit and Stock Plans

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees, consultants and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate employees, consultants, and directors, and encourages them to devote their best efforts to our business and financial success. The principal features of our existing equity incentive plans and its 401(k) plan are summarized below.

2020 Equity Incentive Plan

The 2020 Plan was adopted by the Board on December 18, 2020 and adopted by our stockholders and ratified by the Board on January 12, 2021.

Eligibility. Our employees, consultants, directors, and employees and consultants of our affiliates, may be eligible to receive awards under the 2020 Plan.

Award Types. The 2020 Plan provides for the grant of incentive stock options (“ISOs”) to employees and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of stock awards to employees, directors, and consultants.

Share Reserve. The number of shares of Common Stock initially reserved for issuance under the 2020 Plan is 14,526,237 shares (equal to 10% of the total number of issued and outstanding shares of Common Stock and Class 2 Common Stock immediately after the Closing (the “Share Reserve”). The number of shares of Common Stock reserved for issuance under the 2020 Plan will automatically increase on January 1 of each year, for a period of ten years, from January 1, 2022 continuing through January 1, 2031, by 4% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares as may be determined by the Board. The maximum number of shares that may be issued pursuant to the exercise of ISOs under the 2020 Plan is 43,578,713 shares (equal to 300% of the number of shares of Common Stock initially reserved under the 2020 Plan). Shares issued under the 2020 Plan may be authorized but unissued or reacquired shares. Shares subject to stock awards granted under the 2020 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under the 2020 Plan. Additionally, shares issued pursuant to stock awards under the 2020 Plan that are repurchased or forfeited, as well as shares that are reacquired as consideration for the exercise or purchase price of a stock award or to satisfy tax withholding obligations related to a stock award, will become available for future grant under the 2020 Plan.

Earnout RSU Share Reserve. An additional 1,100,000 shares of Common Stock were reserved under the 2020 Plan to be used exclusively for the Earnout RSUs, which were issued earlier in 2021. The shares of Common Stock issued under the Earnout RSUs awarded under the 2020 Plan were in addition to and did not reduce the Share Reserve.

Plan Administration. The Board, or a duly authorized committee thereof, will have the authority to administer the 2020 Plan. The Board may also delegate to one or more officers the authority to (i) designate employees other than officers to receive specified stock awards and (ii) determine the number of shares to be subject to such stock awards. Subject to the terms of the 2020 Plan, the plan administrator has the authority to determine the terms of awards, including recipients, the exercise price or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the stock award and the terms and conditions of the award agreements for use under the 2020 Plan. The plan administrator has the power to modify outstanding awards under the 2020 Plan. Subject to the terms of the 2020 Plan, the plan administrator also has the authority to reprice any outstanding option or stock award, cancel and re-grant any outstanding option or stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under GAAP, with the consent of any materially adversely affected participant.

Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2020 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of Common Stock on the date of grant (however, a stock option may be granted with an exercise or strike price lower than 100% of the fair market value on the date of grant of such award if such award is granted pursuant to an assumption of or substitution for another option pursuant to a corporate transaction, as such term is defined in the 2020 Plan, and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code). Options granted under the 2020 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator. The plan administrator determines the term of stock options granted under the 2020 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that the exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. Options generally terminate immediately upon the termination of an optionholder’s service for cause. In no event may an option be exercised beyond the expiration of its term. Acceptable consideration for the purchase of Common Stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (i) cash, check, bank draft, or money order, (ii) a broker-assisted cashless exercise, (iii) the tender of shares of Common Stock previously owned by the optionholder, (iv) a net exercise of the option if it is an NSO and (v) other legal consideration approved by the plan administrator.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of Common Stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all stock plans maintained by us may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the option is not exercisable after the expiration of five years from the date of grant.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past services, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. Except as provided otherwise in the applicable award agreement, if a participant’s service relationship ends for any reason, we may receive through a forfeiture condition or a repurchase right any or all of the shares held by the participant under his or her restricted stock award that have not vested as of the date the participant terminates service.

Restricted Stock Unit Awards. Restricted stock units are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock units may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of Common Stock on the date of grant (however, a stock appreciation right may be granted with an exercise or strike price lower than 100% of the fair market value on the date of grant of such award if such award is granted pursuant to an assumption of or substitution for another option pursuant to a corporate transaction, as such term is defined in the 2020 Plan, and in a manner consistent with the provisions of Sections 409A). A stock appreciation right granted under the 2020 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

Performance Awards. The 2020 Plan permits the grant of performance-based stock and cash awards. The plan administrator may structure awards so that the shares of Common Stock, cash, or other property will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. The performance criteria that will be used to establish such performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to GAAP; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under GAAP; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to expense under GAAP; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under GAAP. In addition, the plan administrator retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the performance goals. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the applicable award agreement or the written terms of a performance cash award. The performance goals may differ from participant to participant and from award to award.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to Common Stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid by us to any individual for service as a non-employee director with respect to any calendar year (such period, the “annual period”), including stock awards and cash fees paid by us to such non-employee director, will not exceed (i) $750,000 in total value or (ii) in the event such non-employee director is first appointed or elected to the board during such annual period, $1,000,000 in total value. For purposes of these limitations, the value of any such stock awards is calculated based on the grant date fair value of such stock awards for financial reporting purposes.

Changes to Capital Structure. In the event there is a specified type of change in our capital structure, such as a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, appropriate adjustments will be made to (i) the class(es) and maximum number of shares of Common Stock subject to the 2020 Plan and the maximum number of shares by which the share reserve may annually increase; (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of ISOs; and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of common stock subject to outstanding awards.

Corporate Transactions. The following applies to stock awards under the 2020 Plan in the event of a corporate transaction, as defined in the 2020 Plan, unless otherwise provided in a participant’s stock award agreement or other written agreement with us or unless otherwise expressly provided by the plan administrator at the time of grant. In the event of a corporate transaction, any stock awards outstanding under the 2020 Plan may be assumed, continued or substituted by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute such stock awards, then with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the transaction (contingent upon the effectiveness of the transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the transaction). With respect to performance awards with multiple vesting levels depending on performance level, unless otherwise provided by an award agreement or by the plan administrator, the award will accelerate at 100% of target. If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute such stock awards, then with respect to any such stock awards that are held by persons other than current participants, such awards will terminate if not exercised (if applicable) prior to the effective time of the transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the transaction. The plan administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to take the same actions with respect to all participants. In the event a stock award will terminate if not exercised prior to the effective time of a transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value, at the effective time, to the excess (if any) of (1) the value of the property the participant would have received upon the exercise of the stock award over (2) any exercise price payable by such holder in connection with such exercise.

Change in Control. In the event of a change in control, as defined under the 2020 Plan, awards granted under the 2020 Plan will not receive automatic acceleration of vesting and exercisability, although this treatment may be provided for in an award agreement.

Plan Amendment or Termination. The Board will have the authority to amend, suspend, or terminate the 2020 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date the Board adopted the 2020 Plan.

2020 Employee Stock Purchase Plan

The 2020 Employee Stock Purchase Plan (the “ESPP”) was adopted by the Board on December 18, 2020 and adopted by our stockholders and ratified by the Board on January 12, 2021.

Share Reserve. The ESPP authorizes the issuance of 1,452,623 shares of Common Stock (equal to 1% of the total number of issued and outstanding shares of Common Stock and Class 2 Common Stock as of immediately after the Closing) under purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of Common Stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2022 through January 1, 2031, by the lesser of (i) 1% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, and (ii) 2,905,247 shares equal to 200% of the initial share reserve; provided, that prior to the date of any such increase, the Board may determine that such increase will be less than the amount set forth in clauses (i) and (ii). If purchase rights granted under the ESPP terminate without having been exercised, the shares of Common Stock not purchased under such purchase rights will again become available for issuance under the ESPP.

Plan Administration. The Board, or a duly authorized committee thereof, will have the authority to administer the ESPP. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of Common Stock on specified dates during such offerings. Under the ESPP, the plan administrator may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of Common Stock will be purchased for employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.

Payroll Deductions. Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, will be eligible to participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings (as defined in the ESPP) for the purchase of Common Stock under the ESPP. Unless otherwise determined by the plan administrator, Common Stock will be purchased for the accounts of employees participating in the ESPP at a price per share equal to not less than the lesser of (i) 85% of the fair market value of a share of Common Stock on the first trading date of an offering or (ii) 85% of the fair market value of a share of Common Stock on the date of purchase.

Limitations. Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the plan administrator, including: (i) being customarily employed for more than 20 hours per week; (ii) being customarily employed for more than five months per calendar year; or (iii) continuous employment for a period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of Common Stock based on the fair market value per share of Common Stock at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our capital stock measured by vote or value pursuant to Section 424(d) of the Code.

Changes to Capital Structure. In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transactions, the plan administrator will make appropriate adjustments to (i) the class(es) and maximum number of shares reserved under the ESPP, (ii) the class(es) and maximum number of shares by which the share reserve may increase automatically each year, (iii) the class(es) and maximum number of shares and purchase price applicable to all outstanding offerings and purchase rights and (iv) the class(es) and number of shares that are subject to purchase limits under ongoing offerings.

Corporate Transactions. In the event of a corporate transaction, as defined in the ESPP, any then-outstanding rights to purchase shares under the ESPP may be assumed, continued or substituted by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of Common Stock within ten business days prior to such corporate transaction, and such purchase rights will terminate immediately.

ESPP Amendment or Termination. The Board will have the authority to amend or terminate the ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We must obtain stockholder approval of any amendment to the ESPP to the extent required by applicable law or listing rules.

2014 Incentive Compensation Plan

The 2014 Plan was originally adopted by the board of directors of Legacy Billtrust and approved by its stockholders in July 2014, and was amended in May 2017. The 2014 Plan is divided into three separate equity incentive programs: (i) the Discretionary Grant Program under which Legacy Billtrust’s employees, directors and consultants may have, at the discretion of the plan administrator, been granted options to purchase shares of Common Stock or stock appreciation rights tied to the value of common stock of Legacy Billtrust, (ii) the Stock Issuance Program under which Legacy Billtrust’s employees, directors and consultants may have, at the discretion of the plan administrator, been issued shares of common stock of Legacy Billtrust pursuant to restricted stock awards, restricted stock units or other stock based awards which vest upon the completion of a designated service period or the attainment of pre-established performance milestones, or such shares of common stock of Legacy Billtrust may have been issued through direct purchase or as a bonus for services rendered to Legacy Billtrust, and (iii) the Incentive Bonus Program under which Legacy Billtrust’s employees, directors and consultants may have, at the discretion of the plan administrator, been provided with incentive bonus opportunities through performance unit awards and special cash incentive programs tied to the attainment of pre-established performance milestones. Immediately prior to the completion of the Business Combination, the 2014 Plan was terminated, and no further grants will be made under the 2014 Plan. Any outstanding awards granted under the 2014 Plan will remain subject to the terms of the 2014 Plan and the applicable award agreement. Stock options granted under the Discretionary Grant Program are the only stock awards outstanding under the 2014 Plan.

Authorized Shares. The maximum number of shares of Common Stock reserved for issuance under the 2014 Plan was 2,186,164 shares (15,802,175 shares as adjusted for the Business Combination).

Plan Administration. Legacy Billtrust’s board of directors, or a duly authorized committee thereof, was granted the authority to administer the 2014 Plan. The 2014 Plan authorizes the plan administrator to determine which eligible persons are to receive awards, the time or times when awards are to be made, the number of shares to be covered by each award, the time or times when the award is to become exercisable, the vesting schedule (if any) applicable to an award, the maximum term for which each award is to remain outstanding and the status of a granted option as either an ISO or an NSO.

Discretionary Grant Program-Stock Options. ISOs and NSOs are granted pursuant to award agreements adopted by the plan administrator. ISOs may only have been granted to Legacy Billtrust’s employees. Anyone eligible to participate in the 2014 Plan may have received an award of NSOs. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders). The term of a stock option may not be longer than 10 years (or five years in the case of ISOs granted to certain significant stockholders). Subject to certain exceptions for death and disability, an option granted under the 2014 Plan generally may only be exercised while an optionholder is employed by, or providing service to, Billtrust, unless provided otherwise in the optionholder’s award agreement. If an optionholder’s service relationship with us ceases due to disability or death, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months thereafter, unless provided otherwise in the optionholder’s award agreement. An optionholder may exercise an option by delivering notice of exercise to us and paying the exercise price. Acceptable consideration for the purchase of stock issued upon the exercise of an option include (i) cash or check, (ii) shares of Common Stock previously held by the optionholder for a requisite period, (iii) shares of Common Stock otherwise issuable under the option, or (iv) through a broker-assisted cashless exercise program. In no event may an option be exercised beyond the expiration of its term. The plan administrator will have the authority to effect, at any time and from time to time, with the consent of the affected optionholders, the cancellation of any or all outstanding options under the 2014 Plan and to grant in substitution therefore new options covering the same or different number of shares with an exercise price per share based on the fair market value per share on the new option grant date.

Certain Transactions. The plan administrator has broad discretion to take action under the 2014 Plan, as well as to make adjustments to the terms and conditions of awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In the event of a change in control, as defined in the 2014 Plan, each outstanding award will automatically accelerate so that each such award will be exercisable immediately prior to the change in control. However, the plan administrator may determine, in its sole discretion, that such awards will not accelerate and instead will be assumed or continued by the successor corporation, replaced with a cash incentive program of the successor corporation, or be subject to other limitations as determined by the plan administrator at the time of grant. To the extent the plan administrator determines, in its sole discretion, that any option outstanding on the date of the change in control will not be assumed by the successor corporation or otherwise continued or replaced, the holder of any such option will be entitled to receive, upon consummation of the change in control, a lump sum cash payment equal to the spread, if any, existing on the shares subject to the option over the aggregate exercise price in effect for such option.

Transferability. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, options granted under the 2014 Plan are generally non-transferable and are exercisable only by the optionholder.

2003 Stock Incentive Plan

Legacy Billtrust’s board of directors adopted the 2003 Plan in 2003 and its stockholders approved the 2003 Plan in 2003. The 2003 Plan provided for the grant of ISOs to Legacy Billtrust’s employees and for the grant of NSOs, restricted stock awards and other forms of stock awards to its employees, directors and consultants. The 2003 Plan expired by its terms in 2013, and no further grants have been made under the 2003 Plan since its expiration. Any outstanding awards granted under the 2003 Plan remain subject to the terms of the 2003 Plan and the applicable award agreement. Stock options are the only stock awards outstanding under the 2003 Plan.

Authorized Shares. The number of shares of Common Stock reserved for issuance under the 2003 Plan was 500,000 shares (3,614,133 shares as adjusted for the Business Combination).

Plan Administration. The Board, or a duly authorized committee thereof, is granted the authority to administer the 2003 Plan. The 2003 Plan authorizes the plan administrator to determine the terms of stock awards, including recipients, the exercise price or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share of Common Stock, the vesting schedule applicable to awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the stock award and the terms and conditions of the award agreements for use under the 2003 Plan.

The plan administrator has the power to amend, modify or terminate outstanding awards under the 2003 Plan. Subject to the terms of the 2003 Plan, the plan administrator has the authority to substitute any outstanding award, change the date of exercise, and convert an ISO to an NSO, provided that the consent of an optionholder may be required to the extent the optionholder is materially and adversely affected by the action.

Stock Options. ISOs and NSOs were granted under stock option agreements adopted by the plan administrator. The plan administrator determined the number of shares covered by each option, the exercise price of each option and the conditions and limitations applicable to the exercise of each option. Acceptable consideration for the purchase of Common Stock issued upon the exercise of a stock option is determined by the plan administrator and may include (i) cash or check, (ii) a broker-assisted cashless exercise, (iii) shares previously owned by the optionholder, (iv) delivery of a promissory note, (v) other lawful consideration approved by the plan administrator, or (vi) by any combination of the previously listed forms of payment.

Corporate Transactions. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, or spin-off, necessary and appropriate adjustments will be made to (i) the number and class of shares of securities available under the 2003 Plan; (ii) the number and class of securities and exercise price per share subject to each outstanding option; and (iii) other necessary adjustments determined by the plan administrator. The 2003 Plan provides that in the event of a reorganization event, as defined in the 2003 Plan, all outstanding options will be assumed or substituted by the acquiring or succeeding corporation. If the acquiring or succeeding corporation does not agree to assume or substitute for such options, then the plan administrator will notify all optionholders that all options will become exercisable in full at a time prior to the reorganization event, and will terminate immediately prior to the reorganization event. However, if stockholders will receive cash payment for their shares upon consummation of the reorganization event, then the plan administrator may provide that each option will terminate upon the consummation of the reorganization event, and each optionholder will instead receive a cash payment equal to the per-share consideration that will be received by stockholders in the reorganization event multiplied by the number of shares subject to such option less the aggregate exercise price of such option.

Transferability. Unless the plan administrator determines otherwise, an optionholder may not transfer options granted under the 2003 Plan other than by will, or by the laws of descent and distribution.

401(k) Plan

We maintain a 401(k) plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. We have the ability to make matching and discretionary contributions to the 401(k) plan. From January 1, 2020 to April 16, 2020, Legacy Billtrust made matching contributions to each participant’s account under the 401(k) plan in an amount equal to 50% of the participant’s contributions up to 6% of the participant’s eligible compensation. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan.

2020 Director Compensation Table

The following table sets forth in summary form information concerning the compensation that Legacy Billtrust paid or awarded during the year ended December 31, 2020 to each of its non-employee directors who served on its board of directors during 2020.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)(1)	All other compensation ($)	Total ($)
Kanwarpal Bindra(2)	-	-	-	-	-
Robert Farrell	-	-	-	-	-
Kelly Ford-Buckley(3)	-	-	-	-	-
Clare Hart	-	-	-	-	-
Lawrence Irving	-	-	-	-	-
Stephen Waldis(4)	-	-	-	-	-
Matt Harris	-	-	-	-	-
Juli Spottiswood	-	-	-	-	-
(1)
As of December 31, 2020, the aggregate number of shares underlying outstanding options to purchase Common Stock held by its non-employee directors were: Kanwarpal Bindra 71,277 shares of Common Stock, Robert Farrell 279,089 shares of Common Stock, Kelly Ford-Buckley 71,277 shares of Common Stock, Clare Hart 71,277 shares of Common Stock, Lawrence Irving 279,089 shares of Common Stock, Stephen Waldis zero shares of Common Stock and Matt Harris zero shares of Common Stock. As of December 31, 2019, none of Legacy Billtrust’s non-employee directors held other unvested stock awards. As of December 31, 2020, Stephen Waldis also held 279,091 shares of Common Stock.

(2)	Kanwarpal Bindra resigned from the board of directors of Legacy Billtrust on July 13, 2020.
(3)	Kelly Ford-Buckley resigned from the board of directors of Legacy Billtrust on November 19, 2020.
(4)	Stephen Waldis resigned from the board of directors of Legacy Billtrust on November 19, 2020.

Non-Employee Director Compensation

The Board will review director compensation periodically to ensure that director compensation remains competitive such that we are able to recruit and retain qualified directors. We have developed a board of directors’ compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward directors who contribute to our long-term success.

Concurrent with the closing of the Business Combination, the Board adopted a director compensation policy for non-employee directors (excluding Matt Harris) to be effective immediately. Each eligible director will receive an annual cash retainer of $30,000 for serving on our Board. The chairperson of the audit committee of the Board will be entitled an additional annual cash retainer of $15,000 and the chairperson of each of the compensation, nominating and corporate governance and risk management committees of the Board will be entitled an additional annual cash retainer of $7,500. All annual cash fees are vested upon payment.

In addition, each eligible director (other than Charles Bernicker) will be granted on the first business day of each fiscal quarter a number of restricted stock units (“RSUs”) equal to $25,000 (or, in the case of the fiscal quarter ended June 30, 2021, $50,000) divided by the closing price of the Common Stock on the date of grant, with all such RSUs vesting on the date of grant.

MARKET INFORMATION, DIVIDENDS AND RELATED STOCKHOLDER MATTERS

Market Information of Common Stock and Warrants

Our Common Stock and Warrants currently list on Nasdaq Global and Nasdaq Capital under the symbols “BTRS” and “BTRSW,” respectively. The closing price of our Common Stock and Warrants on December 15, 2021 was $7.79 and $2.28, respectively.

As of December 15, 2021, there were 154,393,148 shares of Common Stock and 12,497,692 Warrants outstanding. As of December 15, 2021, there were 94 holders of record of our Common Stock, 1 holder of record of our Class 2 Common Stock and 1 holder of record of our Warrants.

Dividends

The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. It is the present intention of our Board to retain all earnings, if any, for use in our business operations and, accordingly, our Board does not anticipate declaring any dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Source and Amount of Funds

Because this transaction is an offer to Warrant Holders to exchange their existing Warrants for shares of our Common Stock, there is no source of funds or other cash consideration being paid by us to, or to us from, those tendering Warrant Holders pursuant to the Offer, other than the amount of cash paid in lieu of a fractional share in the Offer. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and Consent Solicitation, including the payment of any fees, expenses and other related amounts incurred in connection with the transactions contemplated by the Offer and Consent Solicitation and the payment of cash in lieu of fractional shares will be approximately $1.8 million. We expect to have sufficient funds to complete the transactions contemplated by the Offer and Consent Solicitation and to pay fees, expenses, and other related amounts from our cash on hand.

Exchange Agent

Continental Stock Transfer & Trust Company has been appointed the exchange agent for the Offer and Consent Solicitation. The Letter of Transmittal and Consent and all correspondence in connection with the Offer should be sent or delivered by each Warrant Holder, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

D.F. King & Co., Inc. has been appointed as the information agent for the Offer and Consent Solicitation. Questions concerning tender procedures and requests for additional copies of this Prospectus/Offer to Exchange or the Letter of Transmittal and Consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the information agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

Dealer Manager

We have retained BofA Securities, Inc. to act as dealer manager in connection with the Offer and Consent Solicitation and will pay the dealer manager a reasonable and customary fee as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The obligations of the dealer manager to perform this function are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions about the terms of the Offer or Consent Solicitation may be directed to the dealer manager at its address and telephone number set forth on the back cover page of this Prospectus/Offer to Exchange.

The dealer manager and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The dealer manager and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the dealer manager and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer manager and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. In the ordinary course of its business, the dealer manager or its affiliates may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in securities of Billtrust, including Warrants, and, to the extent that the dealer manager or its affiliates own Warrants during the Offer and Consent Solicitation, they may tender such Warrants under the terms of the Offer and Consent Solicitation.

Fees and Expenses

The expenses of soliciting tenders of the Warrants and the Consent Solicitation will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile, electronic communication, personally or by telephone or in person by the dealer manager and the information agent, as well as by our officers and other employees and affiliates.

You will not be required to pay any fees or commissions to us, the dealer manager, the exchange agent or the information agent in connection with the Offer and Consent Solicitation. If your Warrants are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Warrants on your behalf, your broker or other nominee may charge you a commission or service fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Transactions and Agreements Concerning Our Securities

Other than as set forth in the section of this Prospectus/Offer to Exchange titled “Description of Securities,” there are no agreements, arrangements or understandings between Billtrust, or any of its directors or executive officers, and any other person with respect to the Warrants.

Neither Billtrust, nor any of its directors, executive officers or controlling persons, or any executive officers, directors, managers or partners of any of our controlling persons, has engaged in any transactions in the Warrants in the last 60 days.

Tender and Support Agreement

On November 17, 2021, we entered into a Tender and Support Agreement (the “Tender and Support Agreement”) with each of the persons listed on Schedule A thereto (each a “Supporting Stockholder”), a copy of which is filed as an exhibit to the registration statement on Form S-4 of which this Prospectus/Offer to Exchange is a part. Pursuant to the Tender and Support Agreement, the Supporting Stockholders, which collectively own approximately 56.44% of the Warrants, agreed to tender their Warrants in the Offer and consent to the Warrant Amendment in the Consent Solicitation. Accordingly, if the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.

Registration Under the Exchange Act

The Warrants currently are registered under the Exchange Act. This registration may be terminated upon application by us to the SEC if there are fewer than 300 record holders of the Warrants. We currently do not intend to terminate the registration of the Warrants, if any, that remain outstanding after completion of the Offer and Consent Solicitation. Notwithstanding any termination of the registration of our Warrants, we will continue to be subject to the reporting requirements under the Exchange Act as a result of the continuing registration of our Common Stock under the Exchange Act.

Accounting Treatment

We expect to account for the exchange of Warrants as a Common Stock issuance for no additional value. The par value of each share of Common Stock issued in the Offer will be recorded as a credit to Common Stock and a debit to additional paid-in capital. Any cash paid in lieu of fractional shares will be recorded as a credit to cash and a debit to additional paid-in capital. The Offer will not modify the current accounting treatment for the un-exchanged Warrants.

Absence of Appraisal or Dissenters’ Rights

There are no appraisal or dissenters’ rights under applicable law available to Warrant Holders in connection with the Offer and Consent Solicitation.

Material U.S. Federal Income Tax Consequences

This disclosure is limited to the U.S. federal income tax issues addressed herein. Additional issues may exist that are not addressed in this disclosure and that could affect the U.S. federal income tax treatment of the Offer. Warrant Holders should seek their own advice based on their particular circumstances from an independent tax advisor.

The following summary describes the material U.S. federal income tax consequences of the receipt of shares of Common Stock in exchange for the Warrants pursuant to the Offer or pursuant to the terms of the Warrant Amendment, the deemed exchange of Warrants not exchanged for shares of Common Stock in the Offer for “new” warrants as a result of the Warrant Amendment, and the ownership and disposition of shares of Common Stock, and unless otherwise noted in the following discussion, is the opinion of Cooley LLP, our tax counsel. This discussion applies only to Warrants and, upon the exchange of the Warrants, shares of Common Stock held as capital assets (generally, property held for investment) and does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	financial institutions or financial services entities;

•	broker-dealers or traders in securities;

•	taxpayers that are subject to the mark-to-market tax accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 10 percent or more of our shares of Common Stock;

•	persons deemed to sell our shares of Common Stock under the constructive sale provisions of the Code;

•	persons that acquired our securities as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedge, conversion or other integrated or similar transaction;

•	“qualified foreign pension funds” (within the meaning of Section 897(1)(2) of the Code) and entities, all of the interests of which are held by qualified foreign pension funds;

•	tax-qualified retirement plans;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to Warrants or shares of Common Stock being taken into account in an “applicable financial statement,” or

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes not pertaining to U.S. federal income taxation (such as estate or gift taxes), the alternative minimum tax or the Medicare tax on investment income, nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not sought and do not intend to seek any rulings from the IRS regarding the tax consequences described below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the transactions that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

As used herein, the term “U.S. Holder” means a beneficial owner of Warrants, and, upon the exchange of the Warrants, shares of Common Stock, that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof (including the District of Columbia), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source or (iv) a trust if (A) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of Warrants, and upon the exchange of the Warrants, shares of Common Stock, that is not a U.S. Holder or a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes).

If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds Warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partner and the partnership. Partnerships holding any Warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the sale or other disposition of our securities.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. WARRANT HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER, CONSENT SOLICITATION AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

Exchange of Warrants for Shares of Common Stock

For those U.S. Holders of Warrants participating in the Offer and for any holders of Warrants subsequently exchanged for shares of Common Stock pursuant to the terms of the Warrant Amendment, we intend to treat your exchange of Warrants for shares of Common Stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) you should not recognize any gain or loss on the exchange of Warrants for shares of Common Stock (other than with respect to any cash received in lieu of a fractional share of Common Stock), (ii) your aggregate tax basis in the shares of Common Stock received in the exchange should equal your aggregate tax basis in your Warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the exchange), and (iii) your holding period for the shares of Common Stock received in the exchange should include your holding period for the surrendered Warrants. Special tax basis and holding period rules apply to U.S. Holders that acquired different blocks of Warrants at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances.

Any cash you receive in lieu of a fractional share of Common Stock pursuant to the Offer should generally result in gain or loss to you equal to the difference between the cash received and your tax basis in the fractional share.

Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of an exchange of warrants for shares of common stock, there can be no assurance in this regard, and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income on the exchange of Warrants for shares of Common Stock. If the exchange of Warrants for shares of Common Stock were not treated as a recapitalization for U.S. federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of shares of Common Stock described below under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of shares of Common Stock.”

Although we believe the exchange of Warrants for shares of Common Stock pursuant to the Offer is a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Offer as the issuance of shares of Common Stock to an exchanging holder having a value in excess of the Warrants surrendered by such holder, such excess value could be viewed as a constructive dividend or a fee received in consideration for consenting to the Warrant Amendment (which dividend or fee may be taxable to you and may be taxable as ordinary income).

If you exchange Warrants for shares of Common Stock pursuant to the Offer, and if you hold five percent or more of shares of Common Stock prior to the exchange, or if you hold Warrants and other securities of ours prior to the exchange with a tax basis of $1.0 million or more, you will be required to file with your U.S. federal income tax return for the year in which the exchange occurs a statement setting forth certain information relating to the exchange (including the fair market value, prior to the exchange, of the Warrants transferred in the exchange and your tax basis, prior to the exchange, in shares of Common Stock or securities), and to maintain permanent records containing such information.

Warrants not Exchanged for Shares of Common Stock

Although the issue is not free from doubt, we intend to treat all Warrants not exchanged for shares of Common Stock in the Offer as having been exchanged for “new” warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) you should not recognize any gain or loss on the deemed exchange of Warrants for “new” warrants, (ii) your aggregate tax basis in the “new” warrants deemed to be received in the exchange should equal your aggregate tax basis in your existing Warrants deemed surrendered in the exchange, and (iii) your holding period for the “new” warrants deemed to be received in the exchange should include your holding period for the Warrants deemed surrendered. Special tax basis and holding period rules apply to holders that acquired different blocks of Warrants at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances.

Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of a deemed exchange of warrants for “new” warrants such as that contemplated by the Warrant Amendment, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the deemed exchange of Warrants for “new” warrants pursuant to the Warrant Amendment were successfully challenged by the IRS and such exchange were not treated as a recapitalization for U.S. federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of shares of Common Stock described below under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Common Stock.”

Taxation of Distributions on Shares of Common Stock

A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on shares of Common Stock to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles).

Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its shares of Common Stock (but not below zero) and, to the extent in excess of basis, will be treated as gain from the sale or exchange of such shares of Common Stock as described below under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Common Stock.”

With respect to non-corporate U.S. Holders, under tax laws currently in effect, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Common Stock” below), subject to applicable requirements and limitations. Such dividends will be taxable to a corporate U.S. Holder at regular U.S. federal corporate income tax rates but will be eligible (subject to applicable requirements and limitations) for the dividends-received deduction.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Common Stock

A U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of shares of Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for shares of Common Stock (which is expected to include the U.S. Holder’s holding period in the Warrants exchanged for such shares of Common Stock) so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of Common Stock so disposed of. Special tax basis and holding period rules apply to U.S. Holders that acquired different blocks of shares of Common Stock at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances.

Non-U.S. Holders

Exchange of Warrants for Shares of Common Stock and Deemed Exchange of Warrants

A Non-U.S. Holder’s exchange of Warrants for shares of Common Stock pursuant to the Offer or the terms of the Warrant Amendment, and the deemed exchange of Warrants not exchanged for shares of Common Stock in the Offer for “new” warrants pursuant to the Warrant Amendment, should generally have the same tax consequences as described above for U.S. Holders. Subject to the exceptions set forth below under “Non-U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Common Stock,” assuming you are not engaged in the conduct of a trade or business within the U.S., capital gain or loss you recognize with respect to the receipt of cash in lieu of fractional shares should not be subject to U.S. federal income tax, and you should not be required to make any U.S. federal income tax filings solely on account of the exchange of Warrants for shares of Common Stock or the receipt of cash in lieu of fractional shares of Common Stock.

Taxation of Distributions on Shares of Common Stock

If we make distributions of cash or property on shares of Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its shares of Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Common Stock.”

Subject to the discussion below on effectively connected income, backup withholding and the Foreign Account Tax Compliance Act, dividends paid to a Non-U.S. Holder of shares of Common Stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes to us or our paying agent prior to the payment of dividends a valid IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form) certifying under penalty of perjury that such Non-U.S. Holder is not a “United States person” as defined in the Code and qualifies for a reduced treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the U.S. to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or a successor form), certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. Any such effectively connected dividends will generally be subject to U.S. federal income tax at the rates and in the manner generally applicable to United States persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected dividends. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Common Stock

Subject to the discussion below on backup withholding and the Foreign Account Tax Compliance Act, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of shares of Common Stock unless:

•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the U.S. to which such gain is attributable);

•
the Non-U.S. Holder is a nonresident alien individual present in the U.S. for 183 days or more during the taxable year of the sale or other taxable disposition and certain other requirements are met; or

•	shares of Common Stock constitute a U.S. real property interests (“USRPIs”), by reason of our status as a U.S. real property holding corporation (“USRPHC”), for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax at the rates and in the manner generally applicable to United States persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected gain.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the sale or other taxable disposition, which may generally be offset by U.S. source capital losses of the Non-U.S. Holder for that taxable year (even though the individual is not considered a resident of the U.S.), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-USRPIs and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of shares of Common Stock will not be subject to U.S. federal income tax if shares of Common Stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, five percent or less of shares of Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. If we were to become a USRPHC and shares of Common Stock were not considered to be “regularly traded” on an established securities market during the calendar year in which the relevant sale or other taxable disposition by a Non-U.S. Holder occurs, such Non-U.S. Holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a sale or other taxable disposition of shares of Common Stock and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Distributions on shares of Common Stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI (or a successor form), or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on shares of Common Stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of shares of Common Stock within the U.S. or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person, or the Non-U.S. Holder otherwise establishes an exemption. If a Non-U.S. Holder does not provide the certification described above or the applicable withholding agent has actual knowledge or reason to know that such Non-U.S. Holder is a United States person, payments of distributions or of proceeds of the sale or other taxable disposition of shares of Common Stock may be subject to backup withholding at a rate currently equal to 24% of the gross proceeds of such distributions, sale, or other taxable disposition. Proceeds of a sale or other disposition of shares of Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides, is established or is organized.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the Non-U.S. Holder timely files the appropriate claim with the IRS and furnishes any required information to the IRS.

Non-U.S. Holders should consult their tax advisors regarding such information reporting and backup withholding rules.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) impose a U.S. federal withholding tax of 30% on certain payments, including dividends paid on, and (subject to the discussion below) the gross proceeds of a disposition of, shares of Common Stock paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments, including dividends paid on, and (subject to the discussion below) the gross proceeds of a disposition of, shares of Common Stock to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules.

The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a disposition of shares of Common Stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in shares of Common Stock.

Exchange Agent

The depositary and exchange agent for the Offer and Consent Solicitation is:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Additional Information; Amendments

We are not aware of any U.S. state where the making of the Offer and the Consent Solicitation is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer and the Consent Solicitation or the acceptance of the Warrants pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer and the Consent Solicitation will not be made to (nor will tenders be accepted from or on behalf of) the Warrant Holders. In making the Offer and Consent Solicitation, we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any U.S. state where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such U.S. state.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Prospectus/Offer to Exchange is a part. We recommend that Warrant Holders review the Schedule TO, including the exhibits, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offer and Consent Solicitation.

Our Board recognizes that the decision to accept or reject the Offer and Consent Solicitation is an individual one that should be based on a variety of factors and Warrant Holders should consult with personal advisors if they have questions about their financial or tax situation.

We are subject to the information requirements of the Exchange Act and in accordance therewith file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the registration statement on Form S-4 relating to the Offer and Consent Solicitation, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov. If you have any questions regarding the Offer and Consent Solicitation or need assistance, you should contact the information agent for the Offer and Consent Solicitation. You may request additional copies of this document, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery from the information agent. All such questions or requests should be directed to:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Individuals, please call toll-free: (800) 628-8538
Banks and brokerage, please call: (212) 269-5550
Email: btrs@dfking.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given by us to Warrant Holders in connection with the Offer and Consent Solicitation.

DESCRIPTION OF SECURITIES

The following is a description of our securities and certain provisions of our Charter, Bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our Charter and Bylaws, copies of which are included as exhibits to the registration statement on Form S-4 of which this Prospectus/Offer to Exchange forms a part. We are incorporated in the State of Delaware. The rights of our security holders are generally covered by Delaware law and our Charter and Bylaws. The terms of our securities are therefore subject to Delaware law, including the DGCL.

Authorized and Outstanding Stock

The Charter authorizes the issuance of 575,000,000 shares of capital stock, consisting of 538,000,000 shares of Common Stock, 27,000,000 shares of Class 2 Common Stock and 10,000,000 shares of undesignated preferred stock, each having a par value of $0.0001. The outstanding shares of Common Stock and Class 2 Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders. Holders of Class 2 Common Stock are not entitled to vote on any matters to be voted on by stockholders (except for a limited number of corporate actions on which such nonvoting shares are entitled to vote under the DGCL).

Class 2 Common Stock Automatic Conversion

Under the Charter, each share of Class 2 Common Stock will be automatically converted into one share of Common Stock following, and only following, the transfer of such shares in a Widely Dispersed Offering (as defined below) by Special Situations Investing Group II, LLC, an affiliate of Goldman Sachs & Co. LLC (collectively and with the other affiliates of Goldman Sachs & Co. LLC, “GS”) (or such other party to whom GS had transferred shares of Class 2 Common Stock and the transferees of such party, in each case, other than a transferee acquiring such shares of Class 2 Common Stock in a Widely Dispersed Offering (as defined below), or the “GS Transferees”).

“Widely Dispersed Offering” means (i) a widespread public distribution, including pursuant to Rule 144 under the Securities Act, (ii) a transfer (including a private placement or a sale pursuant to Rule 144) in which no one party acquires the right to purchase 2% or more of any class of voting securities (as such term is used for the purposes of the Bank Holding Company Act of 1956, as amended), (iii) an assignment to a single party (for example, a broker or investment banker) for the purposes of conducting a widespread public distribution on behalf of GS or the GS Transferees, or (iv) to a party who would control more than 50% of the voting securities of the Company without giving effect to the shares of Class 2 Common Stock transferred by the holder or the GS Transferees. Other than in the event of a Widely Dispersed Offering, shares of Class 2 Common Stock will not be convertible into any other security of the Company.

Dividends

Holders of Common Stock and Class 2 Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Common Stock and Class 2 Common Stock unless the shares of Common Stock and Class 2 Common Stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of Common Stock and Class 2 Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there is no sinking fund or redemption provisions applicable to Common Stock and Class 2 Common Stock.

Election of Directors

The Board is divided into three classes, each of which will serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

The Charter provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Common Stock and Class 2 Common Stock, and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us, or the removal of existing management.

Redeemable Warrants

Each whole Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time after February 11, 2021.

Pursuant to the Warrant Agreement, a Warrant Holder may exercise its Warrants only for a whole number of shares of Common Stock. This means only a whole Warrant may be exercised at a given time by a Warrant Holder. The Warrants will expire on January 12, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Common Stock is available. No Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless.

Notwithstanding the above, if the Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require Warrant Holders who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants for Cash. Once the Warrants become exercisable, we may call the Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, which we refer to as the 30-day redemption period; and

•
if, and only if, the closing price of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the Warrant Holders.

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant Holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 Warrant exercise price after the redemption notice is issued.

Redemption Procedures and Cashless Exercise. If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of Warrants. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” shall mean the average closing price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Warrants.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (1) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (2) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Common Stock on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the Warrants are convertible), other than (a) as described above and (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable upon exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of ours as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Common Stock, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant Holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants in order to determine and realize the option value component of the Warrant. This formula is to compensate the Warrant Holder for the loss of the option value portion of the Warrant due to the requirement that the Warrant Holder exercise the Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

Other than as described in the preceding six paragraphs, we will not be required to adjust the exercise price of the Warrants.

Other. The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant Holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

The Warrants are issued in registered form under the Warrant Agreement. You should review a copy of the Warrant Agreement, a copy of which is filed as an exhibit to this registration statement on Form S-4 of which this Prospectus/Offer to Exchange forms a part, for a description of the terms and conditions applicable to the Warrants. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Warrants to make any change that adversely affects the interests of the registered holders of Warrants.

Certain Anti-Takeover Effects of Delaware Law, the Charter and the Bylaws

Special Meetings of Stockholders

The Charter and Bylaws provide that special meetings of our stockholders may be called only by a majority vote of the Board, by the Chairman of the Board or by our chief executive officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under our Bylaws, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued preferred stock is available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of the Delaware General Corporation Law

We have not opted out of the provisions of Section 203 of the DGCL regulating corporate takeovers under the Charter. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•	on or subsequent to the date of the transaction, such transaction is approved by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our shareholders have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, shareholders who properly request and perfect appraisal rights in connection with such merger or consolidation have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Shareholders’ Derivative Actions

Under the DGCL, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such shareholder’s stock thereafter devolved by operation of law.

Exclusive Forum

The Charter provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by applicable law, will be the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (a) any derivative claim or cause of action brought on our behalf; (b) any claim or cause of action for breach of a fiduciary duty owed by any of our current or former director, officer or other employee, or stockholder to us or our stockholders; (c) any claim or cause of action arising out of or pursuant to any provision of the DGCL, the Charter or the Bylaws (as each may be amended from time to time); (d) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Charter or the Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (e) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (f) any claim or cause of action, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The Charter also requires the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. our certificate of incorporation will include a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions will be to eliminate the rights of us and our shareholders, through shareholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior.

However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Charter eliminates directors’ liability for monetary damages to the fullest extent permitted by applicable law. The Charter requires us to indemnify and advance expenses to, to the fullest extent permitted by applicable law, our respective directors, officers and agents and prohibits any retroactive changes to the rights or protections or that increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification. We believe these provisions in the Charter are necessary to attract and retain qualified persons as directors and officers. However, these provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Common Stock or Warrants for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our common stock then outstanding; or

•	the average weekly reported trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is generally not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities. The earliest date that this would occur is January 14, 2022, one year after we filed our Form 10 information with the SEC.

Transfer Agent and Warrant Agent

The transfer agent and warrant agent for our Common Stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th Floor, New York, New York 10004.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Agreements related to the BCA

Stockholder Support Agreements

Concurrently with the execution of the BCA, certain stockholders of Legacy Billtrust executed support agreements with South Mountain, pursuant to which, among other things, such persons agreed (a) to support the adoption of the BCA and the approval of the Business Combination, subject to certain customary conditions, and (b) not to transfer any of their Subject Shares (as defined in such agreements) (or enter into any arrangement with respect thereto), subject to certain customary conditions.

Non-Redemption Agreement

Concurrently with the execution of the BCA, a stockholder of South Mountain entered into a non-redemption agreement with South Mountain and Legacy Billtrust, pursuant to which, among other things, such stockholder owning in the aggregate 2,227,500 shares of South Mountain Class A Common Stock agreed not to elect to redeem or tender or submit for redemption any shares held by such stockholder.

Share and Warrant Cancellation Agreement

Concurrently with the execution of the BCA, South Mountain and Legacy Billtrust entered into a Share and Warrant Cancellation Agreement (the “Share and Warrant Cancellation Agreement”) with South Mountain, LLC (the “Sponsor”), which provides that immediately prior to, and contingent upon, the consummation of the closing of the Business Combination (the “Cancellation Effective Time”), (i) the Sponsor would forfeit 4,166,667 warrants to purchase shares of South Mountain Class A Common Stock sold in a private placement to the Sponsor that occurred simultaneously with the completion of the IPO (the “Private Placement Warrants”) held by the Sponsor prior to the Closing, which were automatically cancelled by South Mountain upon the Cancellation Effective Time, (ii) 2,787,833 Private Placement Warrants held by the Sponsor prior to the Cancellation Effective Time were automatically transferred by the Sponsor to South Mountain for cancellation in exchange for newly issued shares of South Mountain Class A Common Stock, at an exchange ratio of one Private Placement Warrant for 0.1793508 of a share of South Mountain Class A Common Stock (such total rounded to the nearest whole share), resulting in the transfer of all 2,787,833 Private Placement Warrants by the Sponsor to South Mountain for cancellation in exchange for 500,000 shares of South Mountain Class A Common Stock, subject to certain vesting conditions set forth in the Share and Warrant Cancellation Agreement, (iii) the Sponsor would forfeit at least 1,250,000 shares of South Mountain Class B Common Stock (as defined below) held by the Sponsor prior to the Cancellation Effective Time, which were automatically cancelled by South Mountain upon the Cancellation Effective Time, (iv) an aggregate of 3,125,000 of the shares of South Mountain Class B Common Stock would vest immediately following Closing and (v) the remainder of the Sponsor’s shares of South Mountain Class B Common Stock (or shares of South Mountain Class A Common Stock issued or issuable upon conversion thereof) not otherwise forfeited pursuant to the Share and Warrant Cancellation Agreement shall, at the Cancellation Effective Time, immediately become unvested and subject to the vesting and forfeiture provisions set forth in the Share and Warrant Cancellation Agreement, whereby half of such shares will vest if the stock price level is greater than or equal to $12.50 per share and half of such shares will vest if the stock price level is greater than or equal to $15.00 per share, in each case over 20 of 30 trading days within five years of Closing, subject to equitable adjustment to reflect any subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction with respect to the Common Stock. In addition, the shares subject to the $12.50 share price milestone or the $15.00 share price milestone will accelerate vesting upon certain acceleration events, including a change of control of our company in which the value of the consideration to be received by holders of our Common Stock and Class 2 Common Stock in such change of control event is at least $12.50 per share, or $15.00 per share, respectively. Any shares subject to vesting pursuant to the Share and Warrant Cancellation Agreement will be forfeited to the extent such shares remain unvested following the five-year anniversary of the Closing. The aforementioned shares vested earlier in 2021. In addition, pursuant to the Share and Warrant Cancellation Agreement, the Sponsor had agreed to vote its South Mountain Class B Common Stock in favor of the Business Combination and related proposals.

A&R Registration Rights Agreement

Concurrently with the execution of the BCA, South Mountain, the Sponsor, Legacy Billtrust and certain significant stockholders of Legacy Billtrust and South Mountain entered into a registration rights agreement, dated October 18, 2020 (the “Registration Rights Agreement”). The Registration Rights Agreement became effective upon the consummation of the Business Combination. Under the Registration Rights Agreement, stockholders party to the Registration Rights Agreement may request to sell all or any portion of their registrable securities in an underwritten offering up to two times. We also agreed to provide customary “piggyback” registration rights. The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

Confidentiality and Lock-Up Agreement

Concurrently with the execution of the BCA, certain Legacy Billtrust stockholders, including all Legacy Billtrust senior officers and directors continuing with us and their affiliates that hold Legacy Billtrust securities, entered into the Confidentiality and Lockup Agreements. Pursuant to the Confidentiality and Lockup Agreements, such stockholders have agreed that they would not, during the period beginning at the effective time of the Business Combination and continuing to and including the date that is one hundred eighty (180) days after the Closing Date, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock, or any options or warrants to purchase any shares of Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock, or any interest in any of the foregoing (in each case, subject to certain exceptions set forth in the Confidentiality and Lockup Agreements). The Confidentiality and Lockup Agreements became effective upon the consummation of the Business Combination. The lock-up has since expired.

South Mountain Related Agreements

Class B Common Stock

In April 2019, the Sponsor purchased 5,750,000 shares of South Mountain Class B common stock, par value $0.0001 per share (“South Mountain Class B Common Stock”) for an aggregate price of $25,000. On June 19, 2019, South Mountain effected a 1.125-for-1 stock split of South Mountain Class B Common Stock. As a result, the Sponsor held 6,468,750 South Mountain Class B Common Stock, of which up to 218,750 shares were subject to forfeiture following the underwriter’s election to partially exercise its over-allotment option in the IPO, so that the Sponsor would own, on an as-converted basis, 20% of South Mountain’s issued and outstanding shares after the IPO (assuming the Sponsor did not purchase any shares of South Mountain Class A Common Stock in the IPO). The underwriter’s election to exercise the remaining over-allotment option expired unexercised on August 5, 2019 and, as a result, 218,750 shares of South Mountain Class B Common Stock were forfeited, resulting in 6,250,000 shares of South Mountain Class B Common Stock outstanding as of August 5, 2019. The South Mountain Class B Common Stock automatically converted into South Mountain Class A Common Stock upon the consummation of the Business Combination on a one-for-one basis, subject to adjustments.

The Sponsor agreed, subject to certain limited exceptions, not to transfer, assign or sell any of its South Mountain Class B Common Stock until the earlier to occur of: (i) one year after the completion of a business combination or (ii) the date on which South Mountain completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of South Mountain’s stockholders having the right to exchange their shares of South Mountain Common Stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the South Mountain Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a business combination, the South Mountain Class B Common Stock will be released from the lock-up. The lock-up has since expired.

Class C Common Stock

In connection with the Business Combination, up to 9,031,217 newly issued shares of South Mountain Class C Common Stock, par value $0.0001 per share (the “South Maintain Class C Common Stock”), were issued as merger consideration payable to stockholders of Legacy Billtrust. In addition, up to an additional 911,090 shares of South Mountain Class C Common Stock were issuable to shareholders of Legacy Billtrust pursuant to the earnout provisions of the BCA. These shares were issued earlier in 2021. Following the consummation of the Business Combination, all outstanding shares of South Mountain Class C Common Stock were reclassified as shares of Class 2 Common Stock on a one-to-one basis.

Promissory Note

On April 19, 2019, South Mountain issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Sponsor agreed to loan South Mountain an aggregate of up to $300,000 to cover expenses related to the IPO. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2019 or the completion of the IPO. The borrowings outstanding under the Promissory Note of $175,000 were repaid upon the consummation of the IPO on June 24, 2019.

Administrative Support Agreement

South Mountain entered into an Administrative Support Agreement whereby, commencing on June 19, 2019, South Mountain began paying an affiliate of the Sponsor a total of $25,000 per month for office space, administrative and support services. Upon completion of the Business Combination South Mountain ceased paying these monthly fees. For the year ended December 31, 2020, South Mountain incurred $300,000 in fees for these services. There were $450,000 and $150,000 of accrued expenses for these securities as of December 31, 2020 and December 31, 2019, respectively, which were paid on January 5, 2021.

Related Party Loans

In order to finance transaction costs in connection with a business combination, the Sponsor, an affiliate of the Sponsor, or South Mountain’s officers and directors might have, but none of them were obligated to, loan South Mountain funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a business combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans could be converted into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. In the event that a business combination does not close, South Mountain may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. No Working Capital Loans were made prior to, or repaid in connection with, the Business Combination.

Legacy Billtrust Related Agreements

Related Party Commercial Relationship

In June 2015, Legacy Billtrust entered into an ongoing commercial relationship with one of its customers, GlobalTranz Enterprises Inc. (“GlobalTranz”), where GlobalTranz purchased certain of Legacy Billtrust’s software solutions, and continues purchasing Billtrust’s software solutions, on an ongoing basis.

Robert Farrell, one of our directors, serves as Chairman and CEO of GlobalTranz. Legacy Billtrust’s commercial relationship with GlobalTranz generated revenues of approximately $307,000 and $248,000 for the years ended December 31, 2020 and December 31, 2019, respectively.

Related Party Agreements with AvidXchange

In May 2016, Legacy Billtrust entered into a reseller agreement (the “Reseller Agreement”) with AvidXchange. AvidXchange is a portfolio company of Bain Capital Ventures, LLC, one of our 5% or greater shareholders. Under the terms of the Reseller Agreement, Legacy Billtrust (and subsequent to the Business Combination, Billtrust) would resell AvidXchange’s automated payments services to its customers, paying AvidXchange a fixed amount of the fees generated from such sales and retaining the rest. In December 2020, Legacy Billtrust entered into a referral partner agreement (the “Referral Partner Agreement”) with AvidXchange, superseding and replacing the Reseller Agreement, whereby Legacy Billtrust (and subsequent to the Business Combination, Billtrust) may refer its customers to AvidXchange in exchange for commissions based on AvidXchange services purchased by such customers. Legacy Billtrust paid expenses relating to the Reseller Agreement/Referral Agreement to AvidXchange of approximately $94,000 and $57,000 for the years ended December 31, 2020 and December 31, 2019, respectively.

In August 2019, Legacy Billtrust entered into a BPN payables provider agreement (the “Payables Provider Agreement”) with AvidXchange. Legacy Billtrust received approximately $122,000 and $77,000 in connection with AvidXchange’s participation as a partner in our BPN for the years ended December 31, 2020 and December 31, 2019, respectively.

Related-Person Transactions Policy

In connection with the Business Combination, we adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our Board or our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our Board or our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our Board or our audit committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our Common Stock as of November 12, 2021 for:

•	each person or group known to us who beneficially owns more than 5% of our outstanding shares of Common Stock;

•	each of our named executive officers and directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and Warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages set forth in the table below are based on 153,702,205 shares of Common Stock issued and outstanding as of November 12, 2021.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock and their business address is c/o BTRS Holdings Inc., 1009 Lenox Drive, Suite 101, Lawrenceville, New Jersey 08648.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
Directors and Executive Officers:
Flint A. Lane(1)	26,272,619	17.0%
Steven Pinado(2)	1,697,702	1.1%
Mark Shifke(3)	795,213	*
Joe Eng(4)	800,363	*
Jeanne O’Connor(5)	240,924	*
Charles Bernicker(6)	374,522	*
Clare Hart(7)	96,683	*
Robert Farrell(8)	317,177	*
Lawrence Irving(9)	317,177	*
Matt Harris	—	—
Juli Spottiswood(10)	23,660	*
Directors and Executive Officers as a Group (11 Individuals)	30,936,040	19.5%
Five Percent Holders:
Entities affiliated with Bain Capital Venture Investors, LLC(11)	28,367,064	18.5%
Riverwood Capital(12)	14,245,740	9.3%

*	Less than 1%

(1)
Consists of (i) 17,614,241 shares of Common Stock, (ii) 7,839,466 shares of Common Stock held by Flint Lane 2009 Grantor Retained Annuity Trust and (iii) 818,912 shares of Common Stock issuable pursuant to options that are exercisable as of or within 60 days of November 12, 2021.

(2)
Consists of (i) 90,671 shares of Common Stock and (ii) 1,607,031 shares of Common Stock issuable pursuant to RSUs that will vest within 60 days of November 12, 2021 and options that are exercisable as of or within 60 days of November 12, 2021.

(3)
Consists of (i) 69,847 shares of Common Stock and (ii) 725,366 shares of Common Stock issuable pursuant to vested RSUs, RSUs that will vest within 60 days of November 12, 2021 and options that are exercisable as of or within 60 days of November 12, 2021.

(4)
Consists of (i) 187,918 shares of Common Stock and (ii) 564,507 shares of Common Stock issuable pursuant to RSUs that will vest within 60 days of November 12, 2021 and options that are exercisable as of or within 60 days of November 12, 2021, and (iii) 47,938 shares of Common Stock held by the Pamela L Eng Trust. Mr. Eng disclaims beneficial ownership of the shares of Common Stock held by the Pamela L Eng Trust except to the extent of his pecuniary interest therein.

(5)
Consists of (i) 18,071 shares of Common Stock and (ii) 222,853 shares of Common Stock issuable pursuant to vested RSUs, RSUs that will vest within 60 days of November 12, 2021 and options that are exercisable as of or within 60 days of November 12, 2021.

(6)	Gives effect to pro rata distribution from a limited liability company of which Mr. Bernicker is a member.

(7)	Consists of (i) 25,406 shares of Common Stock and (ii) 71,277 shares of Common Stock issuable pursuant to options that are exercisable as of or within 60 days of November 12, 2021.

(8)	Consists of (i) 38,088 shares of Common Stock and (ii) 279,089 shares of Common Stock issuable pursuant to options that are exercisable as of or within 60 days of November 12, 2021.

(9)	Consists of (i) 38,088 shares of Common Stock and (ii) 279,089 shares of Common Stock issuable pursuant to options that are exercisable as of or within 60 days of November 12, 2021.

(10)	Consists of (i) 9,204 shares of Common Stock and (ii) 14,456 shares of Common Stock issuable pursuant to options that are exercisable as of or within 60 days of November 12, 2021.

(11)
Based solely on a Schedule 13D/A filed on July 8, 2021, consists of (i) 25,706,922 shares of Common Stock held by Bain Capital Venture Fund 2012, L.P. (“Venture Fund 2012”), (ii) 2,510,636 shares of Common Stock held by BCIP Venture Associates (“BCIP VA”) and (iii) 149,506 shares of Common Stock held by BCIP Venture Associates-B (“BCIP VA-B” and, together with Venture Fund 2012 and BCIPVA, the “Bain Capital Venture Entities”). Bain Capital Venture Investors, LLC (“BCVI”), the Executive Committee of which consists of Enrique Salem and Ajay Agarwal, is the ultimate general partner of Venture Fund 2012 and governs the investment strategy and decision-making processes with respect to investments held by BCIP VA and BCIP VA-B. By virtue of the relationships described in this footnote, each of BCVI, Mr. Salem and Mr. Agarwal may be deemed to share voting and dispositive power over the shares held by the Bain Capital Venture Entities. The business address of the Bain Capital Venture Entities is 200 Clarendon Street, Boston MA 02116.

(12)
Based solely on a Form 4 filed on July 8, 2021, consists of (i) 2,954,508 shares of Common Stock held by Riverwood Capital Partners II (Parallel-B) L.P. and (ii) 11,291,232 shares of Common Stock held by Riverwood Capital Partners II L.P. (together with Riverwood Capital Partners II (Parallel-B) L.P., “Riverwood Capital.” Riverwood Capital II L.P. is the general partner of Riverwood Capital. The general partner of Riverwood Capital II L.P. is Riverwood Capital GP II Ltd. Riverwood Capital II L.P. and Riverwood Capital GP II Ltd. may be deemed to have shared voting and dispositive power over, and be deemed to be indirect beneficial owners of, shares directly held by Riverwood Capital. All investment decisions with respect to the shares held by Riverwood Capital are made by a majority vote of a four-member investment committee, comprised of Francisco Alvarez-Demalde, Jeffrey Parks, Thomas Smach, and Christopher Varelas. All voting decisions over the shares held by Riverwood Capital are made by a majority vote of Riverwood Capital GP II Ltd.’s eleven shareholders. No single natural person controls investment or voting decisions with respect to the shares held by Riverwood Capital. The business address of Riverwood Capital is 70 Willow Road, Suite 100 Menlo Park CA 94025-3652.

LEGAL MATTERS

The validity of our Common Stock covered by this Prospectus/Offer to Exchange has been passed upon for us by Cooley LLP. Certain legal matters relating to the securities offered hereby will be passed upon for the dealer manager by Davis Polk & Wardwell LLP.

EXPERTS

The financial statements of BTRS Holdings Inc. (f/k/a Factor Systems Inc. (dba Billtrust)) as of December 31, 2020 and 2019 and for each of the years in the period ended December 31, 2020 included in this Prospectus and in the registration statement of which it forms a part, have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed a registration statement on Form S-4 of which this Prospectus/Offer to Exchange is a part with the SEC in connection with the Offer and the Consent Solicitation. We may also file amendments to such registration statement. In addition, on the date of the initial filing of the registration statement on Form S-4 of which this Prospectus/Offer to Exchange is a part, we filed a Tender Offer Statement on Schedule TO with the SEC, together with exhibits, to furnish certain information about the Offer and Consent Solicitation. We may file amendments to the Schedule TO. As allowed by SEC rules, this Prospectus/Offer to Exchange does not contain all of the information in the registration statement or the Schedule TO or the exhibits to the registration statement or the Schedule TO. You may obtain copies of the registration statement on Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed elsewhere in this Prospectus/Offer to Exchange. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

You may request copies of these documents, at no cost to you, from our website (www.billtrust.com), or by writing or telephoning us at the following address:

BTRS Holdings Inc.
1009 Lenox Drive, Suite 101, Lawrenceville, NJ 08648
Attn: General Counsel
(609) 235-1010

Exhibits to these documents will not be sent, however, unless those exhibits have been specifically included into this Prospectus/Offer to Exchange.

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors
BTRS Holdings, Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Lawrenceville, NJ 08648

Opinion on the Financial Statements

We have audited the accompanying balance sheets of BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust)) (the “Company”), as of December 31, 2020 and 2019, the related statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes to the financial statements (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

On January 1, 2019, the Company adopted Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606). The effects of adoption are described in Note 2 to the financial statements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2015.

March 24, 2021, except for Notes 1, 2, 5, 8, 9, 14, and 15, as to which the date is June 21, 2021

Woodbridge, NJ

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Balance Sheets
(Amounts in thousands, except per share and share data)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$14,642	$4,736
Restricted cash	3,277	—
Customer funds	20,924	21,126
Accounts receivable, net of allowance for doubtful accounts of $227 and $409, respectively	23,009	19,658
Prepaid expenses	2,961	3,368
Deferred implementation, commission and other costs, current	4,718	4,751
Other current assets	831	851
Total current assets	70,362	54,490
Property and equipment, net	16,650	18,285
Goodwill	36,956	36,956
Intangible assets, net	9,534	11,760
Deferred implementation and commission costs, non-current	8,677	7,887
Other assets	5,361	1,318
Total assets	$147,540	$130,696
Liabilities and stockholders’ equity
Current liabilities:
Customer funds payable	$20,924	$21,126
Current portion of debt and capital lease obligations, net of deferred financing costs	380	876
Accounts payable	1,646	3,303
Accrued expenses and other	26,341	14,378
Deferred revenue	14,895	11,868
Other current liabilities	906	1,148
Total current liabilities	65,092	52,699
Long-term debt and capital lease obligations, net of current portion and deferred financing costs	43,295	28,142
Customer postage deposits	10,418	10,455
Deferred revenue, net of current portion	14,861	13,200
Deferred taxes	768	572
Other long-term liabilities	9,296	9,162
Total liabilities	143,730	114,230
Commitments and contingencies (Note 11)
Stockholders’ equity:
Preferred Stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding at December 31, 2020 and 2019, respectively	—	—
Class 1 Common stock, $0.0001 par value, 538,000,000 shares authorized; 92,760,478 and 91,420,871 shares issued and outstanding at December 31, 2020 and 2019, respectively	9	9
Class 2 Common stock, $0.0001 par value, 27,000,000 shares authorized; 8,196,622 shares issued and outstanding at December 31, 2020 and 2019, respectively	1	1
Additional paid-in capital	148,677	144,306
Accumulated deficit	(144,877)	(127,850)
Total stockholders’ equity	3,810	16,466
Total liabilities and stockholders’ equity	$147,540	$130,696

See accompanying notes to financial statements.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Statements of Operations and Comprehensive Loss
(Amounts in thousands, except per share data)

For the Years Ended December 31,	2020	2019	2018
Revenues:
Subscription, transaction and services	$108,569	$96,460	$79,571
Reimbursable costs	37,116	40,008	40,944
Total revenues	145,685	136,468	120,515

Cost of revenues:
Cost of subscription, transaction and services	32,531	32,015	26,567
Cost of reimbursable costs	37,116	40,008	40,944
Total cost of revenues, excluding depreciation and amortization	69,647	72,023	67,511
Operating expenses:
Research and development	36,468	34,285	23,606
Sales and marketing	23,420	22,098	21,677
General and administrative	22,188	23,297	18,743
Depreciation and amortization	5,624	5,881	6,040
Total operating expenses	87,700	85,561	70,066
Loss from operations	(11,662)	(21,116)	(17,062)
Other income (expense):
Interest income	18	1	136
Interest expense	(4,661)	(1,507)	(814)
Other expense, net	(518)	(21)	(422)
Total other expense	(5,161)	(1,527)	(1,100)
Loss before income taxes	(16,823)	(22,643)	(18,162)
Provision for income taxes	(204)	(160)	(69)
Net loss and comprehensive loss	$(17,027)	$(22,803)	$(18,231)

Net loss per share attributable to common stockholders
Basic and diluted	$(0.17)	$(0.23)	$(0.19)

Weighted average number of shares used to compute net loss per share attributable to common stockholders
Basic and diluted	100,023	99,272	97,952

See accompanying notes to financial statements.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Statements of Stockholders’ Equity
(Amounts in thousands, except share data)

	Redeemable Convertible Preferred Stock		Class 1 Common Stock		Class 2 Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2017	68,382,882	$132,378	29,432,459	$3	—	$—	$6,772	$(88,724)	$(81,949)
Retroactive application of reverse recapitalization (Note 1)	(68,382,882)	(132,378)	60,186,260	6	8,196,622	1	132,371	—	132,378
Adjusted balance, December 31, 2017	—	—	89,618,719	9	8,196,622	1	139,143	(88,724)	50,429
Stock-based compensation from option and restricted stock unit grants	—	—	—	—	—	—	1,796	—	1,796
Exercise of stock options	—	—	298,579	—	—	—	126	—	126
Vesting of restricted stock units	—	—	36,141	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	(18,231)	(18,231)
Balance, December 31, 2018	—	$—	89,953,439	$9	8,196,622	$1	$141,065	$(106,955)	$34,120
Adjustment from adoption of ASC 606 (see Note 2)	—	—	—	—	—	—	—	1,908	1,908
Balance January 1, 2019	—	$—	89,953,439	$9	8,196,622	$1	$141,065	$(105,047)	$36,028
Stock-based compensation from option of grants	—	—	—	—	—	—	2,114	—	2,114
Exercise of stock options	—	—	1,467,432	—	—	—	1,127	—	1,127
Net Loss	—	—	—	—	—	—	—	(22,803)	(22,803)
Balance, December 31, 2019	—	$—	91,420,871	$9	8,196,622	$1	$144,306	$(127,850)	$16,466
Stock-based compensation from option grants	—	—	—	—	—	—	3,063	—	3,063
Exercise of stock options	—	—	1,339,607	—	—	—	1,308	—	1,308
Net loss	—	—	—	—	—	—	—	(17,027)	(17,027)
Balance, December 31, 2020	—	$—	92,760,478	$9	8,196,622	$1	$148,677	$(144,877)	$3,810

See accompanying notes to financial statements.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Statements of Cash Flows
(Amounts in thousands, except share amounts)

For the Years Ended December 31,	2020	2019	2018
Operating activities:
Net loss	$(17,027)	$(22,803)	$(18,231)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,624	5,881	6,040
Provision for bad debts	61	114	61
Amortization of debt discount	278	94	92
Stock-based compensation expense	3,063	2,114	1,796
Change in fair value of contingent consideration liability	(406)	—	—
Change in fair value of warrants liability	926	12	54
Deferred income taxes	196	192	52
Changes in operating assets and liabilities:
Accounts receivable	(3,413)	(4,783)	(2,623)
Prepaid expenses	407	(1,321)	(336)
Other assets (current and non-current)	(4,028)	(333)	(27)
Accounts payable	(1,656)	1,765	632
Accrued expenses	11,962	6,868	741
Deferred revenue	4,688	6,005	4,399
Deferred implementation, commissions and other costs	(756)	(1,464)	(872)
Other liabilities (current and non-current)	(136)	384	1,933
Net cash used in operating activities	(217)	(7,275)	(6,289)
Investing activities:
Purchase of businesses	—	(6,335)	(16,278)
Capitalized Software Development	(578)	(899)	(1,124)
Purchases of property and equipment	(1,178)	(3,418)	(6,812)
Net cash used in investing activities	(1,756)	(10,652)	(24,214)
Financing activities:
Issuance of long-term debt	45,000	—	(25)
Financing costs paid upon issuance of long-term debt	(1,446)	—	—
Proceeds from line of credit	6,000	24,750	1,000
Repayments of line of credit	(6,000)	(3,000)	—
Payments on long-term debt	(28,921)	(3,333)	(833)
Payments on capital lease obligations	(261)	(276)	(536)
Proceeds from exercise of stock options	1,308	1,127	126
Payments of deferred purchase consideration	(524)	—	(650)
Change in customer funds payable	(202)	3,505	2,854
Settlement of contingent consideration liabilities	—	—	(225)
Net cash provided by financing activities	14,954	22,773	1,711
Net increase (decrease) in cash, cash equivalents, and restricted cash	12,981	4,846	(28,792)
Cash, cash equivalents, and restricted cash, beginning of year	25,862	21,016	49,808
Cash, cash equivalents and restricted cash, end of year	$38,843	$25,862	$21,016

Reconciliation of cash, cash equivalents, and restricted cash to the balance sheets
Cash and cash equivalents	$14,642	$4,736	$3,395
Customer funds	20,924	21,126	17,621
Restricted cash	3,277	—	—
Total cash, cash equivalents, and restricted cash	$38,843	$25,862	$21,016

See accompanying notes to financial statements.

For the Years Ended December 31,	2020	2019	2018
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$4,238	$1,266	$646
Cash paid for income taxes	$(41)	$3	$9
Noncash Investing & Financing Activities:
Fixed assets purchased under capital lease obligation	$6	$210	$130
Leasehold improvement incentive recorded as property and equipment and other long-term liability	$—	$—	$5,792
Contingent consideration for purchase of business	$—	$1,066	$—
Deferred purchase consideration	$—	$1,131	$—

See accompanying notes to financial statements.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

1.	Organization and Nature of Business

BTRS Holdings Inc., formerly known as Factor Systems, Inc., (“Legacy Billtrust”) utilizing the trade name Billtrust (the “Company” or “Billtrust”), was incorporated on September 4, 2001 in the State of Delaware and maintains its headquarters in Lawrenceville, New Jersey, with additional offices or print facilities in Colorado, Illinois and California. See the section below regarding the business combination and name change of the Company.

The Company provides a comprehensive suite of order to cash software as a service (“SaaS”) solutions with integrated payments, including credit and collections, invoice presentment and cash application services to its customers primarily based in North America, but with global operations. In addition, Billtrust founded the business payments network (“BPN”) in partnership with VISA which combines remittance data with B2B payments and facilitates straight-through processing. Billtrust serves businesses across both business-to-business and business-to-consumer segments. The Company offers the following platforms and solutions to its customers, in addition to professional services related to each:

(i)	Credit Management modules include credit scoring and management as well as automated credit applications.
(ii)
Order/E-commerce module provides B2B wholesale distributors with robust e-commerce capabilities. Billtrust’s offering delivers an optimized and personalized configuration, ordering and payment experience.

(iii)
Invoicing presentment module enables its customers to optimize invoice delivery across all distribution channels. Billtrust’s module ingests invoice data from myriad ERP systems and presents invoices in ways that reflect customer needs and preferences. The solution includes customer-branded electronic invoice presentment portals, electronic invoices, email billing, automated entry into AP portals via direct integration and leveraging robotic process automation (“RPA”), and highly efficient print and physical delivery ensuring rapid and cost efficient presentment and delivery.

(iv)
Payments capabilities enable customers to facilitate payments at every possible touchpoint across its solution set. Various payment types, including ACH, credit, wire, check and cash can be accepted and automatically captured and enriched with relevant remittance data across the platform and via our BPN.

(v)
Cash Application - enables application of cash from invoices via line item reconciliation within accounting and ERP systems. Billtrust’s automated offering consumes payment and remittance data across inbound channels including lockboxes, mail, email, portal posting, hosted payment page intake and via direct and manual feeds.

(vi)
Collections - integrated accounts receivable collections workflow management system for customers and employees that enables customers to shift to a strategic customer touchpoint-centric operation, preventing payment delays and driving positive customer experiences. It supports management of disputes and deductions when discrepancies in services invoiced and services delivered occur between businesses. The solution delivers process efficiency and increases financial recoveries by automating workflows and providing clear visibility across relevant data points and actions taken.

Business Combination Agreement

On October 18, 2020, as amended December 13, 2020, South Mountain Merger Corp., a Delaware corporation (“South Mountain”), BT Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of South Mountain (“First Merger Sub”), BT Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of South Mountain (“Second Merger Sub”) and the Company (“Billtrust”), entered into a Business Combination Agreement (the “BCA”), pursuant to which (i) First Merger Sub will be merged with and into Billtrust (the “First Merger”), with Billtrust surviving the First Merger as a wholly owned subsidiary of South Mountain (the “Surviving Corporation”) and (ii) as soon as reasonably practical after consummation of the First Merger, but no later than ten (10) days following consummation of the First Merger, the Surviving Corporation will be merged with and into Second Merger Sub (the “Second Merger” and together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of South Mountain (such Mergers, collectively with the other transactions described in the BCA, the “Business Combination”).

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

In connection with the execution of the BCA, on October 18, 2020, South Mountain entered into separate subscription agreements (the “Subscription Agreements”) with a number of investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to purchase, and South Mountain has agreed to sell to the PIPE Investors, an aggregate of 20,000,000 shares of South Mountain Class A Common Stock, for a purchase price of $10.00 per share and at an aggregate purchase price of $200 million, in a private placement (the “PIPE Financing”).

As noted in Note 15, the Business Combination and PIPE Financing closed on January 12, 2021 (the “Closing”). The Business Combination will be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States. Under this method of accounting, South Mountain will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Billtrust will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Billtrust (i.e., a capital transaction involving the issuance of stock by South Mountain for the stock of Billtrust). Accordingly, the assets, liabilities and results of operations of Billtrust will become the historical financial statements of “New Billtrust”, which was renamed BTRS Holdings Inc. on January 12, 2021, and South Mountain’s assets, liabilities and results of operations will be consolidated with Billtrust beginning on the acquisition date.

Retroactive Adjustments Related to Reverse Recapitalization

On May 14, 2021, the Company filed its Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission (“SEC”) for the three months ended March 31, 2021 and 2020, with such interim financial statements reflecting the reverse recapitalization of Billtrust (as described in the in BCA section above) as if it had occurred as of the beginning of each period presented.

Immediately prior to the Closing, each issued and outstanding share of Legacy Billtrust redeemable convertible preferred stock converted into equal shares of Legacy Billtrust common stock. At Closing, each stockholder of Legacy Billtrust received 7.2282662 shares (the “Exchange Ratio”) of the Company’s Class 1 common stock, for each share of Legacy Billtrust common stock that such stockholder owned, except for one investor who requested to receive shares of Class 2 common stock, which is the same in all respects as Class 1 common stock except it does not have voting rights.

As a result of the requirement to include the audited annual financial statements in the Company’s Form S-1, as well as the fact that the Company’s Form 10-Q filed in May 2021 reflects the retroactive adjustments associated with the merger transaction pursuant to the BCA, in conformity with accounting principles generally accepted in the United States, the Company has retroactively adjusted its annual financial statements and related notes thereto, as of for the years ended December 31, 2020, 2019, and 2018 to reflect the aforementioned reverse recapitalization as follows:

•	Within the Balance Sheets, redeemable convertible preferred stock in mezzanine equity was converted into Class 1 and 2 common stock and classified in permanent equity.
•	The Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit were renamed the Statements of Stockholders' Equity.
•	Within the Statements of Stockholders' Equity:
•	Redeemable convertible preferred stock, common stock, share activity, and per share amounts were converted to Class 1 and 2 common stock using the Exchange Ratio.
•
Preferred stock dividends and accretion of preferred stock to redemption value for the years ended December 31, 2020, 2019, and 2018 in the amounts of $8,670, $8,682, and $9,298, respectively, have been reclassified from redeemable convertible preferred stock to accumulated deficit.

•
Within the Statements of Operations and Comprehensive Loss, net loss per share and the weighted average number of shares used to compute net loss per share were adjusted based on the converted number of Class 1 and 2 common shares.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

•	Within the Notes to Financial Statements:
•	The exercise price within the Warrants paragraph of Note 2. Significant Accounting Policies and the stock prices in Note 5. Fair Value Measurements have been adjusted using the Exchange Ratio.
•
Note 9. Redeemable Preferred Stock and Stockholders’ Equity that was included in the previously issued financial statements has been removed in its entirety, with the subsequent notes re-numbered accordingly.

•	All stock options and related per share amounts in Note 9. Incentive Compensation Plans have been adjusted using the Exchange Ratio.
•
All per share and share amounts in Note 8. Current and Long-Term Debt and Capital Lease Obligations and Note 14. Loss per Share were adjusted based on (1) the converted number of Class 1 and 2 common shares, and (2) the removal of the preferred stock dividends and accretion to redemption value.

•	Note 15. Subsequent Events was updated to reflect activity through June 21 2021, including updating information with regard to the closing of the BCA.

Except as otherwise noted above, the financial statements and related notes included herein have not been adjusted from the financial statements and related notes included in Amendment No. 1 to the Company’s Current Report on Form 8-K filed by the Company with the SEC on March 24, 2021.

Reclassification of Customer Funds

Consistent with our 2021 presentation, to reflect our total cash position (inclusive of cash and cash equivalents, restricted cash, and customer funds), the Company revised the presentation of its Statements of Cash Flows and related supplemental disclosure to include customer funds as a component of total cash, cash equivalents, and restricted cash, and to include changes in customer funds payable within cash flows from financing activities. The Company has concluded that customer funds are considered to be generally restricted under Accounting Standards Update ("ASU") 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, and should be included within total cash, cash equivalents, and restricted cash. Additionally, based on the nature of customer funds, changes in the related payables balances should be classified as financing activities.

These revisions did not have a material impact on the Company's cash flows from financing activities and had no impact on the Company's previously reported Statements of Operations and Comprehensive Loss or Balance Sheets, including the reported amounts of cash and cash equivalents, customer funds, and customer funds payable. Consistent with historical presentation, the Company will continue to present customer funds and customer funds payable as separate line items in its Balance Sheets. Prior period amounts have been revised to conform to the current period presentation and future filings will include the revised presentation.

The following tables present the effect of the change in presentation to the previously reported line items in the Statements of Cash Flows for each period indicated:

	Year Ended December 31, 2020			Year Ended December 31, 2019			Year Ended December 31, 2018
	As Previously			As Previously			As Previously
	Reported	Adjustment	Revised	Reported	Adjustment	Revised	Reported	Adjustment	Revised
Cash flows from financing activities:
Change in customer funds payable	$—	$(202)	$(202)	$—	$3,505	$3,505	$—	$2,854	$2,854
Net cash provided by financing activities	15,156	(202)	14,954	19,268	3,505	22,773	(1,143)	2,854	1,711
Net increase in cash, cash equivalents, and restricted cash	13,183	(202)	12,981	1,341	3,505	4,846	(31,646)	2,854	(28,792)
Cash, cash equivalents, and restricted cash, beginning of period	4,736	21,126	25,862	3,395	17,621	21,016	35,041	14,767	49,808
Cash, cash equivalents, and restricted cash, end of period	$17,919	$20,924	$38,843	$4,736	$21,126	$25,862	$3,395	$17,621	$21,016

2.	Significant Accounting Policies

The following is a summary of significant accounting policies used in the preparation of the accompanying financial statements.

Emerging Growth Company

As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use the extended transition period under the JOBS Act until such time the Company is not considered to be an EGC. The adoption dates are discussed below to reflect this election.

Liquidity

For the year ended December 31, 2020, the Company incurred a net loss of $(17,027) and used cash in operations of $(217). As of December 31, 2020, the Company had cash of $14,642 and an accumulated deficit of $(144,877). During 2020, the Company refinanced its existing Credit Agreement with third party lenders in a new Financing Agreement consisting of a $45 million term loan and the ability to borrow an additional $27.5 million with a maturity date in January 2025. Based on the Company’s business plan, existing cash resources, and the business combination that closed in January 2021 (Note 15), the Company expects to satisfy its working capital requirements for at least the next 12 months after the date that these financial statements are issued.

Basis of Presentation

The preparation of the financial statements have been prepared using accounting principles generally accepted in the United States (“US GAAP”). The accompanying financial statements reflect Billtrust and its capital structure prior to the Business Combination, and do not reflect New Billtrust or SMMC.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

COVID-19

In March 2020, the United States (U.S.) declared a State of National Emergency due to the COVID-19 outbreak. In addition, many jurisdictions in the U.S. have limited, and are considering to further limit, social mobility and gathering. Many business establishments have closed due to restrictions imposed by the government and many governmental authorities have closed most public establishments. Some of our customers have been, and may continue to be, negatively impacted by the shelter-in-place and other similar state and local orders, the closure of manufacturing sites and country borders, and the increase in unemployment. The COVID-19 pandemic has caused us to modify our business practices (including employee travel and cancellation of physical participation in meetings, events and conferences), all of our employees are currently working remotely, and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, partners, and customers. The extent of this business disruption on our operational and financial performance will depend on these developments and the duration and spread of the outbreak, all of which are uncertain and cannot be predicted. The Company has implemented certain cost savings measures including lowering our fixed compensation costs, restricted travel spend, reduced discretionary events and purchases and will continue to monitor and adjust accordingly.

On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief, and Economic Security (CARES) Act.” The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, technical corrections to tax depreciation methods for qualified improvement property, and appropriate of funds for the SBA Paycheck Protection Program. The Company, through its outsourced payroll provider, has elected to defer employer side social security payments effective as of April 2020, and expects to pay in 2021, the amount due for 2020 of approximately $2,309, which is included in Accrued Expenses and Other in the accompanying balance sheet as of December 31, 2020. We continue to assess the impact that COVID-19 may have on our business. Although we saw a decline in certain transaction revenues during the second quarter of 2020, we are unable to determine the impact that the CARES Act, and/or COVID-19 will have on our future financial condition, results of operations, or liquidity.

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates include, but are not limited to, revenue recognition, allowances for doubtful accounts, recoverability of deferred tax assets, determining the fair value associated with acquired assets and liabilities including deferred revenue, intangible asset and goodwill impairment, contingent consideration liabilities, stock based compensation and certain other of the Company’s accrued liabilities. The Company bases its estimates on historical experience, known trends, and other market specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates, as there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results may differ from those estimates or assumptions.

Due to the COVID-19 global pandemic, the global economy and financial markets have been disrupted and there is a significant amount of uncertainty about the length and severity of the consequences caused by the pandemic. The Company has considered information available to it as of the date of issuance of these financial statements and has not experienced any significant impact to its estimates and assumptions as a result of the COVID-19 pandemic. On an ongoing basis, the Company will continue to closely monitor the COVID-19 impact on its estimates and assumptions.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (FASB ASC Topic 606 or “ASC 606”), which supersedes the existing revenue recognition requirements under US GAAP and requires entities to recognize revenue when performance obligations have been satisfied by transferring control of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. It also requires increased disclosures. In addition, ASU 2014-09 also includes subtopic ASC 340-40, Other Assets and Deferred Costs – Contracts with Customers, (“ASC 340-40”), which provides guidance on accounting for certain revenue related costs including costs associated with obtaining and fulfilling a contract, discussed further below.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

On January 1, 2019, the Company adopted ASC 606 and ASC 340-40, applying the modified retrospective method to all contracts that were not completed as of January 1, 2019. Results for reporting periods beginning after January 1, 2019 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported under the accounting standards in effect for the prior period. Upon adoption, the Company selected the cumulative effect transition method, which had no impact on revenues, but did impact commissions expenses as further described below in the Deferred Commissions section. The Company recorded a net increase to opening retained earnings of approximately $1,908 as of January 1, 2019 due to the cumulative impact of adopting ASC 340-40 and a corresponding increase to the amount of prepaid commissions on the balance sheet. There was not a material impact to revenues for the year ended December 31, 2019 as a result of adopting ASC 606.

The Company determines revenue recognition through the following five-step framework:

1.	Identification of the contract, or contracts, with a customer;
2.	Identification of the performance obligations in the contract;
3.	Determination of the transaction price;
4.	Allocation of the transaction price to the performance obligations in the contract; and
5.	Recognition of revenue when, or as, the Company satisfies a performance obligation

The following is a description of principal activities from which the Company generates revenue, as well as a further breakdown of the components of subscription, transaction and services revenues for each year ended December 31:

	2020	2019	2018
Subscription and transaction fees	$99,609	$89,476	$74,725
Services and other	8,960	6,984	4,846
Subscription, transaction and services	$108,569	$96,460	$79,571

Subscription and Transaction Fee Revenue

Subscription and Transaction Fee revenue is derived primarily from a hosted software as a service (SaaS) platform that enables billings and payment processing on behalf of customers. The Company’s services are billed on a subscription basis monthly, quarterly or annually. Transaction fees for certain services are billed monthly based on the volume of items processed each month at a contractual rate per item processed.

Hosted solutions are provided without licensing perpetual rights to the software. The hosted solutions are integral to the overall service arrangement and are billed as a subscription fee as part of the overall service agreement with the customer. Subscription fees from hosted solutions are recognized monthly over the customer agreement term beginning on the date the Company’s solution is made available to the customer.

Transaction revenue is recognized concurrent with processing of the related transactions by the Company, which is when revenue is earned. The customer simultaneously receives and consumes the benefits as the Company performs. Transaction fees include per-item processing fees charged at contracted rates based on the number of invoices delivered or payments processed.

Services

Fees associated with upfront services represent a material right under ASC 606 as customers do not incur such fees in subsequent contract terms, and therefore they are considered to be at a discount compared to the initial contract period. Any revenues related to upfront implementation services for new customers or new products for existing customers are recognized ratably over the estimated period of the customer relationship, which is estimated to be five years other than for customer relationships from acquisitions which range from two to four years. Amounts that have been invoiced are recorded in accounts receivable and deferred revenues or revenues, depending on when the services are fulfilled.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

In addition to implementation fees, professional services fees also include consulting services provided to customers on a time and materials basis. Revenues from consulting services are recognized as the services are completed based on their standalone value, and costs associated with short term services contracts are deferred and recognized with the corresponding revenue when services are completed. During 2019, the Company recognized other revenue of $1,200 related to a perpetual license granted to a customer for a one-time legacy software platform.

Significant Judgements

The Company determines standalone selling price (“SSP”) for all material performance obligations using observable inputs, such as the price of subsequent years of the contract, standalone sales and historical contract pricing. Some customers have the option to purchase additional subscription or transaction services at a stated price. These options are evaluated on a case-by-case basis but generally do not provide a material right as they are priced within a range of prices provided to other customers for the same products and, as such, would not result in a separate performance obligation.

When the timing of revenue recognition differs from the timing of invoicing, i.e. Implementation services, the Company uses judgment to determine whether the contract includes a significant financing component requiring adjustment to the transaction price. Various factors are considered in this determination including the duration of the contract, payment terms, and other circumstances. Generally, the Company determined that contracts related to upfront implementation services do not include a significant financing component. The Company applies the practical expedient for instances where, at contract inception, the expected timing difference between when promised goods or services are transferred and associated payment will be one year or less.

Reimbursable costs

The Company records reimbursable costs, consisting of postage, on a gross basis, since the goods or services giving rise to the reimbursable costs do not transfer a good or service to the customer. Rather, the goods or services are used or consumed by the Company in fulfilling its performance obligation to the customer. Corresponding expenses are recorded on an accrual basis and the costs are allocated based on specific types of postage to customers, but cannot specifically identify each postage invoice to specific customers. Because the cost of such revenue is equal to the revenue, it does not impact loss from operations or net loss.

Sales tax and other

 The Company accounts for sales and other related taxes, as well as expenses associated with interchange on credit card transactions from third party card issuers or financial institutions which are a pass through cost, on a net basis, excluding such amounts from revenue. For expenses associated with interchange transactions, the Company has determined that it is acting as an agent with respect to these payment authorization services, based on the following factors: (1) the Company has no discretion over which card issuing bank will be used to process a transaction and is unable to direct the activity of the merchant to another card issuing bank, and (2) interchange and card network rates are pre-established by the card issuers or financial institutions, and the Company has no latitude in determining these fees. Therefore, revenue allocated to the payment authorization performance obligation is presented net of interchange and card network fees paid to the card issuing banks and financial institutions, respectively, for all periods presented.

Deferred Revenue

Amounts billed to clients in excess of revenue earned are recorded as deferred revenue liability. Deferred revenue as of December 31, 2020, 2019 and 2018 relates primarily to implementation fees for new customers or new services, which are being recognized ratably over the estimated term of the customer relationship, which is generally five years for the Company’s core billing and payments and cash application services, and two to four years for other services related to acquisitions in 2019 and 2020; as well as fees received to store billing data and annual maintenance service agreements, which are both being recognized ratably over the term of the service period. The table below shows significant changes in the total current and long-term deferred revenue during the year ended December 31, 2020.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

Ending balance December 31, 2019	$25,068
Amounts invoiced but not recognized	54,837
Revenue recognized	(50,149)
Ending balance December 31, 2020	$29,756

Deferred Commissions

Commissions are recorded when earned and are included as a component of sales and marketing expense. Commission costs can be associated specifically with subscription and professional services arrangements. Commissions earned by the Company’s sales personnel are considered incremental and recoverable costs of obtaining a contract with a customer. Prior to the adoption of ASC 606 and the related ASC 340-40, commissions were generally expensed over the first year of services commencing with the date a customer’s recurring revenues were invoiced. Upon adoption of ASC 606, commission costs are deferred and then amortized over a period of benefit of four to five years. The Company determined the period of benefit by taking into consideration its past experience with customers and the average customer life of acquired customers (four years, compared to five years for all remaining customers), future cash flows expected from customers, industry peers and other available information.

Commissions are earned by sales personnel upon the execution of the sales contract by the customer Substantially all sales commissions are generally paid at one of three points: (i) upon execution of a customer contract, (ii) when a customer completes implementation and training processes or commences usage based volume, or (iii) after a period of time from three to twelve months thereafter. Commissions associated with subscription-based arrangements are typically earned when a customer order is received and when the customer is billed for the underlying contractual period. Commissions associated with professional services are typically earned in the month that services are rendered.

Capitalized commission costs amortized to sales and marketing expense in the accompanying statements of operations and comprehensive loss during the years ended December 31, 2020 and 2019, was $2,111 and $1,700, respectively, in addition to commissions which were expensed as incurred related to the achievement of quotas or other performance obligations. As of December 31, 2020, the Company had approximately $2,431 of current deferred commissions for amounts expected to be recognized in the next 12 months, and $5,233 of deferred commissions for amounts expected to be recognized thereafter. As of December 31, 2019, the Company had approximately $1,912 of current deferred commissions for amounts expected to be recognized in the next twelve months, and $4,594 of non-current deferred commissions costs for amounts expected to be recognized thereafter.

Fair Value of Financial Instruments

The Company utilizes fair value measurements when required. The carrying amounts of cash and cash equivalents, accounts receivable, net, other current assets, other assets, accounts payable, accrued expenses, other long term liabilities and other, and outstanding balances on the Company’s credit facility and related accrued interest expense approximate fair value as of December 31, 2020 and 2019 due to the short-term nature of those instruments. The fair value for the outstanding balances under the credit facility utilizes the interest rates the Company believes it could obtain for borrowings with similar terms. See Note 5 for a discussion of the determination of fair value for the reported amounts of the Company’s short-term investments and contingent consideration on acquisition.

Warrants

The Company accounts for warrants to acquire Series C preferred stock, as derivative instruments in accordance with FASB ASC 815-40, Derivative and Hedging – Contracts in Entity’s Own Equity. These warrants are issued to a former lender related to a prior credit agreement, at an exercise price of $1.91 per share. As such, our derivative liabilities are initially measured at fair value on the contract date and are subsequently re-measured to fair value at each reporting date. The Company determined the value of warrants using a Black-Scholes pricing model. The fair value of the derivative liability amounted to $1,172 and $246 as of December 31, 2020 and 2019 respectively (see Note 8 and Note 15). The Company records the change in estimated fair value as non-cash adjustments within Other expense, net, in the Company’s accompanying Statements of Operations (see Note 5).

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The carrying value of these instruments approximates their fair value. At December 31, 2020 and 2019, the Company’s cash equivalents consisted primarily of money market funds.

Customer Funds

In connection with providing electronic invoice presentment and payment facilitation services for its customers, the Company may receive client funds via Automated Clearing House (“ACH”) payment to the Company’s cash accounts at its contracted financial institution. The contractual agreements with the Company’s customers stipulate a period of up to 3 days for processing ACH returns and obligate the customer to reimburse the Company for returned payments. Timing differences in customer deposits into and disbursements from the Company’s separate cash account results in a balance of funds to be remitted to customers, which is reflected as customer funds payable in the accompanying Balance Sheets.

Customer Postage Deposits

The Company requires its customers to maintain a minimum level of postage deposits on account. Customer postage deposits are presented as a liability in the accompanying Balance Sheets and generally do not change unless customer postage usage significantly changes, new customers are added, or existing customers cancel services.

Concentrations of Credit Risk

The Company maintains its deposits of cash and cash equivalent balances, restricted cash and customer funds with high-credit quality financial institutions. The Company’s cash and cash equivalent balances, restricted cash and customer funds may exceed federally insured limits.

The Company’s accounts receivable are reported in the accompanying Balance Sheets net of allowances for uncollectible accounts. The Company believes that the concentration of credit risk with respect to accounts receivable is limited due to the large number of companies and diverse industries comprising the customer base. On-going credit evaluations are performed, generally with a focus on new customers or customers with whom the Company has no prior collections history, and collateral is generally not required. The Company maintains reserves for potential losses based on customer specific situations as well as on historic experience and such losses, in the aggregate, have not exceeded management’s expectations. For the years ended December 31, 2020, 2019 and 2018, there were no customers that individually accounted for 10% or greater of revenues or accounts receivable.

Accounts Receivable, net

The Company extends credit to its customers in the normal course of business. Trade accounts receivables are recorded at the invoice price. The Company carries its accounts receivable at net realizable value. The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible trade receivables. Bad debt is provided under the allowance method based on historical experience and management’s periodic evaluation of outstanding accounts receivable for each individual customer. The evaluation is based on a past history of collections, current credit conditions, the length of time the account is past due and a past history of write-downs. Actual results could differ from these estimates. Receivables are charged against their respective allowance accounts when deemed to be uncollectible.

Deferred Implementation and Other Costs

For those arrangements in which implementation revenue is deferred and the Company determines that the direct costs of services are recoverable, such costs are deferred and subsequently expensed over the period the related implementation revenue is recognized, generally five years. For those arrangements for short term professional services statements of work (SOW’s) that are accounted for under contract accounting, the Company defers all direct costs allocable to the arrangement until the work is completed at which time the revenue and related expenses are recognized. Any losses would be recognized at the time such loss is known. All such amounts are included in the cost of subscription, transaction fees and services revenue in the accompanying statements of operations and comprehensive loss.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

Capitalized implementation costs amortized to cost of subscription, transaction and services expense in the accompanying statements of operations and comprehensive loss during the years ended December 31, 2020 and 2019, was $5,774 and $6,108, respectively. As of December 31, 2020, the Company had approximately $2,287 of current deferred implementation costs for amounts expected to be recognized in the next twelve months, and $3,444 of non-current deferred implementation costs for amounts expected to be recognized thereafter. As of December 31, 2019, the Company had approximately $2,839 of current deferred implementation costs for amounts expected to be recognized in the next twelve months, and $3,293 of non-current deferred implementation costs for amounts expected to be recognized thereafter.

Inventory

Inventory is comprised primarily of paper and envelope stocks. Inventories are stated at the lower of cost or net realizable value. Cost for substantially all of the Company’s inventories is determined on a specific identification or first-in, first-out basis. The Company periodically assesses the need for obsolescence provisions and determined that no obsolescence provision was necessary at December 31, 2020 and 2019. The inventory balance is included in other current assets in the accompanying Balance Sheets and amounted to $739 and $763 at December 31, 2020 and 2019, respectively.

Property and Equipment, net

Property and equipment are stated at cost, net of accumulated amortization and depreciation. Leasehold improvements are amortized over the lesser of their estimated useful lives or the term of the related lease. Amortization of equipment held under capital leases is included in depreciation expense. The cost of additions and expenditures that extend the useful lives of existing assets are capitalized, while repairs and maintenance costs are charged to expense as incurred. Amortization and depreciation are recorded on a straight-line basis over the estimated useful lives or depreciation periods of the assets as follows:

Assets held under capital leases – computer, print and mail equipment	3-5 years
Computer, print and mail equipment	3-5 years
Furniture and fixtures	3-15 years
Software	3 years
Vehicles	5 years
Leasehold improvements	Lesser of estimated useful life or the term of the related lease

Impairment of Long-Lived Assets

Long-lived assets, such as property, equipment and definite lived intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives. There were no indicators of impairment of long-lived assets, including definite-lived intangible assets, for the years ended December 31, 2020, 2019 and 2018.

Goodwill and Other Intangible Assets, net

Goodwill represents the amount by which the purchase price exceeds the fair value of identifiable tangible and intangible assets and liabilities acquired in a purchase business combination. The Company accounts for its goodwill and other intangible assets under FASB ASC Topic 350 Intangibles - Goodwill and Other. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually as of October 1st of each year or whenever events or changes in circumstances indicate that the carrying value amount of these assets might not be fully recoverable. For goodwill, impairment is assessed at the reporting unit level. A reporting unit is defined as an operating segment or a component of an operating segment to the extent discrete financial information is available that is reviewed by segment management. The Company has evaluated its acquired businesses and related operations in accordance with FASB ASC Topic 350, and has determined that such businesses constitute two reporting units.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

For the annual goodwill impairment, the Company has the option of assessing qualitative factors to determine whether it is more likely than not that the carrying amount of a reporting unit exceeds its fair value or performing a quantitative goodwill impairment test. Qualitative factors considered in the assessment include industry and market considerations, the competitive environment, overall financial performance, changing cost factors such as labor costs, and other factors specific to a reporting unit such as change in management or key personnel. If the Company elects to perform the qualitative assessment and concludes that it is more likely than not that the fair value of the reporting unit is more than its carrying amount, then goodwill is not considered impaired and the quantitative impairment test is not necessary. If the Company’s qualitative assessment concludes that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the Company will perform the quantitative impairment test, which compares the fair value of the reporting unit to its carrying amount. If the fair value of the reporting unit exceeds the carrying amount of the net assets assigned to that reporting unit, goodwill is not considered impaired. However, if the fair value of the reporting unit is lower than the carrying amount of the net assets assigned to the reporting unit, an impairment charge is recognized equal to the excess of the carrying amount over the fair value. Besides goodwill, the Company has no other intangible assets with indefinite lives.

During the Company’s annual impairment test of goodwill in 2020 and 2019, management performed a Step 0 qualitative assessment to determine whether it is more likely than not that the fair value of the reporting units are less than their carrying value. Based on this assessment the Company did not identify any indications of impairment, and no adverse events have occurred since the measurement date.

Capitalized Software Development Costs

The Company capitalizes certain development costs incurred in connection with software development for new products and services. Costs incurred in the preliminary stages of development are expensed as incurred. Once the software has reached the development stage, internal and external costs, if direct and incurred for adding incremental functionality to the Company’s platform, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. These software development costs are recorded as part of property and equipment.

Capitalized software development costs are amortized on a straight-line basis to cost of revenues-subscription services over the technology’s estimated useful life, which is generally four years. During the years ended December 31, 2020 and 2019, the Company capitalized $578, and $899, respectively, in software development costs. The Company began amortizing a portion of software development costs associated with completion and use of a new product in 2019 and included approximately $415 and $128 in depreciation and amortization for the years ended December 31, 2020 and 2019, respectively.

Costs incurred in the maintenance and minor upgrade and enhancement of the Company’s software platform without adding additional functionality are expensed as incurred.

Accrued Expenses and Other

Accrued expenses includes items for which vendor invoices have not been received, as well as accrued compensation (including commissions). For the year ended December 31, 2020, the Company had accrued expenses of $11,749, accrued compensation of $9,513, accrued professional services fees and other of $3,569 and accrued expenses associated with the Business Combination of $1,510, which are expected to be paid in the subsequent twelve months. For the year ended December 31, 2019 the Company had accrued expenses of $5,595, accrued compensation of $5,715 and accrued professional fees and other of $3,068.

Business Combinations

The Company applies the provisions of FASB ASC Topic 805, Business Combinations, in the accounting for its acquisitions. It requires the Company to recognize separately from goodwill the assets acquired and the liabilities assumed at their acquisition date fair values. Goodwill as of the acquisition date is measured as the excess of consideration

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

transferred and the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While the Company uses its best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date, its estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Company’s Statements of Operations and Comprehensive Loss. The direct transaction costs associated with the business combinations are expensed as incurred.

In 2020, the Company adopted the provisions of FASB Accounting Standards Update No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. The amendments in this update require that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period with a corresponding adjustment to goodwill in the reporting period in which the adjustment amounts are determined. The effect on earnings of changes in depreciation, amortization or other income effects, if any, as a result of the change to the provisional amounts will be recorded in the same period’s financial statements, calculated as if the accounting had been completed at the acquisition date. No such adjustments occurred during 2020 or 2019.

Critical estimates in valuing certain intangible assets include but are not limited to future expected cash flows from customer relationships, covenants not to compete and acquired developed technologies, and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

Other estimates associated with the accounting for acquisitions may change as additional information becomes available regarding the assets acquired and liabilities assumed, as more fully discussed in Note 3.

Leases

The Company occupies all of its operating facilities and offices under various leases, which are accounted for as operating leases in accordance with FASB ASC Topic 840, Leases. The leases include scheduled base rent increases over the term of the leases. The Company recognizes rent expense from operating leases with periods of free and scheduled rent increases on a straight-line basis over the applicable lease term. The Company considers lease renewals when such renewals are reasonably assured. From time to time, the Company may receive construction allowances from its lessors. In accordance with the requirements of FASB ASC Topic 840, these amounts are recorded as deferred liabilities and amortized over the remaining lease term as an adjustment to rent expense. At December 31, 2020 and 2019, the deferred rent liability totaled $2,598 and $2,361, respectively, in the accompanying Balance Sheets. This deferred rent liability consists of an accrual of $99 and $179 in accrued expenses and other at December 31, 2020 and 2019, respectively, and $2,499 and $2,182 of other long-term liabilities at December 31, 2020 and 2019, respectively. As further discussed in Note 12, the Company also has an other long-term liability of $4,794 and $5,181 as of December 31, 2020 and 2019 associated with landlord incentives for leasehold improvements for a leased facility.

The Company leases certain equipment under capital lease agreements. The assets held under capital leases and the related obligations are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets held under capital lease. The related assets are depreciated over the shorter of the terms of the leases, or the estimated useful lives of the assets.

Stock Based Compensation

The Company recognizes expense for the estimated fair value of stock based compensation awards on a straight-line basis over the award’s vesting period. The fair value of equity-based payment awards are estimated on the date of grant using an option-pricing model. The Company determines the fair value of stock options using the Black-Scholes model, which requires the Company to estimate key assumptions such as stock price volatility, expected terms, risk-free interest rates and dividend yield. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s Statements of Operations and Comprehensive Loss.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

The Company recognizes compensation expenses for the value of its awards, which have graded vesting based on service conditions, using the straight-line method, over the requisite service period of each of the awards, net of estimated forfeitures.

The Company estimates the fair value of the underlying securities for stock-based awards issued in 2020, 2019 and 2018 on a quarterly basis considering the value indications provided by both the income approach - the discounted cash flow analysis, as well as the market approach - a guideline public company analysis and a guideline transaction analysis. Calculating the fair value of the stock-based options requires the input of subjective assumptions, including the expected term of the stock-based awards and stock price volatility. The Company estimates the expected life of stock options granted based on its historical experience, which the Company believes is representative of the actual characteristics of the awards. The Company estimates the volatility of the common stock on the date of grant based on the historic volatility of comparable companies in its industry. The Company selected the risk-free interest rate based on yields from United States Treasury zero-coupon issues with a term consistent with the expected life of the awards in effect at the time of grant. The Company has never declared nor paid any cash dividends on common stock and has no plan to do so. Consequently, it used an expected dividend yield of zero.

Advertising

The Company expenses the cost of advertising and promotions as incurred. Advertising costs amounted to $143, $24 and $37 in 2020, 2019 and 2018, respectively, and are recorded as a component of Sales and marketing expense in the accompanying statements of operations.

Research and Development

Research and development expense primarily consist of salaries, incentive compensation, stock-based compensation and other personnel-related costs for development, network operations and engineering personnel. Additional expenses include costs related to development, quality assurance and testing of new technology, maintenance and enhancement of the Company’s existing technology and infrastructure, as well as consulting, travel and other related overhead. The Company expenses these costs in the same period that the costs are incurred.

Debt Issuance Costs

The Company incurred certain third party costs in the current and prior years, including the issuance of warrants, in connection with its loan and security agreement. These costs are amortized to interest expense over the term of the loan using the effective interest rate method. The unamortized debt issuance costs as of December 31, 2020 and 2019 are recorded as a reduction of the associated debt in the accompanying Balance Sheets.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires deferred tax assets and liabilities to be recognized for the estimated future tax consequences of temporary differences between the financial statement carrying amounts and their respective tax bases, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which the temporary differences are expected to be reversed. Changes to enacted tax rates would result in either increases or decreases in the provision for income taxes in the period of changes.

The Company reduces the measurement of a deferred tax asset, if necessary, by a valuation allowance if it is more likely than not that the Company will not realize some or all of the deferred tax asset. As a result of the Company’s historical operating performance and the cumulative net losses incurred to date, the Company does not have sufficient objective evidence to support the recovery of the net deferred tax assets. Accordingly, the Company has established a valuation allowance against net deferred tax assets for financial reporting purposes because the Company believes it is not more likely than not that these deferred tax assets will be realized.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

The Company records uncertain tax positions on the basis of a two-step process whereby (1) it determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position; and (2) for tax positions that meets the more-likely-than-not recognition threshold, the Company recognizes the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement with the relevant tax authority. Significant judgment is required in evaluating the Company’s tax position. Settlement of filing positions that may be challenged by tax authorities could impact the income tax position in the year of resolution. The Company had no material uncertain tax positions at December 31, 2020 and 2019.

The Company classifies interest and penalties related to unrecognized income tax benefits in income tax expense. The Company has not accrued any interest or penalties as of December 31, 2020 and 2019.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs of $2,845 were accrued and unpaid as of December 31, 2020 and consisted principally of professional, printing, filing, regulatory and other costs that will be charged to additional paid-in capital upon completion of the business combination.

Recent Accounting Pronouncements

Accounting pronouncements issued and adopted

On January 1, 2020, the Company adopted ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”). ASU 2016-18 amends ASC 230 to add or clarify guidance on the classification and presentation of restricted cash in the statement of cash flows. The new standard requires cash and cash equivalents balances on the statement of cash flows to include restricted cash and cash equivalent balances. ASU 2016-18 requires a company to provide appropriate disclosures about its accounting policies pertaining to restricted cash in accordance with GAAP. Additionally, changes in restricted cash and restricted cash equivalents that results from transfers between cash, cash equivalents, and restricted cash and restricted cash equivalents are not to be presented as cash flow activities in the statement of cash flows. The adoption of ASU 2016-18 did not have a material impact on the Company’s financial position, results of operations, cash flows, or disclosures. However, subsequent to the adoption of ASU 2016-18, in connection with our Financing Agreement (Note 8), a cash amount of $3,277 was pledged as security for our outstanding letters of credit and classified as restricted cash in the accompanying December 31, 2020 balance sheet and included in the ending cash, cash equivalents and restricted cash in the statement of cash flows for the twelve months ended December 31, 2020.

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The amendments in this update expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The new guidance was effective for the Company beginning January 1, 2020 and was not material to the financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820)”, which modifies, removes and adds certain disclosure requirements on fair value measurements. The new guidance was effective for the Company on January 1, 2020 and was not material to the financial statements.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

Accounting pronouncements issued but not yet adopted

In February 2016, the FASB issued Accounting Standards Update 2016-02, Leases (“Topic 842”) which outlines a comprehensive lease accounting model and supersedes the current lease guidance. The new guidance requires lessees to recognize almost all of their leases on the balance sheet by recording a lease liability and corresponding right-of-use assets for all leases with lease terms greater than 12 months. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements. As per the latest ASU 2020-05, issued by FASB, the entities who have not yet issued or made available for issuance the financial statements as of June 3, 2020 can defer the new guidance for one year, thus the Company expects to adopt this guidance for the annual reporting period beginning January 1, 2022, and interim reporting periods within annual reporting period beginning January 1, 2023, and will require application of the new accounting guidance at the beginning of the earliest comparative period presented in the year of adoption, although it may be required to adopt this guidance effective for the year ended December 31, 2021. The Company is in the process of evaluating the impact that the pronouncement will have on the financial statements.

In June 2016, FASB issued ASU 2016-13 Financial Instruments - Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in more timely recognition of credit losses. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans and available-for-sale debt securities. As per the latest ASU 2020-02, FASB deferred the timelines for certain small public and private entities, thus the new guidance will be adopted by the Company for the annual reporting period beginning January 1, 2023, including interim periods within that annual reporting period. The standard will apply as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company is in the process of evaluating the impact of the adoption of ASU 2016-13 on the financial statements.

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” which simplifies the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test and requires an entity to write down the carrying value of goodwill up to the amount by which the carrying amount of a reporting unit exceeds its fair value. The standard is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years and early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact of this standard on the financial statements.

In August 2018, the FASB issued ASU 2018-15, “Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that Is a Service Contract,” which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This new guidance will be effective for the Company for annual reporting period beginning January 1, 2021 and interim periods beginning January 1, 2022. The Company is currently evaluating the impact that the pronouncement will have on the financial statements.

In November 2019, the FASB Issued ASU 2019-08, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which requires share-based payment awards granted to a customer to be measured and classified in accordance with Topic 718. Accordingly, the amount that will be recorded as a reduction in the transaction price should be based on the grant-date fair value of the share-based payment award. As an emerging growth company, ASU 2019-08 may be adopted by the Company effective in fiscal years beginning after December 15, 2019, and interim periods within annual periods beginning after December 15, 2020; however, early adoption is permitted. This new guidance will be effective for the Company for annual reporting period beginning January 1, 2021 and interim periods beginning January 1, 2022. The Company is currently evaluating the impact that the pronouncement will have on the financial statements.

In December 2019, the FASB issued Accounting Standards Update (“ASU”) 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.” The ASU is intended to simplify various aspects related to accounting for income taxes. The Company is expecting to adopt the guidance from annual periods beginning after December 15, 2021 and interim period beginning December 15, 2022. The Company is currently evaluating the impact that the pronouncement will have on the financial statements.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

In August 2020, the FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)” to simplify the accounting for convertible instruments by eliminating large sections of the existing guidance and eliminating several triggers for derivative accounting, including a requirement to settle certain contracts by delivering registered shares. This update is effective for fiscal years beginning after December 15, 2021, including interim periods within those years, and early adoption is permitted for years beginning after December 15, 2020. The Company is currently evaluating the impact that the pronouncement will have on the financial statements.

3.	Acquisitions

Second Phase

On April 12, 2019, the Company entered into an Asset Purchase Agreement with Second Phase, LLC (“Second Phase APA”) and paid cash consideration of $6,335, net of cash acquired, to purchase 100% of the assets and assume certain liabilities of a business known as Second Phase, a business based in Colorado. Second Phase operates a SaaS platform that delivers customer eCommerce and Product Information Management (PIM) solutions for businesses that enables them to create web based platforms and other tools for efficiently accepting customer orders and promoting their products, integrating with information in their existing ERP. The Company accounted for the acquisition of Second Phase using the acquisition method of accounting in accordance with ASC 805. The process for estimating the fair values of identifiable intangible assets and certain intangible assets requires the use of management judgment, significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, estimating the costs and timing consistent with those assumptions used by a market participant. The aggregate purchase price of $8,532 consisted of:

(i)	cash paid at closing in April 2019, net of amounts acquired, of $6,335.
(ii)
$1,131 of deferred purchase price in the form of an interest bearing note payable at a rate of 2.52% per annum to the sellers, payable in principal of $750 and $500 on the one year and two year anniversary of the acquisition date, respectively, as a source for the satisfaction of indemnification obligations owed to the Company. The year one holdback amount was subsequently reduced for the first payout by amount of the post-closing working capital adjustments of $225, and the net amount of $524 was paid in cash in April 2020.

(iii)
earnouts in each of the first three full years commencing May 1, 2019, based on meeting certain recurring revenue growth and profitability targets. These annual earnouts are subject to a minimum profitability threshold, as defined in the Second Phase APA, and pay out a percentage of the growth in recurring subscription revenue from the prior annual period, less the defined minimum profitability threshold. Additionally, the sellers were entitled to a new customer earnout for 2019 based on the cumulative monthly subscription value for new customer contracts signed during 2019. The earnouts were recorded at their fair value of $1,066, using a Monte-Carlo simulation methodology as of the acquisition date on the revenues and profitability metric, using risk adjusted growth rates and volatility of 9.6% for revenue and 33% for the profitability metric.

In the final allocation of the purchase price, which is set forth below, the Company recognized $4,877 of goodwill which arose primarily from the synergies in its business and the assembled workforce. The goodwill is deductible for US income tax purposes. Second Phase’s operating results have been included in the Company’s operating results from and after the date of the acquisition. In connection with the Second Phase acquisition, the Company incurred $265 of acquisition related costs, which are included in general and administrative expenses in the 2019 Statement of Operations.

The allocation of the Second Phase acquisition purchase price as of April 2019 was as follows:

Other current assets	$499
Property and equipment	30
Customer relationships	2,360
Technology	740
Non-compete agreements	720
Tradename	160
Goodwill	4,877
Other current liabilities	(54)
Deferred revenue liability	(800)
Total purchase price	$8,532

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

The revenues and earnings of the acquired business have been included in the Company’s results since the acquisition date and are not material to the Company’s financial results. Pro forma results of operations for this acquisition have not been presented as the financial impact on the Company’s financial statements would not be material.

Credit2B

On April 19, 2018, the Company paid aggregate cash consideration of $16,500 to purchase the assets and assume certain liabilities of a business known as Credit2B, which provides technology for use by businesses for credit decisioning, credit scoring, credit monitoring and automated credit applications. The Company accounted for the acquisition of Credit2B using the acquisition method of accounting in accordance with ASC 805. The process for estimating the fair values of identifiable intangible assets and certain intangible assets requires the use of management judgment, significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, estimating the costs and timing consistent with those assumptions used by a market participant. The aggregate purchase price of $16,278 was paid in cash at closing in April 2018 (of which $825 was held in escrow for 12 months from the date of the acquisition as a source for the satisfaction of indemnification obligations owed to the Company, which was released in full to the seller in April 2019), net of working capital adjustments of $222 which were paid in November 2018.

There were no earnouts or other contingent consideration involved in the transaction. In connection with the Credit2B acquisition, the Company incurred $116 of acquisition related costs, which are included in general and administrative expenses in the 2018 Statement of Operations.

In the final allocation of the purchase price, which is set forth below, the Company recognized $13,714 of goodwill which arose primarily from the synergies in its business and the assembled workforce. The goodwill is deductible for US income tax purposes. Credit2B’s operating results have been included in the Company’s operating results from and after the date of the acquisition.

The allocation of the Credit2B acquisition purchase price as of April 2018 was as follows:

Other current assets	$615
Property and equipment	56
Customer relationships	2,100
Technology	800
Non-compete agreements	710
Tradename	10
Goodwill	13,714
Other current liabilities	(403)
Deferred revenue liability	(1,324)
Total purchase price	$16,278

Contingent Consideration

The Company records contingent consideration in the accompanying Balance Sheets related to acquisitions that have future payments due after the closing date.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

The following table presents the changes in the Company’s contingent consideration liabilities for the years ended December 31, 2020 and 2019:

Ending balance, December 31, 2018 (current and long-term liabilities)	$—
Contingent Consideration attributable to the Second Phase acquisition	1,066
Ending balance, December 31, 2019 (current and long-term liabilities)	$1,066
Fair value adjustments to contingent consideration	(406)
Ending balance, December 31, 2020 (current and long-term liabilities)	$660

4.	Revenue from Contracts with Customers

Contract Balances

The timing of revenue recognition, billings and collections may result in billed account receivables and customer advances and deposits (contract liabilities). The Company’s payment terms and conditions vary by contract type, although terms generally include a requirement of payment of 25% to 100% of total contract consideration upon signing and receipt of an invoice or within 30 days, depending upon the solution and negotiated terms. In instances where the timing of revenue recognition differs from the timing of invoicing, the Company has determined that its contracts generally do not include a significant financing component.

The amount of revenue recognized during the year ended December 31, 2020 that was included in the deferred revenue balance at the beginning of the period was $11.9 million. The amount of revenue recognized during the year ended December 31, 2019 that was included in the deferred revenue balance at the beginning of the period was $10.4 million.

Remaining Performance Obligations

On December 31, 2020, the Company had approximately $33.2 million of remaining performance obligations that are unsatisfied (or partially unsatisfied), primarily from multi-year contracts for the Company’s services, which includes both the deferred revenue balance and amounts that will be invoiced and recognized as revenue in future periods. The Company expects to recognize approximately 90% of its remaining performance obligations as revenue in within the next three years, and the remainder thereafter.

The Company applies the practical expedient and excludes a) information about remaining performance obligations that have an original expected duration of one year or less and b) transaction price allocated to unsatisfied performance obligations for which variable consideration is allocated entirely to a wholly unsatisfied performance obligation or to a wholly unsatisfied promise to transfer a distinct good or service that forms part of a single performance obligation in accordance with the series guidance.

5.	Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs when determining fair value. If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument will be categorized based upon the lowest level of input that is significant to the fair value calculation. The three-tiers are defined as follows:

•	Level 1: Observable inputs based on unadjusted quoted prices in active markets for identical assets or liabilities;

•	Level 2: Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

•	Level 3: Unobservable inputs for which there is little or no market data requiring the Company to develop its own assumptions.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company evaluates its financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level to classify them for each reporting period. This determination requires significant judgments to be made. The following table summarizes the conclusions reached as of December 31, 2020 and 2019:

	December 31, 2020
	Balance	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents(1)	$14,642	$14,642	$—	$—
Short-term investments	—	—	—	—
Restricted Cash	3,277	3,277	—	—
	$17,919	$17,919	$—	$—
Liabilities:
Contingent consideration(2)	$660	$—	$—	$660
Warrants to purchase Series C Preferred stock(3)	1,172	—	—	1,172
	$1,832	$—	$—	$1,832

	December 31, 2019
	Balance	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents(1)	$4,736	$4,736	$—	$—
	$4,736	$4,736	$—	$—
Liabilities:
Contingent consideration(2)	$1,066	$—	$—	$1,066
Warrants to purchase Series C Preferred stock(4)	246	—	—	246
	$1,312	$—	$—	$1,312

(1)	As of December 31, 2020 and 2019, cash and cash equivalents included money market obligations measured at fair value using Level 1 inputs.
(2)
The Company’s business acquisition of Second Phase (discussed in Note 3) is included in contingent consideration. The Company’s valuation of the fair value of contingent consideration related to Second Phase at December 31, 2020 was based on management’s expectations of the achievement of targets related to the contingent consideration.

(3)
As of December 31, 2020, the Company had outstanding warrants to purchase Series C Preferred stock, as described in Note 9. The determination of the fair value of the warrants was estimated using a Black-Scholes option pricing model with the following assumptions: Stock price for Series C Preferred stock of $13.03; term of 3.5 years; risk-free rate of 0.21%; volatility of 52%; and a dividend yield of 0.0%.

(4)
As of December 31, 2019, the fair value of the warrants to purchase Series C Preferred stock was estimated using a Black-Scholes option pricing model with the following assumptions: Stock price for Series C Preferred stock of $3.81; term of 4.5 years; risk-free rate of 1.67%; volatility of 47%; and a dividend yield of 0.0%.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

Assets Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs
(Level 3)

The following tables presents the changes in the Company’s Level 3 instruments measured at fair value on a recurring basis for the years ended December 31, 2020 and 2019:

Warrants Liability:
Ending balance, December 31, 2018	$234
Change in fair value(1)	12
Ending balance, December 31, 2019	$246
Change in fair value(1)	926
Ending balance, December 31, 2020	$1,172

Contingent Consideration:
Ending balance, December 31, 2018 (current and long-term liabilities)	$—
Contingent Consideration attributable to the Second Phase acquisition	1,066
Ending balance, December 31, 2019 (current and long-term liabilities)	$1,066
Fair value adjustments to contingent consideration	(406)
Ending balance, December 31, 2020 (current and long-term liabilities)	$660

(1)	Amount is included in other expense in the accompanying Statements of Operations and Comprehensive Loss.

6.	Goodwill and Intangible Assets, net

The following table represents the changes in goodwill:
Ending balance, December 31, 2018	$32,079
Additions from acquisition	4,877
Ending balance, December 31, 2019	$36,956

The increase in the carrying amount of goodwill of $4,877 in 2019 was attributable to the acquisition of Second Phase. There carrying value of goodwill as of December 31, 2020 was unchanged from the prior year. All of our goodwill is attributable to our Software and Payments segment as of December 31, 2020 and 2019.

The weighted average useful life, gross carrying value, accumulated amortization, and net carrying value of intangible assets as of December 31, 2020 and 2019 are as follows:

	December 31, 2020
	Weighted Average Useful Life	Gross Carrying Value	Accumulated amortization	Net
Customer relationships	12.2 years	$16,350	$(8,698)	$7,652
Non-compete agreements	5.0 years	1,460	(660)	800
Trademarks and trade names	6.0 years	160	(47)	113
Technology	6.0 years	1,540	(571)	969
Total		$19,510	$(9,976)	$9,534

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

	December 31, 2019
	Weighted Average Useful Life	Gross Carrying Value	Accumulated amortization	Net
Customer relationships	11.4 years	$21,340	$(12,037)	$9,303
Non-compete agreements	5.4 years	1,860	(768)	1,092
Trademarks and trade names	6.6 years	350	(210)	140
Technology	6.0 years	4,724	(3,499)	1,225
Total		$28,274	$(16,514)	$11,760

Aggregate amortization expense for identified intangible assets with definite useful lives for the year ended December 31, 2020, 2019 and 2018 amounted to $2,226, $3,214 and $3,919, respectively, and are included in Depreciation and Amortization in the accompanying Statements of Operations and Comprehensive Loss. During 2020, amounts that were fully amortized were removed from the Company’s records resulting in no net impact to the Company’s financial statements.

Estimated amortization expense for the next five years and thereafter as of December 31, 2020 is as follows:

2021	$1,825
2022	1,269
2023	1,174
2024	930
2025	737
Thereafter	3,599
Total	$9,534

7.	Property and Equipment, net

Property and equipment, net consists of the following as of December 31 of each year:

	2020	2019
Assets held under capital leases – computer, print and mail equipment and software	$3,752	$3,746
Computer, print and mail equipment	7,998	7,043
Furniture and fixtures	4,073	4,040
Leasehold improvements	12,120	12,071
Software	1,437	1,349
Vehicles	115	115
Internal software development	2,644	2,067
Construction in progress	79	24
Total property and equipment	32,218	30,455
Less: accumulated depreciation and amortization	(15,568)	(12,170)
Total	$16,650	$18,285

Depreciation and amortization expense of property and equipment was $3,398, $2,667 and $2,122 in 2020, 2019 and 2018, respectively, and includes $305, $234 and $125 relating to software and $290, $182 and $249 relating to print equipment in 2020, 2019 and 2018 respectively, for property and equipment used in the Company’s print facilities. Included in accumulated depreciation and amortization as of December 31, 2020, 2019 and 2018, respectively, is $3,519, $3,183 and $2,854 related to assets held under capital leases, including amounts for equipment that was subsequently purchased at the end of the lease term. During 2019, the Company had write-offs of $165 of fully depreciated assets that were no longer in service. The Company had no write-offs or material disposals of fixed assets during 2020 and 2018.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

8.	Current and Long-Term Debt and Capital Lease Obligations

Current and long-term debt and capital lease obligations consist of the following as of December 31 of each year:

December 31,	2020	2019
Term Loan	$44,663	$5,833
Unamortized debt issuance costs	(1,234)	(67)
Revolving Facility Line of Credit	—	22,750
Capital lease obligations	246	502
Subtotal	43,675	29,018
Less: current portion, net of unamortized debt issuance costs	(380)	(876)
Long-term debt and capital lease obligations	$43,295	$28,142

2020 Financing Agreement

On January 17, 2020, the Company entered into a Financing Agreement with TPG Specialty Lending, Inc. (“TSL”) as administrative agent and lender and Wells Fargo Bank, N.A. (“Wells”, and with TSL, the “2020 Lenders”) for a $72.5 million facility, secured by substantially all the assets of the Company (the “2020 Financing Agreement”). In connection therewith, the outstanding Term Loan and Revolver under the PacWest Bank Credit Agreement of $28.3 million was paid in full along with related interest and all liens released. Existing Letters of Credit of $3,154 issued by PacWest Bank remained outstanding as of the date of the transaction and were collateralized by cash of $3,274 which will be treated as restricted cash until the underlying Letters of Credit are released.

The 2020 Financing Agreement consisted of the following facilities, all of which mature on January 17, 2025 (“Maturity Date”):

(i)
an Initial Term Loan of $45.0 million, which was drawn at closing and used to pay off the PacWest Bank Credit agreement. Principal payments on the Initial Term Loan are due in equal installments of 0.25% of the initial principal amount commencing June 30, 2020 and on the last business day of each quarter thereafter, with the remaining amount due on the Maturity Date

(ii)
a Delayed Draw Term Loan (“DDTL”) of up to $20.0 million, which is available to draw in minimum increments through July 17, 2021, which after drawn, cannot be repaid without permanently reducing the amount available.

(iii)
a Revolving Commitment facility (“Revolver”) of $7.5 million, including a sub-limit of up to $4.0 million for issuing additional letters of credit. The Revolver may be repaid and re-borrowed until the Maturity Date.

The Initial Term Loan and DDTL may be prepaid from time to time by the Company. Once an amount is prepaid, it may not be reborrowed except for the Revolver. Prepayments are subject to a premium on the principal amount repaid of 3.0% in the first 24 months (2.25% in months 13 through 24 if a change in control occurs, as defined); 1.0% in months 25 to 36, and 0% thereafter. Mandatory prepayments are required upon the occurrence of certain events, as defined in the 2020 Financing Agreement.

The Company incurred certain fees to the Lenders in connection with the 2020 Financing Agreement, including an upfront facility fee of 1.50% of the principal amount of the Initial Term Loan and Revolver, and 0.75% of the DDTL (with another 0.75% due if any funding occurs under the DDTL), and legal and due diligence costs of the 2020 Lenders and the Company. On a quarterly basis, a commitment fee of 0.50% per annum is payable to the 2020 Lenders on the unfunded amount of the Revolver and DDTL, computed on a daily basis. Interest is incurred on the 2020 Financing Agreement based on the Company’s periodic election of either:

(i)
LIBOR (or equivalent) rate, for a 1 month, 2 month or 3 month period, at an interest rate per annum of the relevant LIBOR rate for the selected period, with a floor of 1.50%, plus the Applicable Margin of 7.00% per annum. The minimum rate for LIBOR loans is 8.50%.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

(ii)
Base Rate - defined as the greater of (a) the Prime rate, (b) the Federal Funds Effective Rate plus 1/2 of 1%, (c) the Adjusted LIBOR Rate, or (d) 4.00%, plus the Applicable Margin of 6.00% per annum. The minimum rate for Base Rate loans is 10.00%.

The Financing Agreement contains typical reporting and related covenants, as well as financial covenants. The financial covenants based on the most recent quarter’s annualized recurring revenue, which increases from $78.0 million as of March 31, 2020 to $125.0 million as of December 31, 2023 through the Maturity Date. Additionally, there is a Minimum Liquidity covenant based on the unrestricted cash balance plus availability under the Revolver, which must exceed the greater of (i) $5.0 million or (ii) the Cash Burn, as defined, for the prior six month period as of the last quarterly reporting date.

As noted in Note 15, subsequent to December 31, 2020, the Company repaid the entire amount due under the Initial Term Loan, along with a prepayment penalty, and extinguished the entire 2020 Financing Agreement.

Loan Agreement and Credit Agreement

In prior years, the Company entered into a loan and security agreement (“the Loan Agreement”) with Square 1 Bank, which was a subsidiary of and subsequently renamed to Pacific Western Bank (“Square 1 Bank” or “PacWest Bank”) in 2019. From time to time the Loan Agreement was amended mainly to provide for additional borrowing capacity in the form of term loans and increased borrowing limits.

In connection with an amended Loan Agreement, in July 2014, the Company issued to PacWest Bank a warrant to purchase 105,005 shares of the Company’s Series C Preferred stock (which converted into common stock in connection with the Merger — see Note 15) with an exercise price $1.91 per share and an expiration date of July 10, 2024. The warrant is exercisable in whole or in part at any time, and automatically converts to Series C Preferred stock in a cashless conversion if not exercised prior to the expiration date. The warrants issued to PacWest Bank for the purchase of Preferred stock have been included in other liabilities due to the contingently redeemable terms of the underlying Preferred stock, and are being remeasured at each reporting period with changes to fair value reflected in other income (expense) in the Statements of Operations and Comprehensive Loss, which totaled expense of $(926), $(12) and $(54) in 2020, 2019 and 2018, respectively.

On October 19, 2017, the prior Loan Agreement was modified and a new Senior Syndicated Credit Agreement (“Credit Agreement”) was entered into with PacWest Bank as Agent, and another bank as loan party (collectively, the “Lenders”). The initial aggregate borrowing limit was $40,000, with the option to increase to $50,000 upon certain conditions and approvals from the Banks. The Credit Agreement contained a Revolving Facility of up to $40,000 that was to mature in October 2020, and an initial $10,000 term loan maturing on October 18, 2021. The Company incurred certain fees to the Lenders including a 0.25% Commitment fee, and along with other fees which were recorded as deferred financing costs and amortized to interest expense over the term of the Term Loan. The Revolving Facility and Term Loan interest rates were tiered based on Liquidity (defined as cash on hand plus Availability under the Revolving Facility), ranging from Prime plus 0.75% to 1.00% for the Revolving Facility and the Prime Rate plus 1.00% to 1.25% for the Term Loan.

Principal payments under the Term Loan commenced in October 2018 equally over a 36 month period. As of December 31, 2019, the interest rate on the Term Loan was 6.00% and the interest rate on the Revolving Facility was 5.75%.

The terms of the Credit Agreement, as amended, allow for a limit of $5,000 for Ancillary Services, of which the Company had issued on its behalf Letters of Credit in the aggregate amount of $3,104 and $3,185 as of December 31, 2020 and December 31, 2019, respectively in lieu of security deposits related primarily to the Company’s leases. The issued letters of credit as of December 31, 2020 are collateralized by cash deposits held at PacWest Bank and are presented as restricted cash in the accompanying balance sheets.

The Credit Agreement was collateralized by all of the assets of the Company, except assets under capital leases, customer funds and all intellectual property now or ever owned by the Company.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

Covenant Compliance

As required under the 2020 Financing Agreement and the prior Credit Agreement, the Company is required to maintain certain financial and operating performance metrics targets as defined in each agreement. At December 31, 2020 and 2019, the Company was in compliance with its required debt covenants.

In January 2020, the Company extinguished the Credit Agreement as part of a refinancing. Since the Company paid off the Loan Agreement in full in January 2020 and replaced it with long term debt that exceeded the amount outstanding, all amounts were classified as long-term debt in the accompanying Balance Sheet as of December 31, 2019, except for the amounts that would be due in 2020 under the new 2020 Financing Agreement. Future minimum principal payments due for amounts outstanding under the Credit Facility at December 31, 2020, were as follows.

2021	$450
2022	450
2023	450
2024	450
2025	42,863
Thereafter	—
Total	$44,663

The Company determines that Loan Agreement is classified as Level 2 and the relevant fair value approximates its carrying amount since it bears interest at rates that approximate current market rates.

Capital Leases

In current and prior years, the Company entered into several equipment leases to finance equipment purchases, under which $246 remained outstanding as of December 31, 2020. These have been accounted for as capital leases.

9.	Incentive Compensation Plans

Incentive Compensation Plans

The Company adopted the 2003 Stock Incentive Plan, as amended and reapproved (together, the “2003 Plan”). The 2003 Plan provides for the granting of stock-based awards, including options and restricted stock to its employees, directors, advisers and consultants. The Board of Directors of the Company administers the 2003 Plan, awards grants and determines the terms of such grants at its discretion.

In 2014, the 2003 Plan expired and the Company adopted the 2014 Incentive Compensation Plan (the “2014 Plan”). The Board of Directors of the Company shall administer the 2014 Plan until such time as an underwriting agreement is executed and priced in connection with an initial public offering of the common stock of the Company (Underwriting Date). Effective on the Underwriting Date, a committee of independent directors shall have the exclusive authority to administer the 2014 Plan, and the number and/or value of the awards granted and/or exercisable become subject to certain limitations. Additionally, upon a change of control, vesting and exercisability of the awards may be accelerated, subject to certain restrictions.

The 2014 Plan specifies three separate equity incentive programs - a Discretionary Grant Program for stock options or tandem stock appreciation rights; a Stock Issuance Program which allows for restricted stock awards or restricted stock units; and an Incentive Bonus Program for performance unit awards and special cash incentives.

The Discretionary Grant Program, under which eligible persons may be granted options to purchase shares of Common Stock or stock appreciation rights tied to the value of such Common Stock, includes incentive options that may only be granted to employees. The aggregate fair market value of the shares of common stock (determined as of the grant date) that may for the first time become exercisable during any one calendar year shall not exceed $100,000. If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than 110% of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed 5 years measured from the option grant date. The Company granted incentive stock options under the 2014 Plan during 2019 and 2020.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

There were no awards granted in 2019 or 2020 pursuant to the Stock Issuance Program or the Incentive Bonus Program.

The stock issuable under the 2014 Plan shall be shares of authorized but unissued or reacquired Common Stock, including treasury shares and shares repurchased by the Company on the open market. The number of shares of Common Stock reserved for issuance over the term of the Plan was initially limited to 2,646,731 shares, but was subsequently increased over the years based on approval by the Board of Directors. As of January 1, 2019, an aggregate total of 9,296,736 shares were available for issuance. During 2019, the Board of Directors of the Company increased the authorized shares to be issued pursuant to the 2014 Plan by an additional 1,445,653 shares, to a total of 10,742,389 shares which were subsequently approved by shareholders. On February 5, 2020, the Board of Directors of the Company increased the authorized shares to be issued pursuant to the 2014 Plan by an additional 3,614,133 shares, for a total of 14,356,522 shares. An increase of an additional 1,445,653 shares were authorized to be issued on May 12, 2020, for a total of 15,802,175 shares.

The number of shares of Common Stock available for issuance under the 2014 Plan shall automatically increase in connection with any public offering of new shares of Common Stock following the Underwriting Date by an amount equal to four percent (4%) of the total number of shares of Common Stock issued in connection with such offering. The maximum number of shares of Common Stock that may be issued pursuant to Incentive Options granted under the 2014 Plan shall not exceed the maximum approved shares. Such share limitation shall automatically be increased on the first trading day in January each calendar year by the number of shares of Common Stock added to the share reserve on that day.

Shares of Common Stock subject to outstanding awards made under the 2014 Plan shall be available for subsequent issuance under the 2014 Plan to the extent those awards are forfeited or cancelled for any reason prior to the issuance of the shares of Common Stock subject to those awards. Such shares shall be added back to the number of shares of Common Stock reserved for award and issuance under the Plan.

Stock Options

In accordance with FASB ASC Topic 718, the Company uses the Black-Scholes option pricing model to determine the fair market value of the stock options on the grant dates for all share awards. The Black-Scholes option pricing model requires the use of highly subjective and complex assumptions to determine the fair market value of stock-based awards, including the deemed fair market value of the underlying common stock on the date of grant and the expected volatility of the stock over the expected term of the related grants. The value of the award is recognized as expense over the requisite service periods on a straight-line basis in the Company’s Statements of Operations and Comprehensive Loss, and reduced for estimated forfeitures as applicable. FASB ASC Topic 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock option awards typically vest over two to four years and have a maximum term of ten years.

On April 16, 2020, as a result of the Covid-19 pandemic, the Company reduced the annual base salary of substantially all employees as a cost saving measure, which was expected to be in place through early 2021. The Board of Directors of the Company approved a grant of 1,822,318 stock options under the 2014 Plan to all employees who were subject to the salary reduction, at an exercise price of $2.18 per share, which was the estimated fair value of the common stock during the second quarter of 2020. The options vested 25% on the six month anniversary of the grant date, over a two year term. In August 2020, the Company provided eligible employees the opportunity to reinstate their annual base salary paid prior to the April 16, 2020 reduction of base salary, which reinstatement will be effective retroactively to August 1, 2020 (the “Early Salary Reinstatement”), and as a condition to the Early Salary Reinstatement, forfeit 50% of the stock options that were granted on May 12, 2020, on a pro rata basis across all vesting periods over the original two year vesting term. Employees electing such Early Salary Reinstatement forfeited 693,227 options during the third quarter of 2020. This was accounted for as a modification pursuant to ASC 718, and the impact was not material to the accompanying financial statements.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

A summary of the stock option activity during each period and related options outstanding and exercisable from both the 2003 Plan and 2014 Plan, as retroactively adjusted (refer to Note 1) are as follows:

	Shares	Weighted- Average Exercise Price	Remaining Contractual Life (Years)
Options outstanding, December 31, 2018	1,742,018	$10.64	6.4
Retroactive application of reverse recapitalization (Note 1)	10,849,752	(9.17)
Adjusted options outstanding, December 31, 2018	12,591,770	$1.47	6.4
Granted	1,770,289	3.32
Exercised	(1,467,432)	0.77
Forfeited	(1,241,216)	2.36
Options, outstanding, December 31, 2019	11,653,411	$1.75	5.3
Granted	8,818,051	3.36
Exercised	(1,339,607)	0.98
Forfeited	(2,961,117)	2.58
Options outstanding, December 31, 2020	16,170,738	$2.69	6.9
Options vested and expected to vest, December 31, 2020	15,222,396	$2.53	6.8
Options exercisable, December 31, 2020	8,226,613	$1.69	5.0

The determination of the fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

	2020	2019	2018
Risk-free interest rate	0.4% - 1.6%	1.7% - 2.6%	2.7% - 3.1%
Dividend yield	0.0%	0.0%	0.0%
Volatility factor of the expected market price of the Company’s common stock	39% - 45%	38% - 40%	34% - 42%
Expected life of option	6.9 years	6.9 years	7.1 years

The weighted average grant-date fair value of the options granted in 2020, 2019 and 2018 was $1.47, $1.45 and $1.06 per share, respectively. The total intrinsic values of options exercised during the years ended December 31, 2020, 2019 and 2018 was $7,844, $3,427 and $611, respectively. Cash received from options exercised for the years ended December 31, 2020, 2019 and 2018 was $1,308, $1,127 and $126, respectively.

As of December 31, 2020, there was approximately $10,931 of total unrecognized compensation costs related to stock options. These costs are expected to be recognized over a weighted average period of 2.84 years. At December 31, 2020, an aggregate of 455,670 shares were authorized for future grants under the Company’s 2014 stock option plan.

The Company included stock compensation expense related to all of the Company’s stock option awards in various expense categories for the years ended December 31, 2020, 2019 and 2018 as follows:

	2020	2019	2018
Cost of subscription, transaction and other revenue	$263	$133	$114
Research and development	697	384	239
Sales and marketing	465	296	347
General and administrative	1,638	1,301	1,096
	$3,063	$2,114	$1,796

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

Defined Contribution Benefit Plan

The Company sponsors a 401(k) defined contribution benefit plan. Participation in the plan is available to substantially all employees. Company contributions to the plan are discretionary. The Company generally makes matching contributions of one-half of the first 6% of employee contributions, which totaled $378, $1,250, and $998 for the years ended December 31, 2020, 2019 and 2018, respectively, and are subject to vesting requirements over four years contingent upon continuing employment.

10.	Income Taxes

The provision for income taxes consists of the following:

	2020	2019	2018
Current:
Federal	$6	$44	$—
State	(14)	(12)	(17)
	(8)	32	(17)
Deferred:
Federal	(94)	(138)	(72)
State	(102)	(54)	20
	(196)	(192)	(52)
Provision for income taxes	$(204)	$(160)	$(69)

The difference between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 21% to loss before income taxes is as follows:

	2020	2019	2018
Statutory rate applied to pre-tax loss	$3,533	$4,755	$3,814
Permanent items	(256)	(115)	(79)
Stock compensation related expenses	449	(274)	(103)
State taxes	458	290	1,226
Valuation allowance	(4,462)	(4,816)	(4,930)
Other	74	—	3
Provision for income taxes	$(204)	$(160)	$(69)

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

The significant components of the Company’s deferred tax assets and liabilities are as follows:

	2020	2019
Deferred tax assets:
Compensation and bonuses	$1,707	$986
Intangible assets	2,303	2,355
Stock-based compensation	620	375
Accrued expenses and other	863	184
Net operating loss carryforwards	20,242	18,937
Unearned revenue	3,179	2,575
Other carryforwards	30	23
Interest expense limitation	1,652	534
Deferred rent	641	578
Valuation allowance	(24,178)	(19,717)
Deferred tax assets, net of valuation allowance	$7,059	$6,830
Deferred tax liabilities:
Deferred implementation costs	(2,707)	(2,624)
Fixed assets	(2,723)	(2,953)
Goodwill	(2,397)	(1,825)
Deferred tax liabilities	$(7,827)	$(7,402)
Total deferred taxes	$(768)	$(572)

The Company has evaluated the need for a valuation allowance on a jurisdiction by jurisdiction basis. The Company has considered all available evidence, both positive and negative, and based upon the weight of the available evidence, a valuation allowance has been recorded against the net deferred tax assets since the Company cannot be assured that, more likely than not, such amounts will be realized. In addition, utilization of these net operating loss and tax credit carryforwards is dependent upon achieving profitable results. The change in valuation allowance for deferred taxes was an increase of approximately $4,462, $4,816 and $4,930 during the years ended December 31, 2020, 2019 and 2018, respectively, primarily due to the increase in net operating loss carryforwards.

At December 31, 2020, the Company has Federal net operating loss carryforwards of approximately $78,948. Of the total net operating loss carryforwards, $46,682 do not expire, and the remaining carryforwards begin to expire in 2034 if not used prior to that time.

The Company is subject to taxation in the United States and various states. As of December 31, 2020, the Company’s tax returns for 2017, 2018, and 2019 are subject to examination by the tax authorities. With few exceptions, as of December 31, 2020, the Company is no longer subject to examinations by income tax authorities from US federal, state, or other jurisdictions for years before 2017.

Section 382 of the Internal Revenue Code of 1986, as amended, imposes an annual limitation on the amount of net operating loss carryforwards that may be used to offset federal taxable income and federal tax liabilities when a corporation has undergone significant changes in its ownership. If the Company experiences an ownership change as a result of future events, the use of tax attributes may be limited.

11.	Commitments and Contingencies

Lease Commitments

The Company rents its facilities and some equipment under operating and capital lease agreements. The capital leases have stated or implied interest rates between 5.0% and 10.6% and maturity dates through April 2026. The equipment financed under the capital leases serves as collateral, and certain leases contain casualty loss values if the equipment is not returned in working order at the end of the lease term.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

In August 2017, the Company entered into a 15 year, 6 month lease agreement, as amended, with a landlord for a new Company headquarters that consists of 88,759 square feet of office space, located in Lawrenceville, New Jersey. The Company determined that the lease qualifies for treatment as an operating lease pursuant to ASC 840. In addition, pursuant to ASC 840, the Company determined that it did not meet any of the requirements of build-to-suit lease accounting and the Company was not considered to be the owner of an asset during the construction period as the Company did not have substantially all of the construction period risks and the respective leasehold improvements were determined to be normal tenant improvements. The Company has incurred and capitalized approximately $5.7 million related to leasehold improvements, furniture and fixtures, and computer equipment as of December 31, 2018, associated with this new leased headquarters facility. Furthermore, as part of the lease, the landlord paid for approximately $5.8 million of costs and related improvements in 2018 to modify the existing space to meet the Company’s requirements in the existing 88,759 square feet of space subject to the lease agreement, as amended. This landlord lease incentive of $5.8 million was recorded as an asset and other long term liability as of the date the lease commenced and is being amortized over the estimated life of 15 years, and the long term liability is being recognized a lease incentive and reducing rent expense over the same period of time.

The lease contains an option to lease up to 61,000 additional square feet, starting six years and six months after lease commencement. In connection with entering into the lease, the Company issued a letter of credit under its Credit Agreement in favor of the landlord in the amount of $2,725 as an additional security deposit.

The term of this lease is 15 years and 6 months subject to early termination if (i) there is not sufficient space for expansion beyond the initial space, starting 6 years and 6 months after lease commencement, which will require an early termination payment that declines from $7.5 million at such date by $650 per year after such date, or (ii) upon advance notice by the Company, at 12 years and 6 months after lease commencement, which will require an early termination payment of $3.6 million. Additionally, the lease contains two extension periods of 5 years each. The lease commenced in June 2018, with a monthly lease rate (excluding taxes and operating expenses) in the initial year of $226, effective after an initial free rent period of six months. The base rent increases each year thereafter up to $281 per month in months 181 through 186 of the lease. The Company is expensing this rent on a straight-line basis over the initial term of the lease, including the free rent period.

Future minimum lease payments under operating and capital leases that have initial or remaining non-cancelable lease terms in excess of one year at December 31, 2020 and expire through 2033 are as follows:

Year ending December 31,	Operating Leases	Capital Leases
2021	$4,772	$211
2022	4,667	42
2023	4,433	—
2024	4,107	—
2025	4,166	—
Thereafter	30,848	—
Total minimum lease payments	$52,993	$253
Less amounts representing interest		(7)
Present value of lease payments		246
Less current portion		(204)
Long-term portion of minimum lease payments		$42

Total rent expense for the years ended December 31, 2020, 2019 and 2018 amounted to $5,167, $5,105, and $4,226 respectively.

Purchase Commitments

The Company enters into purchase commitments with certain vendors to secure pricing for paper, envelopes and similar products necessary for its operations. As of December 31, 2020, the balance remaining under such purchase orders approximated $215.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

Legal Contingencies, Claims and Assessments

During the normal course of business, the Company is occasionally involved with various claims and litigation. Reserves are established in connection with such matters when a loss is probable and the amount of such loss can be reasonably estimated, including for indemnifications with customers or other parties as a result of contractual agreements.

At December 31, 2020, no material reserves were recorded. No reserves are established for losses which are only reasonably possible. The determination of probability and the estimation of the actual amount of any such loss is inherently unpredictable, and it is therefore possible that the eventual outcome of such claims and litigation could exceed the estimated reserves, if any. Based upon the Company’s experience, current information and applicable law, it does not believe it is reasonably possible that any proceedings or possible related claims will have a material effect on its financial statements.

12.	Segment Information

The Company has determined that it has two reportable segments - Print and Software/Payments. The Company’s chief operating decision maker (“CODM”) is the Chief Executive Officer (“CEO”) who reviews discrete financial and other information presented for print services and software and payment services for purposes of allocating resources and evaluating the Company’s financial performance. The Company evaluates the operating performance of its segments based on financial measures such as revenue, cost of revenue, and gross profit.

Print – The Print segment is primarily responsible for printing customer invoices and optimizing the amount of time and costs associated with billing customers via mail.

Software and Payments – The Software and Payments segment primarily operates using software and cloud based services, optimizes the electronic invoice presentment, electronic payments, credit decisioning, collections automation, cash application and deduction management, and eCommerce of B2B customers.

Given the nature of the Company’s business, the amount of assets does not provide meaningful insight into the operating performance of the Company. As a result, the amount of the Company’s assets is not subject to segment allocation and total assets are not included within the disclosure of the Company’s segment financial information.

All of the revenues shown below in the reportable segments is revenue from external customers, there is no revenue from transactions with other operating segments.

The following tables include a reconciliation of revenue, cost of revenue, and segment gross profit to loss before income taxes. “All other” represents implementation, services and other business activities which are not reviewed by CODM on regular basis.

The Company’s segment information is as follows:

	December 31, 2020
	Print	Software and Payments	All other	Total
Revenues:
Subscription and transaction	$18,445	$81,164	$—	$99,609
Services and other	—	—	8,960	8,960
Subscription, transaction and services	18,445	81,164	8,960	108,569
Reimbursable costs	37,116	—	—	37,116
Total revenues	55,561	81,164	8,960	145,685

Cost of Revenues:
Cost of subscription, transaction and services revenue	8,492	12,571	11,468	32,531
Cost of reimbursable costs	37,116	—	—	37,116
Total cost of revenues, excluding depreciation and amortization	45,608	12,571	11,468	69,647

Segment gross profit - subscription, transaction and services	9,953	68,593	(2,508)	76,038
Segment gross profit - reimbursable costs	—	—	—	—
Total segment gross profit, excluding depreciation and amortization	$9,953	$68,593	$(2,508)	$76,038

Total segment gross margin, excluding depreciation and amortization	17.90%	84.50%	(28.00)%	52.20%
Segment gross margin - subscription, transaction and services	54.00%	84.50%	(28.00)%	70.00%
Unallocated amounts:
Sales and marketing				$23,420
Research and development				36,468
General and administrative				22,188
Depreciation and amortization				5,624
Interest income				(18)
Interest expense				4,661
Other (income)/expense, net				518
Loss before income taxes				$(16,823)

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

	December 31, 2019
	Print	Software and Payments	All other	Total
Revenues:
Subscription and transaction	$20,612	$68,864	$—	$89,476
Services and other	—	—	6,984	6,984
Subscription, transaction and services	20,612	68,864	6,984	96,460
Reimbursable costs	40,008	—	—	40,008
Total revenues	60,620	68,864	6,984	136,468

Cost of Revenues:
Cost of subscription, transaction and services revenue	9,642	11,900	10,473	32,015
Cost of reimbursable costs	40,008	—	—	40,008
Total cost of revenues, excluding depreciation and amortization	49,650	11,900	10,473	72,023

Segment gross profit - subscription, transaction and services	10,970	56,964	(3,489)	64,445
Segment gross profit - reimbursable costs	—	—	—	—
Total segment gross profit, excluding depreciation and amortization	$10,970	$56,964	$(3,489)	$64,445

Total segment gross margin, excluding depreciation and amortization	18.1%	82.7%	(50.0)%	47.2%
Segment gross margin - subscription, transaction and services	53.2%	82.7%	(50.0)%	66.8%
Unallocated amounts:
Sales and marketing				$22,098
Research and development				34,285
General and administrative				23,297
Depreciation and amortization				5,881
Interest income				(1)
Interest expense				1,507
Other (income)/expense, net				21
Loss before income taxes				$(22,643)

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

	December 31, 2018
	Print	Software and Payments	All other	Total
Revenues:
Subscription and transaction	$21,120	$53,605	$—	$74,725
Services and other	—	—	4,846	4,846
Subscription, transaction and services	21,120	53,605	4,846	79,571
Reimbursable costs	40,944	—	—	40,944
Total revenues	62,064	53,605	4,846	120,515

Cost of Revenues:
Cost of subscription, transaction and services revenue	10,517	8,271	7,779	26,567
Cost of reimbursable costs	40,944	—	—	40,944
Total cost of revenues, excluding depreciation and amortization	51,461	8,271	7,779	67,511

Segment gross profit - subscription, transaction and services	10,603	45,334	(2,933)	53,004
Segment gross profit - reimbursable costs	—	—	—	—
Total segment gross profit, excluding depreciation and amortization	$10,603	$45,334	$(2,933)	$53,004

Total segment gross margin, excluding depreciation and amortization	17.1%	84.6%	(60.5)%	44.0%
Segment gross margin - subscription, transaction and services	50.2%	84.6%	(60.5)%	67.0%
Unallocated amounts:
Sales and marketing				$21,677
Research and development				23,606
General and administrative				18,743
Depreciation and amortization				6,040
Interest income				(136)
Interest expense				814
Other (income)/expense, net				422
Loss before income taxes				$(18,162)

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

13.	Related Party Transactions

The Company has an ongoing commercial relationship with a customer, who has an executive who is also on the Company’s board of directors, which purchases certain of the Company’s services. This related party customer generated total revenues of approximately $307, $248 and $188 for the years ended December 31, 2020, 2019 and 2018, respectively.

The Company has several agreements with a portfolio company of one of the Company’s shareholders who also has a representative on the Company’s board of directors (“Portfolio Company”). The Company incurred expenses to the Portfolio Company of approximately $94, $57 and $60 related to these agreements for the years ended December 31, 2020, 2019 and 2018, respectively. Additionally, the same Portfolio Company generated revenues of $122 for the year ended December 31, 2020.

14.	Loss per Share

Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities as they do not share in losses. During periods when the Company is in a net loss position, basic net loss per share attributable to common stockholders is the same as diluted net loss per share attributable to common stockholders as the effects of potentially dilutive securities are antidilutive given the net loss of the Company.

The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2020, 2019 and 2018 (in thousands, except per share amounts), as retroactively adjusted (refer to Note 1):

	December 31,
	2020	2019	2018
Numerator:
Net loss	$(17,027)	$(22,803)	$(18,231)
Denominator:
Weighted-average common shares outstanding	100,022,546	99,272,157	97,951,673
Net loss per share attributable to common stockholders, basic and diluted	$(0.17)	$(0.23)	$(0.19)

Since the Company was in a loss position for all periods presented, basic net loss per share attributable to common stockholders is the same as diluted net loss per share for all periods as the inclusion of all potential common shares outstanding would have been anti-dilutive. Potentially dilutive securities, as retroactively adjusted (refer to Note 1), that were not included in the diluted per share calculations because they would be antidilutive, were as follows as of the dates presented, based on the underlying shares and not considering all factors that would be involved in determining the common stock equivalents:

	December 31,
	2020	2019	2018
Options to purchase common stock	16,170,737	11,653,411	12,591,770
Series C Warrants	105,005	105,005	105,005
	16,275,742	11,758,416	12,696,775

15.	Subsequent Events

The Company considers events or transactions that occur after the balance sheet date, but before the financial statements are issued to provide additional evidence relative to certain estimates or identify matters that require additional disclosures. The Company has evaluated subsequent events through June 21, 2021, which is the date the financial statements were available to be issued. Except as otherwise noted below, the company is not aware of any subsequent events which would require recognition or disclosure in the financial statements.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

On January 12, 2021, the Company repaid in full the principal balance on the Initial Term Loan of $44.7 million, and extinguished all commitments under the Revolving Facility and Delayed Draw Term Loan. As part of terminating the 2020 Financing Agreement, the company paid a prepayment penalty of $1.6 million to the Lenders.

Closing of Business Combination, Accounted for as a Reverse Recapitalization

On January 12, 2021, Billtrust consummated the previously announced Business Combination pursuant to the Agreement dated October 18, 2020 and amended as of December 13, 2020. Approximately $25 million of success based fees (of which approximately $8 million was paid by Billtrust), and approximately $7 million of transaction costs were incurred and paid at closing (of which approximately $2 million was paid by Billtrust). As a result of the BCA, Billtrust stockholders received aggregate consideration with a value equal to $1,190 million, which consists of:

i.
Approximately $90 million in cash to certain Billtrust shareholders who elected to receive cash for shares of Billtrust common stock at Closing of the Business Combination, accounted for as a reverse recapitalization, and

ii.
Approximately $1,099 million in South Mountain Class A Common Stock and South Mountain Class C Common Stock at Closing of the Business Combination, accounted for as a reverse recapitalization, or 109,944,090 shares (including 15,175,967 shares issuable pursuant to outstanding vested and unvested options from the 2003 and 2014 Plans), converted at an exchange ratio of 7.228266 shares per share of Legacy Billtrust common stock) based on an assumed share price of $10.00 per share. South Mountain Merger Corp. was renamed BTRS Holdings Inc.

As of the completion of the Business Combination on January 12, 2021, the merged companies - BTRS Holdings Inc. and subsidiaries, had the following outstanding securities:

i.
Approximately 138,728,373 shares of Class 1 common stock, including 2,375,000 shares to prior South Mountain shareholders that are subject to the vesting and forfeiture provisions based upon the same share price targets described below in the Earnout Consideration section below. During the first quarter of 2021, all of these shares were vested,

ii.	Approximately 6,537,735 shares of Class 2 common stock,

iii.	12,500,000 warrants, each exercisable for one share of Class 1 common stock at a price of $11.50 per share (the “Warrants”),

iv.	In connection the Merger, each issued and outstanding South Mountain Class A and Class B share was converted into 1.0 shares of Class 1 common stock of the Company, and

v.	In connection with the Merger, all 6,954,500 private placement warrants of South Mountain were cancelled and are no longer outstanding.

Upon the closing of the Business Combination, the Company’s certificate of incorporation was amended and restated to, among other things, (1) increase the total number of authorized shares of capital stock to 575,000,000 shares, of which 538,000,000 shares were designated Class 1 common stock, (2) 27,000,000 shares were designated Class 2 common stock, and (3) 10,000,000 shares were designated preferred stock (“New Preferred Stock”). No new Preferred Stock has been issued or is outstanding, inclusive of the years ended December 31, 2020 and 2019.

In connection with the Closing, 9,005,863 shares of common stock were repurchased for cash from Legacy Billtrust shareholders (after conversion) at a price per share of $10.00. Additionally, in connection with a previous loan agreement in July 2014, the Company issued a lender a warrant to purchase shares of the Company’s Series C Preferred stock. In connection with the Merger, the warrant was exercised and converted into shares of Class 1 common stock.

Earnout Consideration

Following the closing of the Merger, holders of Billtrust common stock (including all redeemable preferred shareholders whose shares were converted into common stock at the closing of the Merger) and holders of stock options and restricted stock pursuant to the 2003 Plan and the 2014 Plan (as defined in the BCA, as amended) had

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

the contingent right to receive, in the aggregate, up to 12,000,000 shares of common stock if, from the closing of the Merger until the fifth anniversary thereof, the average closing price of BTRS Holdings Inc. common stock exceeds certain thresholds. The first issuance of 6,000,000 earnout shares is based on the volume-weighted average price of Common Stock exceeding $12.50 for any 20 trading days within any 30 trading day period (the “First Earnout”). The second issuance of 6,000,000 earnout shares is based on the volume weighted average price of Common Stock exceeding $15.00 for any 20 trading days within any 30 trading day period (the “Second Earnout”).

Subsequent to the closing of the Merger, the earnout price of the common stock was met, and 10,917,736 shares of common stock associated with the attainment of the First Earnout and the Second Earnout thresholds were issued in the first quarter of 2021 (the “Earnout Shares”).

The difference in the Earnout Shares issued and the aggregate amounts defined in the Merger Agreement are primarily attributable to 836,208 unissued shares reserved for future issuance to holders of unvested options in the form of restricted stock units (the “Earnout RSU's”), which are subject to the same vesting terms and conditions as the underlying unvested stock options, and are not replacement awards. Additionally, approximately 246,056 shares of common stock were withheld from employees to satisfy the mandatory tax withholding requirements.

Additionally, the prior holders of South Mountain stock agreed that of their existing issued and outstanding shares of Class 1 common stock as of the Closing, 2.375 million shares would be subject to vesting conditions based upon the same price milestones in the First Earnout (1.1875 million shares) and Second Earnout (1.1875 million shares) as discussed above. The share price targets were achieved in the first quarter of 2021.

BTRS HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)

	September 30, 2021	December 31, 2020
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$243,448	$14,642
Marketable securities	45,077	—
Customer funds	19,288	20,924
Accounts receivable, net	29,454	23,009
Prepaid expenses	4,997	2,961
Deferred implementation and commission costs, current portion	4,764	4,718
Other current assets	1,531	4,108
Total current assets	348,559	70,362
Property and equipment, net	15,953	16,650
Goodwill	36,956	36,956
Intangible assets, net	8,026	9,534
Deferred implementation and commission costs, net of current portion	8,404	8,677
Other assets	5,148	5,361
Total assets	$423,046	$147,540
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Customer funds payable	$19,288	$20,924
Current portion of debt and capital lease obligations, net of deferred financing costs	82	380
Accounts payable	2,202	1,646
Accrued expenses and other current liabilities	37,693	27,247
Deferred revenue, current portion	6,263	14,895
Total current liabilities	65,528	65,092
Debt and capital lease obligations, net of deferred financing costs and current portion	18	43,295
Customer postage deposits	10,086	10,418
Deferred revenue, net of current portion	18,780	14,861
Deferred taxes	873	768
Other liabilities	7,296	9,296
Total liabilities	102,581	143,730
Commitments and contingencies (Note 10)
Stockholders' equity:
Preferred stock, $0.0001 par value,10,000 shares authorized; no shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	—	—
Class 1 common stock, $0.0001 par value, 538,000 shares authorized; 153,391 and 92,760 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	15	9
Class 2 common stock, $0.0001 par value, 27,000 shares authorized; 5,223 and 8,197 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	510,050	148,677
Accumulated deficit	(189,601)	(144,877)
Total stockholders’ equity	320,465	3,810
Total liabilities and stockholders’ equity	$423,046	$147,540

The accompanying notes are an integral part of these Unaudited Condensed Consolidated Financial Statements.

BTRS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Subscription, transaction, and services	$32,732	$28,808	$97,440	$78,978
Reimbursable costs	8,625	9,486	26,085	28,052
Total revenues	41,357	38,294	123,525	107,030
Cost of revenues:
Cost of subscription, transaction, and services	9,368	8,577	27,981	24,100
Cost of reimbursable costs	8,625	9,486	26,085	28,052
Total cost of revenues, excluding depreciation and amortization	17,993	18,063	54,066	52,152
Operating expenses:
Research and development	13,453	9,098	35,716	27,260
Sales and marketing	10,310	5,745	29,226	17,296
General and administrative	9,838	5,106	32,766	15,225
Depreciation and amortization	1,205	1,402	3,924	4,223
Total operating expenses	34,806	21,351	101,632	64,004
Loss from operations	(11,442)	(1,120)	(32,173)	(9,126)
Other income (expense):
Interest income	115	1	349	18
Interest expense and loss on extinguishment of debt	(2)	(1,120)	(2,947)	(3,405)
Change in fair value of financial instruments and other income (expense)	162	(443)	(9,823)	(51)
Total other income (expense)	275	(1,562)	(12,421)	(3,438)
Loss before income taxes	(11,167)	(2,682)	(44,594)	(12,564)
Provision for income taxes	(27)	(33)	(130)	(150)
Net loss and comprehensive loss	$(11,194)	$(2,715)	$(44,724)	$(12,714)

Net loss per common share, basic and diluted	$(0.07)	$(0.03)	$(0.29)	$(0.13)
Weighted average common shares outstanding, basic and diluted	158,316	99,948	154,303	99,876

The accompanying notes are an integral part of these Unaudited Condensed Consolidated Financial Statements.

BTRS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Unaudited, amounts in thousands)

	Three Months Ended September 30, 2021
	Class 1 Common Stock		Class 2 Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance, June 30, 2021	150,649	$15	7,251	$1	$502,765	$(178,407)	$324,374
Issuance of common stock under stock plans	714	—	—	—	1,371	—	1,371
Stock-based compensation expense	—	—	—	—	5,914	—	5,914
Shares exchanged in connection with Secondary Offering (Note 17)	2,028	—	(2,028)	—	—	—	—
Net loss	—	—	—	—	—	(11,194)	(11,194)
Balance, September 30, 2021	153,391	$15	5,223	$1	$510,050	$(189,601)	$320,465

	Three Months Ended September 30, 2020
	Class 1 Common Stock		Class 2 Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance, June 30, 2020	91,733	$9	8,197	$1	$145,719	$(137,849)	$7,880
Issuance of common stock under stock plans	148	—	—	—	48	—	48
Stock-based compensation expense	—	—	—	—	826	—	826
Net loss	—	—	—	—	—	(2,715)	(2,715)
Balance, September 30, 2020	91,881	$9	8,197	$1	$146,593	$(140,564)	$6,039

The accompanying notes are an integral part of these Unaudited Condensed Consolidated Financial Statements.

BTRS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Unaudited, amounts in thousands)

	Nine Months Ended September 30, 2021
	Redeemable Convertible Preferred Stock		Class 1 Common Stock		Class 2 Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Beginning balance, December 31, 2020	68,383	$159,028	32,574	$3	—	$—	$16,301	$(171,527)	$(155,223)
Retroactive application of reverse recapitalization (Note 3)	(68,383)	(159,028)	60,186	6	8,197	1	132,376	26,650	159,033
Adjusted balance, December 31, 2020	—	—	92,760	9	8,197	1	148,677	(144,877)	3,810
Reverse recapitalization and PIPE Financing (Note 3)	—	—	44,522	5	(1,659)	—	329,617	—	329,622
Fair value of Earnout Shares (Note 3)	—	—	—	—	—	—	(230,995)	—	(230,995)
Issuance and vesting of Earnout Shares (Note 3)	—	—	10,204	1	713	—	237,008	—	237,009
Issuance of common stock under stock plans	—	—	3,875	—	—	—	5,271	—	5,271
Shares issued for exercise of warrants	—	—	2	—	—	—	26	—	26
Stock-based compensation expense	—	—	—	—	—	—	20,446	—	20,446
Shares exchanged in connection with Secondary Offering (Note 17)	—	—	2,028	—	(2,028)	—	—	—	—
Net loss	—	—	—	—	—	—	—	(44,724)	(44,724)
Balance, September 30, 2021	—	$—	153,391	$15	5,223	$1	$510,050	$(189,601)	$320,465

	Nine Months Ended September 30, 2020
	Redeemable Convertible Preferred Stock		Class 1 Common Stock		Class 2 Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2019	68,383	$150,356	31,235	$3	—	$—	$11,933	$(145,830)	$(133,894)
Retroactive application of reverse recapitalization (Note 3)	(68,383)	(150,356)	60,186	6	8,197	1	132,373	17,980	150,360
Adjusted balance, December 31, 2019	—	—	91,421	9	8,197	1	144,306	(127,850)	16,466
Issuance of common stock under stock plans	—	—	460	—	—	—	300	—	300
Stock-based compensation expense	—	—	—	—	—	—	1,987	—	1,987
Net loss	—	—	—	—	—	—	—	(12,714)	(12,714)
Balance, September 30, 2020	—	$—	91,881	$9	8,197	$1	$146,593	$(140,564)	$6,039

The accompanying notes are an integral part of these Unaudited Condensed Consolidated Financial Statements.

BTRS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(44,724)	$(12,714)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,924	4,223
Provision for bad debts	94	41
Loss on extinguishment of debt and amortization of debt discount	2,799	216
Stock-based compensation expense	20,446	1,987
Change in fair value of financial instruments and other income	9,996	42
Deferred income taxes	106	142
Changes in assets and liabilities:
Accounts receivable	(6,549)	(459)
Prepaid expenses	(2,036)	(418)
Deferred implementation, commissions, and other costs	227	(214)
Other assets (current and non-current)	896	(239)
Accounts payable	556	(1,111)
Accrued expenses and other	10,228	5,672
Deferred revenue	(4,713)	(1,068)
Other liabilities (current and non-current)	(1,059)	(141)
Net cash used in operating activities	(9,809)	(4,041)
Cash flows from investing activities:
Purchases of marketable securities	(45,077)	—
Purchases of property and equipment	(1,570)	(1,506)
Net cash used in investing activities	(46,647)	(1,506)
Cash flows from financing activities:
Proceeds from borrowings, net of costs	—	49,541
Payments on borrowings	(44,663)	(34,808)
Business Combination and PIPE financing	349,902	—
Payments of equity issuance costs	(20,200)	—
Debt extinguishment costs	(1,565)	—
Payments of deferred purchase consideration	—	(524)
Change in customer funds payable	(1,636)	1,528
Payments on capital lease obligations	(177)	(203)
Proceeds from common stock issued	5,651	300
Taxes paid on net share issuance of stock-based compensation	(4,367)	—
Net cash provided by financing activities	282,945	15,834
Net increase in cash, cash equivalents, and restricted cash	226,489	10,287
Cash, cash equivalents, and restricted cash, beginning of period	38,843	25,862
Cash, cash equivalents, and restricted cash, end of period (Note 2)	$265,332	$36,149

Supplemental disclosure of cash flow information:
Cash paid for interest	$135	$3,152
Cash paid for income taxes	$—	$8
Non-cash investing & financing activities:
Reclassification of Series C preferred stock warrant liability to equity (Note 3)	$1,433	$—
Net assets acquired in Business Combination and other	$255	$—
Deferred offering costs included in accrued expenses	$—	$747
Equity issuance costs in other assets and accrued expenses charged to additional paid-in-capital	$1,888	$—
Issuance and vesting of Earnout Shares (Note 3)	$237,008	$—

The accompanying notes are an integral part of these Unaudited Condensed Consolidated Financial Statements.

BTRS HOLDINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1 - Organization and Nature of Business

BTRS Holdings Inc., formerly known as Factor Systems, Inc. ("Legacy Billtrust"), utilizing the trade name Billtrust (the "Company” or “Billtrust”), was incorporated on September 4, 2001 in the State of Delaware and maintains its headquarters in Lawrenceville, New Jersey, with additional offices or print facilities in Colorado, Illinois, and California.

The Company provides a comprehensive suite of order-to-cash software as a service ("SaaS") solutions with integrated payments, including credit and collections, invoice presentment, and cash application services to its customers, primarily based in North America, but with global operations. In addition, Billtrust founded the Business Payments Network ("BPN") in its strategic relationship with VISA, which combines remittance data with business-to-business ("B2B") payments and facilitates straight-through payment processing. Billtrust serves businesses across both business-to-business and business-to-consumer segments. Billtrust integrates the key areas of the order-to-cash process: credit decisioning, e-commerce solutions, bill presentment, bill payment, cash application, and collections workflow management, helping its clients connect with their customers and cash.

Business Combination Agreement

On October 18, 2020, as amended on December 13, 2020, South Mountain Merger Corp., a Delaware corporation (“South Mountain”), BT Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of South Mountain (“First Merger Sub”), BT Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of South Mountain (“Second Merger Sub”), and the Company ("Billtrust"), entered into a Business Combination Agreement (“BCA”), pursuant to which (i) First Merger Sub was merged with and into Billtrust (the “First Merger”), with Billtrust surviving the First Merger as a wholly owned subsidiary of South Mountain (“Surviving Corporation”), and (ii) the Surviving Corporation merged with and into Second Merger Sub (the “Second Merger”, and together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of South Mountain (such Mergers, collectively with the other transactions described in the BCA, the “Business Combination”).

In connection with the execution of the Business Combination, on October 18, 2020, South Mountain entered into separate subscription agreements (“Subscription Agreements”) with a number of investors (“PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase, and South Mountain sold to the PIPE Investors, an aggregate of 20,000,000 shares of South Mountain Class A common stock, for a purchase price of $10.00 per share and at an aggregate purchase price of $200.0 million, in a private placement (“PIPE Financing”).

As described in Note 3 - Business Combination, the Business Combination and PIPE Financing closed on January 12, 2021 (the "Closing Date"). The Business Combination was accounted for as a reverse recapitalization in accordance with the generally accepted accounting principles in the United States of America ("U.S. GAAP"). Under this method of accounting, South Mountain was treated as the “acquired” company for financial reporting purposes. For accounting purposes, Billtrust was the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of Billtrust (i.e., a capital transaction involving the issuance of stock by South Mountain for the stock of Billtrust). Accordingly, the assets, liabilities, and results of operations of Billtrust became the historical financial statements of "New Billtrust", which was renamed BTRS Holdings Inc., and South Mountain’s assets, liabilities, and results of operations were consolidated with Billtrust beginning on the Closing Date. All amounts of BTRS Holdings Inc. reflect the historical amounts of Billtrust carried over at book value with no step up in basis to fair value. After the Business Combination, the Company’s common stock began trading on the Nasdaq stock exchange under the ticker symbol BTRS.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Condensed Consolidated Financial Statements have been prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission ("SEC") regarding interim financial reporting on Form 10-Q. Accordingly, certain information and disclosures required for complete financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. These Condensed Consolidated Financial Statements and notes should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2020 (as filed with the SEC on March 24, 2021), the audited financial statements included in the Company's Amendment No. 1 to the Current Report on Form 8-K (as filed with the SEC on March 24, 2021), and the Company's Registration Statement on Form S-1 (as filed with the SEC on June 28, 2021). Since the date of these filings, there have been no changes or updates to the Company's significant accounting policies, other than those described below.

Except as noted in the section titled "Retroactive Adjustments Related to Reverse Recapitalization", the accompanying Condensed Consolidated Financial Statements for periods ended prior to January 12, 2021 reflect Legacy Billtrust, which was a single entity, and its capital structure prior to the Business Combination, and do not reflect New Billtrust or South Mountain.

In the opinion of management, the accompanying Condensed Consolidated Financial Statements contain all normal recurring adjustments necessary for a fair statement of financial position, results of operations, comprehensive loss, and cash flows as of the dates and for the interim periods presented. The results of operations for the three and nine months ended September 30, 2021 may not be indicative of the results for the full fiscal year ended December 31, 2021 or any other period. The Condensed Consolidated Balance Sheet as of December 31, 2020 included herein was derived from the audited financial statements as of that date, but does not include all disclosures required by U.S. GAAP on an annual reporting basis.

The Company's fiscal year is the twelve-month period from January 1 through December 31. Unless otherwise indicated, all references to a "year" mean the Company's fiscal year.

Reclassification of Customer Funds

As discussed in the notes to the Audited Financial Statements of BTRS Holdings included within this Registration Statement on Form S-4, the Company revised its presentation of its statements of cash flows and related supplemental disclosures. Prior period amounts have been revised to conform to the current period presentation.

The following table presents the effect of the change in presentation to the previously reported line items for the nine months ended September 30, 2020:

	Nine Months Ended September 30, 2020
	As Previously Reported	Adjustment	Revised
Cash flows from financing activities:
Change in customer funds payable	$—	$1,528	$1,528
Net cash provided by financing activities	14,306	1,528	15,834
Net increase in cash, cash equivalents, and restricted cash	8,759	1,528	10,287
Cash, cash equivalents, and restricted cash, beginning of period	4,736	21,126	25,862
Cash, cash equivalents, and restricted cash, end of period	$13,495	$22,654	$36,149

Reclassification of Restricted Cash

During the second quarter of 2021, the Condensed Consolidated Balance Sheets were updated to remove restricted cash as a standalone line item and combine it with other current assets or other assets. The reclassification had no impact on the amount of total current assets or total assets previously reported.

Impact of COVID-19

In March 2020, the United States declared a State of National Emergency due to the COVID-19 pandemic. Since then, the Company has continued to operate despite the disruption to many of our customer's operations. The pandemic has served to increase awareness and urgency around accelerating the digital transformation of accounts receivable through the Company's products and platforms. While this helped avoid significant business, bookings, or revenue disruptions thus far, during the second quarter of 2020, the pandemic did cause a decrease in the Company's transaction fee revenues for certain customers. This was a result of the pandemic's broader economic impact on some companies in heavily transaction-based industries and the related slowing of their business activity. These revenues rebounded in the second half of 2020 and into early 2021.

The Company is unable to predict the full impact the COVID-19 pandemic will have on its future results of operations, liquidity, and financial condition due to numerous uncertainties, including the duration, severity, and spread of the virus, actions that may be taken by government authorities, the impact to our customers, employees, and suppliers, and various other factors beyond our knowledge or control. The pandemic has caused the Company to modify its business practices, such as employee travel restrictions, cancellation of physical participation in meetings, events, and conferences, and requiring employees to work remotely. The Company may take further actions as may be required by government authorities or that its determines are in the best interests of its employees and customers. The Company has previously implemented certain cost savings measures, some of which have ended, such as reducing employee incentive compensation programs, and others which are continuing, such as restricted travel and reduced discretionary spend in certain areas. The Company will continue to monitor the situation and adjust its response accordingly.

On March 27, 2020, Congress enacted the Coronavirus Aid, Relief, and Economic Security ("CARES") Act. The CARES Act, among other things, included provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, technical corrections to tax depreciation methods for qualified improvement property, and appropriation of funds for the SBA Paycheck Protection Program. The Company, through its payroll provider, elected to defer employer side social security payments effective as of April 2020 through December 2020. The total amount deferred of approximately $2.3 million is included in accrued expenses and other in the Condensed Consolidated Balance Sheets as of both September 30, 2021 and December 31, 2020. The Company will pay half of this amount by the end of 2021 and expects to pay the remainder in or before the second half of 2022.

Change in Filing Status from Emerging Growth Company

Billtrust currently qualifies as an emerging growth company (“EGC”), under the Jumpstart Our Business Startups Act (“JOBS Act”), which allows the Company to delay adoption of new or revised accounting pronouncements until such pronouncements are applicable to private companies. The Company has elected to use the extended transition period under the JOBS Act until such time that the Company is not considered to be an EGC. Based on the closing share price and the market value of the Company's common stock held by non-affiliates as of June 30, 2021, the Company will be deemed a large accelerated filer as of December 31, 2021. As a result, beginning with the Annual Report on Form 10-K for the year ending December 31, 2021, the Company will not be able to rely on the extended transition period noted above and will be required to adopt all new accounting pronouncements within the same time periods as public companies. The effect of the loss of ECG status and impact on the adoption of new accounting pronouncements is discussed further below.

Use of Estimates

The preparation of the Condensed Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported, disclosure about contingent liabilities, and the reported amounts of revenues and expenses in the financial statements and accompanying notes. Such estimates include, but are not limited to, revenue recognition, recoverability of deferred tax assets, valuation of acquired assets and liabilities, ongoing impairment reviews of goodwill, intangible assets, and other long-lived assets, contingent consideration, and stock-based compensation. The Company bases its estimates on historical experience, known trends, market specific information, or other relevant factors it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates and changes in estimates are recorded in the period in which they become known. Actual results may differ from these estimates.

Retroactive Adjustments Related to Reverse Recapitalization

On May 14, 2021, the Company filed its Quarterly Report on Form 10-Q for the three months ended March 31, 2021 with the SEC, with such interim financial statements reflecting the reverse recapitalization of Billtrust (refer to Note 1 - Organization and Nature of Business and Note 3 - Business Combination) as if it had occurred as of the beginning of each period presented. As a result, in conformity with U.S. GAAP, the Company has retroactively adjusted its financial statements and related disclosures herein, as of the year ended December 31, 2020, and as of and for the three and nine months ended September 30, 2020, to reflect the aforementioned reverse recapitalization as follows:

•	Within the Condensed Consolidated Balance Sheets, redeemable convertible preferred stock in mezzanine equity was converted into Class 1 and 2 common stock and classified in permanent equity.

•	The Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit were renamed the Condensed Consolidated Statements of Stockholders’ Equity.

•	Within the Condensed Consolidated Statements of Stockholders’ Equity:

•
Redeemable convertible preferred stock, common stock, share activity, and per share amounts were converted to Class 1 and 2 common stock at an exchange ratio of 7.2282662 shares per share of Legacy Billtrust common stock (the "Conversion Rate").

•
Preferred stock dividends and accretion of preferred stock to redemption value for the nine months ended September 30, 2020 in the amount $6.5 million has been reclassified from redeemable convertible preferred stock to accumulated deficit.

•
Within the Condensed Consolidated Statements of Operations and Comprehensive Loss, net loss per share and the weighted average number of shares used to compute net loss per share were adjusted based on the converted number of Class 1 and 2 common shares.

•	Within the Notes to Condensed Consolidated Financial Statements:

•
In Note 6 - Loss Per Share, all per share and share amounts for the 2020 periods presented were adjusted based on (1) the converted number of Class 1 and 2 common shares, and (2) the removal of the preferred stock dividends and accretion to redemption value.

•
In Note 7 - Stockholders' Equity and Stock-Based Compensation, stock options outstanding at December 31, 2020 and the weighted average fair value of stock options granted during the nine months ended September 30, 2020 before the Business Combination have been adjusted using the Conversion Rate.

Except as otherwise noted, the financial statements and related disclosures included herein have not been adjusted.

Concentrations of Credit Risk

The Company maintains its deposits of cash, cash equivalents, marketable securities, restricted cash, and customer funds with high-credit quality financial institutions and the amounts of these balances may exceed federally insured limits. The Company’s accounts receivable are reported in the Condensed Consolidated Balance Sheets net of allowances for uncollectible accounts. The Company believes that the concentration of credit risk with respect to accounts receivable is limited due to the large number of companies and diverse industries comprising its customer base. Ongoing credit evaluations are performed, generally with a focus on new customers or customers with whom the Company has no prior collections history, and collateral is generally not required. The Company maintains reserves for potential losses based on customer specific situations as well as on historic experience and such losses, in the aggregate, have not exceeded management’s expectations. As of September 30, 2021 and December 31, 2020 the allowances for uncollectible accounts were $0.3 million and $0.4 million, respectively.

For the nine months ended September 30, 2021 and 2020, no individual customer accounted for 10% or greater of total revenues. As of September 30, 2021 and December 31, 2020, no individual customer had a balance of 10% or greater of accounts receivable.

Presentation of Restricted Cash

The following table summarizes the period ending cash and cash equivalents from the Company's Condensed Consolidated Balance Sheets and the total cash, cash equivalents, and restricted cash as presented on the Condensed Consolidated Statements of Cash Flows (in thousands):

	Nine Months Ended September 30,
	2021	2020
Cash and cash equivalents	$243,448	$10,219
Customer funds	19,288	22,654
Restricted cash (1)	2,596	3,276
Total cash, cash equivalents, and restricted cash	$265,332	$36,149

(1)
Restricted cash consists of collateral for letters of credit required for leased office space. At September 30, 2021 restricted cash is included in other assets in the Condensed Consolidated Balance Sheets. At December 31, 2020 restricted cash is included in other current assets in the Condensed Consolidated Balance Sheets. The short-term or long-term classification is determined in accordance with the expiration of the underlying letters of credit.

Recent Accounting Pronouncements

Accounting Pronouncements Issued and Adopted

In November 2019, the Financial Accounting Standards Board ("FASB") Issued Accounting Standards Update ("ASU") 2019-08, Compensation - Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting, which requires share-based payment awards granted to a customer to be measured and classified in accordance with Topic 718. Accordingly, amounts recorded as a reduction in transaction price should be based on the grant-date fair value of share-based payment awards. The new guidance was adopted by the Company on January 1, 2021 and the adoption did not have a material impact on its Consolidated Financial Statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40), to simplify the accounting for convertible instruments by eliminating large sections of the existing guidance and eliminating several triggers for derivative accounting, including a requirement to settle certain contracts by delivering registered shares. The new guidance was adopted by the Company on January 1, 2021 and the adoption did not impact its Consolidated Financial Statements.

Accounting Pronouncements Issued but not yet Adopted

As an EGC, the JOBS Act permits the Company an extended transition period for complying with new or revised accounting pronouncements affecting public companies. The Company has elected to use this extended transition period and adopts certain new accounting pronouncements on the private company timeline, which means that its financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting pronouncements on a non-delayed basis. The Company will cease to qualify as an EGC effective December 31, 2021 unless the eligibility standards are modified. Loss of EGC status will result in the Company losing the extended transition period noted above and will require it to adopt new accounting pronouncements within the same time periods as public companies.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), with subsequent ASU's issued that clarify the guidance (collectively, "Topic 842"). Topic 842 outlines a comprehensive lease accounting model and supersedes the current lease guidance. The standard requires lessees to recognize almost all of their leases on the balance sheet by recording a lease liability and a corresponding right-of-use ("ROU") asset for all leases longer than 12 months. It also changes the definition and classification of a lease, with the classification affecting the pattern of expense recognition, and expands the qualitative and quantitative disclosure requirements of lease arrangements.

The two permitted transition methods under the standard are both modified retrospective methods. Under the first method, the standard is applied to all leases that existed at, or subsequently commenced after, the beginning of the earliest comparative period presented in the financial statements, with a cumulative effect adjustment recorded at the beginning of the earliest comparative period for all leases that commenced prior to such date. Under the second method, comparative periods are not adjusted and the cumulative effect of applying the standard is recorded at the date of initial application. As a result of losing EGC status effective as of December 31, 2021, the Company will be required to adopt the standard for annual reporting on December 31, 2021 and for quarterly reporting beginning with the first quarter of 2022. The Company will adopt the standard utilizing the modified retrospective method as of January 1, 2021 in which comparative periods are not adjusted. The Company anticipates that it will be required to record a cumulative effect adjustment upon adoption.

The Company expects the standard to have a material impact on its balance sheet as substantially all operating leases greater than 12 months will be recorded as a ROU asset and lease liability. Adoption of the standard will result in an approximate increase of $25.0 million to $33.0 million in total assets and $33.0 million to $40.0 million in total liabilities on January 1, 2021. Adoption will also require that changes in ROU assets and lease liabilities be included in the statements of cash flows. The Company does not expect the standard to have a material impact on its results of operations or liquidity.

Several practical expedients are permitted under Topic 842. The Company expects to elect the package of expedients, including the related disclosure requirements, that permits the use of historical lease classification and accounting under the previous guidance for all leases that expired or existed as of the adoption date. The Company anticipates it will elect to exempt all leases with an original term of 12 months or less from recognition of ROU assets and lease liabilities, and will elect not to separate lease and non-lease components within its leases.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments, with subsequent ASU's issued that clarify the guidance (collectively, "Topic 326"). Topic 326 requires an entity to utilize a new impairment model known as the current expected credit loss ("CECL") model to estimate its lifetime "expected credit loss" using a forward-looking approach and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in more timely recognition of credit losses. Topic 326 also requires new disclosures for financial assets measured at amortized cost, loans, and available-for-sale debt securities. The standard requires an entity to record a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. As a result of losing EGC status effective as of December 31, 2021, the Company will be required to adopt the standard for annual reporting on December 31, 2021 and for quarterly reporting beginning with the first quarter of 2022. The adoption of this standard is not expected to have a material impact on the Company's Consolidated Financial Statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which simplifies the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test and requires an entity to write down the carrying value of goodwill up to the amount by which the carrying amount of a reporting unit exceeds its fair value. As a result of losing EGC status effective as of December 31, 2021, the Company will be required to adopt the standard for annual reporting on December 31, 2021 and for quarterly reporting beginning with the first quarter of 2022. The adoption of this standard is not expected to have a material impact on the Company's Consolidated Financial Statements.

In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). As a result of losing EGC status effective as of December 31, 2021, the Company will be required to adopt the standard for annual reporting on December 31, 2021 and for quarterly reporting beginning with the first quarter of 2022. The adoption of this standard is not expected to have a material impact on the Company's Consolidated Financial Statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies various aspects related to accounting for income taxes. As a result losing EGC status effective as of December 31, 2021, the Company will be required to adopt the standard for annual reporting on December 31, 2021 and for quarterly reporting beginning with the first quarter of 2022. The adoption of this standard is not expected to have a material impact on the Company's Consolidated Financial Statements.

Note 3 - Business Combination

Closing of Business Combination, Accounted for as a Reverse Recapitalization

On January 12, 2021, Billtrust consummated the previously announced Business Combination pursuant to the Agreement dated October 18, 2020 and amended as of December 13, 2020. As a result of the Agreement, Billtrust stockholders received aggregate consideration with a value equal to approximately $1,190.0 million, which consists of:

i.
Approximately $90.1 million in cash to certain Billtrust shareholders who elected to receive cash for shares of Billtrust common stock at closing of the Business Combination, accounted for as a reverse recapitalization; and

ii.
Approximately $1,099.0 million in South Mountain Class A and Class C common stock at closing of the Business Combination, accounted for as a reverse recapitalization, or 109,944,090 shares (including 15,175,967 shares issuable pursuant to outstanding vested and unvested options from the 2003 and 2014 Plans), converted at an exchange ratio of 7.2282662 shares per share of Legacy Billtrust common stock based on an assumed share price of $10.00 per share.

As of the completion of the Business Combination, accounted for as a reverse recapitalization, on January 12, 2021, the merged companies, BTRS Holdings Inc. and subsidiaries, had the following outstanding securities:

i.
138,728,373 shares of Class 1 common stock, including 2,375,000 shares to prior South Mountain shareholders that are subject to the vesting and forfeiture provisions based upon the same share price targets described below in the First Earnout and Second Earnout. During the first quarter of 2021, all of these shares vested;

ii.	6,537,735 shares of Class 2 common stock; and

iii.	12,500,000 warrants, each exercisable for one share of Class 1 common stock at a price of $11.50 per share (the "Public Warrants", refer to Note 7 - Stockholders' Equity and Stock-Based Compensation).

In connection with the Merger:

i.	Each issued and outstanding South Mountain Class A and Class B share was converted into one share of Class 1 common stock of the Company; and

ii.	All 6,954,500 private placement warrants of South Mountain were cancelled and are no longer outstanding.

Immediately prior to the Closing, each issued and outstanding share of Legacy Billtrust preferred stock converted into equal shares of Legacy Billtrust common stock. At the closing of the Business Combination, each stockholder of Legacy Billtrust received 7.2282662 shares of the Company’s Class 1 common stock, par value $0.0001 per share (“Common Stock”), for each share of Legacy Billtrust common stock, par value $0.001 per share, that such stockholder owned, except for one investor who requested to receive shares of Class 2 common stock, which is the same in all respects as Class 1 common stock except it does not have voting rights.

Upon the closing of the Business Combination, the Company’s certificate of incorporation was amended and restated to, among other things, increase the total number of authorized shares of capital stock to 575,000,000 shares, of which 538,000,000 shares were designated Class 1 common stock, $0.0001 par value per share; 27,000,000 shares were designated Class 2 common stock, $0.0001 par value per share; and 10,000,000 shares were designated preferred stock, $0.0001 par value per share.

Concurrently with the completion of the Business Combination, on the Closing Date 20,000,000 new shares of Common Stock were issued (such purchases, the “PIPE”) for an aggregate purchase price of $200.0 million.

In connection with the Business Combination, 9,005,863 shares of Common Stock were repurchased for cash from Legacy Billtrust shareholders (after conversion) at a price of $10.00 per share. Additionally, in connection with a previous loan agreement in July 2014, the Company issued a lender a warrant to purchase shares of the Company’s Series C preferred stock. In connection with Business Combination, the warrant was exercised and converted into 85,004 shares of Common Stock.

The following table reconciles the elements of the Business Combination, accounted for as a reverse recapitalization, to the Condensed Consolidated Statements of Cash Flows and the Condensed Consolidated Statements of Stockholders' Equity for the nine months ended September 30, 2021 (in thousands):

Reverse Recapitalization
Cash - South Mountain (net of redemptions and non-contingent expenses)	$240,670
Cash - PIPE investors	200,000
Cash electing shares of Legacy Billtrust shareholders	(90,061)
Fees to underwriters and other transaction costs	(20,200)
Net cash received from reverse recapitalization	330,409
Net assets acquired and other adjustments	255
Net contributions from reverse recapitalization	$330,664

The number of shares of Class 1 and Class 2 common stock of BTRS Holdings Inc. issued immediately following the consummation of the Business Combination, accounted for as a reverse recapitalization, is summarized as follows (in thousands):

Number of Shares
Common Stock outstanding prior to Business Combination	25,000
South Mountain founder shares	5,500
Redemption of South Mountain shares	(2)
Common stock of South Mountain	30,498
Shares issued from PIPE	20,000
Legacy Billtrust shareholders' shares purchased for cash	(9,006)
Recapitalization shares	41,492
Legacy Billtrust stockholders' shares	103,774
Total Shares	145,266

Earnout Consideration

Following the closing of the Merger, holders of Billtrust common stock (including all redeemable preferred shareholders whose shares were converted into common stock at the closing of the Merger) and holders of stock options and restricted stock pursuant to the 2003 Plan and the 2014 Plan (as defined in the Business Combination Agreement) had the contingent right to receive, in the aggregate, up to 12,000,000 shares of Class 1 common stock if, from the closing of the Merger until the fifth anniversary thereof, the average closing price of BTRS Holdings Inc. Common Stock exceeds certain thresholds. The first issuance of 6,000,000 earnout shares is based on the volume-weighted average price of Common Stock exceeding $12.50 for any 20 trading days within any 30 trading day period (the “First Earnout”). The second issuance of 6,000,000 earnout shares is based on the volume weighted average price of Common Stock exceeding $15.00 for any 20 trading days within any 30 trading day period (the “Second Earnout” and together with the First Earnout, the "Earnout Shares").

Subsequent to the closing of the Merger and in the first quarter of 2021, 10,917,736 shares of Class 1 and Class 2 common stock were issued associated with attainment of the First Earnout and the Second Earnout thresholds.

The difference in the Earnout Shares issued and the aggregate amounts defined in the Merger Agreement is primarily due to 836,208 unissued shares reserved for future issuance to holders of unvested options in the form of restricted stock units (the "Earnout RSUs"), which are subject to the same vesting terms and conditions as the underlying unvested stock options, and are not replacement awards. Additionally, 246,056 shares of common stock were withheld from employees to satisfy the mandatory tax withholding requirements, for which the company remitted cash of $4.0 million to the appropriate tax authorities.

As of the Closing date, the prior holders of South Mountain stock agreed that of their existing issued and outstanding shares of Class 1 common stock, 2,375,000 shares would be subject to vesting conditions based upon the same price milestones in the First Earnout (1,187,500 shares) and Second Earnout (1,187,500 shares) as discussed above ("Sponsor Vesting Shares").

The Company determined that the Earnout Shares issued to non-employee shareholders and to holders of BTRS Holdings Inc. common stock, vested options from the 2003 Plan and 2014 Plan, and the Sponsor Vesting Shares do not meet the criteria for equity classification under Accounting Standards Codification ("ASC") 815-40. Accordingly, these shares are required to be classified as a liability and recorded at their fair values, with the remeasurement of their fair values at each reporting period recorded in earnings. Upon closing of the Business Combination, the fair value of the shares was determined using a Monte Carlo simulation (using the same assumptions as Earnout RSUs discussed below), resulting in a fair value of $16.80 per share. The shares were remeasured at their fair values through the dates the First Earnout and Second Earnout were achieved in the first quarter of 2021. The liability associated with the Earnout Shares delivered to the equity holders and the Vesting Shares that vested upon achievement of the First Earnout and Second Earnout during the first quarter of 2021 were then reclassified to equity as shares issued, with the appropriate allocation to common stock at par value and additional paid-in capital.

The following table is a reconciliation of the liability balance at the Closing Date and the changes therein for the nine months ended September 30, 2021 (in thousands):

	Earnout Shares	Sponsor Vesting Shares	Total
Fair value on Closing Date	$191,095	$39,900	$230,995
Fair value adjustment (1)	8,246	1,780	10,026
Amount paid for tax withholding	(4,013)	—	(4,013)
Amount reclassified to equity	(195,328)	(41,680)	(237,008)
Ending balance, September 30, 2021	$—	$—	$—

(1)	Included in change in fair value of financial instruments and other income in the Condensed Consolidated Statements of Operations and Comprehensive Loss.

Earnout RSUs issued based on the amount of the unvested options are recognized in earnings as stock-based compensation expense under ASC 718. The fair value of the Earnout RSUs was determined using a Monte Carlo simulation, including the stock price on the Closing Date of $16.80, a risk free rate of 0.5%, and a volatility rate of 42%.

Offering Costs

In accordance with ASC 340-10-S99-1, offering costs, consisting principally of underwriters fees and professional, printing, filing, regulatory, and other costs, were charged to additional paid-in capital upon completion of the Business Combination. As of December 31, 2020, of $2.8 million of these costs were accrued and deferred in other assets on the Condensed Consolidated Balance Sheets.

Note 4 - Goodwill and Intangible Assets

Goodwill

Goodwill represents the excess of the purchase price of acquired businesses over the estimated fair values of the tangible and identifiable intangible net assets acquired. Goodwill is not amortized; however, it is required to be tested for impairment annually, which requires assessment of the potential impairment at the reporting unit level. Testing for impairment is also required on an interim basis if an event or circumstance indicates it is more likely than not an impairment loss has been incurred.

The Company performed its annual impairment testing as of October 1, 2020 utilizing a qualitative assessment to determine if it was more likely than not that the fair values of each of its reporting units was less than their respective carrying values and concluded that no impairment existed. Subsequent to completing the annual test and through September 30, 2021, there were no events or circumstances that required an interim impairment test. Additionally, as of September 30, 2021, the Company had no accumulated goodwill impairment losses.

All of the Company's goodwill is attributable to its Software and Payments segment. There were no changes to the carrying amount of goodwill during the nine months ended September 30, 2021.

Finite-Lived Intangible Assets

The gross carrying values, accumulated amortization, and net carrying values (reduced for fully amortized intangibles) of finite-lived intangible assets as of September 30, 2021 and December 31, 2020 are as follows (in thousands):

	September 30, 2021
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Customer relationships	$9,690	$(3,118)	$6,572
Non-compete agreements	1,430	(845)	585
Trademarks and trade names	160	(67)	93
Technology	1,540	(764)	776
Total	$12,820	$(4,794)	$8,026

	December 31, 2020
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Customer relationships	$16,350	$(8,698)	$7,652
Non-compete agreements	1,460	(660)	800
Trademarks and trade names	160	(47)	113
Technology	1,540	(571)	969
Total	$19,510	$(9,976)	$9,534

Amortization expense for finite-lived intangible assets was $0.4 million and $0.6 million for the three months ended September 30, 2021 and 2020, respectively, and $1.5 million and $1.7 million for the nine months ended September 30, 2021 and 2020, respectively.

Estimated amortization expense for each of the next five years and thereafter is as follows (in thousands):

2021 (remainder)	$317
2022	1,269
2023	1,174
2024	930
2025	737
Thereafter	3,599
Total	$8,026

Note 5 - Revenue and Related Matters

Disaggregated Revenue

The Company disaggregates revenue as set forth in the following table (in thousands):

Revenue by Type

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenues:	2021	2020	2021	2020
Subscription and transaction fees	$30,376	$26,130	$89,631	$73,065
Services and other	2,356	2,678	7,809	5,913
Subscription, transaction, and services	$32,732	$28,808	$97,440	$78,978

Contract Assets and Liabilities

Accounts Receivable
Accounts receivable includes amounts billed and currently due from customers. The Company’s payment terms and conditions vary by contract type and generally require payment of 25% to 100% of total contract consideration upon signing. Also included in accounts receivable are unbilled amounts resulting from revenue exceeding the amount billed to the customer, where the right to payment is unconditional. If the right to payment for services performed was conditional on something other than the passage of time, the unbilled amount would be recorded as a separate contract asset. There were no contract assets as of September 30, 2021 or December 31, 2020.

In addition, since payment is generally expected within one year from the transfer of products and services, the Company does not adjust its receivables or transaction prices for the effects of a significant financing component.

Deferred Revenue
Amounts billed to clients in excess of revenue recognized are contract liabilities (referred to as deferred revenue in the Condensed Consolidated Balance Sheets). Deferred revenue primarily relates to implementation fees for new customers or for new services. These fees are recognized ratably over the estimated term of the customer relationship, which is five years for the Company's SaaS products, and two to four years for services sold from acquired companies, billing data storage fees, and annual maintenance services agreements.

During the three months ended September 30, 2021 and 2020, the Company recognized $3.5 million and $2.6 million of revenue, respectively, related to its deferred revenue balance at the beginning of each such period. During the nine months ended September 30, 2021 and 2020, the Company recognized $15.0 million and $8.0 million of revenue, respectively, related to its deferred revenue balance at the beginning of each such period. To determine revenue recognized in each period, the Company first allocates revenue to the deferred revenue balance outstanding at the beginning of each period, until the revenue equals that balance.

The amount of revenue recognized in the nine months ended September 30, 2021 included $2.5 million in the first quarter of 2021 related to the acceleration of previously paid and deferred revenue from a customer that terminated its contract in the first quarter of 2021.

Remaining Performance Obligations

As of September 30, 2021, the Company had approximately $34.3 million of remaining performance obligations, primarily from multi-year contracts for the Company's services, which includes both the deferred revenue balance and amounts that will be invoiced and recognized as revenue in future periods. The Company expects to recognize revenue for approximately 91% of this amount during the next 36 months, and the remainder thereafter.

To determine the amount of remaining performance obligations, the Company applies the practical expedient which allows for the exclusion of (1) amounts from contracts with an original expected duration of one year or less, and (2) variable consideration allocated to unsatisfied performance obligations for which variable consideration is allocated entirely to a wholly unsatisfied performance obligation, or to a wholly unsatisfied promise to transfer a distinct good or service, that forms part of a single performance obligation.

Deferred Commissions

The Company capitalizes commissions paid to sales personnel that are incremental and recoverable costs of obtaining customer contracts. These costs are included in deferred implementation and commission costs, current in the Condensed Consolidated Balance Sheets. Commission costs are amortized to earnings ratably over four to five years based on the Company's experience with its customers (including initial contract term and renewal periods), the average customer life of acquired customers, future cash flows expected from customers, industry peers, and other available information.

Commissions associated with subscription-based arrangements are typically earned upon the execution of a sales contract by the customer and when the customer is billed for the underlying contractual period. Commissions associated with professional services are typically earned in the month that services are rendered. Substantially all sales commissions are generally paid at one of three points: (1) upon execution of a customer contract, (2) when a customer completes implementation and training processes or commences transactional-based volume, and/or (3) after a period of three to twelve months thereafter.

During the nine months ended September 30, 2021, the Company capitalized commission costs of $2.7 million and amortized $2.3 million to sales and marketing expense in the Condensed Consolidated Statements of Operations and Comprehensive Loss, in addition to commissions which were expensed as incurred related to the achievement of quotas or other sales performance targets. As of September 30, 2021 and December 31, 2020 the Company had approximately $2.7 million and $2.4 million, respectively, of current deferred commissions for amounts expected to be recognized in the next 12 months, and $5.4 million and $5.2 million, respectively, of non-current deferred commissions for amounts expected to be recognized thereafter.

The Company evaluates the recoverability of deferred commissions at each balance sheet date and there were no impairments recorded during the nine months ended September 30, 2021 or 2020.

Note 6 - Loss Per Share

The Company's basic and diluted earnings per share are computed using the two-class method in accordance with ASC 260. The two-class method is an earnings allocation that determines net income (loss) per share for each class of common stock. Per share amounts are calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities as they do not share in losses. During periods when the Company is in a net loss position, basic net loss per share attributable to common stockholders is the same as diluted net loss per share attributable to common stockholders as the effects of potentially dilutive securities are antidilutive given the net loss of the Company.

The following table sets forth the computation of the basic and diluted net loss per share attributable to the Class 1 and Class 2 common stockholders (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Numerator:
Net loss	$(11,194)	$(2,715)	$(44,724)	$(12,714)
Denominator:
Weighted-average common shares outstanding	158,316	99,948	154,303	99,876
Net loss per share attributable to common stockholders, basic and diluted	$(0.07)	$(0.03)	$(0.29)	$(0.13)

Since the Company was in a loss position for all periods presented, basic net loss per share is the same as diluted net loss per share as the inclusion of all potential common shares outstanding would have been anti-dilutive. Potentially dilutive securities that were not included in the diluted per share calculations because they would be antidilutive, were as follows as of the dates presented based on the underlying shares and not considering all factors that would be involved in determining the common stock equivalents (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Stock options	20,347	16,373	20,347	16,373
Restricted stock units	646	—	646	—
Warrants	12,498	12,500	12,498	12,500
	33,491	28,873	33,491	28,873
Note 7 - Stockholders' Equity and Stock-Based Compensation

Public Warrants

In connection with the Business Combination (refer to Note 3 - Business Combination), Billtrust assumed the Public Warrants that had previously been issued by South Mountain. The Public Warrants may only be exercised for a whole number of shares of Class 1 common stock at a price of $11.50 per share. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Following the closing of the Business Combination, the Company filed a registration statement with the SEC that was declared effective in February 2021 covering the issuance of the shares of Class 1 common stock issuable upon exercise of the Public Warrants and to maintain a current prospectus until the Public Warrants expire or are redeemed. Notwithstanding the above, if the Company's Class 1 common stock is not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act at the time of any exercise of a Public Warrant, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act. In the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants expire five years after the completion of a business combination or earlier upon redemption or liquidation.

Once the Public Warrants become exercisable, the Company may redeem them as follows:

i.	In whole and not in part;

ii.	At a price of $0.01 per warrant;

iii.	Upon a minimum of 30 days’ prior written notice of redemption; and

iv.
If, and only if, the reported last sale price of the Company’s Class 1 common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company determined the Public Warrants meet the definition of a derivative pursuant to ASC 815 as they are indexed to the Company’s common stock pursuant to ASC 815-40-15-7 and meet all other criteria for equity classification pursuant to ASC 815-40. Therefore as of the Closing Date, the Public Warrants were accounted for within stockholders' equity as a component of additional paid-in capital in the Condensed Consolidated Balance Sheets. As part of this assessment, it was concluded only events that would constitute a fundamental change of ownership could require the Company to settle the warrants for cash.

Common Stock

Each share of Class 1 common stock has the right to one vote. The holders of the common stock are also entitled to receive dividends whenever funds are legally available and if/when declared by the Board of Directors. No dividends have been declared or paid since inception. Each share of Class 2 common stock is the same in all respects as Class 1 common stock, except it does not have voting rights.

Preferred Stock

As of September 30, 2021, the Board of Directors had authorized 10,000,000 shares of preferred stock, par value $0.0001, of which no shares were issued and outstanding.

Equity Incentive Plans

As part of the Business Combination (refer to Note 3 - Business Combination), the Company adopted the 2020 Equity Incentive Plan (the "2020 Plan") and 2020 Employee Stock Purchase Plan (the "2020 ESPP"). These plans are administered by the Board of Directors, which has the authority to designate participants and determine the number and type of awards to be granted and any other terms or conditions of the awards. Awards eligible to be granted include incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards, and other awards. The Board of Directors authorized up to 14,526,237 shares of common stock to be granted pursuant to the 2020 Plan and 1,452,623 shares of common stock to be issued pursuant to the 2020 ESPP. Such aggregate number of shares automatically increase on January 1 of each year, for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to four percent (for the 2020 Plan) and one percent (for the 2020 ESPP) of the total number of shares of the Company’s Class 1 and Class 2 common stock outstanding on December 31 of the preceding year. The Board of Directors may act prior to January 1st of a given year to restrict the increase for such year to a lesser number of shares.

In connection with adopting the 2020 Plan and 2020 ESPP, the 2003 Stock Incentive Plan and the 2014 Incentive Compensation Plan (together, the "Prior Plans") were frozen and no further grants can be made pursuant to the Prior Plans. All outstanding options under the Prior Plans were converted to options of the Company using the Conversion Rate applied to the number of options and original exercise price. The converted options continue to vest based upon their original terms.

Stock Options

Stock option activity for the nine months ended September 30, 2021 is presented below (in thousands, except per share and contractual life amounts):

	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2020	16,170	$2.69
Granted	8,511	16.56
Exercised	(3,717)	1.50
Forfeited	(617)	10.92
Outstanding at September 30, 2021	20,347	$8.46	8.0	$94,017
Vested and expected to vest at September 30, 2021	17,900	$7.67	7.8	$91,212
Exercisable at September 30, 2021	8,022	$4.71	6.6	$55,794

Restricted Stock Units

Restricted stock units ("RSUs") represent the right to receive one share of Billtrust common stock upon meeting the vesting conditions. Shares are delivered to the grantee upon vesting, less shares for the payment of withholding taxes. The fair value of RSUs is determined based on the closing price of the common stock on the grant date.

Restricted stock unit activity for the nine months ended September 30, 2021 is presented below (in thousands, except per share amounts):

	Number of Shares	Weighted- Average Grant Date Fair Value
Unvested at December 31, 2020	—	$—
Granted (1)	856	16.73
Vested	(189)	16.64
Forfeited (2)	(50)	16.80
Unvested at September 30, 2021	617	$16.75

(1)
No RSUs were granted prior to the Business Combination. 836,208 of the granted shares represent the Earnout RSUs issued as part of the Business Combination (refer to Note 3 - Business Combination for further discussion).

(2)
Includes 29,443 shares of common stock withheld from employees to satisfy the mandatory tax withholding requirements, for which the Company remitted cash of $0.4 million to the appropriate tax authorities.

Employee Stock Purchase Plan ("ESPP")

Under the terms of the 2020 ESPP, on May 26, 2021, the Board of Directors approved the Company's ESPP offering program. With certain limitations, all Billtrust employees whose customary employment is more than 20 hours per week are eligible to participate in the ESPP.

The initial offering period, which consists of one purchase period, commenced on July 1, 2021 and will run through November 30, 2021. Thereafter, each offering period will run for approximately six months, consisting of a single six month purchase period commencing on each successive June 1 and December 1. At the end of each purchase period, employee payroll contributions are used to purchase shares of the Company's common stock. Employees can elect to have up to 15% of their eligible compensation withheld for the purpose of purchasing shares under the ESPP. During an offering period, employees may decrease their contributions to, or withdraw from, the ESPP by the 20th day of the month in which the purchase period ends, and receive a refund of their accumulated payroll contributions.

During each purchase period, the maximum number of shares of common stock that may be purchased by an employee is limited to the number of shares equal to $12,500 divided by the common stock closing price on the first day of a purchase period. The number of shares purchased on any single date, by any one employee, cannot exceed 5,000 shares. The purchase price for each share of common stock purchased is the lower of: (1) 85% of the closing price of the common stock on the first day of the purchase period, or (2) 85% of the closing price of the common stock on the last day of the purchase period.

During the nine months ended September 30, 2021, no shares were purchased or issued pursuant to the 2020 ESPP.

Stock-Based Compensation Expense

The Company records stock-based compensation expense related to all of the Company’s stock-based awards over the requisite service period of the individual grantee, which is generally equal to the vesting period. Stock-based compensation expense was recorded in the following categories in the Condensed Consolidated Statements of Operations and Comprehensive Loss (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cost of subscription, transaction, and services	$436	$77	$1,284	$166
Research and development	1,210	159	3,524	396
Sales and marketing	984	117	3,276	307
General and administrative	3,284	473	12,362	1,118
Total	$5,914	$826	$20,446	$1,987

The fair value of stock options granted was estimated at the date of grant using the Black-Scholes valuation model with the following assumptions:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Risk-free interest rate	1.0% - 1.2%	0.4% - 0.5%	0.6% - 1.4%	0.4% - 1.6%
Expected dividend yield	—%	—%	—%	—%
Expected volatility	40% - 41%	44% -45%	40% - 42%	39% - 45%
Expected life (in years)	5.5	6.9	5.5	6.9

Weighted average grant date fair value	$4.62	$1.33	$6.45	$1.16

As of September 30, 2021, the total unrecognized stock-based compensation expense related to stock options was $36.5 million. These costs are expected to be recognized over a weighted-average period of 2.9 years.

As of September 30, 2021, the total unrecognized stock-based compensation expense related to RSUs was $9.0 million. These costs are expected to be recognized over a weighted-average period of 2.3 years.

Note 8 - Defined Contribution Plan

The Company sponsors a 401(k) defined contribution benefit plan. Participation in the plan is available to substantially all employees. Company contributions to the plan are discretionary and are subject to vesting requirements based on four years of continuing employment. The Company generally makes matching contributions of one-half of the first 6% of employee contributions. During the three months ended September 30, 2021, the Company contributed $0.4 million. The Company did not make a material contribution during the three months ended September 30, 2020. During the nine months ended September 30, 2021 and 2020 the Company contributed $1.3 million and $0.4 million, respectively.

Note 9 - Debt and Capital Lease Obligations

The following table summarizes the Company's total debt and capital lease obligations as of the dates indicated (in thousands):

	September 30, 2021	December 31, 2020
Term Loan	$—	$44,663
Unamortized debt issuance costs	—	(1,234)
Capital lease obligations (Note 10)	100	246
Net carrying amounts	$100	$43,675

2020 Financing Agreement

On January 17, 2020, the Company entered into a Financing Agreement (the "2020 Financing Agreement") for a $72.5 million credit facility, secured by substantially all the assets of the Company. In connection therewith, the previously outstanding Term Loan and Revolver of $28.3 million was paid in full and the related liens were released.

The 2020 Financing Agreement consisted of the following facilities:

i.	An Initial Term Loan of $45.0 million, which was drawn at closing and used to pay off previously outstanding borrowings;

ii.	A Delayed Draw Term Loan of up to $20.0 million, which was available to draw in minimum increments through July 17, 2021; and

iii.	A Revolving Commitment facility of $7.5 million, including a sub-limit of up to $4.0 million for issuing additional letters of credit.

In connection with the Business Combination on January 12, 2021 (refer to Note 3 - Business Combination), the Company paid the outstanding facilities in full, along with a prepayment penalty, and extinguished the 2020 Financing Agreement. In connection therewith, the unamortized debt discount of $1.2 million and a prepayment penalty and associated costs of $1.6 million were recorded in interest expense and loss on extinguishment of debt in the Condensed Consolidated Statements of Operations and Comprehensive Loss.

Note 10 - Commitments and Contingencies

Lease Commitments

The majority of the Company's leases are operating leases for its office space and print facilities.

In August 2017, the Company entered into a lease agreement for its Company headquarters consisting of 88,759 square feet of office space in Lawrenceville, New Jersey. The term of this lease is 15 years, 6 months subject to early termination if (1) there is not sufficient space for expansion beyond the initial space, starting 6 years, 6 months after lease commencement, which will require an early termination payment that declines from $7.5 million at such date by $0.7 million per year after such date, or (2) upon advance notice by the Company, at 12 years, 6 months after lease commencement, which will require an early termination payment of $3.6 million. The lease contains an option to lease up to 61,000 additional square feet, starting 6 years, 6 months after lease commencement, and also contains two extension periods of 5 years each. The lease commenced in June 2018 and the Company recognizes rent expense on a straight-line basis over the initial term of the lease, including the free rent period.

The Company has capitalized approximately $5.7 million of costs related to leasehold improvements, furniture and fixtures, and computer equipment associated with this office space. Additionally, in 2018 the landlord paid for approximately $5.8 million of costs and related improvements to modify the existing space to meet the Company's requirements. This lease incentive was recorded as an asset and other long term liability as of the date the lease commenced. The asset is being amortized over term of the lease, and the long term liability is being recorded as a reduction to rent expense over the same period of time.

The Company also leases equipment under capital lease agreements. The capital leases have stated or implied interest rates between 5% and 11% and maturity dates into 2024. The equipment financed under the capital leases serves as collateral, and certain leases contain casualty loss values if the equipment is not returned in working order at the end of the lease term.

Future minimum lease payments under non-cancelable operating and capital leases as of September 30, 2021 are as follows (in thousands):

	Operating Leases	Capital Leases
2021 (remainder)	$1,188	$37
2022	4,644	52
2023	4,343	13
2024	4,197	1
2025	4,159	—
Thereafter	28,136	—
Total minimum lease payments	$46,667	$103
Less: Amounts representing interest		(3)
Present value of lease payments		100
Less: Current portion		(82)
Long-term portion of minimum lease payments		$18

Rent expense for both the nine months ended September 30, 2021 and 2020 was $3.9 million.

Purchase Commitments

The Company enters into purchase commitments with certain vendors to secure pricing for paper, envelopes, and similar products necessary for its print operations. As of September 30, 2021, the Company had approximately $0.4 million remaining under such purchase orders.

Legal Contingencies, Claims, and Assessments

During the normal course of business, the Company is occasionally involved with various claims and litigation. Reserves are established for such matters when a loss is probable and the amount of such loss can be reasonably estimated, including for indemnifications with customers or other parties as a result of contractual agreements. Currently, the Company is not party to any such matters that, in the opinion of management, would individually or taken together have a material adverse effect on its business, operating results, financial condition, or cash flows. Accordingly, no material reserves have been recorded.

Note 11 - Income Taxes

The Company is subject to federal and various state income taxes in the United States. The Company’s provision for income taxes during interim periods is determined using an estimate of the Company’s annual effective tax rate, which is adjusted for certain discrete tax items during interim periods.

Income taxes for the nine months ended September 30, 2021 and 2020 are primarily due to tax amortization of indefinite-lived assets and state income taxes.

Section 382 of the Internal Revenue Code of 1986, as amended, imposes an annual limitation on the amount of net operating loss carryforwards that may be used to offset federal taxable income and federal tax liabilities when a corporation has undergone significant changes in its ownership. The Company is evaluating the ownership change as a result of the Business Combination (refer to Note 3 - Business Combination) to determine any impact on utilization of net operating loss carryforwards.

Note 12 - Marketable Securities

The Company’s marketable securities at September 30, 2021 consist entirely of certificates of deposit with a financial institution and have maturity dates of twelve months or less.

Management determines the appropriate classification of its marketable securities at the time of purchase and re-evaluates such designation as of each balance sheet date. As the Company views its marketable securities as available to support its current operations and does not have the intent to hold the securities to maturity, it has classified them as available-for-sale. All marketable securities are recorded at their fair value (see Note 13 - Fair Value Measurements) with any unrealized gains or losses (except those related to credit losses) recorded in accumulated other comprehensive income. There were no unrealized gains or losses during the nine months ended September 30, 2021. Realized gains and losses, including interest earned, are recorded in interest income in the Condensed Consolidated Statements of Operations and Comprehensive Loss and were immaterial for the three and nine months ended September 30, 2021.

Marketable securities are impaired when a decline in fair value is judged to be other-than-temporary. The Company evaluates a security for impairment by considering the length of time and extent to which market value has been less than cost or amortized cost, the financial condition and near-term prospects of the issuer, specific events or circumstances that may influence the operations of the issuer, and the Company’s intent to sell the security, or the likelihood that it will be required to sell the security, before recovery of the entire amortized cost. Once a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new costs basis is established. The Company did not record any impairments during the nine months ended September 30, 2021.

Note 13 - Fair Value Measurements

The carrying amounts reflected in the Condensed Consolidated Balance Sheets for cash, restricted cash, accounts receivable, funds held for customers, other current assets, other assets, accounts payable, accrued expenses (excluding the contingent consideration and warrants discussed below), other current liabilities, and other liabilities approximate their fair value due to their short-term maturities.

Additionally, the Company measures certain financial assets and liabilities at fair value on a recurring basis including cash equivalents, marketable securities, contingent consideration, and warrants to purchase Series C preferred stock (refer to Note 3 - Business Combination). The fair values of these financial assets and liabilities have been classified as Level 1, 2, or 3 within the fair value hierarchy as described in the accounting standards for fair value measurements:

•	Level 1: Observable inputs based on unadjusted quoted prices in active markets for identical assets or liabilities.

•
Level 2: Inputs, other than Level 1 inputs, that are observable either directly or indirectly, such as quoted prices for similar assets or liabilities, quotes prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3: Unobservable inputs for which there is little or no market data, requiring the Company to develop its own estimates and assumptions

The following tables present the Company's fair value hierarchy for its financials assets and liabilities that are measured at fair value on a recurring basis (in thousands):

	September 30, 2021
	Balance	Level 1	Level 2	Level 3
Assets:
Cash equivalents:
Money market funds (1)	$25,012	$25,012	$—	$—
Marketable securities:
Certificates of deposit (2)	45,077	—	45,077	—
Total Assets	$70,089	$25,012	$45,077	$—

Liabilities:
Contingent consideration (3)	$370	$—	$—	$370
Total Liabilities	$370	$—	$—	$370

	December 31, 2020
	Balance	Level 1	Level 2	Level 3
Liabilities:
Contingent consideration (3)	$660	$—	$—	$660
Warrants to purchase Series C Preferred Stock (4)	1,172	—	—	1,172
Total Liabilities	$1,832	$—	$—	$1,832

(1)	Included in cash and cash equivalents in the Condensed Consolidated Balance Sheets.

(2)	Certificates of deposit are valued at amortized cost, which approximates fair value.

(3)
The acquisition of Second Phase, LLC in April 2019 included a contingent consideration arrangement that required additional consideration to be paid to the sellers annually based meeting certain recurring revenue growth and profitability targets (together, "the Financial Targets") during the three-year period beginning May 1, 2019. No amounts were paid during 2020 or 2021 for the first or second year as the Financial Targets were not met. The year three amount, if any, is expected to be finalized and paid to the sellers by the end of 2022. The range of outcomes for the year three amount cannot be estimated as the amount payable is a percentage of the growth in the Financial Targets. The fair value of the remaining contingent consideration is included in other current liabilities in the Condensed Consolidated Balance Sheets.

(4)
The Company had outstanding warrants to purchase Series C stock, (refer to Note 3 - Business Combination). The amount was included in other long term liabilities in the Condensed Consolidated Balance Sheets.

During the nine months ended September 30, 2021, the Company did not transfer assets or liabilities between levels of the fair value hierarchy. Additionally, there have been no changes to the valuation techniques for Level 2 or Level 3 liabilities.

The following tables present the changes in the Company’s Level 3 financial instruments measured at fair value on a recurring basis (in thousands):

Contingent Consideration
Ending balance, December 31, 2020	$660
Fair value adjustment to contingent consideration (1)	(290)
Ending balance, September 30, 2021	$370

Warrants
Ending balance, December 31, 2020	$1,172
Change in fair value (2)	256
Exercise of Series C warrants (3)	(1,428)
Ending balance, September 30, 2021	$—

(1)
Subsequent to the acquisition of Second Phase, LLC, the changes in the fair value of the contingent consideration were primarily due to management's estimates and the achievements of the Financial Targets during each period. Increases or decreases in the inputs would have resulted in higher or lower fair value adjustments. This amount was recognized in change in fair value of financial instruments and other income in the Condensed Consolidated Statements of Operations and Comprehensive Loss.

(2)	Included in change in fair value of financial instruments and other expenses in the Condensed Consolidated Statements of Operations and Comprehensive Loss.

(3)	As part of the Business Combination on January 12, 2021 (refer to Note 3 - Business Combination), the warrants were exercised and subsequently converted to common stock.

Note 14 - Property and Equipment

Property and equipment, net consists of the following (in thousands):

	September 30, 2021	December 31, 2020
Assets held under capital leases	$3,776	$3,752
Computer, print and mail equipment	9,151	7,998
Furniture and fixtures	4,072	4,073
Leasehold improvements	12,133	12,120
Software	1,580	1,437
Vehicles	95	115
Internal software development	3,025	2,644
Construction in progress	33	79
Total property and equipment	33,865	32,218
Less: accumulated depreciation and amortization	(17,912)	(15,568)
Total property and equipment, net	$15,953	$16,650

Depreciation and amortization expense of property and equipment, including amortization of software development costs and depreciation of capital leases, was $0.8 million for both the three months ended September 30, 2021 and 2020, and $2.4 million and $2.6 million for the nine months ended September 30, 2021 and 2020, respectively.

The Company had no material write-offs or disposals of fixed assets during the nine months ended September 30, 2021 and 2020.

Note 15 - Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	September 30, 2021	December 31, 2020
Accrued expenses	$15,841	$12,067
Accrued compensation	15,255	9,812
Accrued professional services, taxes, and other expenses	6,597	5,368
Total accrued expenses and other current liabilities	$37,693	$27,247
Note 16 - Segment Information

The Company's operations are grouped into two reportable segments: (1) Print, and (2) Software and Payments. The Company's Chief Operating Decision Maker (“CODM”) is the Chief Executive Officer ("CEO"), who reviews discrete financial and other information presented for print services and software and payment services for purposes of allocating resources and evaluating the Company's financial performance.

•	Print – The Print segment is primarily responsible for printing customer invoices and optimizing the amount of time and costs associated with billing customers via mail.

•
Software and Payments – The Software and Payments segment primarily operates using software and cloud based services, optimizes electronic invoice presentment, electronic payments, credit decisioning, collections automation, cash application and deduction management, and e-commerce of B2B customers.

“All other” represents implementation, services, and other business activities which are not reviewed by CODM on regular basis.

The Company evaluates segment performance and allocates resources based on revenues, cost of revenues, and gross profit. The accounting policies used by the reportable segments are the same as those used by the Company. All of the revenues shown in the reportable segments is revenue from external customers; there is no revenue from transactions with other operating segments. Segment expenses include the direct expenses of each segment's operations and exclude sales and marketing expenses, research and development expenses, general and administrative expenses, depreciation and amortization expense, stock-based compensation expense, interest income (expense), and certain other identified costs that the Company does not allocate to its segments for purposes of evaluating operational performance.

Given the nature of the Company’s business, the amount of assets does not provide meaningful insight into the operating performance of the Company. As a result, the Company does not identify or allocate assets by reportable segment and total assets are not included in the Company’s segment financial information.

The following tables include a reconciliation of segment revenues, cost of revenues, and gross profits to loss before income taxes (in thousands):

	Three Months Ended September 30, 2021
	Print	Software and Payments	All other	Consolidated
Revenues:
Subscription and transaction	$4,367	$26,009	$—	$30,376
Services and other	—	—	2,356	2,356
Subscription, transaction, and services	4,367	26,009	2,356	32,732
Reimbursable costs	8,625	—	—	8,625
Total revenues	12,992	26,009	2,356	41,357
Cost of Revenues:
Cost of subscription, transaction, and services revenue	1,706	3,833	3,829	9,368
Cost of reimbursable costs	8,625	—	—	8,625
Total cost of revenues	10,331	3,833	3,829	17,993
Gross profit:
Total segment gross profit (loss)	$2,661	$22,176	$(1,473)	$23,364
Total segment gross margin	20%	85%	(63)%	56%
Subscription, transaction, and services gross margin	61%	85%	(63)%	71%
Unallocated amounts:
Sales, marketing, research, development, and administrative expenses				(33,601)
Depreciation and amortization				(1,205)
Interest, loss on extinguishment of debt, changes in fair value of financial instruments, and other income (expenses)				275
Loss before income taxes				$(11,167)

	Three Months Ended September 30, 2020
	Print	Software and Payments	All other	Consolidated
Revenues:
Subscription and transaction	$4,724	$21,406	$—	$26,130
Services and other	—	—	2,678	2,678
Subscription, transaction, and services	4,724	21,406	2,678	28,808
Reimbursable costs	9,486	—	—	9,486
Total revenues	14,210	21,406	2,678	38,294
Cost of Revenues:
Cost of subscription, transaction, and services revenue	2,064	3,447	3,066	8,577
Cost of reimbursable costs	9,486	—	—	9,486
Total cost of revenues	11,550	3,447	3,066	18,063
Gross profit:
Total segment gross profit (loss)	$2,660	$17,959	$(388)	$20,231
Total segment gross margin	19%	84%	(14)%	53%
Subscription, transaction, and services gross margin	56%	84%	(14)%	70%
Unallocated amounts:
Sales, marketing, research, development, and administrative expenses				(19,949)
Depreciation and amortization				(1,402)
Interest, loss on extinguishment of debt, changes in fair value of financial instruments, and other expenses				(1,562)
Loss before income taxes				$(2,682)

	Nine Months Ended September 30, 2021
	Print	Software and Payments	All other	Consolidated
Revenues:
Subscription and transaction	$13,355	$76,276	$—	$89,631
Services and other	—	—	7,809	7,809
Subscription, transaction, and services	13,355	76,276	7,809	97,440
Reimbursable costs	26,085	—	—	26,085
Total revenues	39,440	76,276	7,809	123,525
Cost of revenues:
Cost of subscription, transaction, and services revenue	5,532	11,224	11,225	27,981
Cost of reimbursable costs	26,085	—	—	26,085
Total cost of revenues	31,617	11,224	11,225	54,066
Gross profit:
Total segment gross profit (loss)	$7,823	$65,052	$(3,416)	$69,459
Total segment gross margin	20%	85%	(44)%	56%
Subscription, transaction, and services gross margin	59%	85%	(44)%	71%
Unallocated amounts:
Sales, marketing, research, development, and administrative expenses				(97,708)
Depreciation and amortization				(3,924)
Interest, loss on extinguishment of debt, changes in fair value of financial instruments, and other expenses				(12,421)
Loss before income taxes				$(44,594)

	Nine Months Ended September 30, 2020
	Print	Software and Payments	All other	Consolidated
Revenues:
Subscription and transaction	$13,958	$59,107	$—	$73,065
Services and other	—	—	5,913	5,913
Subscription, transaction, and services	13,958	59,107	5,913	78,978
Reimbursable costs	28,052	—	—	28,052
Total revenues	42,010	59,107	5,913	107,030
Cost of Revenues:
Cost of subscription, transaction, and services revenue	6,573	9,440	8,087	24,100
Cost of reimbursable costs	28,052	—	—	28,052
Total cost of revenues	34,625	9,440	8,087	52,152
Gross profit:
Total segment gross profit (loss)	$7,385	$49,667	$(2,174)	$54,878
Total segment gross margin	18%	84%	(37)%	51%
Subscription, transaction, and services gross margin	53%	84%	(37)%	69%
Unallocated amounts:
Sales, marketing, research, development, and administrative expenses				(59,781)
Depreciation and amortization				(4,223)
Interest, loss on extinguishment of debt, changes in fair value of financial instruments, and other expenses				(3,438)
Loss before income taxes				$(12,564)

Note 17 - Related Party Transactions

A member of the Company's Board of Directors is also an executive at a company (the "Related Party Customer") that purchases certain of Billtrust's services under an ongoing commercial relationship. During both the three months ended September 30, 2021 and 2020, revenue generated from the Related Party Customer was not material. During both the nine months ended September 30, 2021 and 2020, the Related Party Customer generated total revenues of approximately $0.2 million. At both September 30, 2021 and December 31, 2020, open receivable balances from the Related Party Customer were not material.

The Company also has ongoing commercial agreements with several of Bain Capital Ventures, LLC's ("Bain") portfolio companies ("Portfolio Companies"). Bain is a greater than 5% shareholder of the Company's outstanding common stock at September 30, 2021, and one of the members of the Company's Board of Directors is also an executive at Bain. The Company generated revenue from the Portfolio Companies of $0.1 million during the three months ended September 30, 2021 and revenue generated during the three months ended September 30, 2020 was not material. The Company generated revenue from the Portfolio Companies of $0.1 million during both the nine months ended September 30, 2021 and 2020. The Company did not incur material expenses to the Portfolio Companies during the three months ended September 30, 2021 and 2020. The Company incurred expenses to the Portfolio Companies of $0.1 million during both the nine months ended September 30, 2021 and 2020. At both September 30, 2021 and December 31, 2020, open payables to and open receivables balances from the Portfolio Companies were not material.

Secondary Offering

On July 6, 2021, the Company completed an underwritten secondary offering (the "Offering") of 10,350,000 shares of the Company's Class 1 common stock at a public offering price of $12.25 per share. All of the common stock was offered by existing shareholders. No new shares were issued and Billtrust did not receive any proceeds from the Offering. The gross proceeds from the Offering, before deducting underwriting discounts and commissions, was $126.8 million.

The Company incurred $0.5 million of costs directly related to the Offering, consisting principally of professional, printing, filing, regulatory, and other costs, all of which was paid for on behalf of the selling security-holders. These costs were recorded in general and administrative expenses in the Condensed Consolidated Statements of Operations and Comprehensive Loss since the Offering did not generate any proceeds to the Company, and therefore the costs do not qualify to be deferred or charged to additional paid-in capital under ASC 340-10-S99-1.

Note 18 - Subsequent Events

The Company reviews events and transactions that occur after the balance sheet date, but before this Quarterly Report on Form 10-Q is filed with the SEC, to identify matters that require additional disclosure or to provide additional support relative to certain estimates made in preparing the financial statements. The Company has evaluated subsequent events through November 10, 2021, and except as discussed below, the Company is not aware of any subsequent events which would require recognition or disclosure in the financial statements.

Acquisition of iController BV

On October 7, 2021, Billtrust acquired 100% of the outstanding shares of iController BV ("iController"), a privately-held company based in Ghent, Belgium and Amsterdam, The Netherlands. iController is a business-to-business provider of software-as-a-service (SaaS) intelligent solutions for collections management. Their SaaS offerings enable a wide range of users, from credit and collections managers to chief financial officers, to see payment and collections information and communication in real time, providing visibility into cash flow management. The acquisition is part of Billtrust's strategic plan to expand its physical presence in the European market while enhancing its global collections capabilities.

Pursuant to the terms of the purchase agreement, the Company paid an initial amount of $57.0 million in cash at closing, which is subject to a closing working capital adjustment and typical indemnity provisions from the seller. An additional $0.6 million is payable within a year of the closing date upon completion of certain conditions. Additional amounts may be earned by the sellers during the three-year period following the closing date based on the financial performance of the acquired company during this period.

The initial accounting for the acquisition was not complete at the time the financial statements were issued due to the timing of the acquisition and the filing of this Quarterly Report on Form 10-Q. As a result, complete disclosures required under ASC 805 - Business Combinations cannot be made at this time.

The Company recognized $0.5 million of acquisition costs during the three and nine months ended September 30, 2021 related to the iController acquisition. The costs primarily consisted of legal, accounting, and tax professional fees and are included in general and administrative expenses within the Consolidated Statements of Operations and Comprehensive Loss.

ANNEX A

AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amendment (this “Amendment”) is made as of [ ] by and between BTRS Holdings Inc., a Delaware corporation (the “Company”) (f/k/a South Mountain Merger Corp. (“South Mountain”)), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of June 19, 2019 (the “Existing Warrant Agreement”), between South Mountain Merger Corp. (“South Mountain”) and the Warrant Agent. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, on January 12, 2021, the Company consummated the mergers pursuant to that certain Business Combination Agreement, dated October 18, 2020 (as amended on December 13, 2020), by and among South Mountain, BT Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of South Mountain, BT Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of South Mountain, and Factor Systems, Inc. (d/b/a Billtrust), a Delaware corporation (the “South Mountain Business Combination”), and in connection therewith the Company was renamed BTRS Holdings Inc.;

WHEREAS, in accordance with Section 4.4 of the Existing Warrant Agreement, upon effectiveness of the South Mountain Business Combination, the holders of the Warrants thereafter had the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of the Class A common stock of South Mountain immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, an Alternative Issuance in shares of Class 1 common stock, par value $0.0001, per share, of the Company (the “Common Stock”);

WHEREAS, Section 9.9 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with the vote or written consent of the Registered Holders of 50% of the number of the then outstanding Public Warrants;

WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the holders of the Warrants to exchange all of the outstanding Warrants for shares of Common Stock, on the terms and subject to the conditions set forth herein; and

WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission, the Registered Holders of more than 50% of the then outstanding Public Warrants consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1.      Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding:

(a)	the new Section 6A thereto:

“6A Mandatory Exchange.

6A.1 Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the then outstanding Warrants, as described in Section 6A.2 below, for Common Stock (or any Alternative Issuance pursuant to Section 4.4), at the exchange rate of 0.27 shares of Common Stock (or any Alternative Issuance pursuant to Section 4.4) for each Warrant held by the holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Stock). In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by [            ].1

[1]
This will be the last sale price of our Common Stock on Nasdaq on the last trading day of the Offer Period (as defined in the Registration Statement on Form S-4 filed with the SEC on November 18, 2021).

6A.2 Date Fixed for, and Notice of, Exchange. In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, by the Company not less than fifteen (15) days prior to the Exchange Date to the Registered Holders at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. The Company will make a public announcement of its election following the mailing of such notice.

6A.3 Exercise After Notice of Exchange. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement, with an adjustment to the definition of “Fair Market Value” to substitute the date on which the notice of exchange is sent for the date on which the nature of redemption is sent) at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the Exchange Date. On and after the Exchange Date, the Registered Holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.”

2.	Miscellaneous Provisions.

2.1    Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2    Applicable Law. The validity, interpretation, and performance of this Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the City of New York, County of New York, State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.3    Counterparts. This Amendment may be executed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement or document related to this Amendment, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

2.4    Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5    Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

BTRS HOLDINGS INC.

By:
Name: Mark Shifke
Title: Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

BTRS HOLDINGS INC.

Offer to Exchange Warrants to Acquire Shares of Class 1 Common Stock
of
BTRS Holdings Inc.
for
Shares of Class 1 Common Stock
of
BTRS Holdings Inc.
and
Consent Solicitation

PROSPECTUS

The Depositary and Exchange Agent for the Offer and the Consent Solicitation is:

Continental Stock Transfer & Trust Company

By Mail
Continental Stock Transfer & Trust Company
Attn: Voluntary Corporate Actions
1 State Street, 30th Floor
New York, NY 10004

Any questions or requests for assistance may be directed to the dealer manager at the address and telephone number set forth below. Requests for additional copies of this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent may be directed to the Information Agent. Beneficial owners may also contact their custodian for assistance concerning the Offer and Consent Solicitation.

The Information Agent for the Offer and Consent Solicitation is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Individuals, please call: (800) 628-8538
Banks and brokerage, please call: (212) 269-5550
Email: btrs@dfking.com

The Dealer Manager for the Offer and the Consent Solicitation is:

BofA Securities, Inc.
Bank of America Tower at One Bryant Park
New York, New York 10036
Toll-Free: (888) 803-9655